                                 SCHEDULE 14A
                                (Rule 14A-101)
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-12


                     Brown & Sharpe Manufacturing Company
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction: $187,000,000.00

  (5)  Total fee paid: $37,400.00

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                           [LOGO OF BROWN & SHARPE]

                                                                 March 30, 2001

Dear Stockholder:

   You are cordially invited to attend the Special Meeting of Stockholders of Brown & Sharpe Manufacturing Company (the "Company") on April 27, 2001 at 9:30 a.m. at the Company's executive office.

   Proposed Sale of Substantially All Assets. At the meeting, you will be asked to approve the proposed sale of substantially all assets of the Company, including:

     (a) the sale under the Acquisition Agreement for cash to Hexagon AB ("Hexagon"), a Swedish corporation, headquartered in Stockholm, Sweden, of substantially all of the business and assets of the Company and assumption by Hexagon of substantially all of the Company's liabilities,

     (b) the sale for cash of our North Kingstown Facility to Precision Park Partners, LLC ("Precision Park Partners") under the North Kingstown Sales Agreement, and

     (c) the related cash distributions to stockholders, after the closing under the Acquisition Agreement (the "Closing"), and after the closing under the North Kingstown Sales Agreement. The initial distribution will be made as soon as practicable after the Closing, after payment of the Company's senior secured indebtedness at the Closing, after payment, or provision for payment, of the estimated liabilities and potential contingent liabilities not assumed by Hexagon and after retention by the Company of an amount for funding on-going expenses of operations of the Company, to be renamed BNS Co., and BSIS Inc., a subsidiary of the Company engaged in the early stage development and commercialization of a "measuring software" business, all on dates and in amounts to be finally determined by the Board of Directors. You will also be asked to approve a proposal to change the name of the Company to BNS Co. so that it does not include the name "Brown & Sharpe" as required by the Acquisition Agreement.

   Background; Reasons. The Board of Directors believes, given the alternatives reasonably available to the Company, the history of substantial net losses and use of cash in the years 1999 and 2000, the Company's inability to raise additional debt or preferred stock in late 1999 - June 2000, and resulting inability to resolve the financial defaults existing since 1999 under the Company's secured lending agreements with its senior lenders, that a sale of the Company or similar transaction would likely be necessary to satisfy its senior secured lenders who may at any time resort to their collateral, consisting of most of the Company's assets and the stock of most of its subsidiaries, in which event reorganization proceedings under the Bankruptcy Code could be one of the possible consequences. The Board also believes that the purchase price and terms of the sale to Hexagon and related transactions (including Hexagon's investment in BSIS and the arrangements going forward after the Closing between BSIS and Hexagon), the purchase price and terms of the proposed sale of our North Kingstown Facility and, at a later date, the contemplated sale of our Heathrow, United Kingdom real estate and the related cash distributions to stockholders on dates and in amounts to be finally determined by the Board of Directors, with the Company continuing in business as BNS Co., through its ownership of BSIS (subject to Hexagon's significant minority stockholding), will be in the best interests of the Company and is in the best interests of and is fair to the Company's stockholders.

   Purchase Price Payable by Hexagon. The purchase price for the assets and stock we are transferring to Hexagon under the Acquisition Agreement is $160 million, plus $10 million from a first adjustment, subject to a second adjustment, relating to the net cash position (which will be a negative adjustment estimated at $10 million), plus $2.5 million at Closing and an additional $4.5 million over the next three years for the sale of additional shares of BSIS stock to Hexagon. There is not a guaranteed minimum we will receive from Hexagon after the second adjustment.

   In the first adjustment, the purchase price is increased by the amount of the Business Operating Profit contingent payment, relating to the business we are selling to Hexagon. We and Hexagon have agreed that the Business Operating Profit for the year ended December 31, 2000 is such that there is an increase of $10 million to the purchase price pursuant to the first adjustment.

   In the second adjustment, the purchase price will be increased or decreased (a decrease is expected), with no cap on the increase or floor on the decrease, by an amount equal to the amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon less the amount of indebtedness of our transferred subsidiaries. The parties must agree on the definitive net cash adjustment after the Closing. If the Closing had occurred on December 31, 2000, the amount of this decrease would have been approximately $3.6 million. We expect to have a net use of cash by the foreign subsidiaries being transferred to Hexagon between December 31, 2000 and the expected closing date in April, 2001 and an anticipated corresponding further decrease to the purchase price under this second adjustment.

   Proposed Sale of North Kingstown Facility. The purchase price for the sale of the North Kingstown Facility is $15.5 million cash, subject, among other things, to the 40 day balance, as of March 22, 2001, of a sixty day investigation period during which the buyer may terminate the North Kingstown Sales Agreement for any reason.

   Heathrow, United Kingdom Real Estate. We plan to sell our Heathrow, United Kingdom real estate at a later date and we have included information regarding this property and our intent to sell this property and make a related third cash distribution to stockholders in this Proxy Statement. We have not, however, started our efforts to sell this property and accordingly have not included it in Proposal 1, or as part of another proposal, to be approved by stockholders at the Special Meeting.

   Cash Distributions. Based on an increase of $10 million from the first adjustment and on the second adjustment calculated for these purposes as of December 31, 2000, the total amount of consideration we would have received from Hexagon if the Closing had taken place on December 31, 2000 is $168.9 million (plus an additional $4.5 million over three years for the sale of the additional BSIS stock to Hexagon). The amount of consideration that will actually be received from Hexagon will differ from this estimated amount, based on the final determination of the second (net cash) adjustment, which will be negatively affected by the date of the Closing as the Company's foreign subsidiaries being transferred to Hexagon are users of cash in the early months of the year, at least through May. Accordingly, you will not know the exact amount of consideration that we will receive from Hexagon when you vote on the proposal, or the dollar amounts per share contemplated to be paid to stockholders in the initial cash distribution as soon as practicable after the Closing or in the second cash distribution to be paid as soon as practicable after the sale of the North Kingstown Facility, presently scheduled for June 5, 2001. However, based upon the evaluation of management, including an estimate of a decrease of $10 million for the second adjustment to the purchase price payable by Hexagon to us (after payment of our secured senior debt to our senior lenders of $81.4 million principal amount, including an early payment fee under our senior note agreement) at the Closing, contemplated for late April, 2001, the estimate of amounts to be held back from the net proceeds to satisfy known liabilities and potential contingent liabilities to be retained after the sale to Hexagon and an amount, estimated at $7.5 million, to be retained to fund the on-going operations of BNS Co. and BSIS (which includes the $2.5 million invested by Hexagon at the Closing) and an estimate of 14.7 million shares which includes the number of shares expected to be issued on exercise of outstanding options, management estimates that the initial cash distribution to the Company's stockholders will be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal 5). It is also estimated that the amount of the second cash distribution will be equal to the net proceeds from the sale of the North Kingstown Facility, estimated at $10.5 million, or approximately $0.70 per share (based on the same estimated number of outstanding shares), subject to the qualifications stated below.

   However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Common Stock (the "Class A Stock") and Class B Common Stock (the "Class B Stock" and together with the Class A Stock the "Common Stock") are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $0.99 multiplied by the number of outstanding shares of Common Stock from the capital account to the additional paid-in capital account on the balance sheet of the Company). These additional proposals are discussed below. There will be a third cash distribution after the sale of our Heathrow, United Kingdom real estate. However, the amount of such third distribution is not now determinable and such sale and distribution is not part of Proposal 1.

   Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS.

   Other Matters. In addition, you will be asked to approve a reduction in the par value per share of the Class A Stock and the Class B Stock from $1.00 per share to $0.01 per share, which are related to the legal requirements for the Board of Director's ability to declare the contemplated cash distributions. The sale to Hexagon and the related transactions, the sale of our North Kingstown Facility and the related cash distributions to stockholders, all of which are integral parts of Proposal 1, are not contingent on the approval of the proposals that relate to reduction of par value. However, if the proposals that relate to the reduction of par value per share of the Common Stock are not approved, the amount of the cash distributions made to stockholders under Proposal 1 will be reduced because the amount of surplus available under the Delaware General Corporate Law to permit the Board's declaration of such distributions will be reduced.

   Finally, you will be asked to approve a one-for-five reverse stock split of the Class A Stock and Class B Stock to decrease the number of outstanding shares. It is anticipated that if the sale to Hexagon is approved and the first one or two contemplated cash distributions are made, the market price of the Company's Class A Stock will move lower. A reduction in the number of outstanding shares is designed to bring the market price of the stock into a higher range. The primary purpose of this proposed reverse stock split is to assist the Company's efforts to maintain the continued listing of its Class A Stock on the New York Stock Exchange and to reposition the Company in light of the sale to Hexagon and related transactions, but there is no assurance that we will maintain such listing or successfully reposition the Company. Proposal 1, however, is not contingent on the approval of this proposal that relates to the reverse stock split.

   Board Approval. The Board of Directors has unanimously approved the proposal for the sale of substantially all assets, including the sale to Hexagon and related transactions, the sale of our North Kingstown Facility and the related cash distributions to stockholders, has approved the proposal to change the name of the Company to "BNS Co.", has approved the reduction of the par value per share of the Class A Stock and Class B Stock and has approved the one-for-five reverse stock split of the Class A Stock and Class B Stock. The attached materials consist of Notice of a Special Meeting of the Stockholders and a Proxy Statement (including Annexes) describing Proposal
1 -- sale of substantially all assets, including the proposed sale of assets to Hexagon and related transactions, the proposed sale of our North Kingstown Facility and the related cash distributions to stockholders, Proposal 2 -- the proposed change of the name of the Company, Proposals 3 and 4 -- the reduction in par value per share of the Company's Class A Stock and Class B Stock, and Proposal 5 -- the reverse stock split of the outstanding shares of the Class A Stock and the Class B Stock and the forms of Proxy Card, one for Class A Stock and one for Class B Stock. You are urged to read these materials in their entirety.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE FIVE PROPOSALS.

   Whether or not you plan to attend the Special Meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the meeting. (If you own both Class A Stock and Class B Stock, you will receive two proxy cards (one for each class of stock) and are urged to return both such proxy cards.) If you so desire, you can withdraw your proxy and vote in person at the Meeting.

                                        Sincerely,

                                        /s/ John M. Nelson

                                        John M. Nelson
                                        Chairman of the Board


                                        /s/ Kenneth N. Kermes

                                        Kenneth N. Kermes
                                        President and Chief Executive Officer

                     Brown & Sharpe Manufacturing Company

                                Precision Park
                              200 Frenchtown Road
                        North Kingstown, RI 02852-1700
                                (401) 886-2000

                               ----------------

                           NOTICE OF SPECIAL MEETING
                                OF STOCKHOLDERS

                               ----------------

                           To Be Held April 27, 2001

                                                                 March 30, 2001

   Notice is Hereby Given that a Special Meeting of Stockholders of Brown & Sharpe Manufacturing Company ("Brown & Sharpe" or the "Company" or "BNS Co." after the Closing with Hexagon), a Delaware corporation, will be held at 9:30 a.m., Eastern Standard Time, on April 27, 2001, at the Company's executive offices at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island 02852, to consider and act upon the following items of business:

     1. To consider and vote upon a proposal to approve the sale of substantially all the assets of the Company, and to authorize the Board of Directors to take all action necessary to carry out such sale and related transactions, including: (a) approval of the Acquisition Agreement dated as of November 16, 2000, between the Company and Hexagon AB ("Hexagon"), a Swedish corporation (the "Acquisition Agreement") and the sale thereunder for a cash purchase price (subject to adjustments as provided therein) to Hexagon and its Affiliates (as defined in the Acquisition Agreement) of substantially all the Company's business and assets and the related assumption by Hexagon (and its Affiliates) of substantially all the Company's liabilities (other than Excluded Assets and Excluded Liabilities, each as defined in the Acquisition Agreement), including:

      (i) the provisions therein (and in the BSIS Stock Purchase Agreement and the BSIS Stockholders' Agreement contemplated therein) contemplating a software license, software purchase arrangements and software royalty arrangements between BSIS, Inc. (presently a wholly owned subsidiary of the Company that is an Excluded Asset) and Hexagon and contemplating the sale for cash, for a total investment by Hexagon of $7 million, to Hexagon (or an Affiliate of Hexagon) of specified percentages of the authorized but unissued shares of BSIS, which will continue to be owned by the Company under the name Xygent Inc. after the Closing under the Acquisition Agreement, with such minority investments by Hexagon, and

      (ii) the provisions therein contemplating a lease (the "Lease") of a portion of the Company's North Kingstown Facility at Precision Park to Hexagon for a term of five (5) years, with a declining amount of space rented to Hexagon over the term, the Company retaining responsibility for structural repair and a rental rate consisting of a base rent with appropriate charges for taxes, utilities and insurance calculated in a manner consistent with past practice,

     (b) approval of the Purchase and Sale Agreement, (the "North Kingstown Sales Agreement") dated as of March 2, 2001 between the Company, as seller, and Precision Park Partners, LLC ("Precision Park Partners"), as buyer, and the sale thereunder for cash of our North Kingstown, Rhode Island Manufacturing facility (the "North Kingstown Facility") including approximately 169 acres of real property and improvements located on Frenchtown Road in North Kingstown, Rhode Island (with a portion thereof located in East Greenwich, Rhode Island) and the assignment of the Lease and other existing tenant leases to the buyer thereof.

     (c) approval of, as an integral part of the proposal for the sale of substantially all of the assets of the Company: (1) an initial contemplated cash distribution to the stockholders of the Company as soon as practical following (i) the Closing under the Acquisition Agreement, (ii) the payment, or provision for payment, of estimated liabilities and contingent liabilities remaining with the Company, and the retention of portions of the net proceeds under the Acquisition Agreement to be available (together with the funds to be invested by Hexagon in BSIS) for funding the on-going operations of BNS Co. and BSIS; and (2) a second contemplated cash distribution to stockholders of the Company as soon as practicable upon the sale of the North Kingstown Facility; in both cases, the cash distributions will be made on dates and in the amounts as the Board of Directors may determine, all as set forth in the accompanying Proxy Statement

     2. To consider and vote upon an amendment to the Certificate of Incorporation of the Company to change the name of the Company to "BNS Co." (or such other name not using the words "Brown & Sharpe" as shall be determined by the Board of Directors of the Company) and to authorize the Board of Directors to take all action necessary to give effect thereto, all as set forth in the accompanying Proxy Statement.

     3. To consider and vote upon an amendment to the Certificate of Incorporation of the Company to reduce the par value of the Company's Class A Stock from $1.00 per share to $0.01 per share and to authorize the Board of Directors to take all action to give effect thereto, all as set forth in the accompanying Proxy Statement.

     4. To consider and vote upon an amendment to the Certificate of Incorporation of the Company to reduce the par value of the Company's Class B Stock from $1.00 per share to $0.01 per share and to authorize the Board of Directors to take all action to give effect thereto, all as set forth in the accompanying Proxy Statement.

     5. To consider and vote upon an amendment to the Certificate of Incorporation of the Company to effect a reverse stock split of the outstanding shares of Class A Stock and Class B Stock (the reverse stock split would, when effective, combine every five shares of Class A Stock held by a stockholder into one share of Class A Stock and every five shares of Class B Stock held by a stockholder into one share of Class B Stock) and to authorize the Board of Directors to take all action to give effect thereto, all as set forth in the accompanying Proxy Statement.

     6. To consider and vote upon matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

   All of the above matters are more fully described in the accompanying Proxy Statement. Only stockholders of record of the Company at the close of business on March 21, 2001 will be entitled to receive notice of and to vote at the special meeting of stockholders or any adjourned session (the "Meeting" or the "Special Meeting"). A list of all stockholders of record as of March 21, 2001 will be open for inspection at the Special Meeting.

   The telephone number of our executive office is (401) 886-2000.

                                          By Order of the Board of Directors,

                                          /s/ James W. Hayes, III
                                          James W. Hayes, III
                                          Secretary

   ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR CARDS PROMPTLY SO THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING AND TO ENSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES USING THE ACCOMPANYING ENVELOPE. THERE ARE SEPARATE PROXY CARDS FOR CLASS A STOCKHOLDERS AND CLASS B STOCKHOLDERS. IF YOU OWN ONLY CLASS A STOCK OR ONLY CLASS B STOCK YOU WILL RECEIVE AND ARE ASKED TO RETURN ONLY ONE PROXY CARD. IF YOU OWN BOTH CLASS A STOCK AND CLASS B STOCK YOU WILL RECEIVE AND ARE ASKED TO RETURN TWO PROXY CARDS. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. PROXIES CAN ALSO BE REVOKED BY SUBMITTING A NEW PROXY WITH A LATER DATE OR BY DELIVERING WRITTEN INSTRUCTIONS TO THE SECRETARY OF BROWN & SHARPE.

   When completing your Proxy Card or Cards, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A Proxy executed by a corporation must be signed by an authorized officer.

North Kingstown, Rhode Island
March 30, 2001

                              SUMMARY TERM SHEET

   The following summary briefly describes the material terms of the proposed sale of substantially all the business and assets of the Company to Hexagon and the related transactions, the sale of the North Kingstown Facility and the contemplated later sale of the Heathrow, United Kingdom real estate and the related cash distributions to stockholders. This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this Proxy Statement and the annexes attached to the Proxy Statement before voting. We have included cross references to direct you to a more complete description of the topics described in this summary. Proposals 2-5 are not covered in the Summary Term Sheet.

  . Brown & Sharpe Manufacturing Company, located in North Kingstown, R. I., currently operates in the metrology industry. Hexagon AB is a limited liability company existing under the laws of Sweden and has listed its series B shares in the OM Stockholm Exchange. Hexagon's primary business focuses on acquiring and developing, on a long-term basis, engineering companies. Please read Proposal 1--Brown & Sharpe and Proposal 1-- Hexagon beginning on page 19.

  . The Board of Directors has unanimously approved the proposal for the sale to Hexagon and related transactions, the sale of the North Kingstown Facility, and the contemplated related distributions to stockholders, and has approved the proposal to change the name of the Company to "BNS Co." to omit the words "Brown & Sharpe". The Board believes that the sale to Hexagon is in the best interests of the Company and the stockholders and is fair to the stockholders due to, among other reasons more fully described in this Proxy Statement, the weakened financial condition of the Company and insufficient capital structure, our inability to raise capital, defaults under our senior secured lending agreements, the likelihood that, absent a sale to satisfy our senior secured lenders, reorganization proceedings under Chapter 11 of the Bankruptcy Code may be one of the possible consequences and the fact that since the process to sell all or part of the Company began on June 27, 2000, no other party presented an offer more favorable than the offer by Hexagon. Please read Proposal 1-- Background and Reasons for the Sale; Directors' Recommendation beginning on page 22.

  . If the proposed sale to Hexagon is closed, the Company will receive a purchase price of $160 million, plus $10 million from a first adjustment, from Hexagon, subject to a second adjustment, plus $2.5 million at Closing and an additional $4.5 million over the next three years for the sale of up to 47% of the shares of BSIS, Inc., a subsidiary of the Company in the early stages of developing a "measuring software" business, which will continure, under the name Xygent, as a controlled subsidiary.

    . In the first adjustment, the purchase price is increased by an amount of any Business Operating Profit contingent payment, related to the business we are selling to Hexagon. We and Hexagon have agreed that there is an increase of $10 million pursuant to this first adjustment.

    . In the second adjustment the purchase price payable at the closing will be increased or decreased (a decrease of $10 million is currently expected), with no cap on the increase or floor on the decrease, by an amount equal to the estimated amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon at the Closing less the estimated amount or indebtedness of our transferred subsidiaries. If the closing had occurred on December 31, 2000, the amount of this decrease would have been approximately $3.6 million. We expect to have a net use of cash by the foreign subsidiaries being transferred to Hexagon between December 31, 2000 and the expected closing date in April, 2001 and an anticipated corresponding further decrease to the purchase price under this second adjustment.

    . Approximately $81.4 million of the purchase price shall be paid directly to our senior secured lenders at the Closing to pay off in full the principal amount of our indebtedness, including an amount for an early payment fee. In addition, an estimated amount will be held back from the net proceeds to satisfy known liabilities and potential contingent liabilities retained after the sale to Hexagon and an amount, estimated at $7.5 million, to be retained for funding the on-going operations of BNS Co. and BSIS (which includes the $2.5 million invested by Hexagon at Closing).

   Please read Principal Provisions of the Acquisition Agreement and Related Agreements--Purchase Price Payable to Us beginning on page 44.

  . The contemplated initial cash distribution to stockholders following the Closing with Hexagon and payment to our senior secured lenders (based upon the $10 million increase from the first adjustment to the purchase price payable by Hexagon and management's estimate of the second (net cash) adjustment to the purchase price payable by Hexagon (estimated to be a decrease of $10 million), estimates of amounts to be held back to satisfy retained liabilities and to fund the on-going operations of BNS Co. and BSIS and an estimate of 14.7 million shares which includes shares to be issued on exercise of outstanding options) is estimated by management to be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal 5). However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Stock and Class B Stock are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $0.99 multiplied by the number of outstanding shares from the capital account to the additional paid-in capital account on the balance sheet of the Company). Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS. The additional proposals 3,4 and 5 are discussed below.

     Assuming the sale of the North Kingstown Facility for $15.5 million is completed, there will be a second cash distribution, the amount of which would be approximately equal to the net sale proceeds (after payment of the existing mortgage and expenses) estimated at $10.5 million or approximately $0.70 per share (based on the above estimate as to number of shares of Common Stock outstanding.) There will be a third cash distribution after the sale of our Heathrow, United Kingdom real estate. However, the amount of such third distribution is not now determinable and we have not started efforts to sell this property. Accordingly, such third cash distribution is not part of Proposal 1 to be voted upon by stockholders at the Special Meeting. Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. Please read Proposal 1--Cash Distributions to Stockholders beginning on page 43.

  . The Company will transfer to Hexagon substantially all of our assets, including the stock of most of our subsidiaries and the Metrology Business, which is the business of the Company and consists primarily of the MS Division and PMI Division excluding the Excluded Assets (as defined under the Acquisition Agreement). The Company will retain the following Excluded Assets:

    . its stock in BSIS less Hexagon's purchase of BSIS's shares. Hexagon will own up to a maximum of 47% of the outstanding common stock of BSIS after three years from the Closing. BSIS is an early stage "measuring software business," which is focused on the commercialization of its new XactMeasure Measuring Software and has not generated any revenue since its formation in 1997. The business of the BSIS subsidiary is subject to a variety of risks and special considerations. As a result, the stockholders of the Company should carefully consider the risks summarized in the proxy statement. Please read Business Activities Following the Proposed Sale and Related Transactions: BSIS Inc. to Be Renamed Xygent, Inc. beginning on page 89 and Risk Factors Relating to BSIS beginning on page 95.

    . the Heathrow, United Kingdom real estate to be sold later. Hexagon declined to exercise its option to purchase this real estate, which is operating as a gravel pit, for $5 million. The Company has not commenced efforts to sell the property. Please read Principal Provisions of Agreement--Transferred Stock and Transferred Assets beginning on page 45, Principal Provisions of the Agreement--Excluded Assets Retained by Us beginning on page 46 and Principal Provisions of Agreement--Heathrow, United Kingdom Property beginning on page 46.

  . Hexagon will assume all liabilities of the transferred subsidiaries other than as specified in the Acquisition Agreement. The following are the principal liabilities that will be retained by us: (a) all of our liabilities and the liabilities of our retained subsidiaries to the extent they relate to the Excluded Assets including the mortgage on the North Kingstown Facility; (b) liabilities for taxes by or attributable to us or our retained subsidiaries; (c) our unpaid fees and expenses of negotiating and documenting the proposed transaction and any brokerage, finder's or advisory fee payable by us; (d) all liabilities under our Senior Executive Supplemental Umbrella Pension Plan to persons who do not accept employment with Hexagon, all liabilities under our Long-Term Deferred Cash Incentive Plan in respect of year 2000 cash bonuses, and all liabilities to participants in our regular Supplemental Executive Retirement Plans; (e) all liabilities under employee change in control contracts (except with regard to executives hired or retained at the Closing or within one year thereafter by Hexagon or its affiliates); and
     (f) estimated contingent liabilities in respect of all litigation matters pending on the date of the Acquisition Agreement, other than two specified matters that will be assumed by Hexagon and all liabilities, claims or expenses, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to the excluded assets or otherwise, not directly resulting from the conduct of the transferred business. Please read Principal Provisions of Agreement--Liabilities to be Assumed by Hexagon beginning on page 47 and Principal Provisions of Agreement-- Excluded Liabilities Retained by Us beginning on page 48.

  . Hexagon's and the Company's obligations to complete the proposed purchase and sale of substantially all of the Company's business and assets is subject to the satisfaction or waiver of several conditions, one of which is that the Company's stockholders must approve the proposed sale to Hexagon and related transactions under the Acquisition Agreement. Please read Principal Provisions of Agreement--Conditions to the Proposed Sale beginning on page 51.

  . The Acquisition Agreement requires the Company to pay Hexagon a fee of $4 million, plus expenses of Hexagon relating to the transaction not in excess of $2 million, if the Acquisition Agreement is terminated by us or Hexagon because the Company's Board has recommended to the stockholders that they approve an alternative acquisition or tender their shares in a tender or exchange offer. In the event the Company fails to obtain stockholder approval, we will be required to pay up to $2 million for the expenses of Hexagon. Please read Principal Provisions of Agreement--Fees and Expenses beginning on page 54.

  . Under a Purchase and Sale Agreement dated March 2, 2001 (the "North Kingstown Sales Agreement") with Precision Park Partners, LLC, a commercial buyer, the Company will sell its North Kingstown Facility, including the transfer of all the leases pursuant to which we lease portions of the North Kingstown Facility to third parties (including the Lease to Hexagon to be signed at the Closing under the Acquisition Agreement), for a cash purchase price of $15.5 million. Precision Park Partners, LLC has a sixty-day review period (of which 40 days remain as of March 22, 2001) in which Precision Park Partners, LLC may terminate the agreement for any reason. While the Board did not retain an investment banker to advise the Board with respect to the sale of the North Kingstown Facility, the Company hired a commercial real estate broker to assist the Company in selling the North Kingstown

     Facility. Information as to the background and reasons for the sale of the North Kingstown Facility are included under the heading "Sale of North Kingstown Facility". Please read Proposal 1--Sale of North Kingstown Facility beginning on page 40.

  . Brown & Sharpe retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. who rendered an opinion as to the fairness, from a financial point of view, of the proposed Hexagon transaction to the Company. Please read Proposal 1--Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. beginning on page 36.

  . Any of our stockholders who do not vote for the Proposal 1 Transaction are not entitled to appraisal or dissenter's rights under Delaware law or our Certificate of Incorporation. Please read No Dissenters' Rights beginning on page 87.

  . The Company has agreed under the Acquisition Agreement that we will change our corporate name and the names of any of our retained subsidiaries to eliminate any reference to "Brown & Sharpe". Brown & Sharpe will be renamed "BNS Co." and BSIS will be renamed "Xygent, Inc." Please read Principal Provisions of Agreement--Name Change beginning on page 54.

  . The Company anticipates that the Company's Class A Common Stock (the "Class A Stock") will continue to be listed on the New York Stock Exchange, subject to ongoing review by the New York Stock Exchange. The reverse stock split that is the subject of Proposal 5 is intended to assist the Company to maintain its listing, by meeting certain of the qualitative and quantitive requirements of the New York Stock Exchange for continued listing. However, even with implementation of the one-for-five reverse stock split, it is possible that future results of the Company (which will be engaged only in the software business conducted by BSIS) or future discussions with the New York Stock Exchange may lead to delisting of the Company's Class A Stock by the New York Stock Exchange and it is possible that the Company may not at that time be able to list the Class A Stock on another stock exchange. Please read Proposal 5--Amendment to Certificate of Incorporation to Effect a One-for-Five Reverse Stock Split beginning on page 105 and Business Activities Following the Proposed Sale and Related Transactions: BSIS Inc. to Be Renamed Xygent, Inc. beginning on page 89.

  . Options for an aggregate of 880,700 shares of the Company's Class A Stock awarded under the Company's 1999 Equity Incentive Plan are currently outstanding and held by management employees including executive officers and by non-employee directors at exercise prices ranging from $1.875 to $2.375. All of these options are currently at exercise prices below current market value and will immediately vest and become exercisable upon stockholder approval of the proposed sale to Hexagon and related transactions. Please read Interests of Certain Persons in the Acquisition Agreement and North Kingstown Sales Agreement beginning on page 88.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. WHAT AM I BEING ASKED TO VOTE UPON?

A. Five proposals will be voted on at the Special Meeting. First, whether to approve the sale of substantially all assets of the Company including (a) the proposed sale of substantially all of the business and assets of the Company to Hexagon AB, a Swedish corporation, headquartered in Stockholm, Sweden, and related transactions, (b) the proposed sale of our North Kingstown Facility and (c) the related cash distributions to stockholders, after the Closing under the Acquisition Agreement, after the closing under the North Kingstown Sales Agreement, all of which is part of this proposal. Second, whether to approve the name change of the Company to "BNS Co." The name change is required to be made by the terms of the Acquisition Agreement between the Company and Hexagon. Third, whether to amend the Company's Certificate of Incorporation to reduce the par value of the Company's Class A Stock from $1.00 per share to $0.01 per share. Fourth, whether to amend the Company's Certificate of Incorporation to reduce the par value of the Company's Class B Stock from $1.00 per share to $0.01 per share. Fifth, whether to amend the Company's Certificate of Incorporation to reduce the number of outstanding shares of Common Stock by effecting a one-for-five reverse stock split of both the Class A Stock and Class B Stock.

Q. WHAT WILL HAPPEN IF THE SALES AND RELATED CASH DISTRIBUTIONS ARE APPROVED?

A. If the sale of substantially all assets is approved, we will sell substantially all the Company's business and assets to Hexagon for cash and the assumption by Hexagon of substantially all of the Company's liabilities and we will sell our North Kingstown Facility to Precision Park Partners, LLC. As soon as practicable after the Closing of the sale to Hexagon and completion of the remaining purchase price adjustment, and after payment, or provision for payment, of the liabilities and potential contingent liabilities not assumed by Hexagon, an initial cash distribution will be made to stockholders in an amount to be determined by the Board of Directors. The Company will retain the early stage software business of its subsidiary BSIS and will also retain from the sale proceeds an amount for funding the expenses of operations of BNS Co. and BSIS (together with funding from investments required to be made by Hexagon). Once the sale to Hexagon has closed, then upon the sale of the North Kingstown Facility and upon the sale of the Heathrow, United Kingdom real estate, there will be additional cash distributions. Other than the reduction in par value, there will not be a change in the equity of the Company, and the number of outstanding shares of common stock will not be changed by the transactions (however, the number of shares will be increased by the exercise of outstanding options under the 1999 Equity Incentive Plan). If Proposal 5 is approved, the number of outstanding shares of common stock will be reduced.

Q. WHAT WILL HAPPEN IF THE SALES AND DISTRIBUTIONS ARE NOT APPROVED?

A. Under the terms of the Acquisition Agreement, if the Company fails to obtain a stockholder vote in favor of the Acquisition Agreement, the Company pays certain actual documented, out-of-pocket expenses of Hexagon up to $2 million. In addition, there has been and continues to be, Events of Default (as defined) under the Company's Senior Note Agreement and its Revolving Credit Agreement. The senior lenders under the Senior Note Agreement and Revolving Credit Agreement may at any time declare the notes and loan to be immediately due and payable and may resort to collateral securing the Company's obligations to the senior lenders. Accordingly, if the sale of substantially all of the assets is not approved the Company must seek other strategic alternatives, including sale or merger of the Company (and sale of the North Kingstown Facility) in order to satisfy its senior lenders because the Company is unable to pay its loans if they are called and bankruptcy reorganization could be one of the possible consequences.

Q. WHEN WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE SALE?

A. The initial cash distribution will occur at a date later selected by the Board of Directors, as soon as practicable after the Closing and completion of purchase price adjustments. Additional distributions from the net proceeds of the North Kingstown Facility and the Heathrow, United Kingdom real estate will be made as soon as practicable after the closing of such sales. The Company has not commenced efforts to sell the Heathrow, United Kingdom real estate since Hexagon only recently declined to exercise its option to purchase that property for $5 million.

Q. WHAT IS THE AMOUNT OF THE PAYMENT THAT STOCKHOLDERS WILL RECEIVE FROM THE SALE TO HEXAGON AND SALE OF NORTH KINGSTOWN FACILITY?

A. Since there are a number of details remaining to be resolved, including the fact that the purchase price payable by Hexagon is subject to an adjustment, up or down (expected to be down) depending on the amount of a net cash adjustment for the subsidiaries being transferred to Hexagon, it is not possible to determine either the purchase price, or the dollar amount per share contemplated to be paid to stockholders as an initial distribution. However, based upon evaluation of management, including (i) the $10 million increase from the Business Operating Profit contingent payment, (ii) an estimate of the net cash adjustment following the Closing (which adjustment is expected to become a greater reduction by the date of the Closing and is currently estimated at a decrease of $10 million), (iii) the payment of our senior second debt to our senior lenders of $81.4 million principal amount, including an early termination fee, (iv) an estimate of the amounts to be held back to satisfy known liabilities and estimated contingent liabilities retained by us, (v) an amount, estimated at $7.5 million, to be retained for funding the on-going operations of BNS Co. and BSIS (which includes the $2.5 million invested by Hexagon at the Closing), and (vi) an estimate of 14.7 million shares which includes the number of shares expected to be issued on exercise of outstanding options, it is estimated by management that the initial cash distribution will be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal
   5). However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Stock and Class B Stock are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $0.99 multiplied by the number of outstanding shares from the capital account to the additional paid-in capital account on the balance sheet of the Company). Assuming a sale of the North Kingstown Facility for $15.5 million is completed, there will be a second cash distribution, the amount of which would, subject to the qualifications below, equal to the net sale proceeds (after payment of mortgage and expenses) estimated at $10.5 million or approximately $0.70 per share (based on the above estimate as to number of shares of Common Stock outstanding). There will be a third cash distribution after the sale of our Heathrow, United Kingdom real estate. The amount of the cash distribution resulting from the net sale proceeds of this real estate is not now determinable.

     Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority vote of the entitled votes of the shares of Brown & Sharpe Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1: sale of substantially all assets, including the Acquisition Agreement and related transactions, the sale of our North Kingstown Facility and the related contemplated distributions to stockholders and Proposal 2: the name change. A majority vote of the entitled votes of the Class A Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 3: the reduction in the par value per share of the Class A Stock. A majority vote of the entitled votes of the

   Class B Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 4: the reduction in the par value per share of the Class B Stock. A majority vote of the entitled votes of the entitled vote of shares of Class A Stock and Class B Stock outstanding on the record date, voting as a single class, is required to approve Proposal 5: one-for-five reverse stock split of outstanding shares of the Class A Stock and Class B Stock.

Q. WHAT DOES THE BROWN & SHARPE BOARD OF DIRECTORS RECOMMEND?

A. The Brown & Sharpe Board unanimously recommends voting in favor of the sale of substantially all of the assets, including the proposed sale to Hexagon and related transactions, the proposed sale of our North Kingstown Facility and related cash distributions to stockholders, the proposed name change, the reduction of the par value per share of the Company's two classes of Common Stock, and the one-for-five reverse stock split of the outstanding shares of the Company is Class A Stock and Class B Stock.

Q. CAN THE COMPANY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can change your vote in one of three ways. First, you can send a written notice to our Secretary, James W. Hayes, III, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to the Company. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q. IF THE COMPANY SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER, WILL THE BROKER VOTE THESE SHARES ON MY BEHALF?

A. You will vote your Company shares only if you provide the broker with instructions on how to vote. You should follow the directions provided by you broker regarding how to instruct your broker to vote the shares.

Q. CAN I STILL PURCHASE OR SELL SHARES OF COMPANY CLASS A STOCK ON THE NEW YORK STOCK EXCHANGE?

A. We expect that following the sale to Hexagon the Company's Class A Stock will continue to be listed on the New York Stock Exchange, subject to ongoing review by the New York Stock Exchange. The Company is also asking stockholders in Proposal 5 of this Proxy Statement to approve a one-for-five reverse stock split of its outstanding Class A Stock and Class B Stock, in order to reposition the Company in light of the planned sale to Hexagon and continue to maintain its listing on the New York Stock Exchange. It is possible, however, that future results of the Company may lead to a delisting of the Company's Class A Stock on the New York Stock Exchange, in which event you would not be able to buy or sell our Class A Stock on the New York Stock Exchange. If delisting would occur, the Company would use its best efforts to seek alternative trading arrangements for its stockholders.

Q. WHAT ARE THE TAX CONSEQUENCES OF THE SALE TO ME?

A. The Company has estimated that it will have neither current earnings and profits nor accumulated earnings and profits at either the time of distributions in 2001 or for the full year (2001) in which the initial distribution and the second distribution are expected to be made, in which event the distributions would not be treated as a dividend for federal income tax purposes. Instead, the distribution would first be treated as non-taxable return of each shareholders adjusted basis in the stock of the Company to the extent of such basis. Any distribution in excess of a shareholder's basis will be treated as capital gain from the exchange of the respective shares. Distributions to shareholders that are corporations will not qualify for the dividend received deduction. In the event that the Heathrow, United Kingdom real estate is sold after December 31, 2001, it is possible that the Company may have sufficient earnings and profits for 2002 such that the cash distribution following such sale could be taxable as a dividend.

Q. WHO CAN HELP ANSWER QUESTIONS?

A. If you have any additional questions about the proposed sale to Hexagon under the Acquisition Agreement or the other matters to be acted on at the Special Meeting or if you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact:
   Andrew Genor, Vice President and Chief Financial Officer, at (401) 886-2000. Our public filings can also be accessed at the SEC's web site at www.sec.gov.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary Term Sheet........................................................    i
Question and Answers about the Proposal...................................    v
Summary...................................................................    1
Proxy Statement...........................................................   17
Solicitation of Proxies...................................................   17
Cautionary Statement Regarding Forward Looking Statements.................   18
Proposal 1: To Approve the Sale of Substantially All Assets, Including (A)
 the Acquisition Agreement Between the Company and Hexagon and the Related
 Transactions, (B) the North Kingstown Sales Agreement, and (C) the Cash
 Distributions to Stockholders in the Amounts to Be Determined By the
 Board of Directors.......................................................   19
  General.................................................................   19
  Purchase Price Payable to Us and Excluded Liabilities Under the
   Acquisition Agreement..................................................   21
  Brown & Sharpe..........................................................   21
  Hexagon.................................................................   22
  Background and Reasons for the Sale; Directors' Recommendation..........   22
  Projections Furnished to Hexagon........................................   31
  Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ......   36
  Sale of North Kingstown Facility........................................   40
  Cash Distributions to Stockholders......................................   43
  Vote Required for Proposal 2............................................   44
Principal Provisions of the Acquisition Agreement and Related Agreements..   44
Principal Provisions of the North Kingstown Sales Agreement...............   55
The Business of the Company...............................................   57
Selected Historical Financial Data........................................   70
Pro forma Financial Information...........................................   72
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   75
Risk Factors Prior to Sale of Substantially All Assets....................   82
No Dissenters' Rights.....................................................   87
Accounting Treatment......................................................   87
Federal Income Tax Considerations.........................................   87
Interests of Certain Persons in the Acquisition Agreement and the North
 Kingstown Sales Agreement................................................   88
Business Activities Following the Proposed Sales and Related Transactions:
 BSIS Inc. to Be Renamed Xygent, Inc. ....................................   89
Risk Factors Relating to BSIS.............................................   95
Regulatory Approvals......................................................   99
Stock Ownership of Certain Beneficial Owners and Management...............  100
Proposal 2: Amendment of Certificate of Incorporation to Change the
 Company's Name From Brown & Sharpe Manufacturing Company to BNS Co.......  104
Proposal 3: Amendment to Certificate of Incorporation to Reduce Par Value
 Per Share of Class A Stock...............................................  104
Proposal 4: Amendment to Certificate of Incorporation to Reduce Par Value
 Per Share of Class B Stock...............................................  105
Proposal 5: Amendment to the Certificate of Incorporation to Effect a One-
 For-Five Reverse Stock Split of the Class A Stock and Class B Stock......  105
Other Matters.............................................................  110
Independent Auditors......................................................  110
Available Information.....................................................  110
Consolidated Financial Statements.........................................  F-1
Annex A:Acquisition Agreement
Annex B:Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
Annex C:Amended Article FOURTH of the Certificate of Incorporation
Annex D:North Kingstown Sales Agreement
Annex E:Amended Article FOURTH A of the Certificate of Incorporation

                                    SUMMARY

   This Summary highlights selected information from this Proxy Statement, and may not contain all of the information that is important to you. To understand the proposed sale of substantially all the business and assets of the Company in Proposal 1 fully and for a more complete description of the sale to Hexagon and related transactions, the sale of the North Kingstown Facility, and the contemplated cash distributions to stockholders and other matters to be acted upon at the Special Meeting of stockholders, you should read carefully this entire Proxy Statement and the documents to which we have referred you. The Acquisition Agreement covering the sale to Hexagon, including general provisions of the investments by Hexagon in BSIS and the lease of a portion of the North Kingstown Facility to Hexagon, is attached as Annex A to this document. The North Kingstown Sale Agreement, covering the sale of our Rhode Island facility is attached as Annex D. Hexagon has advised us that its acquisition of our assets does not require a vote of its stockholders and that it plans to fund the purchase price from the proceeds of committed bank borrowings. We encourage you to read the Acquisition Agreement, and the North Kingstown Sale Agreement, as they are the legal documents that govern those sales and the opinion of Houlihan Lokey Howard & Zukin Financial
Advisors, Inc., attached as Annex B, as to the fairness to the Company of the sale to Hexagon. We also encourage you to read the form of Amended Article FOURTH and FOURTH A of the Company's Certificate of Incorporation for Proposals 3, 4 and 5 attached as Annexes C and E.

   The Companies (pages 21 through 22)

       Brown & Sharpe Manufacturing Company
       Precision Park
       200 Frenchtown Road
       North Kingstown, RI 02852-1700
       (401) 886-2000

   The Company currently operates entirely in the metrology industry through three business units:

  . MS Division: manufactures and markets a wide range of manual and computer-controlled, high precision coordinated measuring machines and is the largest division;

  . PMI Division: manufactures mechanical and electronic measuring and inspection tools and is the second largest division;

  . Brown & Sharpe Information Systems ("BSIS"): develops measuring software and has had no sales to date.

   The Company has entered into an agreement to sell the assets of the Electronics Division, which designs and manufactures surface inspection systems, for a total of $2 million, prior to payment to a minority shareholder and post-closing adjustments.

   The Company has had net losses of $42.9 million and $57.3 million for the years ending December 31, 1999 and December 31, 2000, respectively.

   The Metrology Business being sold to Hexagon, consisting primarily of the MS Division and PMI Division excluding the Excluded Assets as defined under the Acquisition Agreement, is believed by the Company to have had revenue, as defined without regard to SAB 101, of $288.5 million and Operating Profit as defined under the Acquisition Agreement of $18.6 million for the year 2000.

       Hexagon AB
       P-O Box 1112
       S0131 26 Nacka Strand
       Stockholm, Sweden

   Hexagon AB is a limited liability company existing under the laws of Sweden and has listed its series B shares on the OM Stockholm Exchange. Hexagon's primary business concept is to acquire and develop, on a long-term basis, engineering companies. The Hexagon Group consists of eight directly reporting subsidiaries that are grouped in three fields of operation:

  . Industrial Components and Systems: produces hydraulics, flow technology, temperature technology, mechanical maintenance products and transmission equipment;

  . Niche Manufacturing: produces gaskets for plate heat exchangers and special wheels, sliding bearings, cage rings and preprocessed special steel, tools and components as well as systems and/or components for industrial robots, trucks and base stations for mobile phone systems; and

  . Hexagon Wireless: develops and markets antennas and antenna systems for mobile handsets and Bluetooth applications ranging from lap tops, palm tops, up to large industrial applications for process controlling purposes.

   Reasons for the Proposed Sale of Substantially All of the Assets, including Substantially All the Business and the Assets of the Company to Hexagon and Related Transactions and Sale of the North Kingstown Facility and the Contemplated Cash Distributions to Stockholders; Approval By The Board of Directors (pages 22 through 30 and pages 40 through 43).

   Our Board of Directors (the "Board") believes that the sale of substantially all of the Company's assets, including (a) the proposed sale to Hexagon under the Acquisition Agreement and related transactions, (b) the sale of our North Kingstown Facility and (c) the contemplated cash distributions to stockholders on dates and in amounts to be finally determined by our Board is in the best interest of the Company and our stockholders and is fair to the stockholders.

   In reaching its decision to approve this first proposal, our Board considered a number of factors, including the following:

  . The low historical market prices (and related financial multiples), and trading range of the Company's Class A Stock from 1998 up to June 27, 2000, when Brown & Sharpe announced commencement of its process for merger or sale of substantially all assets of the Company, or other strategic transaction. This shows an overall downward trend, which reinforced, in the Board's view, the need to negotiate and complete such a transaction.

  . Our inability to raise additional subordinated debt or preferred stock in late 1999 - June, 2000, in an effort to resolve the financial defaults existing since 1999 under the secured lending agreements with our senior lenders, including a payment default under our $30 million bank revolving credit since November 10, 2000. The Board believed that, under the circumstances, a sale of the Company would likely be necessary to satisfy its senior lenders who would otherwise resort to their collateral, consisting of most of the Company's assets and stock in most of its subsidiaries, in which event proceedings under Chapter 11 of the Bankruptcy Code could be one of the possible consequences.

  . The history of losses, declining cash flows and weakened capital structure, including net losses of $42.9 million in 1999 and an expected net loss for the entire year 2000 (which turned out to be a net loss of $57.3 million, including the impact of adopting of SAB 101), and the Company's declining prospects as an independent company in the Metrology Business in light of the long-standing financial defaults in agreements with our senior lenders and the resulting insufficiency of the Company's capital structure. The Company is unable to pay its lenders in full, if the loans were called, and unable to find alternative sources of capital to use to pay its lenders.

  . The Board's decision, in light of the foregoing factors, to hire Chase
    Securities, as announced on June 27, 2000, to identify prospective purchasers and/or investors that might be interested in pursuing a strategic transaction with the Company, such as a possible merger or sale of the Company or substantial investment in the Company or similar transaction, was viewed as a positive procedural factor by the Board.

  . The information Chase Securities reviewed with the Board at its meeting on September 18, 2000 with respect to the results of the process undertaken by the Company and Chase Securities, including the recommendation of Chase Securities to the Board at its September 18 meeting, made in the context of the results of that process and the continued request of Hexagon for negotiating exclusivity, for the Company to pursue the Hexagon bid on an exclusive basis for a limited period, and the further review of the process and the proposed definitive Acquisition Agreement between Hexagon and the Company that was presented to the Board for approval at its meeting on November 16, 2000 were positive factors.

  . The fact that, since the commencement on June 27, 2000 of the process undertaken by the Company, with the assistance of Chase Securities, no other party had, in the Board's view, presented the Company with an acquisition proposal that, taken as a whole, would be more favorable to the Company and its stockholders than the purchase offer from Hexagon embodied in the Acquisition Agreement (and related agreements) and that would be as certain to be consummated within the same time frame (Spring
    2001) as the Hexagon offer, was a positive factor for the Board.

  . The opinion of Houlihan Lokey Howard & Zukin Financial Advisors to the
    Board of Directors of the Company that, subject to the matters set froth in its opinion, the consideration to be received by the Company in connection with the proposed sale to Hexagon will be fair, from a financial point of view, to us. While this opinion was not "adopted" as such by Board resolution, it was a positive factor in the Board's decision.

  . The purchase price and terms of the proposed sale to Hexagon, as reflected in the Acquisition Agreement, including the opportunity to receive additional purchase price to the extent that our Business Operating Profit (as defined) for the year 2000 exceeds certain specified levels. The Board found that the opportunity to receive a purchase price increase was a positive factor in its decision to recommend the proposed sale, as it provided a potential increase to the Company and stockholders for performance. In the Board's view, this was a balance to the negative effect of the second adjustment relating to the net cash (net of debt) position of the subsidiaries to be transferred to Hexagon. The second adjustment will be adversely affected by the date of the Closing in April, as the Company's foreign subsidiaries being transferred to Hexagon are users of cash at least through May.

  . The Company's ability to make a cash distribution to stockholders out of the net proceeds under the Acquisition Agreement with Hexagon, after paying the Company's debt obligations to its senior lenders, after payment, or making provision for the payment, of its estimated retained liabilities, a retention for funding the on-going expenses of BNS Co. and BSIS (together with the $7 million to be received over three years by BSIS from Hexagon for purchases of the stock of BSIS) for development of the early stage BSIS software business, was a positive factor in the Board's view.

  . The willingness of Hexagon to make substantial investments in BSIS aggregating $7 million over the next three years, eventually owning up to as much as 47% of the equity of BSIS, thereby enabling the Company to focus on development and commercialization of BSIS's software products, was a positive factor for the Board.

  . The fact that BSIS, which will be a controlled subsidiary after the Closing and will be the only active operations of the Company, has not yet generated any revenues. Although the Board considered this a negative factor, it was mitigated by the opportunity to develop BSIS and the fact that BSIS will benefit from the cash provided by Hexagon's purchase of a significant portion of its stock. In connection with the retention of BSIS, the Board considered and viewed the effects of transferring to Hexagon the 30% interest in Wilcox Associates, Inc. as only ancillary since the important asset relating to Wilcox Associates Inc. to the Metrology Business was the exclusive technology license being sold to Hexagon, rather than the 30% interest and the 30% interest did not contribute to sales and earnings of Brown & Sharpe and did not have an easily realizable value. The Board also considered the requirement that BSIS sell software products to Hexagon at prices substantially below prices charged to others and the need for additional employees for BSIS resulting from our sale to Hexagon as negative, but manageable, factors.

  . The Company's decision to sell the assets of Company's Electronics
    Division and to stop funding the projects for the development of new non-contact metrology technology as one of the owners of a 50/50 joint venture with Metroptic Technology in Israel. The Board recognized the Company's inability to obtain new sources of cash flow for its on-going business, which reinforced the attractiveness of the purchase price under the Acquisition Agreement.

  . The Company's ability to sell its North Kingstown Facility, after receiving assistance from a commercial real estate broker hired for the purpose, for a purchase price of $15.5 million and pursuant to the terms of the North Kingstown Sales Agreement subject to satisfaction of closing conditions was viewed as a positive factor, in the Board's view, for the Company and its stockholders.

  . The possibility that the Class A Stock of the Company (BNS Co. after the
    Closing) may be delisted by the New York Stock Exchange after the Closing was considered to be a negative factor by the Board because the Board believes there are clear advantages to being listed on a national exchange.

  . The potential disadvantages and complexity of retaining certain unassumed liabilities and potential contingent liabilities of the Company and its retained subsidiaries under the Acquisition Agreement was considered a negative factor. However, the Board considered that the potential disadvantages were outweighed by the determination that the proposed sale to Hexagon was the superior proposal.

  . The fact that, pursuant to the Acquisition Agreement, the Company and its representatives may not (a) encourage the initiation of any inquiries or proposals regarding the acquisition by any person of the Common Stock of the Company in a takeover bid, or all or a material portion of the business and assets of the Company (an "Acquisition Proposal"), (b) engage in negotiations or discussions concerning the Acquisition Proposal, or (c) agree to, approve or recommend any Acquisition Proposal, unless in each case the Board reasonably determines after consultation with its outside counsel that such Acquisition Proposal is a superior proposal and determines in good faith (based on the advice of its financial advisor and outside counsel) that it is required to take such actions in order to discharge properly its fiduciary duties. Although the Board viewed this as a negative factor in entering into the Acquisition Agreement, the Board considered this a positive factor in that the provision allows the Board to consider other superior offers under certain circumstances.

  . The fact that, pursuant to the Acquisition Agreement, the Board has the right to terminate the Acquisition Agreement in order to accept a superior company proposal if (a) the Board is required to accept such proposal to discharge properly its fiduciary duties, (b) the Company gives Hexagon notice of the Company's intention to accept such superior proposal, and (c) the Company pays to Hexagon a break-up fee of $4 million plus up to $2 million of actual expenses, and if the Company fails to obtain a stockholder vote in favor of the Acquisition Agreement, the Company pays actual expenses of Hexagon of up to $2 million. The Board considered this provision a negative factor in entering into the Acquisition Agreement because of the break-up fee, but a positive factor in that the provision allows the Board to consider other superior offers under certain circumstances.

   Recommendation of the Brown & Sharpe Board (pages 30, 104, 105 and 109)

   The Brown & Sharpe Board has unanimously approved the sale of substantially all the business and assets of the Company, including the Acquisition Agreement and the related transactions, the sale of the North Kingstown Facility and the contemplated first and second cash distributions to stockholders following the Closing under the Acquisition Agreement and the closing under the North Kingstown Sales Agreement on dates and in amounts to be finally determined by the Brown & Sharpe Board, and the name change, the reduction of the par value per share of each Class of the Company's Common Stock and the reverse stock split of each class of the Company's Common Stock and recommends that you vote in favor of the matters that are in Proposals 1-5.

   The Board has also approved the selling of the Heathrow, United Kingdom real estate and a related cash distribution to be made after such sale; however, the Company has not commenced efforts to sell this property, which may not be sold until 2002, and stockholders are not being requested to vote on such sale and related distribution.

   Solicitation of Proxies (pages 17 through 19)

Purposes of the Special Meeting as set forth in the Notice of Special Meeting of Stockholders

   The purposes of the Special Meeting are to consider and vote upon:

   .  the sale of substantially all assets of the Company including:

    -- the provisions therein for approval of the Acquisition Agreement dated as of November 16, 2000, as amended, between the Company and Hexagon AB (the "Acquisition Agreement") and the sale thereunder to Hexagon of substantially all the Company's business and assets and the related assumption by Hexagon of substantially all the Company's liabilities and to authorize the Board of Directors to take all action necessary to carry out the sale and related transactions contemplated under the Acquisition Agreement, including:

    -- the provisions in the Acquisition Agreement contemplating agreements between BSIS, a subsidiary of the Company that is to be retained by the Company, and Hexagon, and contemplating Hexagon's investments in BSIS,

    -- the provisions in the Acquisition Agreement contemplating a lease (the "Lease") of a portion of the Company's North Kingstown facility at Precision Park to Hexagon for a term of five (5) years,

    -- the provision therein for approval of the sale of our North Kingstown Facility to Precision Park Partners.

    -- contemplated cash distributions to stockholders of the Company, such distributions to be at dates later selected by the Board of Directors of the Company and in amounts as shall be later determined by the Board. Based upon the evaluation of management including the $10 million increase from the first adjustment, and an estimate of a decrease of $10 million as to the second (net cash) adjustment to the purchase price, payable by Hexagon at the Closing contemplated for late April, 2001, the payment of our senior secured debt to our senior lenders of $81.4 principal amount, including an early payment fee, the estimate of amounts to be held back from the net proceeds to satisfy known retained liabilities and potential contingent liabilities and an amount, estimated at $7.5 million, to be retained for funding the on-going operations of BNS Co. and BSIS (which includes the $2.5 million invested by Hexagon at the Closing), and an estimate of 14.7 million shares which includes shares expected to be issued on exercise of outstanding options, it is estimated by management that the initial cash distribution will be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal 5). However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Stock and Class B Stock are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $0.99 multiplied by the number of outstanding shares from the capital account to the additional paid-in capital account on the balance sheet of the Company). Assuming a sale of the North Kingstown Facility for $15.5 million is completed, there will be a second cash distribution, the amount of which would, subject to the qualifications below, be equal to the net sale proceeds (after payment of the existing mortgage and expenses estimated at $10.5 million or approximately $0.70 per share (based on the same estimate as to number of shares of Common Stock outstanding). There will also be a third cash distribution after the sale of our Heathrow, United Kingdom real estate (when sold), which is a not part of the first proposal. The amount of such third distribution is not now determinable; we have not started efforts to sell this property.

      Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate.

  . An amendment to the Certificate of Incorporation of the Company to change the name of the Company to "BNS Co." (or such other name not using the words "Brown & Sharpe" as shall be determined by the Board of Directors of the Company).

  . An amendment to the Certificate of Incorporation to reduce the par value per share of the Class A Common Stock from $1.00 per share to $0.01 per share,

  . An amendment to the Certificate of Incorporation to reduce the par value per share of the Class B Common Stock from $1.00 per share to $0.01 per share,

  . An amendment to the Certificate of Incorporation to effect a one-for-five reverse stock split of the outstanding shares of Class A Stock and Class B Stock,

all as set forth in each case in the accompanying Proxy Statement, and

  . other matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

Date, Time and Place

   The Special Meeting of the Brown & Sharpe stockholders will be held at 9:30 a.m., Eastern Standard time, on April 27, 2001, at the Company's executive offices at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island 02852.

Record Date; Required Votes

   The close of business on March 21, 2001 is the record date for the special meeting. Only Brown & Sharpe stockholders on the record date are entitled to notice of and vote at the special meeting. On the record date, the Company had 13,787,885 shares of common stock outstanding comprised of 13,286,745 shares of Class A Common Stock, $1.00 par value (the "Class A Stock") and 501,140 shares of Class B Common Stock, $1.00 par value (the "Class B Stock" and together with the Class A Stock, the "Common Stock"). The Company's Certificate of Incorporation provides that each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation.

   A majority vote of the entitled votes of the shares of Brown & Sharpe Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1: the sale of substantially all assets of the Company, including the sale to Hexagon and related transactions, the sale of the North Kingstown Facility and the related cash distributions to stockholders. We are asking for stockholder approval for such distributions because the distributions are an integral part of the sale of substantially all assets, though it is not required under applicable Delaware law since they are dividends and not distributions in liquidation of the Company. A majority vote of the entitled vote of the shares of Brown & Sharpe Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 2: the name change of the Company.

   A majority vote of the entitled votes of the Class A Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 3: the reduction in the par value per share of the Class A Stock. A majority vote of the entitled votes of the Class B Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 4: the reduction in the par value per share of the Class B Stock; A majority vote of the entitled votes of shares of Class A Stock and Class B Stock outstanding on the record date, voting as a single class, is required to approve Proposal 5: the one-for-five reverse stock split of Class A Stock and Class B Stock.

   Cash Distributions To Stockholders (pages 42 through 43)

   As an integral part of the proposal for the sale of substantially all of the assets of the Company, the Company proposes (1) a contemplated cash distribution in an amount estimated by management to be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal 5) to the stockholders of the Company as soon as practical following (i) the Closing under the Acquisition Agreement for $170.0 million (includes the $10 million Business Operating Profit contingent payment) less an amount for the net cash adjustment estimated to be $10.0 million and payment of $81.4 million principal amount, including a prepayment fee to our senior lenders, (ii) the payment, or provision for payment, of transaction fees and expenses of $4-$6 million and estimated liabilities and contingent liabilities remaining with the Company of $18-$22 million, (iii) the retention of $5.0 million of the net proceeds under the Acquisition Agreement to be available (together with the funds to be invested by Hexagon in BSIS for a total $7.5 million) for funding operations of BNS Co. and BSIS, and using 14.7 million shares, which includes an estimate of the number of shares to be issued on exercise of outstanding options; and (2) a second contemplated cash distribution to the stockholders of the Company upon the sale of the North Kingstown Facility with estimated net proceeds of $10.5 million or approximately $0.70 per share (based on the same estimate as to number of shares of Common Stock outstanding). A third cash distribution to the stockholders of the Company following the sale of Heathrow, United Kingdom real estate is contemplated when such real estate is sold, but is not part of Proposal 1. In all cases, the cash distributions will be made on dates and in the amounts as the Board of Directors may finally determine.

   Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, and the Company's estimate of the amount required to fund operations of BSIS, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS.

   However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Stock and Class B Stock are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $.99 multiplied by the number of outstanding shares from the capital account to the additional paid-in capital account on the balance sheet of the Company; thus the amount of surplus available under the Delaware General Corporate Law to permit the Board's declaration of such distributions will be reduced).

   The Acquisition Agreement and Related Agreements between Us and Hexagon (pages 44 through 54)

Purchase Price Payable To Us

   The purchase price for the assets and stock we are transferring to Hexagon is $160 million, plus $10 million from a first adjustment, subject to a second (net cash) adjustment, plus $2.5 million at Closing and an additional $4.5 million over the next three years for the sale of additional shares of BSIS stock to Hexagon. There is not a guaranteed minimum we will receive from Hexagon after the second adjustment.

   In the first adjustment, the purchase price is increased by the amount of any Business Operating Profit contingent payment, relating to the business we are selling to Hexagon. If the Business Operating Profit, as defined, for the year ended December 31, 2000 was finally determined to be equal to or less than $15 million, there would be no change to the $160 million component of the total purchase price to be paid by Hexagon. If such Business Operating Profit was between $17 million and $20 million, the purchase price would be increased by $10 million. If the amount of such Business Operating Profit was greater than $15 million but less than $17 million, the purchase price would be between $160 million and $170 million as provided in detail in the

Acquisition Agreement. We and Hexagon have agreed that the Business Operating Profit for the year ended December 31, 2000 is such that there is an increase of $10 million to the purchase price pursuant to the first adjustment.

   In the second adjustment, the purchase price will be increased or decreased (a decrease of $10 million is currently expected), with no cap on the increase or floor on the decrease, by an amount equal to the amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon less the amount of indebtedness of our transferred subsidiaries. The parties must agree on the definitive net cash adjustment after the Closing. If the Closing had occurred on December 31, 2000, the amount of this decrease would have been approximately $3.6 million. We expect to have a net use of cash by the foreign subsidiaries being transferred to Hexagon between December 31, 2000 and the expected closing date in April, 2001 and an anticipated corresponding further decrease to the purchase price under this second adjustment.

   Approximately $81.4 million of the purchase price shall be paid directly to our senior lenders to pay off in full the principal amount of our indebtedness under the agreements with our senior lenders, including an amount for an early payment fee. Hexagon will pay the balance of the purchase price to us. In addition, at the Closing Hexagon will pay to BSIS the amount of $2.5 million in respect of Hexagon's first required investment in BSIS.

Transferred Stock and Transferred Assets

   The proposed transaction involves a transfer of substantially all of our assets, including the stock of most of our subsidiaries. We or our affiliates are directly transferring to Hexagon or its affiliates all of the shares of stock we hold of the following subsidiaries:

  . Brown & Sharpe International Capital Corporation

  . Brown & Sharpe DEA S.p.A.

  . BSP, Inc.

  . Brown & Sharpe Foreign Sales Corp.

  . Brown & Sharpe Finance Company

  . Borel & Dunner, Inc.

  . Qingdao Brown & Sharpe Qianshao Trading Company Limited

  . Qingdao Brown & Sharpe Qianshao Technology Company Limited

  . Brown & Sharpe Aftermarket Services, Inc.

   We are also indirectly transferring to Hexagon all of the stock of the various subsidiaries held by the companies listed above, as well as the 30% interest in Wilcox Associates, Inc. held by Brown & Sharpe Aftermarket Services, Inc. The Board considered and viewed the effects of transferring to Hexagon the 30% interest in Wilcox Associates, Inc. an ancillary issue. In particular, the important asset to Brown & Sharpe was the exclusive technology license from Wilcox Associates, Inc. to the Metrology Business, and the 30% interest did not contribute to sales and earnings of Brown & Sharpe and did not have an easily realizable value.

Excluded Assets Retained By Us Under the Acquisition Agreement

   The following are the principal excluded assets to be retained by the
Company: (a) our stock in BSIS, and all of its XactMeasure products under development and rights owned or licensed and its employees and assets; (b) our 50% ownership in the Metroptic joint venture; (c) our stock of Brown & Sharpe Surface Inspection Systems Inc., and all of its assets (including stock in its subsidiaries), which is in the process of being sold to another third party;
(d) our North Kingstown, R.I. manufacturing facility and our landlord leasehold interests with respect to tenants occupying the building, which is to be sold pursuant to the provisions of the North

Kingstown Sales Agreement as part of Proposal 1; and (e) the real estate adjacent to the Heathrow Airport in the United Kingdom (the "Heathrow, United Kingdom real estate") owned by Brown & Sharpe Group Ltd. (as to which Hexagon recently declined to exercise its option to purchase for an additional price of $5 million). We plan to sell the Heathrow, United Kingdom real estate later, and thereafter make another cash distribution to stockholders, the amount of which is not now determinable. For a number of years, this property has been used as a gravel pit, generating gross revenue of approximately $550,000 in 2000.

   The Electronics Division consisted of Brown & Sharpe Surface Inspection Systems and produced metrology tools for electronics component manufacturers that focused on the detection and classification of micron level defects on a variety of surfaces. The Company decided in 2000 to exit the Electronics Division primarily because the market for its products did not materialize. The Company has entered into an agreement to sell the assets of the Electronics Division for a total of $2 million, prior to payment to a minority shareholder and post-closing adjustments. The operations of the Brown & Sharpe Surface Inspection System Inc., are not material and the sale of the assets of this unit does not require a stockholder vote.

   We do not believe a stockholder vote for a sale of the Heathrow, United Kingdom real estate, contemplated for later this year (or possibly in 2002), will require a vote of stockholders of the Company; however, we will assess the matter when this real estate is under a sales agreement.

Purchase By Hexagon of Stock in BSIS, Inc.; BSIS Stockholders' Agreement

   Hexagon has agreed to purchase (or cause one of its affiliates to purchase) shares of our subsidiary BSIS, representing 16.7% of the issued and outstanding common stock of BSIS at the Closing for a purchase price of $2.5 million in cash. Pursuant to arms-length negotiations between representatives of the Company and Hexagon, BSIS was valued for purposes of the Acquisition Agreement at $15 million including Hexagon's initial investment.

   In addition, on each of the first three anniversaries of the Closing, Hexagon or its affiliate shall purchase additional shares of BSIS for a purchase price of $1.5 million on each such anniversary. Hexagon will purchase an additional 10% of the shares, up to a total after its last investment of 46.7% (or a percentage less than 10% on each of the next three anniversaries if the then-agreed fair market value of BSIS prior to the additional investment on such anniversary date is greater than $15 million).

Liabilities to be Assumed by Hexagon

   At the Closing, Hexagon and its affiliates will assume all of our liabilities and the liabilities of our transferred subsidiaries (other than certain excluded liabilities described immediately below), including all liabilities, commitments, obligations, claims and expenses, known or unknown, absolute or contingent, accrued or unaccrued, directly relating to the conduct of the transferred business as it has been directly or indirectly conducted by us (except as expressely otherwise provided).

Excluded Liabilities Retained by Us

   The following are the principal excluded liabilities that will be retained by us: (a) all of our liabilities and the liabilities of our retained subsidiaries to the extent they relate to the excluded assets (book value of $11.2 million) which totaled $3.3 million at December 31, 2000 and which are estimated to be $1.0 million at Closing; plus the mortgage on the North Kingstown Facility which totaled $4.2 million at December 31, 2000; (b) liabilities for taxes payable by or attributable to us or our retained subsidiaries which totaled $200,000 at December 31, 2000; (c) our unpaid fees and expenses of negotiating and documenting the proposed transaction and any brokerage, finder's or advisory fee payable by us which are estimated to be about $4.0 million; (d) all liabilities under our Senior Executive Supplemental Umbrella Pension Plan to persons who do not accept employment with Hexagon, all liabilities under our Long-Term Deferred Cash Incentive Plan in respect of year 2000 cash bonuses, and all liabilities to participants in our regular Supplemental Executive Retirement Plans which are estimated in the aggregate at $11.5 million; (e) all liabilities under employee change in control contracts (except with regard to executives hired or retained at the Closing or within one year thereafter by Hexagon or its affiliates) estimated at $6.5 million; and (f) estimated contingent liabilities in respect of all litigation matters pending on the date of the Acquisition Agreement, other than two specified matters that will be assumed by Hexagon and all liabilities, claims or expenses, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to the excluded assets or otherwise, not directly resulting from the conduct of the transferred business which are estimated to be $1.0 million at December 31, 2000.

Employee Matters

   Hexagon has agreed that either it or one or more of its affiliates will offer employment, effective as of the closing date, to substantially all individuals employed by us in the transferred business other than those employees who have change in control or severance agreements with us (except such as Hexagon has agreed to continue their employment), and Hexagon shall be responsible for and indemnify us against all severance or termination amounts payable to all individuals employed by us in the transferred business (whether or not receiving an offer from Hexagon), other than such employees who have change in control or severance agreements with us (except such as Hexagon has agreed to continue their employment). The Acquisition Agreement provides for Hexagon 401(k) plans to be established to accept rollovers from the Company's 401(k) plans and provides for the Company's Employee Stock Ownership Plan to be terminated.

Representation, Warranties and Indemnification

   The Acquisition Agreement contains representation and warranties by us and Hexagon, provisions for their survival past the Closing in some cases, and specified indemnification.

Conduct of Our Business Pending the Closing

   We must conduct the transferred business only in the ordinary course consistent with our past practice and we have agreed not to take certain actions without Hexagon's consent.

Conditions to the Proposed Sale

   Hexagon's and the Company's obligations to complete the proposed purchase and sale of substantially all of the Company's business and assets is subject to the satisfaction or waiver of several conditions, including the following:

  . The Company's stockholders must approve the proposed sale to Hexagon and related transactions;

  . No law or court order prohibits the sale of substantially all the Company's assets to Hexagon or makes the sale illegal;

  . Hexagon and the Company obtain all regulatory and third party approvals necessary to complete the sale;

  . Each of Hexagon and the Company shall have certified to the other that its representations and warranties made in the Acquisition Agreement are true (except in the case of the Company for such failures to be true as do not, in the aggregate, have a material adverse effect (as defined) on the transferred business) and that its obligations under the Acquisitions Agreement have been complied with in all material respects;

  . Hexagon's obligation to close is subject to the absence of any event or condition having occurred since September 30, 2000 which has had or is reasonably likely to result in a material adverse effect on the transferred business, except as previously disclosed; and

  . The Company's obligations to complete the proposed sale offer to Hexagon of substantially all of the Company's business and assets is subject to Hexagon having paid or made arrangements to pay certain of the Company's indebtedness (owed to senior lenders) simultaneously with the Closing and the payment by Hexagon of the required $2.5 million initial investment in BSIS.

   In the event that the Company proposes to waive a condition, consideration will be given at that time to whether or not the significance or materiality of the condition is such that resolicitation would be required.

Solicitation of Alternative Transactions

   Under the Acquisition Agreement, we may not take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate any alternate proposal for acquisition of any of the transferred stock or all or a material portion of the transferred business. However, if our Board determines in good faith, upon the advice of outside counsel, that it would be a violation of its fiduciary duties to our stockholders under applicable law not to do so, we may, in response to an alternative proposal for acquisition of any of the transferred stock or all or a material portion of the transferred business or of the transferred assets, furnish information to and participate in negotiations with the third party making such superior proposal.

Termination

   The Acquisition Agreement may be terminated at any time prior to the
Closing:

     (i) by mutual written consent of us and Hexagon;

     (ii) by either Hexagon or the Company if the other party breaches the Acquisition Agreement in a manner likely to result in a material adverse effect, as specified and does not cure such breach;

     (iii) by either Hexagon or the Company if the Closing shall not have occurred on or before April 30, 2001; or

     (iv) by Hexagon or the Company, if our Board shall have recommended to our stockholders a merger offer, tender offer, exchange offer or proposal to purchase substantially all the assets of the Company, if such action by our Board is required to be taken to satisfy its fiduciary duties.

Fees and Expenses

   Except as set forth below, all fees and expenses incurred in connection with the Acquisition Agreement shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

   The Acquisition Agreement requires us to pay Hexagon a fee of $4 million, plus documented out-of-pocket expenses of Hexagon relating to the transactions contemplated by the Acquisition Agreement not in excess of $2 million in the aggregate upon the termination of the Acquisition Agreement by us or Hexagon on the basis described under clause (iv) of "Termination" above.

   In the event the Company fails to obtain stockholder approval for the proposed sale, we will be required to pay up to $2 million of documented out of pocket expenses of Hexagon.

   In no event shall be we be required to pay Hexagon more than one fee pursuant to these termination provisions. In the event that more than one fee would be applicable, we will be required to pay the highest of such fees.

   The North Kingstown Sale Agreement (pages 55 through 56)

   Parties and Purchase Price. We and Precision Park Partners, are parties to the North Kingstown Sales Agreement for the proposed sale of our North Kingstown Facility and approximately 169 acres of land, and including transfer of all of the leases pursuant to which we lease portions of the North Kingstown Facility to third parties (including the Lease to Hexagon to be signed at the Closing under the Acquisition Agreement). The purchase price is $15.5 million subject to adjustment in the event that there is certain damage or loss to the property prior to the Closing.

   Sixty-Day Review Period. Under the North Kingstown Sales Agreement, Precision Park Partners has a 60 day review period (of which 40 days remain as of March 22, 2001) in which Precision Park Partners may terminate the agreement for any reason.

   Representations and Warranties; Conditions, Defaults and Remedies. In the North Kingstown Sales Agreement, we have made certain representations and warranties relating to our existing leases, environmental issues, service contracts relating to the property, and other matters. Further, if we are unable to convey good and marketable title by the date of closing, the closing will be automatically extended for a period of 60 days while we attempt to remedy any such deficiencies. If we are still unable to comply with our obligations after 60 days, Precision Park Partners will have the option to terminate the agreement. Moreover, we will not be required to sell the real property and Precision Park Partners will not be required to purchase it unless, prior to the closing under the North Kingstown Sales Agreement, we have entered into the Lease with an Affiliate of Hexagon on the terms described elsewhere in this Proxy Statement.

   Operating Covenants and Risk of Loss. Until the closing under the North Kingstown Sales Agreement, we have agreed not to take various actions regarding the property and to maintain insurance coverage on the property. Further, if any loss or damage to the property occurs prior to the closing in excess of $500,000, Precision Park Partners has the option to terminate the agreement. In the event there is a loss or damage less than or equal to $500,000, the transaction will proceed with a reduction to the purchase price equal to the repair costs.

   Closing. The Closing is scheduled for June 5, 2001.

   No Dissenter's Rights (page 87)

   Any of our stockholders who do not approve of the proposed sale of substantially all assets, including the sale to Hexagon and related transactions and proposed sale of our North Kingstown Facility and later sale of the Heathrow, United Kingdom real estate are not entitled to appraisal or dissenter's rights with respect to such matters under Delaware law or our Certificate of Incorporation.

   Accounting Treatment (page 87)

   The proposed sale to Hexagon will be accounted for as a sale of certain assets, including the stock of certain subsidiary corporations, and assumption of certain liabilities. Upon consummation of the proposed sale, the Company will recognize financial reporting gain equal to the net proceeds (the sum of the purchase price received less the expenses relating to the proposed sale) less the closing net book value of the assets sold and liabilities assumed by Hexagon. The sale of authorized but unissued shares of BSIS to Hexagon will be accounted for as a minority interest by Hexagon in BSIS.

   The proposed sale of the North Kingstown Facility will be accounted for as a sale of assets.

   Federal Income Tax Considerations (page 87)

   The Company estimates that it will have neither current earnings and profits nor accumulated earnings and profits at either the time of the contemplated cash distributions in 2001 or for the year 2001 in which the distributions are expected to be made, in which event the contemplated distributions would not be treated as a dividend for federal income tax purposes. Instead, the distribution would first be treated as non-taxable return of each stockholders adjusted basis in the stock of the Company to the extent of such basis. Any distribution in excess of a stockholder's basis would be treated as capital gain from the exchange of the respective shares. Distributions to stockholders that are corporations will not qualify for the dividend received deduction. In the event that the Heathrow, United Kingdom real estate (gravel pit) is sold after December 31, 2001, it is possible that the Company may have sufficient earnings and profits for 2002 such that the cash distribution following such sale could be taxable as a dividend.

   The federal, state or foreign tax consequences of the distributions to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the contemplated distributions to you.

   Interests of Certain Persons in the Acquisition Agreement and the North Kingstown Sales Agreement (page 88)

   Options for an aggregate of 880,700 shares of the Company's Class A Stock awarded under the Company's 1999 Equity Incentive Plan are currently outstanding and held by management employees including executive officers and by non-employee directors at exercise prices ranging from $1.875 to $2.375. All of these options are at exercise prices below current market value and will immediately vest and become exercisable upon approval of the proposed sale to Hexagon and related transactions. Accordingly, in the event the sale to Hexagon is approved, it is likely that some or all of those stock options would be exercised. Directors (other than the President and Chief Executive Officer) hold an aggregate of options for 74,000 shares; executive officers, including the Company's President and Chief Executive hold options for 375,000 shares under such Plan.

   Business Activities of the Company Following the Proposed Sale: BSIS (pages 89 through 95)

   We are presently engaged in the Metrology Business in the design, manufacture, and sale of precision measuring tools and instruments and manual and computer controlled measuring machines. After the sale of our Metrology Business to Hexagon, we will no longer maufacture and sell precision measuring tools and instruments or measuring machines but will retain ownership of our early stage development subsidiary, BSIS, a "measuring software" business which has no sales history. As a result of the developmental nature of the business and lack of sales revenue, BSIS has had no revenues and operating losses since its inception in 1997, with a use of cash run rate averaging $450,000 per month.

   BSIS was formed in December 1997 to consolidate the several software development groups dispersed within Brown & Sharpe into a single global software development organization, which would provide next generation metrology software applications for the various Metrology Business units. As its secondary mission, BSIS was to establish and execute a "measuring software" business strategy, which would ultimately lead to the formulation of a software business that could spin off as an independent business separate from the metrology equipment manufacturing businesses. Accordingly, BSIS is now focused on the commercialization of its new XactMeasure measuring software, which has been in development for approximately three years and is nearing introduction as detailed below.

   The operating funds for BSIS will initially be provided by the Company and by Hexagon's investments under the Acquisition Agreement. Hexagon has agreed to invest $2.5 million at the Closing of the Acquisition Agreement for a 16.7% ownership stake and will invest an additional $1.5 million on each of the next three anniversaries of the Closing, raising its ultimate stake up to as much as 46.7% of the equity of BSIS. (The sale of BSIS common stock to Hexagon on these terms was negotiated between the parties at arm's length.) The Company will retain $7.5 million (including the $2.5 million invested in BSIS by Hexagon at the Closing) to fund the operations of BNS Co. and BSIS (which will be renamed Xygent, Inc.). In addition, the Company may decide to reduce the third cash distribution to stockholders of the Company contemplated after the sale of the Heathrow, United Kingdom real estate in the event that the Board determines at such time that additional funds are required by the on-going operation of BSIS. We expect BSIS will begin to generate revenue such that said aggregate funding will be sufficient; however, there can be no assurance that said aggregate funding will be sufficient to fund the contemplated operations of BSIS or that, if needed and determined appropriate at that time by the Company and Hexagon, the two stockholders of BSIS, additional funding could be raised through the issuance and sale of shares which would further dilute current stockholders or through any other method of financing. Moreover, the Company may entertain offers to purchase BSIS as an alternative to the proposed execution of the BSIS business plan described above. The Company will remain a public company and will continue to have public reporting obligations, creating expenses to be funded, including a need to fund these expenses prior to any period when its controlled subsidiary, BSIS, may generate sufficient income to carry these expenses.

   The number of outstanding shares will be decreased by approximately a factor of five if the one-for-five reverse stock split, which is the subject of Proposal 5, is approved (and will be increased only by the exercise of options). The size and composition of the Board of Directors may change.

   Risk Factors Relating to BSIS (pages 95 through 99)

   The business of BSIS is subject to a variety of risks and special considerations. As a result, stockholders of the Company should carefully consider the risks summarized below and the other information in the Proxy Statement before voting at the Special Meeting.

  . BSIS software product is still in development; if we fail to develop our software product or our product fails to obtain market acceptance, we will not generate sufficient revenue to be successful. BSIS has not yet completed or sold a software product. There can be no assurance that BSIS will be able to complete its development of a software product that is accepted by consumers on a basis which is profitable to BSIS.

  . BSIS has not had any sales and may not have any sales in the future. Since BSIS has not yet completed development of a product for sale to customers, BSIS has had no revenues, and hence its operating results to date (losses) does not form any basis for conclusion that BSIS will become profitable.

  . The Company and BSIS may not have adequate resources for funding the operations of BSIS. We will have substantially more limited financial and other resources than all, or most, of our software competitors and potential software competitors and we may be unable to compete significantly against them. The Company will have limited funds available for investment in BSIS after the payment of the contemplated distribution(s) to stockholders following the Closing, and there can be no assurance that BSIS, or the Company, will be able to raise additional funds for funding the operations of BSIS.

  . Our industry is very competitive and we may not be successful if we fail to compete effectively. In addition to the significant competition for software products, with many offerings in the marketplace, the software products to be developed by BSIS are expected at the outset to compete with software used by the Metrology Business sold to Hexagon, and may be competitive with software developed in the future by the Metrology Business being purchased by Hexagon. In its marketing efforts BSIS will not be able to use the "Brown & Sharpe" name or the aftermarket sales force of the Metrology Business as an entree to prospective customers making competing more difficult. Increased competition may result in lower prices for our products and reduced opportunities for growth and profitability.

  . Royalty and other obligations of BSIS to the Metrology Business sold to Hexagon may prevent BSIS from achieving profitability. For five years after the Closing, BSIS is required to sell its XactMeasure software products to Hexagon, on a non-exclusive basis, for use in coordinated measuring machine ("CMM") applications at a price per unit which is expected to be substantially below the price charged by BSIS to other customers for CMM applications. In addition, BSIS is required for the five year period to pay a significant royalty to Hexagon per unit of software sold to persons other than Hexagon for CMM market applications. The effect of these provisions is necessarily adverse to the business of BSIS. Royalty and other obligations of BSIS to the Metrology Business sold to Hexagon may limit the profitability of BSIS, depending significantly on the extent to which BSIS is successful in introducing and selling software products which are used in applications other than CMM applications -- namely Vision applications and CNC applications. The preferential pricing and royalty provisions in favor of Hexagon are applicable only to software products for use in CMM applications.

  . The relationship between BSIS and Wilcox Associates, Inc. ends with the Closing under the Acquisition Agreement. Our Metrology Business has been significantly dependent on a software license from Wilcox Associates, Inc. and the services of William Wilcox, its President. Our license rights from Wilcox Associates and our relationship with William Wilcox are being acquired by Hexagon. While BSIS believes that its software products under development are and will be completely independent of PCDIMIS, the ending of this relationship may adversely affect BSIS because PCDIMIS is the leading software for CMMs. BSIS and PCDIMIS will be competitive substitutes for one another.

  . BSIS management has limited experience managing a software company and may fail to manage effectively, limiting BSIS's potential. While BSIS has significant software business experience, there is no assurance the Company and BSIS will be able to successfully manage a "software company."

     BSIS management may not have the skills to introduce and market BSIS's software product, to manage future growth, or obtain funds to fund growth and/or operations and their inexperience in these areas may detract from BSIS's business.

  . If BSIS fails to develop software products for markets other than CMM (Coordinate Measuring Machine) applications, BSIS may fail to achieve profitability. The BSIS business plan contemplates the development of additional software products for markets other than CMM applications, including primarily Vision (non-contact using video camera) and CNC (Computer Numerically Controlled machine tools for model cutting and forming) applications. There can be no assurance such additional software products will be developed, or, if developed, will be of interest to customers in fields beyond those in which the Metrology Business has been engaged in. Failure to develop and successfully market such products may prevent BSIS from achieving profitability.

  . BSIS may not succeed if it is unable to attract and retain key personnel and skilled employees. In order to grow our business, we will have to hire additional employees. We do not know whether we will be successful in hiring or retaining qualified personnel. Competition for qualified personnel throughout the software industry is intense. The inability to hire additional qualified employees or the loss of the services of some of the existing foreign technical employees that are currently doing work for BSIS could have a material adverse effect on the business of BSIS.

  . BSIS may be unable to form the strategic alliances that are key to its strategy. The BSIS business plan calls for BSIS to establish marketing, development and distribution relationships through strategic alliance, and to enter into various agreements with other companies to achieve its marketing, development and distribution goals. There can be no assurance that BSIS will be able to establish any such relationships or agreements and accordingly, there can be no assurance that BSIS will be able to achieve its planned objectives for the year 2001 or establish a software business that will grow and be profitable. In addition, BSIS is required for a five year period after the Closing to pay royalties to Hexagon for any unit of software for CMM market applications sold to persons other than Hexagon and is required to sell its XactMeasure software products for CMM applications to Hexagon at a price per unit substantially below the price charged by BSIS to other customers, with Hexagon making no purchase commitment.

  . The success of BSIS may depend, in part, on its ability to obtain and maintain patent protection for its computer software products, to protect and preserve its proprietary information and trade secrets and to operate and sell its products without infringing the proprietary rights of others. It has been BSIS's policy to seek where appropriate to protect its proprietary positions by maintaining its product information a trade secret and filing United States and corresponding foreign patent applications covering its technology, inventions and improvement that are important to the development of its business. Although we have three patent applications pending, there can be no assurance that any pending patents will be issued, or that any pending applications will not be challenged, invalidated or circumvented in the future. Further, there can be no assurance that competitors, many of whom have substantially more resources than BSIS will not seek to apply for and obtain patents that will prevent, limit or interfere with BSIS's ability to make, use or sell its products in the United States or internationally. No assurance can be given that competitors will not independently develop substantially equivalent proprietary information and technologies or otherwise gain access to BSIS's proprietary technology, or that BSIS can meaningfully protect its rights in unpatented proprietary technology. The failure or inability of BSIS to adequately protect its intellectual property rights could have a material adverse effect on its business, financial condition, and future prospects and business plans.

  . Risks particular to BSIS's international operations and potential international sales could adversely affects its results. Our financial condition and results of operation may be adversely affected by international business risks, including currency exchange rate fluctuation, inflation, import and export controls, exchange controls and other business factors in foreign countries that may complicate

     BSIS operations, including the fact that the protection of copyrights and other intellectual property is difficult to achieve under the laws of certain foreign countries.

  . Risks relating to the use of funds in the development of BSIS. Our Board of Directors and management will have broad discretion over the use of the funds invested in BSIS by Hexagon and funds retained by the Company. You may disagree with the judgment of our Board and management regarding the application of how the funds are used in the development of BSIS.

  . Sales of Company stock in the market before and after the closing may adversely impact this market. The market price of the our Common Stock could decline as a result of sales of shares by our stockholders, including option holders who become shareholders, before or after the Closing under the Acquisition Agreement, including sales by trustees or beneficiaries under the our Employee Stock Ownership Plan (which will be terminated in connection with the Closing) and sales under other Company employee benefit plans.

  . Possible delisting of Company stock by the New York Stock Exchange may prevent the Company from sustaining an active trading market. Although we expect that the Company's Class A Stock will continue to be listed on the New York Stock Exchange, it is possible that future results of the Company (which will be engaged only in the software business conducted by BSIS) or future discussions with the NYSE, may lead to delisting of the Company's Class A Stock by the New York Stock Exchange, in which event the Company may not be able to have its shares quoted on another stock exchange. Consequently, an active trading market for the Company's shares may not be sustained following the Closing under the Acquisition Agreement. There is no assurance that the one-for-five reverse stock split of the Company's Class A Stock and Class B Stock, if approved by the stockholders and effectuated, will assist the Company in meeting the qualitative and quantitative requirements of the New York Stock Exchange to maintain its listing.

  . Possible change in capital structure after the Closing may negatively impact the market price of the Company's common stock. Other than the reduction in par value (if approved), the cash amounts in the contemplated distributions to stockholders, additional shares issued on exercise of existing options and the effects of the investments by Hexagon in BSIS, there will not be a change in the stockholders' equity of the Company from the proposed transaction with Hexagon. The proposed sale to Hexagon and related transactions and the related distributions to stockholders will not affect the number of outstanding shares of Common Stock of the Company. The proposed reverse stock split will affect the number of and market price for the outstanding shares of Class A Stock and Class B Stock, but except for cash settlement of fractional shares, it should not affect the stockholders' equity of the Company. It is possible that the Board may, after the Closing and depending on developments with BSIS and other factors, decide to recommend some further change in the capital structure, requiring Board and stockholder approval in the future. However, there is no present intention to take any such action. In addition, the Company can not predict the effect the sale to Hexagon and related transactions, the sale of the North Kingstown Facility and the related cash distributions will have on the market price of the Company's Common Stock.

Proposal 5: One-for-Five Reverse Stock Split (pages 105 through 109)

   The Board unanimously approved on March 14, 2001, subject to approval by stockholders, an amendment to the Certificate of Incorporation which will carry out a one-for-five reverse stock split of the outstanding shares of Class A Stock,and of Class B Stock. The reverse stock split of the Class A Stock will assist in (but not guarantee) continued maintenance of the listing of the Class A Stock on the New York Stock Exchange ("NYSE") when it is to be expected that, after one or more distributions to stockholders after the Closing with Hexagon pursuant to Proposal 1, the market price per share on the NYSE will decline. The NYSE has a minimum stock price maintenance requirement of an average closing price of $1.00 per share over a 30 day period.

   The Class B Stock is not listed; however, sales of Class B Stock generally result in conversion of the Class B Stock into Class A Stock. Accordingly, the Board has unanimously approved a one-for-five reverse stock split of the outstanding shares of Class B Stock.

                                PROXY STATEMENT

                           [LOGO OF BROWN & SHARPE]

                            SOLICITATION OF PROXIES

   General. The enclosed Proxy is solicited by our Board of Directors (the "Board") for the purposes set forth in the Notice of Special Meeting of Stockholders (the "Special Meeting") of Brown & Sharpe Manufacturing Company. The terms "we," "our," "Brown & Sharpe" and the "Company" (or "BNS Co." after the Closing) as used in this Proxy Statement refers to Brown & Sharpe Manufacturing Company (and, if applicable, its subsidiaries). The term "you" refers to the stockholders of Brown & Sharpe Manufacturing Company. The term "Hexagon" refers to Hexagon AB, a Swedish corporation (and, if applicable, its Affiliates). The term "Precision Park Partners" refers to the purchaser of our North Kingstown Facility. The solicitation is being made by mail and we may also use our officers and regular employees to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or letter without additional compensation. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our common stock.

   Recent Data. Each stockholder of record at the close of business on March 21, 2001, (the "record date") is entitled to notice of and vote at the Special Meeting. As of the close of business on the record date, the Company had 13,787,885 shares of common stock outstanding comprised of 13,286,745 shares of Class A Common Stock, $1.00 par value (the "Class A Stock") and 501,140 shares of Class B Common Stock, $1.00 par value (the "Class B Stock" and, together with Class A Stock, the "Common Stock"). The Company's Certificate of Incorporation provides that each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation.

   Votes Required to Approve Each of Proposals 1 and 2. Holders of record of the Class A Stock on the record date are entitled to one vote per share and holders of record of the Class B Stock on the record date are entitled to ten votes per share on any matter which may properly come before the Special Meeting. A majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is necessary to approve each of Proposal 1 and Proposal 2.

   Votes Required to Approve Proposal 3. A majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, and a majority vote of the entitled votes of the shares of Class A Stock outstanding on the record date, is necessary to approve Proposal 3.

   Votes Required to Approve Proposal 4. A majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, and a majority of the entitled votes of the shares of Class B Stock outstanding on the record date, is necessary to approve Proposal 4.

   Votes Required to Approve Proposal 5. A majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting as a single class, is necessary to approve Proposal 5.

   Proxies. Proxies returned to us or our transfer agent, Equiserve ("Transfer Agent"), and properly executed will be voted in accordance with stockholders' instructions. You specify your choice by appropriately marking the enclosed Proxy card or cards. (There are separate Proxy cards for Class A stockholders and Class B stockholders.) Brokers holding shares for the account of their clients may vote such shares in the manner directed by their clients. Properly executed proxies that are marked abstain or held in street name by brokers that are not voted on one or more proposals, if otherwise voted on at least one proposal ("broker non-votes"), will be included in the number of shares present at the Special Meeting for the purpose of determining whether a quorum exists for the conduct of business. Abstentions have the same effect as a vote against the proposal for which such abstention applies while broker non-votes are not treated as a vote for or a vote against any of the proposals to which such broker non-votes applies. Any Proxy which is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board. The Proxies also give the Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the Special Meeting. If sufficient votes in favor of Proposal 1, 2, 3, 4 or 5 are not received by the time scheduled for the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting for a period of not more than 30 days to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the question in person or by proxy at the session of the Special Meeting to be so adjourned.

   The execution of a Proxy will in no way affect your right to attend the Special Meeting and vote in person. You have the right to revoke your Proxy prior to the Special Meeting by giving notice to our Secretary, James W. Hayes, III, at our executive offices. You may also complete and submit a new proxy prior to the Special Meeting or you may revoke a previously submitted proxy at the Special Meeting by giving notice to our Secretary at the Special Meeting.

   For convenience in voting your shares on the enclosed Proxy card or cards, we have enclosed a postage-paid return envelope to our Transfer Agent who will assist in tabulating the stockholder vote. There are separate Proxy cards for Class A stockholders and Class B stockholders. If you own only Class A Stock or only Class B Stock you will receive and are asked to return one Proxy card. If you own both Class A Stock and Class B Stock you will receive and are asked to return two Proxy cards. Brown & Sharpe's mailing address is Precision Park, 200 Frenchtown Road, North Kingstown, RI 02852-1700. Our telephone number is
(401) 886-2000, and facsimile number is (401) 886-2214.

   The approximate mailing date of this Proxy Statement and Notice and Forms of Proxy is March 30, 2001.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

   THIS PROXY STATEMENT AND THE ACCOMPANYING LETTER TO STOCKHOLDERS CONTAIN STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT BASED ON HISTORICAL FACT AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. AMONG OTHER THINGS, THEY RELATE TO THE COMPANY'S LIQUIDITY, FINANCIAL CONDITION, OPERATIONAL MATTERS, OR CERTAIN STRATEGIC INITIATIVES AND PLANS, OBJECTIVES AND INTENTIONS PERTAINING TO BSIS, INC. AND ALTERNATIVES AFTER THE CLOSING UNDER THE ACQUISITION AGREEMENT AND THEIR POTENTIAL OUTCOMES, THE AMOUNT OF LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES RETAINED BY THE COMPANY AND THE POTENTIAL VALUE OF THE COMPANY'S PROPERTY AND ASSETS, INCLUDING THE POTENTIAL VALUE OF BSIS AS A CONTROLLED SUBSIDIARY AFTER THE CLOSING UNDER THE ACQUISITION AGREEMENT. WORDS OR PHRASES DENOTING THE ANTICIPATED RESULTS OF FUTURE EVENTS, SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECTS," "MAY," "NOT CONSIDERED LIKELY," "ARE EXPECTED TO," "WILL CONTINUE," "PROJECT," "COULD," AND SIMILAR EXPRESSIONS THAT DENOTE UNCERTAINTY ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE METHODS USED BY THE BOARD AND MANAGEMENT IN ESTIMATING THE VALUE OF THE COMPANY'S PROPERTY OR ASSETS WHICH ARE CONTEMPLATED TO BE SOLD OR THE AMOUNT OF LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES TO BE RETAINED AFTER THE SALE TO HEXAGON DO NOT, WITH CERTAINTY, RESULT IN AN EXACT DETERMINATION OF VALUE OR THE AMOUNT OF SUCH LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES TO BE RETAINED BY THE COMPANY. THE AMOUNT OF THE SALE PROCEEDS UNDER THE ACQUISITION AGREEMENT WITH HEXAGON CANNOT BE DETERMINED IN ADVANCE OF THE STOCKHOLDER VOTE OR THE CLOSING AND WILL DEPEND ON VARIOUS FACTORS, INCLUDING, WITHOUT LIMITATION, THAT THE PURCHASE PRICE PAYABLE BY HEXAGON IS SUBJECT TO ADJUSTMENT BASED ON THE NET CASH

POSITION OF THE BUSINESS TRANSFERRED TO HEXAGON, THE PRICE AT WHICH THE COMPANY WILL BE ABLE TO SELL THE REMAINING REAL ESTATE PROPERTY, AND THE CONDITION OF REAL ESTATE AND FINANCIAL MARKETS AND THE TIMING OF THE SALE OF SUCH ASSETS. THE AMOUNT OF THE CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS CANNOT BE DETERMINED IN ADVANCE AS IT WILL DEPEND UPON THE AMOUNT OF SALES PROCEEDS FROM HEXAGON, SALES PROCEEDS FROM THE SALES OF THE NORTH KINGSTOWN FACILITY UNDER THE NORTH KINGSTOWN SALES AGREEMENT AND AMOUNTS TO BE RETAINED BY THE COMPANY TO PAY, OR MAKE PROVISION FOR PAYMENT OF, RETAINED LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES AND TO FUND, FOR A PERIOD OF TIME TO BE DETERMINED BY THE BOARD, THE ON-GOING OPERATING EXPENSES OF BSIS AND THE COMPANY.

                                  PROPOSAL 1

 TO APPROVE THE SALE OF SUBSTANTIALLY ALL ASSETS,INCLUDING (A) THE ACQUISITION
  AGREEMENT BETWEEN THE COMPANY AND HEXAGON AND THE RELATED TRANSACTIONS, (B)
    THE NORTH KINGSTOWN SALES AGREEMENT, AND (C) THE CASH DISTRIBUTIONS TO
      STOCKHOLDERS IN AMOUNTS TO BE DETERMINED BY THE BOARD OF DIRECTORS

General

   Our Board is proposing the sale of substantially all assets of the Company, including:

   (a) the approval of the Acquisition Agreement dated as of November 16, 2000 between the Company and Hexagon AB ("Hexagon"), a Swedish corporation, (the "Acquisition Agreement"), which calls for (i) the sale thereunder for a cash purchase price (subject to adjustments as provided therein described below) to Hexagon (or its Affiliates) of substantially all the Company's business and assets and the related assumption by Hexagon (or its Affiliates) of substantially all the Company's liabilities (other than Excluded Assets and Excluded Liabilities, each as defined in the Acquisition Agreement), (ii) the investment thereunder by Hexagon in BSIS, Inc., an early stage "measuring software" business with products in development and no sales history which is being retained as a controlled subsidiary by the Company, and related agreements, and (iii) the lease agreed upon thereunder of a portion of the North Kingstown Facility at Precision Park by the Company to Hexagon and to authorize the Board, after approval by stockholders at the Special Meeting, to take all action necessary to carry out the sale and related transactions (including Hexagon's investment in BSIS and the lease between the Company and Hexagon) contemplated under the Acquisition Agreement;

   (b) the Purchase and Sale Agreement dated as of March 2, 2001 between the Company and Precision Park Partners, LLC (the "North Kingstown Sale Agreement"), and the sale thereunder of our North Kingstown Facility; and

   (c) the related cash distributions to stockholders including the initial distribution of which will be made as soon as practicable following the Closing under the Acquisition Agreement and the subsequent cash distribution to shareholders as soon as practicable after the sale of our North Kingstown Facility under the North Kingstown Sale Agreement, at dates and in amounts to be finally determined by the Board. The Acquisition Agreement, the North Kingstown Sales Agreement and the proposal for cash distributions to stockholders at a date as soon as practicable after the sales to be later selected by the Board and in amounts to be finally determined by the Board were unanimously approved by the Board. A copy of the Acquisition Agreement is attached as Annex A and a copy of the North Kingstown Sales Agreement is attached as Annex D to this Proxy Statement. Certain material features of the Acquisition Agreement (and the related agreements) and the related cash distributions to stockholders and the on-going operations of the Company after Closing under the Acquisition Agreement are summarized below. STOCKHOLDERS SHOULD READ THE ACQUISITION AGREEMENT AND THE NORTH KINGSTOWN SALES AGREEMENT IN THEIR ENTIRETY.

   The applicable provisions of the Delaware General Corporation Law require stockholder approval for a sale of all or substantially all assets of the Company. Thus, stockholder approval is required for the sale of the Company's Metrology Business to Hexagon under the Acquisition Agreement. While the issue and sale to Hexagon of authorized but unissued stock of BSIS, a subsidiary of the Company, does not by itself require approval by stockholders of the Company, the issuance of such shares is part and parcel of the Acquisition Agreement since the investment by Hexagon in BSIS is called for by Section
5.13 of the Acquisition Agreement, and therefore such investment is included as part of Proposal 1.

   The Closing of the sale to Hexagon is a condition of each party's obligation to complete the purchase and sale of the North Kingstown Facility at the closing under the North Kingstown Sales Agreement, and the North Kingstown Sales Agreement contemplates the assignment by the Company to Precision Park Partners of the Lease negotiated between the Company and Hexagon, which will be signed and delivered at the Closing with Hexagon under the Acquisition Agreement. The fact of there being two separate agreements, one for the sale of the Metrology Business to Hexagon and the second for the sale of the North Kingstown Facility to Precision Park Partners, rather than a single agreement covering the sale of all the Company's assets (including its stock in BSIS and the other assets that constitute Excluded Assets under the Acquisition Agreement) to a single buyer, and the related fact that the Heathrow, United Kingdom real estate will be sold separately, later, results from Hexagon's reluctance to acquire the various specified Excluded Assets and assume the various specified Excluded Liabilities; however, these two separate agreements represent the substantial implementation of the Company's program for the sale of substantially all assets, other than the retention by the Company of BSIS (subject to the contemplated minority investments by Hexagon in stock of BSIS) and other than disposition of the remaining Excluded Assets as defined under the Acquisition Agreement.

   Accordingly, while the sale of the North Kingstown Facility to Precision Park Partners, if made at a time when the proposed sale to Hexagon was not pending, would not require stockholder approval as a sale of all or substantially all assets of the Company, to the extent that the sale of the North Kingstown Facility to Precision Park Partners is part of the present program for the sale of substantially all assets in Proposal 1 (which the Company believes it is), the sale of the North Kingstown Facility also requires approval by stockholders of the Company.

   The cash distributions contemplated after each of the sales to Hexagon and to Precision Park Partners do not require stockholder approval under applicable Delaware law since they are dividends, and are not distributions in liquidation of the Company. However, since it is the Company's belief that the cash distributions associated with the sale to Hexagon and the sale to Precision Park Partners are integral parts of the Company's program of sale of substantially all assets -- as is the contemplated future sale of the Company's Heathrow, United Kingdom real estate (and the related third cash distribution) -- the first two cash distributions are, as a factual matter, all part of Proposal 1. In view of the close relationship of the first two contemplated cash distributions following the Closing under the Acquisition Agreement and the closing under the North Kingstown Sales Agreement to the respective sales of assets pursuant to each of these two agreements, in order to substantially implement the Company's program to sell substantially all assets, the Board of Directors has decided to request that stockholders vote to approve the program consisting of the sale to Hexagon under the Acquisition Agreement and related first cash distribution and the sale to Precision Park Partners under the North Kingstown Sales Agreement and related second cash distribution. To the extent that a stockholder of the Company approves the first two cash distributions, by voting for Proposal 1, such stockholder may be precluded under Delaware law from later challenging such cash distributions by litigation. In the event that Proposal 1 is not approved by the stockholders of the Company, neither sale will occur and neither distribution will occur.

   The contemplated future sale of the Heathrow, United Kingdom real estate (and related third cash distribution) is being disclosed in the Proxy Statement under Proposal 1, as a matter of completeness, but neither such sale nor such third cash distribution is a part of Proposal 1 that is being voted upon by stockholders at the Special Meeting. It is possible that, as described under Excluded Assets, later approval by stockholders of the Company may be required, depending on the facts then existing, for the contemplated future sale of the Heathrow, United Kingdom real estate, in which event such sale (and related cash distribution) could not be validly made under the Delaware Corporation Law without the approval of stockholders of the Company.

Purchase Price Payable to Us and Excluded Liabilities Under the Acquisition Agreement

   The purchase price for the assets and stock we are transferring to Hexagon is $160 million, plus $10 million from a first adjustment, subject to a second adjustment described below, plus $2.5 million at Closing and an additional $4.5 million over the next three years for the sale of additional shares of BSIS stock to Hexagon. There is not a guaranteed minimum we will receive from Hexagon after the second adjustment.

   In the first adjustment, the purchase price is increased by the amount of any Business Operating Profit contingent payment, relating to the business we are selling to Hexagon. If the Business Operating Profit, as defined, for the year ended December 31, 2000 was finally determined to be equal to or less than $15 million, there would be no change to the $160 million component of the total purchase price to be paid by Hexagon. If such Business Operating Profit was between $17 million and $20 million, the purchase price would be increased by $10 million. If the amount of such Business Operating Profit was greater than $15 million but less than $17 million, the purchase price would be between $160 million and $170 million as provided in the detail in the Acquisition Agreement. We and Hexagon have agreed that the Business Operating Profit for the year ended December 31, 2000 is such that there is an increase of $10 million to the purchase price pursuant to the first adjustment.

   In the second adjustment, the purchase price will be increased or decreased (a decrease of $10 million is currently expected), with no cap on the increase or floor on the decrease, by an amount equal to the amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon less the amount of indebtedness of our transferred subsidiaries. The parties must agree on the definitive net cash adjustment after the Closing. If the Closing had occurred on December 31, 2000, the amount of this decrease would have been approximately $3.6 million. We expect to have a net use of cash by the foreign subsidiaries being transferred to Hexagon between December 31, 2000 and the expected closing date in April, 2001 and an anticipated corresponding further decrease to the purchase price under this second adjustment.

   Based on an increase of $10 million from the first adjustment and on the second adjustment calculated as of December 31, 2000, the total amount of consideration we would have received from Hexagon if the Closing had taken place on December 31, 2000 is $168.9 million (plus an additional $4.5 million over three years for the sale of the additional BSIS stock). The actual amount of consideration that will actually be received from Hexagon will differ from this estimated amount, based on the final determination of the second (net cash) adjustment, which will be negatively affected by the date of the Closing as the Company's foreign subsidiaries being transferred to Hexagon are users of cash in the early months of the year, at least through May. The second adjustment is currently estimated at a decrease of $10 million. Accordingly, you will not know the exact amount of consideration that we will receive from Hexagon when you vote on the proposal, or the dollar amounts, per share contemplated to be paid to stockholders in the initial cash distribution as soon as practicable after the Closing, in the second cash distribution to be paid after the sale of the North Kingstown Facility or in the third cash distribution after the sale of our Heathrow, United Kingdom real estate.

   We estimate that the total amount of Excluded Liabilities, as defined in the Acquisition Agreement, to be retained by us after the Closing (which includes some contingent liabilities) will be in the range of $25.0 million to $30.0 million. Payment, or provision of payment, of the retained liabilities as estimated by management will be made before any cash distributions to stockholders. Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS.

Brown & Sharpe

   The Company currently operates entirely in the metrology industry through three business segments. The MS Division ("MSD"), which manufactures and markets a wide range of manual and computer-controlled, high precision coordinated measuring machines ("CMMs") is the largest division, historically generating more than 70% of the Company's sales. The MSD includes the former Custom Metrology Division ("CMD"), which, after its reorganization in 1999, was dedicated to the production and development of non-contact technology. The PMI Division ("PMI"), which manufactures mechanical and electronic measuring and inspection tools is the second largest division. The Brown & Sharpe Information Systems ("BSIS") measuring software business has had no sales. The Electronics Division ("ED"), which was acquired in 1999 and is being sold to a third party, designed and manufactured surface inspection systems. MSD sales include revenue from aftermarket sales and service for CMMs. More than half of the Company's sales historically have been outside the United States (based upon the location of customers who are situated within the market areas assigned to subsidiaries located outside of the United States.) The Company has had losses for the years ending December 31, 1999, and December 30, 2000 of $42.9 million and $57.3 million, respectively. The Company believes the Operating Profit (as defined) of the Metrology Business was $18.6 million, without regard to SAB 101, for the full year 2000.

   See "The Business of the Company" elsewhere in this Proxy Statement for details on the Company prior to the proposed sale to Hexagon.

Hexagon

   Hexagon AB is a limited liability company existing under the laws of Sweden and has listed its series B shares on the OM Stockholm Exchange. Hexagon's primary business concept is to acquire and develop, on a long-term basis, engineering companies. The Hexagon Group consists of eight directly reporting subsidiaries that are grouped in three fields of operation: Industrial Components and Systems, Niche Manufacturing and Hexagon Wireless. The subsidiaries grouped within these three fields of operation are all niche oriented, operate in markets with exclusively industrial customers, have leading positions within their respective market niches, and conduct their product or production technology development within the framework of applied technology. The three companies that comprise the Industrial Components and Systems business area principally produce hydraulics, flow technology, temperature technology, mechanical maintenance products and transmission equipment. The three companies comprising the Niche Manufacturing business area produce gaskets for plate heat exchangers and special wheels, sliding bearings, cage rings and preprocessed special steel, tools and components as well as systems and/or components for industrial robots, trucks and base stations for mobile phone systems. Hexagon Wireless is active in the field of wireless communication. It develops and markets antennas and antenna systems for mobile handsets and Bluetooth applications ranging from lap tops, palm tops, up to large industrial applications for process controlling purposes.

   Hexagon's principal executive offices are located P-O Box 1112, S-131 26, Nacka Strand, Stockholm, Sweden, (tel): +46 (0) 8 601 26 20 and (fax): +46 (0) 8 601 26 21, e-mail: postmaster@hexagon.se, web site: www.hexagon.se.

Background and Reasons for the Sale; Directors' Recommendation

Background

   November, 1999--The Company agreed with its senior secured lenders, including its senior bank lenders under a $30 million secured revolving credit bank agreement and insurance companies holding privately placed secured promissory notes in an aggregate amount of $50 million, to reduce the Company's senior debt by $35 million. The Company agreed to such action as, during 1999, the Company breached certain financial covenants, including the debt to EBITDA ratio, which is the most restrictive covenant in its senior note agreements and its revolving credit agreement, and also breached the debt to net worth and interest coverage ratios. The Company's senior lenders granted waivers curing the financial covenants defaults incurred under these agreements through the end of 1999, but not thereafter. In addition, borrowing rates under the Company's senior lending agreements were increased for the private placement, and the agreements with the senior lenders were amended to add covenants to require the Company to grant the senior lenders a security interest in certain of its United States assets and to complete a financing transaction acceptable to the senior lenders. From then until June 2000, the Company, with the assistance of Chase Securities, endeavored to raise subordinated debt/mezzanine financing or preferred stock to accomplish this refinancing, but the Company was not able to secure any such refinancing on a basis considered by the Company to be acceptable and in the best interest of the Company and its stockholders.

   April, 2000--Representatives of Hexagon contacted Chase Securities to inquire about the Company's search for privately placed equity securities.

   June 27, 2000--Brown & Sharpe announced in a press release that the Company had engaged Chase Securities to pursue various strategic alternatives, including a possible sale or merger of the Company, to enhance shareholder value.

   July 17, 2000--Ola Rollen, Chief Executive Officer of Hexagon, had an introductory meeting with Ken Kermes, President and Chief Executive Officer and Andy Genor, Chief Financial Officer of Brown & Sharpe, at Brown & Sharpe's North Kingstown headquarters. At the meeting Ola Rollen presented a briefing on Hexagon, and Ken Kermes discussed the June 27 decision by the Board and the process that was envisioned to pursue these various strategic alternatives.

   August 15-17, 2000--Business presentations in North Kingstown by both Hexagon and Brown & Sharpe, including in-depth divisional financial/business reviews on MSD (Measuring Systems Division) and PMI (Precision Measuring Instruments Division), the two major Brown & Sharpe divisions comprising the Metrology Business, and on BSIS (Brown & Sharpe's software development business).

   August 21-25, 2000--Hexagon representatives make due diligence visits to Brown & Sharpe's locations in Telford, UK (MS), Wetzlar, Germany (MS), Renens, Switzerland (PMI), Torino, Italy (MS) and North Kingstown (MS and corporate headquarters).

   September 4, 2000 and following--There were discussions between investment banking representatives of the parties, concerning Hexagon not acquiring certain assets not directly associated with the core Metrology Business (including: Surface Inspection Systems Electric Division business; the North Kingstown Facility, the Telford, United Kingdom building, the Heathrow, United Kingdom (gravel pit) real estate; the investment in the Metroptic Joint Venture in Israel; blade machine assets, including inventory at Telford and blade machine patents, miscellaneous other parts of the Telford Custom Metrology Operation, various third party software license tools, the 30% stock interest in Wilcox Associates, Inc. and BSIS Inc.). Hexagon's representatives indicated an interest to proceed with further due diligence on an exclusive basis. That oral indication was either a cash purchase of all of the Company's stock at $3.50 per share, a small premium over the current $3.12 per share market price at September 8, 2000, or an acquisition of the Metrology Business. Brown & Sharpe indicated that the stock purchase proposal was not at a sufficient level to grant Hexagon negotiating exclusivity but that Brown & Sharpe would entertain a proposal for the acquisition of the Metrology Business. (Of the assets not directly associated with the Metrology Business, Hexagon ended up taking the 30% stock interest in Wilcox Associates, Inc. (subject to the first refusal right of the shareholders of Wilcox Associates, Inc. which has been waived), the Telford, United Kingdom building, certain machines at Telford and substantially all the Telford employees. The other assets listed above are excluded from the transaction and are part of the Excluded Assets.)

   September 12-13, 2000, representatives of the parties and their respective investment bankers and counsel met in New York to discuss and reach a preliminary understanding on key points, including deal structure, purchase price and excluded assets and excluded liabilities.

   Following the New York meeting--Brown & Sharpe prepared and sent to Hexagon a "Summary of Proposed Principal Terms (For Discussion)", dated September 15, 2000, for the cash purchase of the Metrology Business of Brown & Sharpe, with Brown & Sharpe retaining certain Excluded Assets and Excluded Liabilities. The Summary contemplated a purchase by Hexagon of the shares of a company created by Brown & Sharpe to hold the U.S. assets and a purchase by Hexagon of the shares of the Brown & Sharpe subsidiaries holding the foreign subsidiaries engaged in the Metrology Business. The Summary provided for a break-up fee payable to

Hexagon in an amount to be negotiated, including a "fiduciary out" for the Brown & Sharpe Board of Directors to respond to more favorable unsolicited offers. The closing would be conditioned upon, among other things, approval of Brown & Sharpe's stockholders, a lease by Hexagon of a portion of the North Kingstown facilities and other conditions to be set forth in a mutually acceptable definitive acquisition agreement to be entered into between the parties.

   At a meeting of the Brown & Sharpe Board of Directors on September 18, 2000, at which time the Board reviewed, among other matters, the information presented by Chase Securities with respect to the results of the process undertaken by Brown & Sharpe and by Chase Securities since June 27, 2000, including the fact that more than 100 parties were contacted by the Company and Chase Securities regarding their potential interest in pursuing a strategic transaction with the Company, more than 50 parties executed confidentiality agreements with the Company and were sent a descriptive memoranda concerning the Company, and more than 15 parties provided preliminary indications of interest or indicative bids at some point during the process. Chase Securities also reviewed with the Board the indicative bids received for the Company to be acquired, to sell all or a portion of its Metrology Business, or for the parties to make an equity investment in the Company. Following this meeting, Brown & Sharpe granted Hexagon negotiating exclusivity for two weeks, which was later extended to about three weeks, until October 6.

   September 18, 2000--Hexagon began its financial due diligence on Brown & Sharpe's Metrology Business. Hexagon's representatives (representatives of KPMG, a public accounting firm) visited the Metrology Business locations at Telford, United Kingdom; Wetzlar, Germany; Rennes, Switzerland; Torino, Italy and North Kingstown for extensive financial due diligence.

   October 5, 2000--A draft of Acquisition Agreement was forwarded by Brown & Sharpe's counsel to Hexagon and its counsel.

   October 10-13, 2000--After the Hexagon Board meeting on or about October 10 to review the KPMG findings, Hexagon raised concerns that Brown & Sharpe's projected fourth quarter results for the Metrology Business did not support a purchase price of $180 million. Hexagon's position was that the $180 million purchase price then under discussion was based on the Metrology Business meeting certain operating profit projections which Hexagon did not believe would be met. Brown & Sharpe then prepared and sent Hexagon historical information on Brown & Sharpe's nine months and fourth quarter results for the Metrology Business. However, these concerns were not resolved and remained open until the proposal for a collar on the purchase price was negotiated in October and became agreed at the meeting held on November 10.

   October 16-17, 2000--The parties and their respective investment bankers and counsel met in New York City to discuss the Acquisition Agreement draft dated October 5, and related matters, including comments submitted to Brown & Sharpe by Hexagon's counsel dated October 16 and a memorandum of "major issues", including break-up fee, purchase price, Metrology Business, fourth quarter earnings of the Metrology business, a no material adverse condition, investment in BSIS and certain technical matters, which had been prepared by Hexagon and distributed at the meeting. Hexagon did not accept such results as justification for the $180 million purchase price. Brown & Sharpe countered Hexagon with a Brown & Sharpe proposal (oral) for a purchase price of $170 million, and including in the assets to be sold Brown & Sharpe's 30% interest in Wilcox Associates, Inc., a software firm that had granted an exclusive license to Brown & Sharpe on its PCDIMIS measuring software for Brown & Sharpe machines, and including certain software rights. Hexagon proposed a break-up fee of $5 million, which was negotiated by Brown & Sharpe down to $4 million. Following this meeting, the parties continued to discuss various matters, including Brown & Sharpe's likely fourth quarter 2000 results for the Metrology Business, whether or not a closing condition relating to no material adverse change with respect to the Metrology Business operating results would be a part of the Acquisition Agreement and various other matters.

   October 24, 2000--A revised draft of the Acquisition Agreement was sent to Brown & Sharpe by Hexagon's counsel, and on October 27 a further revised draft of the Acquisition Agreement was sent to Hexagon by Brown & Sharpe's counsel, together with a memorandum commenting on the changes made in the draft, including changes in the definition of material adverse effect, closing conditions and various other matters.

   There was also considerable discussion between the parties on the key issues remaining after the New York meeting, including the introduction of a proposal for a "collar" on the purchase price, which would provide for a purchase price of $170 million, subject to being decreased to $160 million for failure to meet expected Business Operating Profit (as defined) of the Metrology Business and subject to being increased up to $180 million, depending on higher Business Operating Profit of the Metrology Business. (This is the "collar" that was ultimately agreed upon by the parties. We have described it throughout this document as a purchase price of $160 million, subject to increase in the first adjustment, based on Business Operating Profit (as defined) for the Metrology Business, and subject to a further second net cash adjustment, up or down, which was not related to Operating profit of the Metrology Business. The parties discussed whether the "collar" on the purchase could be in lieu of a closing condition relating to no material adverse change with respect to the Metrology Business operating results.

   October 30-31, 2000--Details of a proposal for the collar on the purchase price were discussed by the respective investment bankers for Hexagon and Brown & Sharpe, and on October 31 Brown & Sharpe's proposal for a collar was orally conveyed by its investment bankers to Hexagon. The parties agreed that the collar would be included in the agreement rather than a closing condition regarding material adverse change with respect to the Metrology Business operating results as to be defined for the year 2000.

   November 3, 2000--A revised draft of Acquisition Agreement was sent by Brown & Sharpe's counsel to Hexagon, which contained a purchase price collar, and on November 6 a memorandum from Brown & Sharpe's counsel was sent to Hexagon making certain changes to the draft including the collar and various other changes to the November 3 draft Acquisition Agreement and the schedules of Excluded Assets and Excluded Liabilities, and noting open points to be discussed and agreed upon in order to complete the Acquisition Agreement after Hexagon's first investment.

   November 3-9, 2000--The parties discussed and agreed upon Hexagon's investment in BSIS, and BSIS was valued by the parties at $15 million after Hexagon's initial investment of $2.5 million to be made at the Closing.

   November 10, 2000--The parties and their counsel and Brown & Sharpe's investment bankers met in Boston to discuss the November 3 draft of Acquisition Agreement, including details related to the collar on the purchase price, details of the Excluded Assets and Excluded Liabilities, the lease for a portion of the North Kingstown facility to be occupied by Hexagon and a discussion of Brown & Sharpe's undeveloped software business (BSIS), including proposed investments by Hexagon in BSIS and certain possible software and other arrangements between Brown & Sharpe and BSIS on the one hand and Hexagon on the other hand, as buyer of the Metrology Business and an investor in BSIS.

   November 12-16, 2000--Representatives of Hexagon and Brown & Sharpe and their counsel, and for part of the time representatives of their respective investment bankers, discussed and negotiated by phone and e-mail the remaining "open" issues on the draft Acquisition Agreement and Schedules and on the wording of a press release to be issued by Brown & Sharpe at 8 a.m. on Friday, November 17 in the United States and a press release to be issued by Hexagon at 2 p.m. in Sweden (assuming that the parties had signed the Acquisition Agreement). A further revised draft of the Acquisition Agreement was sent on November 14 by Brown & Sharpe's counsel to Hexagon.

   November 16, 2000--Following a further telephone conference call between representatives and counsel for each of the parties on November 16, the Board of Brown & Sharpe at a meeting held 6 p.m. on November 16, 2000 unanimously approved the Acquisition Agreement and the related transactions and the contemplated distributions to stockholders, to be made at such later dates and in such amounts to be finally determined by the Board. At this meeting the Board gave consideration to various factors, including the opinion of Houlihan Lokey and the results of the process undertaken by the Company and Chase Securities and the other factors discussed in the following section of this Proxy Statement entitled "Our Reasons for the Proposed Sale of Substantially

All Assets, Including the Sale To Hexagon and Related Transaction, the Sale of the North Kingstown Facility, and Contemplated Cash Distributions to Stockholders; Approval by the Board of Directors". Following Brown & Sharpe Board approval, counsel for each of the parties agreed on final changes to the Acquisition Agreement, and the Acquisition Agreement was then signed by representatives of both parties.

   November 17, 2000--Brown & Sharpe and Hexagon each issued a press release announcing signing of the Acquisition Agreement.

   March 2, 2001--Brown & Sharpe announces signing of the North Kingston Sales Agreement.

   March 14, 2001--The Board of Brown & Sharpe voted to ratify the North Kingstown Sales Agreement at a meeting held at 10:00 a.m. with certain Board members attending the meeting by teleconference.

   March 15, 2001--Brown & Sharpe and Hexagon agree that there should be an increase of $10 million to the purchase price pursuant to the first adjustment under the Acquistion Agreement.

OUR REASONS FOR THE PROPOSED SALE OF SUBSTANTIALLY ALL ASSETS, INCLUDING THE SALE TO HEXAGON AND RELATED TRANSACTIONS, THE SALE OF THE NORTH KINGSTOWN FACILITY, AND CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS; APPROVAL BY THE BOARD OF DIRECTORS

   OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE OF SUBSTANTIALLY ALL ASSETS, INCLUDING THE SALE UNDER THE ACQUISITION AGREEMENT AND RELATED TRANSACTIONS AND THE SALE OF THE NORTH KINGSTOWN FACILITY UNDER THE NORTH KINGSTOWN SALES AGREEMENT, THE LATER SALE OF OUR HEATHROW, UNITED KINGDOM REAL ESTATE AND THE CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS ON DATES AND IN AMOUNTS TO BE FINALLY DETERMINED BY OUR BOARD OF DIRECTORS IS IN THE BEST INTEREST OF THE COMPANY AND OUR STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE AND RELATED TRANSACTIONS UNDER THE ACQUISITION AGREEMENT, THE SALE OF THE NORTH KINGSTOWN FACILITY UNDER THE NORTH KINGSTOWN SALES AGREEMENT, AND THE RELATED CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS.

   In reaching its decision to approve this first proposal, our Board considered a number of factors, including the following:

     (i) The low historical market prices (and related financial multiples) and trading range of the Company's Class A Stock. The high and low at closing price range for our Class A Stock was $6.625 to $16.125 for the year 1998, $1.875 to $8.50 for the year 1999, $1.625 to $3.0625 for the first quarter of 2000, $1.625 to $3.1875 for the second quarter of 2000. This shows a downward trend from 1998 up to June 27, 2000 when the Company announced commencement of its process for merger or sale of substantially all assets of the Company, or other strategic transaction, which reinforced, in the Board's view, the need to negotiate and complete such a transaction. The Board considered the low share price and the potential value to the Company and the stockholders from the proposed sale and distributions to stockholders as a reason to recommend the proposed sale to Hexagon.

     Subsequent to November 17, 2000, the date of the press release announcing the signing of our agreement with Hexagon, the closing stock prices have been $4.375 to $5.125 for the rest of the fourth quarter of 2000, $4.93754 to $5.5625 for January 2001, and $5.30 to $5.63 for February
  2001.

     (ii) Our inability to raise additional subordinated debt or preferred stock in late 1999--June, 2000, in an effort to resolve the financial defaults existing since 1999 under the lending agreements with our senior secured lenders, including a payment default under our $30 million bank revolving credit since November 10, 2000. Our inability to raise additional debt has caused us to remain in default under our lending agreements and subjects us to the possibility that our senior secured lenders could call our debt for payment at any time. The Board believed that, under the circumstances, a sale of the Company would likely be necessary to satisfy its senior lenders who would otherwise resort to their collateral consisting of most of the Company's assets or stock in most of its subsidiaries, in which event the proceedings under Chapter 11 of the Bankruptcy Code could be one of the possible consequences.

     (iii) The financial condition, history of losses, declining cash flows and weakened capital structure, including the net losses of $42.9 million in 1999 and expected net loss for the entire year 2000 (which turned out to be $57.3 million), and the Company's declining prospects as an independent company in the Metrology Business in light of the long-standing financial defaults in agreements with our senior lenders and the resulting insufficiency of the Company's capital structure. In addition, the Company is unable to pay its senior lenders in full if the loans were called and unable to find alternative sources of capital to pay its lenders. All the factors reinforced the Board's view that a sale was appropriate.

     (iv) The Board's decision, in light of the foregoing factors, to hire Chase Securities, as announced on June 27, 2000, to identify prospective purchasers and/or investors that might be interested in pursuing a strategic transaction with the Company, such as a possible merger or sale of the Company or substantial investment in the Company or similar transaction was viewed as a positive procedural factor by the Board.

     (v) The process undertaken by the Company on June 27, 2000, with the assistance of its financial advisor Chase Securities, to identify prospective purchasers and/or investors that might be interested in pursuing a strategic transaction with the Company contributed to the Board's belief that it identified the superior proposal to sell the Company and its decision to recommend the proposed sale to Hexagon to shareholders. As part of the process, the alternatives explored included a possible merger or sale of the Company or a substantial investment in the Company. More than 100 parties were contacted by the Company and Chase Securities regarding their potential interest in such a transaction, more than 50 parties executed confidentiality agreements with the Company and were sent a descriptive memorandum concerning the Company, and more than 15 parties provided preliminary indications of interest or indicative bids at some point during the process. The indicative bids received were subject to extensive further due diligence on the part of the bidder before any specific negotiations on price could take place (and were subject to further due diligence on the part of the Company to determine whether the bidder had the ability to complete and/or finance the transaction). At such early stage, the indicative bids offered a purchase price for purchase of the entire Company at a per share price at then current market price (which was $2.12 to $3.75 from August 24 to September 15, 2000) or a slight premium over then current market price. Indicative bids also included bids to purchase a portion of the Company. Indicative interest in smaller parts of the Company was viewed as less favorable than selling most or all of the Company as it brings greater risk of not favorably executing the sale of the remaining parts of the Company, and risk of failure to find buyers for the remaining parts. The terms of the bids for equity investment in the Company were not attractive and were considered a less favorable option than a sale of a large portion of the Company as the amount of interest indicated would not likely satisfy lenders. Also, the information Chase Securities reviewed with the Board at its meeting on September 18, 2000 with respect to the results of the process undertaken by the Company and Chase Securities, including (i) the indicative bids received for the Company to be acquired, (ii) the indicative bids received for all or a portion of its Metrology Business, (iii) offers from parties willing to make an equity investment in the Company, and (iv) the recommendation of Chase Securities to the Board at its September 18 meeting, made in the context of the results of that process and continued request of Hexagon for negotiating exclusivity, for the Company to pursue the Hexagon bid on an exclusive basis for a limited period; and the further review of the process and the proposed definitive Acquisition Agreement between Hexagon and the Company that was presented to the Board for approval at its meeting on November 16, 2000, also contributed to the Board's belief that it had identified the superior proposal to sell the Company and its decision to recommend the proposed sale to Hexagon to shareholders.

     (vi) The fact that since the Company's announcement on June 27, 2000 to the effect that it had engaged Chase Securities to pursue various strategic alternatives, including a possible sale or merger of the Company, to enhance shareholder value, no other party had presented the Company with an acquisition proposal that, taken as a whole, would be more favorable to the Company and its shareholders than the purchase offer from Hexagon embodied in the Acquisition Agreement (and related agreements) and that would be as certain to be consummated within the same time frame as the Hexagon offer in Spring 2001. The indicative bids for sale of all or most of the Company received by the Company were bids made subject to significant further due diligence before any specific negotiation on price would occur and were at a per share price at then current market price or a slight premium over then current market price, subject to revision upon completion of due diligence. We received one other indication of interest in purchasing both MS and PMI (close to the "Metrology Business") but at an indicated price range below Hexagon's and conditioned on significant further due diligence. The Company received offers for separate units of the Company, but did not receive offers for a sufficient number of units of the Company to create a package that compared favorably, taking account of after-tax proceeds, to a sale of substantially all assets to Hexagon as negotiated. (There were significant tax disadvantages to a larger number of piece meal sales of units in the Metrology Business.) In addition, the Board considered the risks of selling off separate units of the Company, including the risk of not finding buyers for the remaining units. At the time the Company entered into the agreement with Hexagon the Board believed it was a better value than the other offers still on the table and that the transaction with Hexagon could proceed more quickly to closing than other offers (which the Board considered favorable as the Company is currently a user of cash). The Board felt that sufficient time had passed for competing proposals to be presented, and since none of the proposals presented were more favorable than Hexagon's, this contributed to the Board's decision to recommend the proposed sale to Hexagon to shareholders.

     (vii) The opinion of Houlihan Lokey to the Board that, subject to the matters set forth in its opinion, the consideration to be received by the Company in connection with the proposed sale to Hexagon will be fair, from a financial point of view, to us. The opinion, while not "adopted" as such by Board resolution, was a positive factor in the Board's decision to recommend the proposed sale to Hexagon to shareholders. The full text of the written opinion dated as of November 16, 2000 which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Proxy Statement as Annex B hereto and is incorporated herein by reference. Holders of shares of Company Common Stock are urged to read such opinion carefully in its entirety.

     (viii) The purchase price of $160 million, plus $2.5 million at Closing (and an additional $4.5 million over the next three years) for the sale of additional BSIS stock, subject to two adjustments, and the overall terms of the proposed sale to Hexagon, as reflected in the Acquisition Agreement was a positive factor in the Board's decision to recommend the proposed sale. The Board views the overall terms of the Acquisition Agreement as fair to the Company and its stockholders. In the first adjustment, the purchase price shall be increased at the Closing by the amount of any Business Operating Profit contingent payment relating to the business we are selling Hexagon. The Board found the opportunity to receive a purchase price increase to the $160 million component of the purchase price (ranging from $0 to $20 million with an anticipated increase of $10 million, subject to agreement by the parties under the Acquisition Agreement) to the extent that our Business Operating Profit, as so defined, for the year 2000 exceeds certain specified levels (starting at $15 million with the highest adjustment at $22 million of Business Operating Profit) was a positive factor in the Board's decision to recommend the proposed sale to Hexagon as it provided a potential financial increase to the Company and stockholders for performance. The second adjustment to the purchase price is a net cash adjustment. The purchase price will be increased or decreased by this adjustment (a decrease of $10 million is currently expected), with no cap on the increase or floor on the decrease, by an amount equal to the amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon or its affiliates at the Closing less the amount of indebtedness of our transferred subsidiaries at the Closing. Since the foreign subsidiaries being transferred to Hexagon are users of cash in the early months of the year, at least through May, this second adjustment was viewed in November, 2000, as likely to be negative for the Company.

     (ix) The purchase price under the Acquisition Agreement, including the purchase price for shares of BSIS, and the rental amounts under the Lease were negotiated on an arm's length basis between our representatives and representatives of Hexagon.

     (x) The Company's ability to make a cash distribution to stockholders out of the net proceeds under the Acquisition Agreement with Hexagon after paying the Company's debt obligations to its senior lenders, after payment (or making provision for the payment) of its estimated retained liabilities, and after a retention to fund on/going expenses of BNS Co. and expenses of BSIS related to its development of the early stage BSIS software business, was a positive factor in the Board's view.

     (xi) The opportunity to develop the early stage "measuring software" business being conducted by the Company's subsidiary, BSIS, in which Hexagon will make substantial investments aggregating $7 million over the next three years, eventually owning up to as much as 47% of the equity of BSIS was a positive factor in the Board's decision, as the opportunity provides the potential for creating value for the stockholders after the sale of substantially all assets. However, in view of the speculative nature of the prospects for BSIS, the Board has determined to make an initial substantial distribution to stockholders of the Hexagon sale proceeds as described above.

     (xii) The fact that BSIS, which will be a controlled subsidiary after the Closing and will be the only active operations of the Company, has not yet generated any revenues and had not introduced its product (and that its earlier contemplated product introduction in 2000 had been postponed) was considered by the Board as a negative factor, though this factor was mitigated by the opportunity to develop BSIS and the fact that BSIS will benefit from the cash provided by Hexagon's purchases of portions of its stock. In connection with the retention of our controlled subsidiary BSIS, the Board considered the effects of transferring to Hexagon the 30% interest in Wilcox Associates, Inc. as only ancillary since the important asset relating to Wilcox Associates Inc. to the Metrology Business was the exclusive technology license which is being sold to Hexagon, and the 30% interest did not contribute to sales and earnings of Brown & Sharpe and did not have an easily realizable value. See "Business Activities of the Company Following the Proposed Sale: BSIS to Be Renamed Xygent, Inc." and "Risk Factors Related to BSIS".

     (xiii) The Board also considered the requirement that BSIS sell software products to Hexagon for use in Coordinated Measuring Machine ("CMM") applications at prices substantially below the prices charged to others for a five year period and that BSIS pay a significant royalty to Hexagon during the five year period for each software unit sold to persons other than Hexagon for CMM market applications. The Board realized that these provisions would limit the profitability of BSIS. See "Business Activities of the Company Following the Proposed Sale: BSIS to Be Renamed Xygent, Inc." and "Risk Factors Related to BSIS".

     (xiv) The Company's decision in the second quarter of 2000 to exit the electronics industry segment and sell the assets of the Company's Electronics Division and to stop funding, as one of the owners of a 50/50 joint venture with Metroptic Technology in Israel, for the development of new non-contact metrology technology. The Board recognized the Company's inability to obtain new sources of cash flow for its on-going businesses, which reinforced the attractiveness of the purchase price under the Acquisition Agreement.

     (xv) The Company's ability to sell its North Kingstown Facility pursuant to the North Kingstown Sales Agreement subject to satisfaction of closing conditions satisfies the Board that the Company will be able to dispose of such asset in a manner considered beneficial to the Company and shareholders, and that the proposed sale to Hexagon does not impair the Company's ability to do so. In reaching its decision to sell the North Kingstown Facility under the North Kingstown Sales Agreement, the Board considered a number of factors, including the offer of $15.5 million and other terms, including favorable environmental terms, of Precision Park Partners being within the range of an acceptable and fair offer for such property; the fact that after an intensive marketing effort only two firm offers for the property surfaced; the credit and financial ability of Precision Park Partners who have significant real estate investments and experience to conclude the transaction including the fact of their committed financing of the project from two commercial banks and one insurance company leader; the willingness of Precision Park Partners to accept the terms of a proposed lease arrangement to be entered into with the Company as part of the sale of the Metrology

  Business to Hexagon prior to the sale of the North Kingstown Facility, which lease would be assigned to the buyer of the real estate. (See additional details as to the sale of the North Kingstown Facility on pages 42 through 43.)

     (xvi) The possibility that the Class A Stock of the Compnay (BNS Co. after the Closing) may be delisted by the New York Stock Exchange after the Closing was considered to be a negative factor by the Board because the Board believes there are clear advantages to being listed on a national exchange.

     (xvii) The potential disadvantages and complexity of not selling the entire Company to a single buyer (or several buyers) including the retention of certain unassumed liabilities of the Company and its retained subsidiaries estimated to total from $25 million to $30 million on the Closing. The Board considered that the potential disadvantages were outweighed by the determination that the proposed sale to Hexagon was the superior proposal and by the opportunity provided by the retention of BSIS as a controlled subsidiary with $4.5 million additional funding from Hexagon over three years.

     (xviii) The fact that, pursuant to the Acquisition Agreement, the Company and its representatives may not (a) solicit, initiate or encourage the initiation of any inquiries or proposals regarding the acquisition by any person of the common stock of the Company in a takeover bid, or all or a material portion of the business and assets of the Company (an "Acquisition Proposal"), (b) engage in negotiations or discussions concerning, or furnish or permit to be furnished any non-public information concerning the Company's business, properties or assets to any person relating to, any Acquisition Proposal, or (c) agree to, approve or recommend any Acquisition Proposal, unless in each case the Board reasonably determines after consultation with its outside counsel that such Company Acquisition Proposal is a superior proposal and determines in good faith (based on the advice of its financial advisor and outside counsel) that it is required to take such actions in order to discharge properly its fiduciary duties. The Board considered this factor as a negative in entering into the Acquisition Agreement, but considered this factor as a positive in that the provision allows the Board to consider other superior offers under certain conditions.

     (xix) The fact that, pursuant to the Acquisition Agreement, the Board has the right, to terminate the Acquisition Agreement in order to accept a superior company proposal if (a) the Board of Directors has determined, based upon the advice of legal counsel, that it is required to accept such proposal to discharge properly its fiduciary duties under applicable law,
  (b) the Company gives Hexagon written notice of the Company's intention to accept such superior proposal, and (c) the Company pays to Hexagon a break-up fee of $4 million plus up to $2 million of actual expenses, and if the Company fails to obtain a stockholder vote in favor of the Acquisition Agreement, the Company pays certain actual expenses of Hexagon of up to $2 million. The Board considered this factor as a negative in entering into the Acquisition Agreement with a break up fee, but a positive factor in that the provision allows the Board to consider other superior offers under certain circumstances.

   The above information and factors considered by the Board are not intended to be exhaustive, but includes all of the material factors, both negative and positive, considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

   ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SALE OF SUBSTANTIALLY ALL ASSETS INCLUDING (A) THE ACQUISITION AGREEMENT AND THE RELATED TRANSACTIONS, (B) THE SALE OF THE NORTH KINGSTOWN FACILITY UNDER THE NORTH KINGSTOWN SALE AGREEMENT, AND (C) THE RELATED CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS ON DATES AND IN AMOUNTS TO BE FINALLY DETERMINED BY THE BOARD OF DIRECTORS, ALL AS DESCRIBED IN PROPOSAL 1.

                        PROJECTIONS PROVIDED TO HEXAGON

   The following Projections furnished to Hexagon and other prospective buyers/investors related to the entire Company and not to the Metrology Business to be sold to Hexagon under the Acquisition Agreement, and did not reflect the effect of adopting "Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements" ("SAB 101")--the effect of which was to decrease 2000 sales of the Company by $8.5 million, increase the 2000 net loss by $4.4 million and in addition gave rise to a charge, net of a $.6 million tax benefit, of $27.4 million for the cumulative effect of an accounting change to reflect the adoption of SAB 101.

   As set forth in the descriptive memorandum in which the Projections were contained in August 2000, "the projections involve significant known and unknown risks, uncertainties and other factors, including subjective assumptions, judgments and analyses and no representation can be made as to their attainability. Accordingly, actual results may differ materially from the estimates and projections..."

                       Projected Selected Financial Data

                                    Projected FYE December 31,
                           -------------------------------------------------
                             2000       2001      2002      2003      2004
                           --------   --------  --------  --------  --------
                                         ($ in thousands)
Income Statement Items:
 Total Sales.............. $298,379   $319,555  $332,162  $348,581  $360,888
  % Sales Growth..........       (8%)        7%        4%        5%        4%

 EBITDA................... $ 21,096   $ 36,637  $ 41,695  $ 46,120  $ 48,130
  % margin................        7%        11%       13%       13%       13%

 EBIT..................... $  9,892   $ 25,431  $ 30,121  $ 36,029  $ 39,130
  % margin................        3%         8%        9%       10%       11%

 Net Income (Loss)........ ($17,982)  $ 11,518  $ 16,182  $ 21,178  $ 24,166

Balance Sheet Items:
 Cash..................... $ 33,704   $  8,681  $  7,413  $  8,704  $ 16,769
 Total Assets.............  266,419    252,109   255,957   266,173   281,745
 Total Debt...............  110,365     77,522    60,768    43,996    31,020
 Shareholders' Equity.....   47,392     58,912    75,094    96,273   120,438
 Working Capital..........   59,922     64,874    67,576    71,044    73,615
 Capital Expenditures.....    8,311      9,000     9,000     9,000     9,000

Credit Statistics:
 Total Debt to EBITDA.....      5.2x       2.1x      1.5x      1.0x      0.6x
 EBITDA to Interest
  Expense.................      2.1        4.4       6.8       9.9      14.5

Core Statistics:
 MS....................... $221,306   $236,055  $245,642  $253,681  $262,888
 PMI......................   75,132     82,000    82,000    82,000    82,000
                           --------   --------  --------  --------  --------
 Total Core Sales......... $296,438   $318,055  $327,642  $335,681  $344,888

 Core EBITDA (MS & PMI)... $ 37,577   $ 52,742  $ 56,139  $ 60,899  $ 64,483
  % Core EBITDA Margin....     12.7%      16.6%     17.1%     18.1%     18.7%

--------

   The information under "Core Statistics" at the bottom of the Projected Selected Data more closely reflects, but are not actually equivalent to, the Metrology Business being sold to Hexagon. EBITDA for the period 2001-2004 is defined as a net income plus interest, taxes, depreciation and amortization. In order to make year to year comparisons more meaningful, projected EBITDA for 2000 also excluded one time charges for refinancing fees, impaired assets and discontinued business write-offs. "Core EBITDA" excludes corporate expenses and BSIS software development costs. Accordingly, EBITDA is used as specified in the acronym "EBITDA" except for the year 2000, as noted. EBITDA was a meaningful measure of earnings power to potential bidders in that it excludes the effect of capital structure, tax positions and purchase activity method.

   The increase in EBITDA is due to anticipated improving margins in core businesses as a result of cost reductions from the 1999/2000 restructuring initiatives, lower selling, general and administrative costs as a result of the restructuring initiatives, and moderate revenue growth in new business segments generated through new product sales and increased market penetration. The difference between the Total Sales in the Projections and the Total Core Sales comes from the inclusion in Total Sales of BSIS software sales (when the business of BSIS is conducted in connection with the business of the Core Metrology Business) and from the inclusion of Electronics Division sales for year 2000.

   Projected sales growth beyond 2000 is based on revenues growing at inflationary rates in the Company's traditional product lines, with overall growth rates of 3% to 7% driven by improving technology and product offerings and deeper penetration into geographical markets. Sales are expected to grow quickly at first and taper off in the later years.

   The increase in gross profit beyond 2000 is also attributable to improving sales, realized efficiencies from the China joint venture and the improved profitability from outsourcing commodity-like products or components.

   Reductions in Selling, General and Administrative costs are a result of restructuring in the PMI and MS Divisions. These costs have been reduced from approximately 32% of sales to approximately 29% of sales.

                           Projected Income Statement

                                     Projected FYE December 31,
                            -------------------------------------------------
                              2000       2001      2002      2003      2004
                            --------   --------  --------  --------  --------
                                          ($ in thousands)
Sales
Total...................... $298,379   $319,555  $332,162  $348,581  $360,888
 % Sales Growth............     (7.7%)      7.1%      3.9%      4.9%      3.5%

Cost of Good Sold
Total...................... $196,423   $201,782  $206,158  $211,885  $217,026
Gross Profit............... $101,956   $117,773  $126,003  $136,696  $143,862
 % margin..................     34.2%      36.9%     37.9%     39.2%     39.9%

Selling, General &
 Administrative
 Selling................... $ 47,532   $ 42,898  $ 45,916  $ 49,014  $ 51,888
 Administrative............   32,645     29,725    30,868    32,448    33,837
 Research and Development..   19,356     19,719    19,099    19,206    19,008
                            --------   --------  --------  --------  --------
Total Selling, General &
 Administrative............ $ 99,533   $ 92,342  $ 95,883  $100,667  $104,733
 % of net sales............     33.4%      28.9%     28.9%     28.9%     29.0%

Operating Profit........... $  2,423   $ 25,431  $ 30,120  $ 36,029  $ 39,130
 % margin..................      0.8%       8.0%      9.1%     10.3%     10.8%

Interest Income............      572        --        --        --        --
Other Income (Losses)......   (1,300)       --        --        --        --

EBITDA..................... $ 21,096   $ 36,637  $ 41,695  $ 46,120  $ 48,130
 % margin..................      7.1%      11.5%     12.6%     13.2%     13.3%

Depreciation Expense.......   (8,767)    (8,206)   (8,574)   (8,957)   (9,000)
Amortization Expense.......   (2,437)    (3,000)   (3,000)   (1,134)      --

EBIT....................... $  9,892   $ 25,431  $ 30,120  $ 36,029  $ 39,130
 % margin..................      3.3%       8.0%      9.1%     10.3%     10.8%

Restructuring Charges......      472        --        --        --        --

Provision for Impaired
 Assets....................   (7,635)       --        --        --        --

Interest Expense...........   (9,814)    (8,367)   (6,147)   (4,653)   (3,329)

Income (Loss) Before
 Taxes..................... ($15,282)  $ 17,064  $ 23,973  $ 31,375  $ 35,801
Income Taxes...............    2,700      5,546     7,791    10,197    11,635
                            --------   --------  --------  --------  --------
Net Income (Loss).......... ($17,982)  $ 11,518  $ 16,182  $ 21,178  $ 24,166
                                (6.0%)      3.6%      4.9%      6.1%      6.7%

                            Projected Balance Sheet

                                    Projected December 31,
                              --------------------------------------
                                2000      2001      2002      2003      2004
                              --------  --------  --------  --------  --------
                                       ($ in thousands)
           Assets
Current Assets:
 Cash.......................  $ 33,704  $  8,681  $  7,413  $  8,704  $ 16,769
 Accounts Receivable........    80,562    86,280    89,684    94,117    97,440
 Inventory..................    62,660    67,107    69,754    73,202    75,787
 Other Current Assets.......     5,968     6,391     6,643     6,972     7,218
                              --------  --------  --------  --------  --------
Total Current Assets........  $182,894  $168,458  $173,494  $182,995  $197,213

Property Plant & Equipment,
 net........................  $ 43,010  $ 43,804  $ 44,230  $ 44,272  $ 44,272

Goodwill, net...............     7,224     4,226     1,226        92        92

Other Long-term Assets......    33,292    35,621    37,008    38,814    40,168

Total Assets................  $266,419  $252,109  $255,957  $266,173  $281,745

   Liabilities and Equity
Current Liabilities:
 Accounts Payable...........  $ 44,511  $ 46,970  $ 48,680  $ 50,959  $ 52,696
 Other Current Liabilities..    44,757    47,933    49,824    52,287    54,133
                              --------  --------  --------  --------  --------
Total Current Liabilites....  $ 89,268  $ 94,904  $ 98,505  $103,246  $106,829

Debt:
 R/C Debt...................  $ 27,400  $ 19,400  $ 11,400  $  4,000  $    --
 Senior Notes...............    50,000    42,857    35,714    28,571    21,428
 Mortgages/(Other Prior to
  98).......................    15,492     9,971     8,417     6,247     4,455
 Capital Leases.............       889       701       644       585       544
 Overseas Debt..............  $ 16,584  $  4,593  $  4,593  $  4,593  $  4,593
                              --------  --------  --------  --------  --------
Total Debt..................  $110,365  $ 77,522  $ 60,768  $ 43,996  $ 31,020

Other Long Term Liabilites..  $ 19,395  $ 20,771  $ 21,590  $ 22,658  $ 23,458

Total Liabilities...........  $219,027  $193,197  $180,863  $169,900  $161,307

Shareowners' Equity
 Common Stock...............  $ 13,831  $ 13,831  $ 13,831  $ 13,831  $ 13,831
 Additional Paid-in
  Capital...................   113,473  113,473,   113,473   113,473   113,473
 Retained Eearnings.........   (62,215)  (50,695)  (34,513)  (13,334)   10,831
 Other Comprehensive
  Income....................   (17,242)  (17,242)  (17,242)  (17,242)  (17,242)
 Treasury Stock.............      (455)     (455)     (455)     (455)     (455)
                              --------  --------  --------  --------  --------
Shareowners' Equity.........  $ 47,392  $ 58,912  $ 75,094  $ 96,273  $120,438

Liabilities and Shareowners'
 Equity.....................  $266,419  $252,109  $255,957  $266,173  $281,745

                       Projected Statement of Cash Flows

                                       Projected FYE December 31,
                              ------------------------------------------------
                                2000      2001      2002      2003      2004
                              --------  --------  --------  --------  --------
                                            ($ in thousands)
Cash Flow from Operations
Net Income................... $(17,982) $ 11,518  $ 16,182  $ 21,178  $ 24,166
Adjustment for Non-cash
 Items:
  Depreciation............... $  8,767  $  8,206  $  8,574  $  8,957  $  9,000
  Amortization...............    2,437     3,000     3,000     1,134       --
 Provision for Impaired
  Assets.....................    7,635
  Restructuring charges......     (472)      --        --        --        --
 Other Non-Cash..............      869      (953)     (567)     (739)     (554)
                              --------  --------  --------  --------  --------
Subtotal..................... $  1,254  $ 21,772  $ 27,189  $ 30,531  $ 32,612
Changes in Working Capital
  (Increase) decrease in
   accounts receivable....... $  5,012  $ (5,718) $ (3,404) $ (4,433) $ (3,323)
  (Increase) decrease in
   inventories...............      (51)   (4,477)   (2,647)   (3,448)   (2,585)
  (Increase) decrease in
   other current assets......     (562)     (424)     (252)     (328)     (246)
  (Decrease) increase in
   AP/AE.....................    6,255     6,247     3,719     4,844     3,631
 Cash Paid for 1999
  Restructuring..............   (7,880)     (611)     (118)     (102)      (48)
                              --------  --------  --------  --------  --------
Total Change in Working
 Capital..................... $  2,774  $ (4,952) $ (2,702) $ (3,468) $ (2,571)
Cash Provided by (Used In)
 Operations.................. $  4,028  $ 16,820  $ 24,487  $ 27,063  $ 30,041
Cash Flow from Investing
 Acquisitions................      --        --        --        --        --
 Capital expenditures........   (8,311)   (9,000)   (9,000)   (9,000)   (9,000)
 Proceeds from disposition...    3,503       --        --        --        --
 Other investing activities..      476       --        --        --        --
                              --------  --------  --------  --------  --------
Net Cash Provided by (Used
 In) Investing............... $ (4,332) $ (9,000) $ (9,000) $ (9,000) $ (9,000)
Cash Flow from Financing
 Increase (Decrease) in
  Debt....................... $  1,258  $(32,843) $(16,754) $(16,722) $(12,976)
 Issuance of common stock....      --        --        --        --        --
 Other.......................      --        --        --        --        --
                              --------  --------  --------  --------  --------
Cash Provided by (Used In)
 Financing................... $  1,258  $(32,843) $(16,754) $(16,722) $(12,976)
Effect of Fx Changes on
 Cash........................ $ (3,893)      --        --        --        --
Total Changes In Cash         $ (2,939) $(25,023) $ (1,267) $  1,291  $  8,065
Beginning Cash...............   36,643    33,704     8,861     7,413     8,704
                              --------  --------  --------  --------  --------
Ending Cash.................. $ 33,704  $  8,681  $  7,413  $  8,704  $ 16,769

OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"). The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

   The Company retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of an agreement with Hexagon, whereby Hexagon will acquire (i) the Worldwide Measuring Systems and Precision Measuring Instrument businesses of the Company (the "Metrology Business"),
(ii) the Company's 30% interest in Wilcox Associates Inc., (iii) a 46% interest in BSIS, Inc. (for an additional $7.0 million), and (iii) and option to purchase real estate located in Heathrow, England operating as a gravel pit for $5.0 million, for an aggregate purchase price of $160 million in cash, with a potential earn-out payment of up to $20 million based on certain operating profits as of December 31, 2000 (adjusted for agreed upon items) (the "Transaction") to the Company. At the November 16, 2000 meeting of the Board, Houlihan Lokey presented its analysis as hereinafter described and on November 16, 2000 delivered its written opinion that as of such date and based on the matters described therein, the consideration to be received by the Company in connection with the Transaction is fair to the Company from a financial point of view.

   THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS ANNEX
B. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

   Houlihan Lokey's opinion to the Board addresses only the fairness from a financial point of view of the Transaction, and does not constitute a recommendation to the stockholders as to how such stockholders should vote at the Special Meeting. Houlihan Lokey's opinion does not address the Company's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Furthermore, at the Board's request, Houlihan Lokey did not (i) participate in the negotiations with regard to the Transaction nor (ii) advise the Board with respect to their alternatives to the Transaction.

   In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended December 31, 1999, and unaudited financial statements on Form 10-Q for the three quarters ended September 30, 2000, which the Company's management has identified as being the most current financial statements available; (ii) reviewed drafts of certain documents to be delivered at the closing of the Transaction; (iii) met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company; (iv) spoke with representatives of the Company's investment banker to discuss certain matters;
(v) visited certain facilities and business offices of the Company; (vi) reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2000 through 2004;
(vii) reviewed the historical market prices and trading volume for the Company's publicly traded securities; (viii) reviewed documents pertaining to the Company's businesses and assets which will not be purchased and acquired by Hexagon; (ix) reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly announced transactions that Houlihan Lokey considered similar to the Transaction; and (x) conducted such other studies, analyses and inquiries as we have deemed appropriate.

   In assessing the financial fairness of the Transaction to the Company, Houlihan Lokey: (i) independently valued Brown & Sharpe using widely accepted valuation methodologies, (ii) analyzed the reasonableness of the consideration being offered in the Transaction, and (iii) reviewed the valuation implications to the Company's stockholders of various alternatives to the Transaction.

 Valuation of Brown & Sharpe

   Houlihan Lokey completed an independent valuation of the Company using the market multiple, the discounted cash flow and comparable transaction approaches.

   Market Multiple Approach. The first approach, the market multiple approach involved the multiplication of revenue and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of the Company. Revenue and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between the Company and the public companies formed the basis for the selection of appropriate risk adjusted multiples for the Company. The risk analysis incorporated both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which the Company, and the other comparative companies were engaged.

   For purposes of this analysis, Houlihan Lokey selected seven publicly traded, domestic companies involved in manufacturing precision measuring products. The companies include Mocon, Inc., Badger Meter, Inc., K-Tron International, Inc., MTS Systems, Inc., Transmation, Inc., L.S. Starrett Co., and Hardinge, Inc. The market multiple approach yielded an enterprise value in the range of $90.0 million to $110.0 million.

   Discounted Cash Flow Approach. In the second approach, the discounted cash flow analysis ("DCF"), we used financial projections prepared by management. The present value of the cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to the entity being valued. The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to the Company to compensate them for the time value of their money, as well as the risk inherent in the particular investment. Houlihan Lokey utliized discount rates ranging from 13.0% to 15.0% and terminal multiples ranging from 3.5x to 4.5x. A terminal multiple is a number which is multiplied by the EBITDA of the business or company in the last year of the projections supplied by the company's management, in this case 2004. The discounted cash flow approach yielded an enterprise value in the range of $170.0 million to $210.0 million.

   Comparable Transaction Approach. The third approach, the comparable transaction approach, involved multiples of revenue and cash flow similarly to the market multiple approach. Multiples analyzed in this approach involved controlling interest transactions for companies with operations similar in some manner to the Company's operations. For purposes of this analysis Houlihan Lokey analyzed 13 completed transactions between April 1998 and October 2000. The comparative transaction approach yielded an enterprise value in the range of $150.0 million to $170.0 million.

   Houlihan Lokey informed the Board that based on the three approaches, Houlihan Lokey concluded that the value of the Company on a total enterprise value basis is reasonably stated in the range of $140.0 million to $170.0 million, or $70.0 million to $100.0 million ($5.08 to $7.25 per share), after deducting outstanding debt, net of cash, which Houlihan Lokey concluded at $85.0 million or $6.16 per share.

 Fairness Analysis

   Houlihan Lokey conducted a float analysis of the Company's publicly traded common stock to determine whether current trading prices provide a reasonable indication of value. Houlihan Lokey concluded that the Company's common stock is freely traded and is a reasonable indication of fair maket value. As of the date of the presentation to the Company's Board of Directors, the total enterprise value range for the last 90 days as indicated by the Company's publicly traded stock was between $103.3 million and $130.8 million.

   Houlihan Lokey performed an independant valuation of the Company's enterprise value by utilizing three valuation methodologies; a market multiple approach, a discounted cash flow approach and a comparable transaction approach. Houlihan Lokey's independant valuation produced indications of the Company's total enterprise value from operations ranging from $140.0 million to $170.0 million, and a total enterprise value (inclusive of cash of $29.8 million at September 30, 2000) ranging from $169.8 million to $199.8 million.

   Houlihan Lokey considered the value of the proceeds from the transaction together with the value of the remaining business which will remain with the Company post-Transaction, less all applicable liabilities and closing costs. Houlihan Lokey concluded the enterprise value of the Company based on the Transaction to be reasonably stated in the range of $187.5 million to $215.9 million.

   To determine the fairness of the Transaction to the Company from a financial point of view Houlihan Lokey compared the value of (i) the consideration be received by the Company and the value of assets to be retained by the Company to (ii) the estimated value of the Company.

   Houlihan Lokey valued the cash to be paid at closing, net of the indebtedness to be paid off which Houlihan Lokey understands to have been $103.7 million as of September 30, 2000. Houlihan Lokey concluded that the value of the consideration to be received in connection with the Transaction which Houlihan Lokey understands to be (i) $160.0 million in cash, (ii) the potential earn-out of up to $20.0 million based on certain operating profits of Brown & Sharpe's Worldwide Measuring Systems and Precision Measuring Instrument businesses, that comprise the Metrology Business, as defined, and
(iii) $7.0 million payable over 3 years for a 46% interest in the BSIS business, plus the value of the assets to remain with the Company which Houlihan Lokey estimated, after discussing with management, to be in the range of $23.1 million to $51.5 million, less the remaining liabilities and transaction costs which management estimated to be in the range of $26.4 million to $41.4 million, was approximately $98.3 million, or $7.13 per share, which Houlihan Lokey noted was greater than the concluded value of the Company of $6.16 per share.

   The table below outlines the analysis of the consideration to be received in connection with the transaction and the value of the assets and liabilities to be retained:

                                                              Value Range
                                                          ---------------------
                                                           Low           High
                                                          ------  ----- -------
Sale of Assets to Hexagon................................ $160.0    --  $ 160.0
Net Debt.................................................  (69.5)   --    (69.5)
Sale of North Kingstown Facility.........................    7.6    --     10.6
BSIS.....................................................   12.8    --     13.0
Land at Heathrow Airport.................................      0    --     24.9
Gravel Pit...............................................    2.7    --      3.0
Liabilities and Transaction Costs........................  (37.0)   --    (22.0)
                                                          ------  ----- -------
Concluded Equity Value Range............................. $ 76.5    --  $ 120.0
Concluded Equity Value...................................         $98.3

   The difference in the value range of the land at Heathrow Airport reflects, at the high end, the value of the land if it were allowed to be developed, and at the low end, a zero value since the land is currently restricted from development. The Company believes it is unlikely that consent to develop the land would be granted in the near term.

   The above table does not reflect the potential value of the purchase price adjustments. The sale of the North Kingstown property as per management's estimate is reflected net of a mortgage payable of $4.4 million. The BSIS estimate of value is based on Hexagon's offer to purchase a 46% interest for $7.0 million (as discounted based on the timing of the payments to be made). The land at Heathrow, gravel pit and liabilities and transaction cost estimates are as per management.

 Assessment of Brown & Sharpe's Strategic Alternatives to the Transaction

   In evaluating the fairness of the Transaction, from a financial point of view, Houlihan Lokey considered the expected value to the Company of completing the Transaction and certain alternatives to the Transaction. With regard to each alternative Houlihan Lokey's analysis qualitatively considered the valuation implications to the Company, the probability of successfully completing the alternative, and the cost and time to implement.

   For purposes of this analysis Houlihan Lokey considered the following strategic alternatives: (i) status quo; (ii) debt financing; (iii) public offering of common stock; (iv) issuance of a preferred security; and (v) the Transaction. Houlihan Lokey noted that of the strategic alternatives considered, the Transaction appears to provide the greatest value to Brown & Sharpe.

   Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of the Company, and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to them.

   Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to them with respect to the Company and do not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of the Company. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

   Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Company selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in the Company.

   Fees and Expenses. Pursuant to an agreement dated September 26, 2000, Houlihan Lokey was retained by the Company to analyze the fairness of the consideration to be received by Brown & Sharpe in connection with the Transaction from a financial point of view. The Company has agreed to pay Houlihan Lokey a fee of $200,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. The Company has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

                       SALE OF NORTH KINGSTOWN FACILITY

   As part of the sale of substantially all assets our Board of Directors is proposing the approval of the Purchase and Sale Agreement (the "North Kingstown Sales Agreement") dated March 2, 2001 with Precision Park Partners, LLC ("Precision Park"), a commercial buyer having no affiliation with the Company, for its North Kingstown, Rhode Island manufacturing facility, known as Precision Park, for a cash purchase price of $15.5 million. The facility is comprised of a 734,000 sq. ft. industrial building, of which approximately 333,000 sq. ft. is occupied by the Company's Metrology Business and corporate headquarters and the remainder by three commercial tenants unrelated to the Company, is situated on 169 acres of commercially zoned land and is the principal U.S. manufacturing site for the Company's Metrology Business. Under the terms of the North Kingstown Sales Agreement, Precision Park has 60 consecutive days from the date of the Agreement (of which 40 days remain as of March 22, 2001) to inspect the the North Kingstown Facility building and real property, including conducting environmental testing, and has the right exercisable at any time prior to expiration of such inspection period if it is not satisfied with the results of such inspection, or for any reason or no reason, in its sole discretion by furnishing notice to the Company to terminate the Agreement and forfeit a non-refundable $50,000 deposit paid to the Company upon execution of the agreement. If Precision Park does not elect to terminate prior to expiration of the inspection period, Precision Park is required to pay the Company an additional deposit of $650,000 to be credited to Precision Park at closing.

   The North Kingstown Sales Agreement is also subject to Precision Park Partner's acceptance and agreement to the terms of a Lease Agreement to be entered into between the Company and Hexagon Holdings, Inc., a subsidiary of Hexagon, who will be purchasing the Company's Metrology Business and assets and who has agreed to lease from the Company the space currently occupied by the Metrology Business, with a right to put back space up to a minimum leased space of 135,000 sq. ft., for a period of five years from the Closing of the Hexagon transaction. In addition to the Hexagon lease, the property will be conveyed to Precision Park with the assignment of the three existing tenant leases including all rents and profits from those leases accruing from and after the closing of the sale of such property.

   The North Kingstown facility is subject to a first mortgage loan to the Company by Sun Life of Canada in the principal amount of $5 million and a second mortgage given to Chase Manhatten Bank, as agent, to secure the principal amount outstanding under the Company's $30 million revolving bank credit facility and the Company's $50 million senior notes. The closing of the sale of the property will occur after the Closing of the Hexagon transaction at which the second mortgage lien to Chase Manhatten Bank will be released and discharged. At the closing of the sale of the property the principal outstanding balance of approximately $4 million on the Sun Life mortgage loan will be paid out of the proceeds at closing and after payment of such loan, brokerage commissions, applicable transfer taxes and other related expenses the net proceeds to be realized by the Company upon sale of the North Kingstown Facility are estimated to be approximately $10.5 million.

Background and Reasons for the Sale of the North Kingstown Property; Directors' Recommendations

 Background

   February 2000--In February of 2000, after agreements were concluded with the Company's senior lenders in November of 1999 to take action in an effort to reduce the Company's senior debt by $35 million, the Company engaged the services of CB Richard Ellis ("CBRE"), a national commercial real estate broker and advisor, to explore the feasibility of an outright sale or a sale and lease-back of its North Kingstown facility.

   March 2, 2000--The Providence R.I. office of CBRE presents a marketing proposal to Company management, after conducting a study and review of the facility and the local and regional commercial real estate investment market, for the outright sale of the property or a sale and lease-back transaction given the desire of the Company to continue to occupy a portion of the facility to conduct its Metrology Business and corporate administrative office functions. Based on CBRE's analysis of the market conditions, commercial/industrial occupancy rates in the Rhode Island market and the leasehold occupancy and cash flow of the facility, CBRE advised the Company that the estimated achievable market value of the property was $13.0 to $18.0 million. CBRE proposed a marketing program for the property involving dissemination of an offering memorandum with

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

particulars on the property and leasehold tenants to the known commercial real estate investment community followed by a call for offers and a final and best call for offers.

   August 10, 2000--Following the Company's June 27, 2000 announcement that it had engaged Chase Securities to pursue all strategic alternatives to enhance stockholder value including the possible sale of all or a portion of the Company, management, with the concurrence of the Board of Directors, entered into an agreement with CBRE to pursue a sale lease-back transaction with an acceptable buyer and to find a tenant for space recently vacated at the facility.

   August 25, 2000--CBRE begins the information gathering process on all financial information regarding past and present real estate transactions in the local market and prepares a one page marketing brochure on the Precision Park facility property.

   August 28, 2000--CBRE identifies for Company management several issues which could negatively impact the marketing of the property on a sale lease-back basis including the condition of the on-site sewage treatment facility (which requires maintenance and is necessary because there are no municipal sewers servicing the property) and the poor credit rating of Brown & Sharpe as a lease-back tenant of a significant portion of the property.

   August 29, 2000--The CBRE sale sheet is sent to the top 25 regional and national industrial real estate investors targeted for the sale and lease-back of Precision Park facility.

   September 6, 2000--Approximately six investors respond to the CBRE marketing brochure and request Precision Park Argus financial package information which includes rent roll, operating expenses, 10 year cash flow projection, lease overviews and detailed property description.

   September 19, 2000--CBRE receives the first offer on the sale lease-back proposal from First Highland of a purchase price of $11 million subject to obtaining a first mortgage of not less than $9 million with a $50,000 non-refundable deposit and a 45 day due diligence buyer review period.

   September 20, 2000--CBRE reviews the First Highland offer with management of the Company who concur with CBRE that the offer is to low. CBRE informs the Company that the main issue is Brown & Sharpe's credit situation and its inability to commit to a long-term lease at market rates will have a negative impact on obtaining the desired sale price for the property. The Company informs CBRE that several parties have expressed an interest in purchasing the Company and that a buyer for the Brown & Sharpe business with a stronger credit rating will help potential buyer/investors with obtaining bank or pension fund financing. After discussion and consideration the Company presents a counter offer to First Highland of $16.5 million with $50,000 non-refundable deposit.

   September 29, 2000--First Highland makes a verbal response to the Company counter offer proposing flexibility in response to Brown & Sharpe's unwillingness to lock in to a longer lease term than three years. First Highland informs the Company that a short-term lease complicates obtaining permanent financing and expresses the need for more defined time schedules, indicating that if all these variables were fixed they would consider modifying their offer to the $14 to $15 million range.

   October 2, 2000--First Highland responded with an all cash offer of $11 million or, alternatively, a master lease proposal of $15 million, which included $1 million in cash and Brown & Sharpe holding the mortgage for five years, with the buyer assuming annual debt service payments of $1.26 million, of all the operating expenses of $1.04 million per year and after five years, the buyer would refinance the first mortgage and close and purchase the building.

   October 6, 2000--Company management meets with CBRE to discuss property package weaknesses and the Company agrees to (i) undertake steps to improve condition and capacity of the sewage treatment facility and (ii) be prepared to lease-back a minimum of 135,000 square feet for more than a three year period to improve cash flow projections to attempt to achieve a targeted sale price of $15 million and the Company recommends that it delays entertaining any additional offers until the possible sale of the Company is better defined.

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

   October 24, 2000--A meeting is held with CBRE and Company management and CBRE is informed that discussions and negotiations are taking place with a potential buyer of the Company and that efforts to resume the possible sale of the property will resume.

   November 9, 2000--CBRE receives inquiries from three interested bidders and CBRE recommends to Company management that they send out final package to the three interested parties for best and final bids.

   November 10-14, 2000--After receipt of the material, one bidder drops out and two bidders remain, First Highland and Precision Park Partners who each provide attractive bids but neither address all parameters needed to close the deal including a $50,000 non-refundable deposit, acceptable environmental terms and conditions and an acceptable sale price. CBRE recommends to Company management that they outline these parameters for the bidders and let them give their best and final offers on the outlined business terms.

   November 17, 2000--The Company announces it has signed an agreement to sell substantially all of its business and assets to Hexagon and new Argus numbers are run with a longer term lease at close to market rate rents and CBRE goes back to previously interested parties with new financial packages.

   November 21, 2000--The Company after discussion with CBRE accepts the offer of the Precision Park Partners and signs an offer letter to enter into an agreement with Precision Park Partners for sale of the North Kingstown Facility for $15.5 million with a non-refundable deposit of $50,000 and additional deposit of $450,000 due upon completion of a sixty day review and due diligence period during which the buyer can terminate the agreement for any reason or no reason, subject to approval of the Company's Board of Directors. Precision Park Partners informs the Company that it has committed financing of 70% to 80% of the purchase price from two commercial banks and one insurance company.

   December 8, 2000--At a Special Meeting of the Board of Directors the Company's Vice President and Chief Financial Officer makes a presentation to the Board reviewing the history of discussions with the Company's real estate advisor concerning the marketability and value of the property, the marketing process undertaken to expose the property to the commercial real estate investment market, the number and quality of interested parties responding to such marketing, and the final two bids considered. After discussion and review of the final two proposals it was managements' recommendation to the Board based upon the advice of CBRE that the proposal from Precision Park Partners was the highest and best offer. The Board of Directors then authorized and approved the Company to proceed to accept the offer letter of Precision Park Partners and to proceed to prepare a definitive purchase and sale agreement to be executed with the buyer incorporating the terms presented to the Board at the meeting.

   March 2, 2001--The Company enters into a Purchase and Sale Agreement with Precision Park Partners dated as of March 2, 2001 in the form of Annex D to the Proxy Statement.

   March 14, 2001--At a Special Meeting of the Board of Directors, the Board ratifies and approves the Purchase and Sale Agreement for the North Kingstown Facility which was executed on March 2, 2001.

   Factors Considered by the Board of Directors in Recommending the Sale of the North Kingstown Facility

   In reaching its decision to sell the North Kingstown Facility, the Board considered a number of factors, including: the decision of the Company, subsequent to initial efforts to sell the North Kingstown Facility, for the purpose of reducing senior debt to sell substantially all of its businesses and assets to Hexagon, which did not want to purchase the North Kingstown Facility as part of the business being acquired; the relatively favorable market for selling such a large industrial property to commercial real estate investors who percieved value in the property based on its present occupancy and expected continued occupancy for a period of time of the Metrology Business; the recommendation of management, based on advice of CBRE to accept the Precision Park Partners' offer; the offer of $15.5 million and other terms including favorable enviromental terms of Precision Park

Partners being within the range of an acceptable and fair offer for such property; the fact that after an intensive marketing effort only two firm offers for the property surfaced; the credit and financial ability of Precion Park Partners who have significant real estate investments and experience to conclude the transaction including the fact of their committed financing of the project from two commercial banks and one insurance company lender; and the willingness of Precision Park Partners to accept the terms of a proposed lease arrangement to be entered into with the Company as part of the sale of the Metrology Business to Hexagon prior to the sale of the North Kingstown Facility which lease would be assigned to the buyer of the real estate.

   Based on all of the above factors considered by the Board, the Board approved the recommendation of management to sell the North Kingstown property to Precision Park Partners LLP on terms which it believes are fair and favorable to stockholders and the Board unanimously recommends that the Company's stockholders vote in favor of Proposal 1 which includes the sale of the North Kingstown Facility pursuant to the North Kingstown Sales Agreement.

                      CASH DISTRIBUTIONS TO STOCKHOLDERS

   As an integral part of the proposal for the sale of substantially all of the assets of the Company, the Company proposes (1) a contemplated cash distribution in an amount estimated by management to be in excess of $3.00 per share (estimated without giving effect to the reverse stock split of the Company's Common Stock that is the subject of Proposal 5) to the stockholders of the Company as soon as practical following (i) the Closing under the Acquisition Agreement for $170.0 million (includes Business Operating Profit contingent payment) less an amount for the net cash adjustment estimated to be $10 million and payment of $81.4 million principal amount, including a prepayment fee to our senior lenders, (ii) the payment, or provision for payment, of transaction fees and expenses of $4-$6 million and estimated liabilities and contingent liabilities remaining with the Company of $18-$22 million, (iii) the retention of $5.0 million of the net proceeds under the Acquisition Agreement to be available (together with the funds to be invested by Hexagon in BSIS for a total of $7.5 million) for funding operations of BNS Co. and BSIS, and using 14.7 million shares which includes an estimate of the number of shares to be issued on exercise of outstanding options; and (2) a second contemplated cash distribution to the stockholders of the Company upon the sale of the North Kingstown Facility with estimated net proceeds of $10.5 million or approximately $0.70 per share (based on the same estimate as to number of shares of Common Stock outstanding). A third cash distribution to the stockholders of the Company following the sale of Heathrow, United Kingdom real estate is contemplated when such real estate is sold, but is not part of Proposal 1. In all cases, the cash distributions will be made on dates and in the amounts as the Board of Directors may finally determine. However, the amount of the cash distributions per share will be decreased in the event that either one or both of Proposals 3 and 4 for reducing the par value of the Company's Class A Stock and Class B Stock are not approved by stockholders (because the effect of such non-approval will be to preclude the transfer by the Board of an aggregate of $0.99 multiplied by the number of outstanding shares from the capital account to the additional paid-in capital account on the balance sheet of the Company). There will be a third cash distribution after the sale of our Heathrow, United Kingdom real estate. However, the amount of such third distribution is not now determinable and we have not started efforts to sell this property and such third distribution is not part of Proposal 1.

   Stockholders should take into account when voting that the Company's estimates of retained liabilities, including potential contingent liabilities, may be lower or greater than they may prove to be in actuality by the time of the second or third distribution, in which event this would lead the Board to increase or reduce the second distribution to be made after the sale of the North Kingstown Facility and could require the Company to seek financing or reduce the amount of the third distribution contemplated to be made from the net proceeds of sale of the Heathrow, United Kingdom real estate. In addition, if the amount retained to fund the on-going operations of BSIS proves to be insufficient, the Company may decide to reduce the amount of the third distribution in order to provide additional funds for the continuing on-going operations of BSIS.


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

   As discussed more fully under "Business Activities Following the Proposed Sales and Related Transactions: BSIS, Inc. to Be Renamed Xygent, Inc.," the Company plans to retain $7.5 million of the proceeds to be available (which shall include the $2.5 million invested in BSIS by Hexagon at the Closing) for use in funding the on-going operations of BNS Co. and BSIS. There will be no change in the number of outstanding shares (except for exercise of now outstanding options) as a result of the sale of assets in Proposal 1 and the Company will remain a public company and will continue to have public reporting obligations creating expenses needed to be funded, including funding prior to any period when its controlled subsidiary BSIS may generate income.

                         VOTE REQUIRED FOR PROPOSAL 1

   A majority vote of the entitled votes of the shares of the Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1.

               PRINCIPAL PROVISIONS OF THE ACQUISITION AGREEMENT
                            AND RELATED AGREEMENTS

   We and Hexagon are parties to the Acquisition Agreement. The following summarizes the material provisions of the Acquisition Agreement and related agreements. You should carefully read the full text of the Acquisition Agreement attached to this Proxy Statement as Appendix A which qualifies this description and is incorporated by reference into this Proxy Statement.

Purchase Price Payable to Us

   The purchase price for the assets and stock we are transferring to Hexagon is $160 million, plus $10 million from a first adjustment, subject to a second (net cash) adjustment estimated at a decrease of $10 million, plus $2.5 million at Closing and an additional $4.5 million over the next three years for the sale of additional shares of BSIS stock to Hexagon. There is not a guaranteed minimum we will receive from Hexagon after the second adjustment.

   A portion of the purchase price shall be paid directly to our senior lenders to pay off in full all of our indebtedness (aggregating $81.4 million principal amount including an amount for an early payment fee) under the Credit Agreement dated as of November 10, 1997 between us, certain lenders and The Chase Manhattan Bank, as agent, as amended, and the Note Agreement dated November 10, 1997 between us and certain lenders, as amended, plus an amount for an early payment fee. Hexagon shall pay the balance of the purchase price to us.

   In the first adjustment, the purchase price is increased by the amount of any Business Operating Profit contingent payment, relating to the business we are selling to Hexagon. If the Business Operating Profit of the transferred business, as adjusted, for the year ended December 31, 2000 was finally determined to be equal to or less than $15 million, there would be no further adjustment to the purchase price. If such Business Operating Profit was equal to or greater than $17 million and equal to or less than $20 million, the purchase price would be increased by $10 million. If the Business Operating Profit is equal to or greater than $22 million, the purchase price would be increased by $20 million. If the amount of such Business Operating Profit is greater than $15 million but less than $17 million, the purchase price would be increased by an amount equal to the product of (i) five multiplied by (ii) the difference between the amount of Business Operating Profit and $15 million. If the amount of such Business Operating Profit was greater than $20 million but less than $22 million, the purchase price would be increased by an amount equal to the product of (i) five multiplied by (ii) the difference between the amount of Business Operating Profit and $20 million. Any amount due as a result of an increase in the purchase price pursuant to this paragraph shall be paid in cash on the later of the closing date and the date that is five days after final determination of the Business Operating Profit of the transferred business for the year ended December 31, 2000. We and Hexagon have agreed that the Business Operating Profit for the year ended December 31, 2000 is such that there is an increase of $10 million to the purchase price pursuant to the first adjustment.


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

   We must deliver a draft statement of the Business Operating Profit of the transferred business for the year ended December 31, 2000, defined so as to
(i) disregard all effects of Staff Accounting Bulletin (or SAB) No. 101, (ii) exclude all income or gains and expenses or losses attributable to the assets or liabilities being retained by us, (iii) include all accruals for royalty payments made or to be made by us or any of our affiliates to Wilcox Associates, Inc. and (iv) deduct the sum of $8.5 million. If Hexagon objects to our draft statement of Business Operating Profit within fifteen days of its delivery, we and Hexagon shall attempt to resolve the dispute. If we cannot resolve the dispute within 15 days, a "Big Five" accounting firm shall finally determine the amount of Business Operating Profit of the transferred business, as adjusted, for the year ended December 31, 2000. On February 9, 2001, we delivered the draft statement to Hexagon and on March 15, 2001 we and Hexagon agreed to a first adjustment of $10 million.

   In the second adjustment, the purchase price will be increased or decreased (a decrease of $10 million is currently expected), with no cap on the increase or floor on the decrease, by an amount equal to the amount of cash and cash equivalents held by our subsidiaries being transferred to Hexagon less the amount of indebtedness of our transferred subsidiaries. The parties must agree on the definitive net cash adjustment after the Closing. If the Closing had occurred on December 31, 2000, the amount of this decrease would have been approximately $3.6 million. We expect to have a net use of cash by the foreign subsidiaries being transferred to Hexagon between December 31, 2000 and the expected closing date in April, 2001 and an anticipated corresponding further decrease to the purchase price under this second adjustment.

Transferred Stock and Transferred Assets

   The proposed transaction involves a transfer of substantially all of our assets, including the stock of most of our subsidiaries. We or our affiliates are directly transferring to Hexagon or its affiliates all of the shares of stock we hold of the following subsidiaries:

  . Brown & Sharpe International Capital Corporation

  . Brown & Sharpe DEA S.p.A.

  . BSP, Inc.

  . Brown & Sharpe Foreign Sales Corp.

  . Brown & Sharpe Finance Company

  . Borel & Dunner, Inc.

  . Qingdao Brown & Sharpe Qianshao Trading Company Limited

  . Qingdao Brown & Sharpe Qianshao Technology Company Limited

  .  Brown & Sharpe Aftermarket Services, Inc.

   We are also indirectly transferring to Hexagon all of the stock of the various subsidiaries of the companies listed above, as well as the 30% interest in Wilcox Associates, Inc. held by Brown & Sharpe Aftermarket Services, Inc. (subject to the right of first refusal described in "Wilcox Associates, Inc." below).

   In addition to the stock and assets of the subsidiaries we are transferring, we are transferring to Hexagon substantially all of our assets, properties and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, other than the stock of the subsidiaries we are retaining (and the assets of such subsidiaries), and the excluded assets described below under "Excluded Assets Retained by Us."

Excluded Assets Retained by Us

   The transferred assets specifically exclude, and we will retain, the following excluded assets: (a) our stock of BSIS, and all of its XactMeasure products and rights owned or licensed and its employees and assets which were on the date of the Acquisition Agreement employed and utilized by us and our transferred subsidiaries in the transferred business; (b) the assets of Brown & Sharpe Surface Inspection Systems Inc., which are now being sold by the Company to a third party; (c) our owned real estate in North Kingstown, R.I. and our landlord leasehold interests with respect to tenants occupying the building (which wil be sold pursuant to the North Kingstown Sales Agreement);
(d) the Heathrow, United Kingdom Airport property owned by Brown & Sharpe Group Ltd.; (e) all of our cash and the cash of our retained subsidiaries; (f) our patents, trademarks and other intellectual property, including know-how, which are not employed in the operation of the transferred business; (g) all corporate records, including corporate financial and accounting records, income tax returns and corporate minute books of meetings of our Board of Directors and stockholders; (h) U.S. federal and state income tax, credits and net operating loss carryforwards; (i) our third party accounts, notes, investments and other receivables unrelated to the operation of the transferred business; (j) our Metroptic investment 50% interest and our notes receivable due from Metroptic; (k) all inventory and fixed assets relating to or utilized in the development of the turbine blade measuring machine situated at Telford, U.K.; and (l) insurance policies relating to funding of those excluded liabilities under our Umbrella Supplemental Executive Retirement Plan.

Heathrow, United Kingdom Property

   Hexagon had the option to purchase our Heathrow, United Kingdom real estate for $5 million. Hexagon has declined to exercise that option. Accordingly, we or one of our affiliates will acquire (by dividend or otherwise) the Heathrow, United Kingdom real estate from one of the subsidiaries that is part of the Metrology Business at no cost to Hexagon prior to the Closing. We will be responsible for any taxes arising out of this acquisition by us. We plan to sell this real estate later in the year, or possibly in 2002. We have not commenced any selling efforts. The Heathrow, United Kingdom real estate consists of 85 acres of land adjacent to the Heathrow airport, currently used as a gravel pit. The property is subject to zoning restrictions which limit its development. The property is also subject to agreements with an adjacent land owner and a gravel pit operator for extraction of gravel and procuring acceptable material for land fill. The royalty for gravel removal is currently $4 per ton and the estimate of remaining gravel that can be extracted is one million tons. The royalty for landfill is 30% of the land fill revenue. The gravel and land fill royalties are shared 77%/23% between the Company and the adjacent land owner. The gravel pit operator is responsible for restoring the property after extraction of gravel and landfill is complete. In the year 2000 revenues from the property were approximately $550,000.

Wilcox Associates, Inc.

   One of the subsidiaries being transferred to Hexagon, Brown & Sharpe Aftermarket Services, Inc., holds a 30% interest in Wilcox Associates, Inc. Pursuant to the terms of an Incorporation Agreement dated as of August 10, 1990 among Wilcox Associates, Brown & Sharpe Aftermarket Services and the other stockholders of Wilcox Associates, such other stockholders have a right of first refusal on the transfer of the shares of Wilcox Associates, whether directly or indirectly through a transfer of Brown & Sharpe Aftermarket Services. The other stockholders have waived this right. Accordingly, Brown & Sharpe Aftermarket Services will not be required to offer its shares of Wilcox Associates to the other stockholders and Brown & Sharpe Aftermarket Services will continue to hold its shares of Wilcox Associates through the Closing and there will be no adjustment to the purchase price paid by Hexagon.

Purchase by Hexagon (or an Affiliate) of Stock in BSIS, Inc.; BSIS Stockholders' Agreement

   In addition to acquiring the transferred Metrology Business, Hexagon has agreed to purchase (or cause one of its affiliates to purchase) at the Closing shares of our subsidiary BSIS, representing 16.7% of the issued and outstanding common stock of BSIS for a purchase price of $2.5 million in cash. Such purchase and sale, which was based on a negotiated valuation of BSIS for purposes of the Acquisition Agreement of $15 million after the first Hexagon investment, will be made pursuant to the BSIS Stock Purchase Agreement to be entered into pursuant to the terms of the Acquisition Agreement, and at the Closing we and Hexagon (or its affiliate) will enter into a mutually acceptable stockholders' agreement (the "BSIS Stockholders' Agreement") containing investment restrictions necessary for a "private placement" under United States securities laws, transfer restrictions, voting provisions, a BSIS right of first refusal on any transfer of BSIS shares by Hexagon to a third party and a Hexagon right of first refusal in connection with offers by a third party to us or BSIS for the acquisition of BSIS (by sale of stock, merger or otherwise).

   On each of the first three anniversaries of the Closing, Hexagon or its affiliate shall purchase additional shares of BSIS for an additional purchase price of $1.5 million on each such anniversary. The number of shares sold to Hexagon shall be the lesser of (a) 10% of the outstanding common stock of BSIS or (b) a percentage of the outstanding common stock of BSIS equal to the quotient of $1.5 million divided by the fair market value of BSIS determined as of a date which is 30 days prior to the scheduled additional purchase date (or, if the shares of BSIS are at the time publicly traded, determined by reference to the average of the closing prices of such BSIS shares on the applicable exchange over the thirty-day period ending three (3) days prior to the scheduled purchase date). If we and Hexagon cannot agree as to the fair market value as of any date, such determination shall be made by a "Big Five" independent accounting firm, whose determination shall be final and binding on the parties and whose fees shall be shared equally by the parties. Hexagon shall have the right to accelerate the timing of the purchases it is obligated to make at any time. The terms of the sale of the BSIS stock to Hexagon were negotiated by the parties at arm's length.

   We and Hexagon have acknowledged and agreed that (i) the legacy software (including Quindos, Tutor, Chorus and MM4) owned by us and/or our subsidiaries is and shall continue to be after the Closing an exclusive asset of the transferred business; (ii) the XactMeasure legacy derivatives, or proprietary software enhancements to basic software programs based on Metrology Business machines (including XactQuindos, Chorus X, MM4X and Tutor X) of BSIS, shall be transferred by BSIS to the appropriate unit in the transferred business prior to the Closing (with BSIS retaining rights to its XactMeasure MR1 and MR2 Technology) and BSIS shall have no right to sell or license the XactMeasure legacy derivatives software; and (iii) the XactMeasure product is and shall continue to be after the Closing an exclusive asset of BSIS, and BSIS's rights to use the legacy software and XactMeasure legacy derivatives in connection with the development of XactMeasure and its progeny (but not the derivatives transferred as part of the transferred business above), as embodied in Software Programming Services Agreements between BSIS and certain of our transferred subsidiaries, will continue in full force and effect following the Closing. We have agreed to make such mutually agreed changes to the various Software Programming Services Agreements as may be necessary to protect the proprietary rights of Hexagon and our transferred subsidiaries in the legacy software products.

   The BSIS Stockholders' Agreement shall provide that for a five year period following the Closing, (a) BSIS shall sell XactMeasure licenses to Hexagon and its affiliates for OEM use and for distribution in connection with the transferred business at a price of $1,500 per unit for coordinate measuring machine applications and (b) BSIS shall pay to Hexagon a royalty of $5,000 per unit for XactMeasure licenses sold by BSIS through distribution channels other than Hexagon or its affiliates for coordinate measuring machine applications.

Liabilities to be Assumed by Hexagon

   At the Closing, Hexagon and its affiliates will assume all of our liabilities and the liabilities of our transferred subsidiaries (other than the excluded liabilities specified below under "Excluded Liabilities Retained by Us"), including all liabilities, commitments, obligations, claims and expenses, known or unknown, absolute or contingent, accrued or unaccrued, directly relating to the conduct of the transferred business as it has been directly or indirectly conducted by us, except as otherwise expressly provided.

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

Excluded Liabilities Retained by Us

   The following are the principal excluded liabilities that will be retained by us: (a) all of our liabilities and the liabilities of our retained subsidiaries to the extent they relate to the excluded assets (book value of $11.2 million) which totaled $3.3 million at December 31, 2000 and are estimated to be $1.0 million at Closing, plus the mortgage on the North Kingstown Facility which totaled $4.2 million at December 31, 2000; (b) liabilities for taxes payable by or attributable to us or our retained subsidiaries which totaled $200,000 at December 31, 2000; (c) our unpaid fees and expenses of negotiating and documenting the proposed transaction and any brokerage, finder's or advisory fee payable by us which are estimated at $4.0 million; (d) all liabilities under our Senior Executive Supplemental Umbrella Pension Plan to persons who do not accept employment with Hexagon, all liabilities under our Long-Term Deferred Cash Incentive Plan in respect of year 2000 cash bonuses, and all liabilities to participants in our regular Supplemental Executive Retirement Plans which are estimated at $11.5 million;
(e) all liabilities under employee change in control contracts (except with regard to executives hired or retained at the Closing or within one year thereafter by Hexagon or its affiliates) estimated at $6.5 million; and (f) estimated contingent liabilities in respect of all litigation matters pending on the date of the Acquisition Agreement, other than two specified matters that will be assumed by Hexagon and all liabilities, claims or expenses, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to the excluded assets or otherwise, not directly resulting from the conduct of the transferred business which are estimated to be $1.0 million at December 31, 2000.

The Closing

   It is anticipated that the Closing will take place at the offices of Ropes & Gray, One International Place, Boston, MA at 10:00 a.m. (local time), within five business days following the date on which all closing conditions contained in the Acquisition Agreement have been satisfied or waived, or at such other place, time or date as may be mutually agreed upon by us and Hexagon.

Representations and Warranties by Us

   We have made certain representations and warranties on behalf of ourselves and our subsidiaries relating to, among other things, (i) corporate organization; (ii) our authority relative to the Acquisition Agreement;
(iii) noncontravention of the Company's charter and by-laws, laws to which the Company is subject and agreements to which the Company is a party; (iv) the brokers used in connection with the transactions contemplated by the Acquisition Agreement; (v) the ownership and condition of the transferred assets and the transferred stock; (vi) capitalization; (vii) our financial statements; (vii) any change in our financial condition and assets; (viii) taxes; (ix) real properties; (x) patents, trademarks and other intellectual property; (xi) our contracts and commitments; (xii) outstanding powers of attorney; (xiii) the existence of any litigation; (xiv) compliance with agreements and laws, including environmental laws; (xv) our employee relations and benefit plans; (xvi) any required consents; (xvii) the absence of undisclosed liabilities; (xviii) transactions with our affiliates; (xix) any outstanding guarantees; (xx) absence of any improper payments; (xxi) insurance; and (xxii) restrictions on our business activities.

Representations and Warranties by Hexagon

   Hexagon has made certain representations and warranties on behalf of itself and its affiliates relating to, among other things, (i) its corporate organization; (ii) its authority relative to the Acquisition Agreement;
(iii) noncontravention of Hexagon's charter and by-laws, laws to which Hexagon is subject, and agreements to which Hexagon is party; (iv) its investment intent; (v) the brokers used in connection with the transactions contemplated by the Acquisition Agreement; (vi) any required consents; and (vii) its financial capacity to consummate the proposed transaction.

Survival of Representations and Warranties

   With the exception of representations and warranties relating to authority relative to the Acquisition Agreement, brokers and title to assets and stock, which shall survive indefinitely, all representations and warranties of the parties shall terminate upon the Closing.

Indemnification

   Pursuant to the Acquisition Agreement, we have agreed to indemnify Hexagon from and against any liability, damages, losses, expenses and costs as a result of or arising out of (i) the inaccuracy of any our representations or warranties that survive the Closing; (ii) any breach or nonfulfillment after the Closing of any of our agreements or covenants contained in the Acquisition Agreement or in any agreement or instrument required to be entered into in connection with the Acquisition Agreement that survives the Closing; (iii) any lawsuit or claim by any of our stockholders in their capacity as our stockholders relating or in any way arising out of the transactions contemplated by the Acquisition Agreement, except to the extent any such lawsuit or claim arises from a breach by Hexagon; (iv) any excluded liability;
(v) any tax liability arising out of a transfer of the Heathrow, United Kingdom real estate to us or our designee; (vi) any violation of the Worker Adjustment and Restraining Notification Act of 1988 or any state plant closing or notification law, or similar law in jurisdictions outside the United States, arising out of, or relating to, any actions to close a plant taken by us or one of our retained subsidiaries prior to, at or after the Closing;
(vii) any tax liability that any of our transferred subsidiaries incurs in respect of the liability of us or any of our retained subsidiaries in a United States, consolidated, combined or unitary tax return we file for periods ending or before the Closing; or (viii) non-compliance with applicable bulk sales laws of the United States.

   Hexagon has agreed to indemnify us from and against any liability, damages, losses, expenses and costs as a result of or arising out of (i) the inaccuracy of any its representations or warranties that survive the Closing; (ii) any breach or nonfulfillment after the Closing of any of its agreements or covenants contained in the Acquisition Agreement or in any agreement or instrument required to be entered into in connection with the Acquisition Agreement that survives the Closing, including its agreement to assume the assumed liabilities; (iii) any violation of the Worker Adjustment and Restraining Notification Act of 1988 or any state plant closing or notification law, or similar law in jurisdictions outside the United States, arising out of, or relating to, any actions taken by Hexagon or its affiliates on or after the Closing; (iv) all severance or termination payments payable to all individuals employed by us in the transferred business (whether or not receiving an offer of employment from Hexagon), other than such employees who have change in control or severance agreements with us; or (vi) any tax resulting from any action taken without our written consent by Hexagon or any of our transferred subsidiaries after the Closing.

   Neither party has any obligation to indemnify the other from and against any claim based on the inaccuracy of a representation or warranty until and then only to the extent that the aggregate amount of losses suffered by such other party is in excess of $1,000,000, in which case the indemnifying party will be liable for the amount of such losses in excess of $1,000,000.

Conduct of the Business Pending the Closing

   We have agreed that, pending the Closing, we shall operate the transferred business only in ordinary course consistent with past practice and consult with Hexagon and keep it informed as to all changes in policies or practices material to the transferred business as a whole. We have also agreed not to take, or allow our transferred subsidiaries to take, the following specified actions without the consent of Hexagon: (i) allow any of our transferred subsidiaries to issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangement or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;
(ii) incur any indebtedness (other than any borrowings from or prepayments to any of our affiliates) except in the ordinary course of business consistent with past practice; (iii) pay or commit to pay any bonus, other incentive compensation, change-in-control or similar compensation to any officer, director, employee, sales representative, agent or consultant or grant or commit to grant to any officer, director, employee, sales representative, agent, consultant or affiliate any other increase in, or additional, compensation in any form, other than those made under existing plans or programs; (iv) enter into, institute, adopt or materially amend or commit to enter into, institute, adopt or materially amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement trust, fund or arrangement in respect of or for the benefit of any officer, director, employee, sales representative, agent or consultant or affiliate (whether or not legally binding), except as contemplated by the Acquisition Agreement; (v) sell, transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien, any of our assets other than inventory in the ordinary course of business consistent with past practice and other than in accordance with existing agreements, provided, however, that this clause shall not prohibit Brown & Sharpe Aftermarket Services, Inc. from selling its shares of Wilcox Associates, Inc. to the other stockholders of Wilcox Associates, Inc. in the event that such stockholders elect to exercise their right of first refusal (as described under "Wilcox Associates, Inc." above), which right the other stockholders have waived; (vi) enter into or assume any contract providing for the payment of an amount in excess of $1,000,000 per year, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice; (vii) cause or permit any amendment, supplement, waiver or modification to or of any of our certificate of incorporation, by-laws or other organizational documents; (viii) merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other person, other than with respect to excluded assets; (ix) agree or otherwise commit to take any of the actions described in the foregoing clauses (i) through (viii); (x) accelerate, terminate, make material modifications to, or cancel any contract to which we are a party or by which we are bound, except where such acceleration, modification or cancellation would not have a "material adverse effect" (as defined) on the transferred business; (xi) make any capital expenditures or commitments in excess of $9,000,000 in the aggregate; (xii) make any material investment in, or any loan to, any other person (other than our existing subsidiaries); (xiii) grant any license or sublicense of any rights under or with respect to any of our intellectual property, except where the grants (individually or in the aggregate) would not have a material adverse effect on the transferred business; (xiv) settle, release or forgive any claim or litigation or waive any right, except where such settlement, release, forgiveness or waiver would not have a material adverse effect on the transferred business; (xv) make any changes in any method of accounting, or accounting principles, which would increase the purchase price or the timing of the payment thereof or which our independent certified public accountant would consider material, other than changes related to Staff Accounting Bulletin No. 101, which shall be disregarded for all purposes of the Acquisition Agreement; and (xvi) increase in any material respect the average time of payment of our United States accounts payable to vendors beyond the level applicable at September 30, 2000.

   Pending the Closing, we have also agreed to (i) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried by us as of the date of the Acquisition Agreement; (ii) maintain our books of account and records in the ordinary course of business consistent with past practice; (iii) maintain our properties and facilities in as good working order and condition as at the date of the Acquisition Agreement, ordinary wear and tear excepted; (iv) abide by, carry out and fully perform in all material respects the terms, covenants, provisions, conditions and agreements contained in our real property leases, and to not cause, allow or suffer any material breach or default thereof to occur; (v) provide Hexagon and its representatives to have reasonable access to our premises, properties, books records and documents pertaining to the transferred business; (vi) call and hold a special meeting of stockholders for the purpose of voting on the Acquisition Agreement and the transactions contemplated thereby; and (vii) discuss in good faith with Hexagon the possibility of altering the structure of the transactions contemplated by the Acquisition Agreement for tax planning purposes.

Employee Matters

   Hexagon has agreed that either it or one or more of its affiliates will offer employment, effective as of the Closing, to substantially all individuals employed by us in the transferred business other than those employees who have change in control or severance agreements with us (except such as Hexagon has agreed to continue their employment), and Hexagon shall be responsible for and indemnify us against all severance or termination amounts payable to all individuals employed by us in the transferred business (whether or not receiving an offer from Hexagon), other than such employees who have change in control or severance agreements with us (except such as Hexagon has agreed to continue their employment). Each such individual who accepts such offer of employment with Hexagon or one of its affiliates and each individual who, as of the closing date, is employed by one of our transferred subsidiaries shall be referred to herein as a "Transferred Employee". On the closing date, Hexagon shall provide all Transferred Employees with employment on substantially the same terms and conditions with, at a minimum, substantially the same compensation and substantially the same or comparable benefits as are provided to such employees by us or one of the transferred subsidiaries immediately prior to the closing date.

   As of the Closing, all Transferred Employees shall cease to participate in our welfare benefit plans and shall commence to participate in welfare benefit plans of Hexagon. Hexagon shall cause the replacement plans to (i) waive all limitations as to pre-existing condition exclusions and actively at work requirements as to each Transferred Employee except to the extent such exclusions or requirements had not been satisfied with respect to such Transferred Employee's participation under the comparable benefit plan in which such Transferred Employee was a participant immediately prior to his commencement of participation in the applicable replacement plan, (ii) recognize the service of each Transferred Employee with us or one of the transferred subsidiaries completed prior to the Closing for purposes of any waiting period or other eligibility requirements under the replacement plans to the extent such service would have been taken into account under the comparable benefit plan in which such Transferred Employee was a participant immediately prior to his commencement of participation in the applicable replacement plan and (iii) for purposes of satisfying any deductible or out-of-pocket requirements under each replacement plan for the year in which the closing date falls, provide each Transferred Employee with credit for any co-payments and deductibles paid during such year and prior to the closing date under the terms of the comparable benefit plan in which such Transferred Employee was a participant immediately prior to his commencement of participation in the applicable replacement plan.

   Hexagon has also agreed to cause the trustee of one or more defined contribution plans of Hexagon or Hexagon's United States affiliate that qualify under section 401(a) of the Internal Revenue Code (the "Code") to accept rollovers, including "direct rollovers" described in Section 401(a)(31) of the Code, of all or any portion of any "eligible rollover distribution" described in Section 402(c)(4) of the Code or Section 408(d)(3) of the Code with respect to the benefits of a Transferred Employee under any our benefit plans that is a defined contribution plan qualifying under section 401(a) of the Code. In the case of any such Transferred Employee whose interest in a transferor plan includes one or more outstanding participant loans, Hexagon shall cause the applicable transferee plan to accept in kind, as part of a direct rollover described in the preceding sentence, the promissory note(s) representing such loan(s) and to facilitate the continuation of such outstanding loan in accordance with its terms.

   Notwithstanding the foregoing, Hexagon shall not accept a rollover of our employee stock option plans and shall not assume any liabilities under our Umbrella Supplemental Executive Retirement Plan except with respect to employees of us or one of our transferred subsidiaries that Hexagon or its affiliates hire or retain on the closing date without giving a termination notice in respect thereto. Hexagon shall not assume any liabilities under the Company's Employee Stock Ownership Plan, which shall be terminated.

Conditions to the Proposed Sale

   Pursuant to the Acquisition Agreement, the obligations of Hexagon to effect the proposed transaction are subject to, among other things, (i) our representations and warranties being true in all respects as set forth in the Acquisition Agreement at and as of the date of the Acquisition Agreement and on and as of the Closing, except for such failures to be true and correct as do not, in the aggregate, have a "material adverse effect" (as defined in the Acquisition Agreement) on the transferred business; (ii) our having performed and complied with all of our covenants and agreements under the Acquisition Agreement through the Closing in all material respects; (iii) the receipt by us and Hexagon of all requisite consents and approvals of all third parties whose consent or approval is required in order to consummate the transactions contemplated by the Acquisition Agreement (as of the date of this Proxy Statement all material consents have been received, other than in connection with the transfer of certain foreign joint venture interests); (iv) there being no action, suit or proceeding pending or threatened before any governmental entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any material transactions contemplated by the Acquisition Agreement, or any such injunction, judgment, order, decree, ruling or charge in effect; (v) the delivery by us to Hexagon of a certificate to the effect that each of the conditions specified in clauses (i) and (ii) above have been satisfied in all respects; (vi) the execution and delivery by us of a lease with Hexagon or one of its affiliates for real property located in Precision Park, North Kingstown, RI; (vii) all applicable waiting periods under the Hart-Scott-Rodino Act (and the applicable antitrust laws of Germany) with respect to all contemplated transactions under the Acquisition Agreement having expired or been terminated; (viii) the approval and adoption of the Acquisition Agreement and the transactions contemplated thereby by the requisite vote of our stockholders; (ix) the receipt by Hexagon of an opinion from our counsel; (x) the receipt by Hexagon of the resignations of the directors of our transferred subsidiaries; (xi) the delivery by us of the required transfer documentation;
(xii) the execution and delivery by us and BSIS of a stock purchase agreement and stockholders' agreement in connection with the BSIS stock purchase and related matters described above under "Purchase of Stock in BSIS, Inc."; and
(xiii) since September 30, 2000, no event having occurred and no condition having arisen which has had or is reasonably likely to result in a material adverse effect (as defined) on the transferred business, except as previously disclosed.

   Our obligation to effect the proposed transaction is subject to, among other things, (i) the representations and warranties of Hexagon being true in all respects as set forth in the Acquisition Agreement at and as of the date of the Acquisition Agreement and on and as of the closing date; (ii) Hexagon having performed and complied with all of its covenants and agreements under the Acquisition Agreement through the Closing in all material respects, and having paid the purchase price; (iii) the receipt by us and Hexagon of all requisite consents and approvals of all third parties whose consent or approval is required in order to consummate the transactions contemplated by the Acquisition Agreement; (iv) there being no action, suit or proceeding pending or threatened before any governmental entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any material transactions contemplated by the Acquisition Agreement, or any such injunction, judgment, order, decree, ruling or charge in effect; (v) the delivery by Hexagon to us of a certificate to the effect that each of the conditions specified in clauses (i) and (ii) above have been satisfied in all respects; (vi) the execution and delivery by Hexagon or one of its affiliates of a lease with us for real property located in Precision Park, North Kingstown, RI; (vii) all applicable waiting periods under the Hart-Scott-Rodino Act (and the applicable antitrust laws of Germany) with respect to all contemplated transactions under the Acquisition Agreement having expired or been terminated; (viii) the approval and adoption of the Acquisition Agreement and the transactions contemplated thereby by the requisite vote of our stockholders; (ix) the receipt by us of an opinion from counsel to Hexagon; (x) Hexagon having paid or made arrangements satisfactory to us to permit us to pay in full simultaneously with the Closing all of our indebtedness under the Credit Agreement dated as of November 10, 1997 between us, certain lenders and The Chase Manhattan Bank, as amended, and the Note Agreement dated November 10, 1997 between us and certain insurance company lenders, as amended, and having released us and our retained subsidiaries from any guarantees of obligations of our transferred subsidiaries; (xi) the delivery by Hexagon of the required assumption documentation; and (xii) the execution and delivery by Hexagon of a stock purchase agreement and a stockholders' agreement in connection with the BSIS stock purchase and related matters described above under "Purchase by Hexagon (or an Affiliate) of Stock in BSIS, Inc.; BSIS Stockholders' Agreement", and the payment by Hexagon of the required initial $2.5 million investment in BSIS.

   In the event that the Company proposes to waive a condition, consideration will be given at that time to whether or not the significance or materiality of the condition is such that resolicitation would be required.

Solicitation of Alternative Transactions

   Under the Acquisition Agreement, we and our subsidiaries may not take, or permit any of our directors, officers, employees, agents or representatives to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the transferred business or the transferred assets or permitting access to the transferred assets and business) any alternate proposal for acquisition of any of the transferred stock or all or a material portion of the transferred business or of the transferred assets. However, if, at any time prior to the closing of the sale and purchase of the transferred assets and stock contemplated by the Acquisition Agreement, our Board of Directors determines in good faith, upon the advice of outside counsel, that it would be a violation of its fiduciary duties to our stockholders under applicable law not to do so, we may, in response to an alternative proposal for acquisition of any of the transferred stock or all or a material portion of the transferred business or of the transferred assets, furnish information to and participate in negotiations with the third party making such superior proposal. See the related discussions below under "Termination" and "Fees and Expenses."

Non-competition and Non-solicitation

   We have agreed that neither us nor BSIS shall, on or prior to the date that is five years after the Closing, directly or indirectly, own, manage, operate, control or invest in any business or venture engaged in whole or in part in the transferred business or any portion thereof. However, neither we nor BSIS shall be precluded from developing and marketing the XactMeasure or other software products of BSIS, other than the legacy software derivatives being transferred to Hexagon at the Closing.

   In addition, we have agreed that for five years neither we nor BSIS will directly or indirectly, without the prior written consent of Hexagon, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee or full-time or half-time consultant of Hexagon or its affiliates to leave the employ of Hexagon or such affiliate, unless such person has been terminated by Hexagon or one of its affiliates. These restrictions shall not prohibit us from employing employees who are not specifically recruited or solicited in any way and who seek employment with us or BSIS on their own initiative or in response to general advertising or a recruiting firm not targeted on hiring any particular individual or any employees of Hexagon or its affiliates. Hexagon has agreed to similar restrictions on its ability to hire employees of us or BSIS.

Termination

   The Acquisition Agreement may be terminated at any time prior to the
Closing:

     (i) by mutual written consent of us and Hexagon;

     (ii) by either party (a) in the event the other party has materially breached the Acquisition Agreement and the breach is not cured after notice of such breach is provided to the other party or (b) if the Closing shall not have occurred on or before April 30, 2001 by reason of the failure of any condition precedent to such party's obligations to close (unless the failure results primarily from such party itself breaching the Acquisition Agreement); or

     (iii) by either party, if our Board of Directors shall have recommended to our stockholders that they approve an alternative acquisition transaction or tender their shares in a tender or exchange offer. We only have termination rights under this paragraph if our Board of Directors is required to make the recommendation under its fiduciary duties and we have complied with our obligations described under "Solicitation of Alternative Transactions" above.

   If the Acquisition Agreement is terminated, there shall be no liability on the part of any party thereto except (i) as otherwise set forth under "Fees and Expenses" below and (ii) liabilities for any breach of the Acquisition Agreement occurring prior to termination.

Effect of Termination

   In the event of the termination of the Acquisition Agreement, the Acquisition Agreement will immediately become void and there will be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (i) as otherwise set forth under "Fees and Expenses" below, and (ii) nothing in the Acquisition Agreement shall relieve any party from liability for any breach thereof occurring prior to termination.

Fees and Expenses

   Except as set forth below, all fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

   The Acquisition Agreement requires us to pay Hexagon a fee of $4 million (the "Fee"), plus up to $2 million of Hexagon's expenses relating to the transactions contemplated by the Acquisition Agreement ("Expenses"), if the Acquisition Agreement is terminated by us or Hexagon because our Board of Directors has recommended to our stockholders that they approve an alternative acquisition transaction or tender their shares in a tender or exchange offer.

   The Acquisition Agreement requires us to pay Hexagon the Fee plus the Expenses if all of the following events have occurred:

     (i) a bona fide alternative acquisition transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to us at any time on or after the date of the Acquisition Agreement and on or prior to the date of the meeting of our stockholders (including the last date on which any adjourned session thereof is reconvened);

     (ii) the requisite vote for approval and adoption of the Acquisition Agreement by our stockholders shall not have been obtained by April 30, 2001 and either we or Hexagon terminate the Acquisition Agreement because of the failure to close by such date; and

     (iii) thereafter on or prior to the anniversary of the date of termination, (A) the alternative acquisition transaction is consummated or
  (B) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to us prior to such termination, that would be considered such an alternative acquisition transaction under the Acquisition Agreement.

   In the event that our stockholders' meeting for the approval of the transactions contemplated by the Acquisition Agreement is held and the requisite vote for approval and adoption shall not have been obtained at such meeting or any adjournment thereof other than as a result of Hexagon being in material breach of its obligations under the Acquisition Agreement, we shall reimburse Hexagon for (x) up to $1,000,000 of its expenses relating to the due diligence, negotiation and documentation of the transactions contemplated by the Acquisition Agreement and (y) up to $1,000,000 of its expenses related to commitments made to individuals hired specifically to work in the transferred business.

   In no event shall be we be required to pay Hexagon more than one fee pursuant to these termination provisions. In the event that more than one fee would be applicable, we will be required to pay the highest of such fees.

Name Change

   We have agreed that, immediately following the Closing, we shall change our corporate name and the names of any of our retained subsidiaries to eliminate any reference to "Brown & Sharpe", and to adopt corporate names that would not be reasonably likely to cause confusion with the Brown & Sharpe name. We are proposing to change the Company's name to "BNS Co." (which is the subject of Proposal 2) and the name of BSIS to "Xygent, Inc."

                          PRINCIPAL PROVISIONS OF THE
                        NORTH KINGSTOWN SALES AGREEMENT

   We and Precision Park Partners are parties to the North Kingstown Sales Agreement. The following summarizes the material provisions of the North Kingstown Sales Agreement. You should carefully read the full text of the North Kingstown Sales Agreement attached to this Proxy Statement as Annex D which qualifies this description and is incorporated by reference into this Proxy Statement.

Purchase Price Payable to Us

   The purchase price for the real property we are transferring to Precision Park Partners is $15.5 million. Precision Park Partners has deposited the sum of $50,000 with an escrow agent, to be held pending closing of the sale of the real property or termination of the agreement. Following the expiration of the 60-day review period described below, Precision Park Partners will deposit an additional $650,000 with the escrow agent if the agreement has not been terminated.

   Items such as real estate taxes, fire district taxes, water bills and betterment or improvement assessments will be prorated as is customary in real estate transactions. Deposits and prepaid rents held by us under existing leases will be transferred over to Precision Park Partners.

Transferred Real Property

   The proposed transaction involves a transfer of our North Kingstown Facility, including approximately 169 acres of land, with the buildings, fixtures and improvements thereon and rights associated therewith, located at 200 Frenchtown Road, North Kingstown, Rhode Island (with a portion thereof located in East Greenwich, Rhode Island). We will also be transferring to Precision Park Partners all of the leases pursuant to which we lease portions of the North Kingstown Facility to third parties, including the proposed Lease with Hexagon.

Review Period

   Precision Park Partners has a period of 60 days from the date of the North Kingstown Sales Agreement to conduct a review of the real property and such related documents and information as it deems appropriate, and to obtain financing for its purchase of the real property. Precision Park Partners may terminate the North Kingstown Sales Agreement for any reason prior to the expiration of the review period. Upon any such termination, Precision Park Partners shall be entitled to a refund of its $50,000 deposit.

Closing

   It is anticipated that the closing will take place at the offices of Edwards & Angell, LLP, 2800 BankBoston Plaza, Providence, Rhode Island at 10:00 a.m. (local time) on June 5, 2001, or at such other place, time or date as may be mutually agreed upon by us and Precision Park Partners.

   At the closing, we will be obligated to convey good and marketable title free and clear of all liens and encumbrances, subject to limited exceptions. If we are unable to do so by the closing, the closing will be automatically extended for a period of 60 days while we attempt to remedy the deficiencies. If we are still unable to comply with our obligations after 60 days, Precision Park Partners will have the option to terminate the agreement and receive its deposit back.

Representations and Warranties

   We have made certain representations and warranties relating to, among other things, (i) our existing leases; (ii) utilities; (iii) service contracts relating to the property; (iv) violations of laws or regulations; (v) absence of litigation; (vi) condemnation proceedings; (vii) underground storage tanks;
(viii) environmental matters; (ix) corporate organization and authority; and
(x) noncontravention of agreements.

   With the exception of our representations and warranties regarding our existing leases, which shall survive for a period of six months following the closing, all of our representations and warranties shall terminate upon the closing.

   Precision Park Partners has made representations and warranties to us regarding its legal capacity and authority to enter into and perform the North Kingstown Sales Agreement and the lack of consents and approvals required.

Default and Remedies

   If either party fails to close for any reason other than such party's breach or a permitted termination of the agreement, the other party shall be entitled to terminate the agreement and receive the deposit from the escrow agent. Each party shall also be entitled to pursue any other available remedy against the party so failing to close. In addition, each party has agreed to indemnify the other party from and against all claims, demands, costs and expenses resulting from any misrepresentation made by such party in the agreement to the other.

Operating Covenants

   Until the closing under the North Kingstown Sales Agreement, we have agreed not to take various actions regarding the real property, including (i) making modifications or additions to the property without Precision Park Partners' consent; (ii) further encumbering the property; or (iii) enter into any new agreements relating the property. In addition, we have agreed to maintain, at our expense, standard all-risk insurance coverage on the real property.

Conditions Precedent

   We shall not be required to sell the real property and Precision Park Partners shall not be required to purchase it unless, prior to the closing, we have entered into a lease with Hexagon Holdings, Inc. on the terms described elsewhere in this Proxy Statement.

   If either party discovers, prior to or at the closing, that any of the other party's representations or warranties has been breached, the discovering party may terminate the agreement. If Precision Park Partners is the discovering party, it shall be entitled to the immediate return of its deposit.

Risk of Loss

   If there occurs prior to the closing any loss or damage to the property in an amount equal to or less than $500,000, the transaction shall proceed with a reduction to the purchase price in an amount equal to the cost to repair such damage. If there occurs any such loss or damage in an amount greater than $500,000, Precision Park Partners shall have the option to terminate the agreement and receive its deposit back. If it elects to proceed with the closing, we have agreed to assign our insurance coverage to it and reduce the purchase price by the amount of the deductibles under our insurance policies plus any costs to repair the portion of such damage that are not covered by insurance.

   If prior to the closing, any part of the real property is threatened by condemnation or eminent domain proceedings (other than one known proceeding), Precision Park Partners may terminate the agreement and receive its deposit back. If Precision Park Partners elects to proceed with the closing, we shall assign to it all of our rights to any condemnation awards payable or to become payable on account of the condemnation or eminent domain proceedings.

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                          THE BUSINESS OF THE COMPANY

   The information under this heading "The Business of the Company" describes the current business of the Company, prior to any sale to Hexagon.

General

   The Company, which was founded in 1833, is a leading designer, manufacturer, and marketer of metrology products worldwide under numerous internationally recognized brand names. Metrology is the science of the physical measurement of objects using various precision instruments and equipment. The Company's high precision products measure physical dimensions of, and inspect and verify conformance to specifications of, components and products and are used in manufacturing, quality control, and product development operations. The Company's product line ranges from hand tools and instruments to customized computer-controlled metrology systems which integrate hardware and software and are augmented by service, training, and aftermarket support. The Company markets its metrology products and services in North America, Europe, Asia, South America, and the Middle East. Important end user markets for the Company's products include the automotive, aerospace, industrial machinery, electronics, and computer industries, and the Company's customers include Ford Motor Co., Daimler Chrysler, Toyota, General Motors, BMW, Boeing Co., Eastman Kodak Co. Inc., International Business Machines Corp., Hewlett-Packard Co., General Electric Co., Caterpillar Inc., United Technologies Corp., Motorola Inc., Phillips, Samsung, and Xerox Corp.

   The Company's operations are conducted through three management units:
Measuring Systems (which includes the former Custom Metrology Division), the Precision Measuring Instruments and Brown & Sharpe Information Systems.

  . The Measuring Systems Division ("MS Division" or "MSD"), which accounted for approximately 74% of the Company's sales in 2000, manufactures and markets a wide range of manual and computer-controlled, high precision Coordinate Measuring Machines ("CMM") including "in-process" measuring systems under the Brown & Sharpe, Brown & Sharpe-Wetzlar and Brown & Sharpe-DEA brand names. Incorporated in the MS Division is Aftermarket Services which offers its customers services such as: software, parts, technical support, upgrade and rebuilds, training and contract inspection. The Company estimates that it has an installed base of over 25,000 CMMs worldwide. In the third quarter of 2000, Custom Metrology Division ("CMD"), which previously was operated as a separate division, was included in the MS Division. As a result, the MS Division also produces non-contact "profile" machines for the measurement of shafts and round components.

  . The Precision Measuring Instruments ("PMI") Division, which accounted for approximately 26% of the Company's sales in 2000, manufactures a wide range of mechanical and electronic measuring and inspection tools (including height gauges, calipers, dial indicators, and micrometers) which are marketed under the Brown & Sharpe, Tesa, Etalon, Interapid, Standard Gage, Mauser, Mercer, and Roch brand names through more than 450 distributors and catalog houses worldwide.

  . Brown & Sharpe Information Systems ("BSIS"), is an early software development business focused on the commercialization and introduction of measuring software. BSIS did not have any revenues in 2000. In the event that the Company closes the sale to Hexagon under the Acquisition Agreement, BSIS will be the only active operation of the Company. See "Business Activities Following the Proposed Sale and Related
     Transactions: BSIS, Inc. to Be Renamed Xygent, Inc." and "Risk Factors Related to BSIS" elsewhere in this Proxy Statement.

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Repositioning Initiatives

   Over the past several years, the Company has undertaken a series of divestutures, acquisitions and other strategic initiatives which have repositioned the Company from its historical origins as a machine tool manufacturer into a leader in the field of metrology. These repositioning initiatives included:

  . Divestiture of Non-Core Operations. The divestiture of non-strategic operations, including the machine tool, pump and hydraulics businesses, and Technicomp, Inc. during 1997, which enabled the Company to focus on its core metrology technologies and market distribution strengths.

  . Strategic Metrology Acquisitions. Strategic acquisitions which enabled the Company to increase greatly the breadth of its metrology product offering and the strength of its distribution system. These acquisitions include the 1994 acquisition of DEA's metrology business headquartered in Italy. During 1997, the Company acquired the remaining 50% of its equity investee ASI, which developed measurement software and provided training and services and other aftermarket support to manufacturing industries and is now a significant part of MS Divison's aftermarket business. In 1999, the Company acquired a 60% interest in QI Tech (subsequently named Brown & Sharpe/Qianshao located in the People's Republic of China). The latter investment was entered into in order to expand the Company's presence in the Asian market.

  . Rationalization and Consolidation of Operations. Lowering the Company's overhead cost structure by reducing duplicative functions and associated headcount and by consolidating and rationalizing the Company's manufacturing facilities and operations, which enabled the Company to increase productivity and efficiency, including the consolidation of all of the PMI Division's manufacturing sites into one location in Renens, Switzerland. In 1999, the Company implemented a reorganization plan in which it implemented a "Focused Factories" strategy for MS which consolidated production of specific CMM products to a single manufacturing location. In 1999, the Company also reorganized CMD to focus on non-contact products such as "Profile" machines and, in 2000, by including CMD in the MSD.

     During the second quarter of 2000, the Board approved the decision to sell the stock or assets of the Company's Electronics Division. The Electronics Division consisted of Brown & Sharpe Surface Inspection Systems, a business which was acquired in 1999, and produced metrology tools for electronics component manufacturers that focused on the detection and classification of micron level defects on a variety of surfaces. The Company has discontinued the Electronics Division primarily because the market for its products did not materialize and because of the cash needs of its operations. The Electronics Division assets are an Excluded Asset under the Acquisition Agreement with Hexagon. The Company is selling the assets of the Electronics Division under an agreement reached on February 13, 2001. This agreement calls for the Company to receive cash consideration of approximately $2,000,000, before minority interest and post-closing adjustments. In the third quarter of 2000, the Company decided to discontinue the development of non-contact sensor technology and stopped the funding, as one of the owners of a 50/50 joint venture formed in 1999 with Metroptic Technology in Israel, of projects for the development of new non-contact metrology technology. The decision to stop funding of the joint venture was made primarily because of the continued cash needs of the project, the lack of a completed product to date, and the greater development period than had been contemplated. See Note 5 to the Consolidated Financial Statements for financial information related to discontinuance of operations of Electronics Division and the stopping of the funding of the Metroptic Joint Venture.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Proxy Statement.

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Proposed Sale of Substantially All Assets of the Company.

   On November 16, 2000, the Company entered into the Acquisition Agreement with Hexagon, pursuant to which the Company would sell substantially all of its assets to Hexagon. Under a Purchase and Sale Agreement dated as of March 2, 2001 with Precision Park Partners, a commercial buyer, the Company will sell its North Kingstown, Rhode Island manufacturing facility, known as Precision Park, for a cash purchase price of $15.5 million. See "Proposal 1:
To Approve the Sale of Substantially All Assets, Including (A) the Acquisition Agreement between the Company and Hexagon and the Related Transactions, (B) the North Kingstown Facility Sales Agreement, and (C) the Cash Distributions to Stockholders in Amounts to Be Determined by the Board of Directors" located elsewhere in this Proxy Statement for a description of these matters.

Business Strategy

   As noted, the Company proposes to sell substantially all of its assets, including the sale of substantially all assets to Hexagon pursuant to the Acquisition Agreement and the sale to Precision Park Partners of its North Kingstown Facility under the North Kingstown Sales Agreement and, later in this year (or possibly in 2002), the Company plans to sell its Heathrow, United Kingdom real estate. The Company proposes to make cash distributions to stockholders (the initial distribution of which would be made as soon as practical following the Closing under the Acquisition Agreement) and subsequent cash distributions to the stockholders upon the sale of the North Kingstown Facility and upon the further sale of the Heathrow, United Kingdom real estate, which has been an operating gravel pit, on dates and in amounts as finally determined by the Board of Directors. Until the completion of the sale to Hexagon, the Company is focused on that transaction while continuing to implement its business strategy based on the following elements described below. In the event that the Company is unable to complete the sale to Hexagon, the Company plans to seek other strategic alternatives, including another sale or merger in order to satisfy its senior secured lenders who, at any time, may resort to collateral, consisting of substantially all of the Company's assets and significant pledges of stock of its subsidiaries, to remedy the Company's inability to pay its loans to the senior lenders, which have been in default since 1999.

   In the event that the proposed sale to Hexagon is completed, the Company's business strategy will be substantially different from the elements described below since, while BSIS has not yet been material to the business of the Company, it will be the only active operation of the Company following the completion of the sale to Hexagon. See "Business Activities Following the Proposed Sale and Related Transactions: BSIS, Inc. to Be Renamed Xygent, Inc." elsewhere in this Proxy Statement.

  . Continue Cost Improvements. The Company intends to continue to implement measures designed to reduce its product costs through: (i) standardizing product designs worldwide; (ii) increasing the cost-effectiveness of product designs; (iii) outsourcing components and products; (iv) increasing supplier partnering; and (v) focusing on core manufacturing processes. The Company also intends to streamline its sales, marketing, and general and administrative processes in an effort to reduce selling, general and administrative expenses as a percentage of sales.

  . Develop New Products and End User Markets. The Company's goal is to increase net sales by expanding penetration of served industrial end user markets and by capitalizing on high growth end user markets where metrology needs are growing rapidly. To expand its penetration of served industrial end user markets, the Company expects to continue the introduction of new metrology systems utilizing both contact and non-contact technologies and to develop sensors and other sophisticated products that can be embedded in a variety of manufacturing processes. The Company plans to form technical and commercial alliances with manufacturers of process equipment to provide enhanced combined manufacturing systems utilizing the Company's sensors and other products.

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

  . Enhance Existing and Develop New Software. The Company intends to emphasize research and development of software systems and applications designed to meet the evolving metrology needs of its end users. To that end, the Company intends to leverage off its software development team of software and applications engineers and technicians in the following four areas: (i) metrology software for inspection and verification of piece-part integrity and conformance to design specifications;
     (ii) process control software designed to detect and correct drifts in part tolerances before the manufacturing process produces scrap or improperly configured components; (iii) enhanced management information systems that report statistical and quality information from the manufacturing process; and (iv) new software that will link the Company's CMMs and, therefore, the manufacturing process with computer-aided engineering and manufacturing systems that will provide the means for real-time feedback, analysis and, ultimately, control of manufacturing to design specifications. The Company believes that its existing library of metrology software, together with newly developed software, should enable it to respond to the growing demand in manufacturing for on-line inspection and verification. The Company also believes that its experience with CMM software and manufacturing processes is critical to the successful development of software that is linked with computer aided engineering systems. To meet the needs of this growth market, the Company formed BSIS in 1997. This subsidiary, with a common corporate vision, combines all the Company's software development expertise under one roof. See "Business Activities Following the Proposed Sale and Related Transactions: BSIS, Inc. to Be Renamed Xygent, Inc." and "Risk Factors Relating to BSIS" elsewhere in this Proxy Statement.

  . Leverage Worldwide Distribution Capability. Through its acquisitions, Brown & Sharpe has expanded its product lines and strengthened its marketing and distribution capabilities in Europe, South America, the Middle East, India, and China. The 1999 acquisition of Qianshao (60% owned) has given the Company direct entry into the China CMM market. The Company plans to continue to strengthen and expand its worldwide distribution capability, principally by continuing to rationalize its existing distribution network and by opening new demonstration centers and adding direct sales capacity and distributors where cost effective. The Company also intends to capitalize on the strength of its global distribution network by increasing the number of Company-designed and third-party sourced products sold through its distribution channels in an effort to increase gross profit without a corresponding increase in selling, general and administrative expenses.

  . Increase Aftermarket Sales and Services. The Company intends to increase its focus on higher margin aftermarket sales and services, including consulting services, calibration and rebuilding of CMMs, software upgrades, and parts sales. The Company believes that the worldwide installed base of CMMs, estimated at over 82,000 (including 25,000 of the Company's CMMs), creates a significant demand for such aftermarket services. The Company believes that the level of customer service it provides, as measured by third-party surveys of its customers, is superior to that of its principal competitors, and expects to further strengthen its customer relationships through enhanced aftermarket support and increased partnering efforts. The Company's sales attributable to aftermarket sales and service in 2000 were estimated to be approximately 32% of MS Division's net sales for the same period.

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Metrology Industry

 General

   Metrology products and systems range from hand tools for simple tasks to complex integrated systems of hardware and software that can measure, digitize, inspect, and verify manufactured parts and components, to exacting specifications. Manufacturers depend upon metrology hardware and software products to monitor consistent product conformance to their exacting specifications, thereby improving the reliability, fit, and finish of their products. In addition to these quality and performance benefits, metrology products help manufacturers lower costs by reducing errors, scrap, rework and warranty expense, improving the manufacturing process, lowering throughput time, increasing capacity, and reducing work-in-progress inventories. In recent years, manufacturers have accelerated the integration of quality control functions directly into the production process by incorporating the use of metrology products on the factory floor.

   Software has also become increasingly important in metrology solutions as manufacturer's specifications have become tighter. The CMM software provides a critical link between the computerized design and the manufacturing environments. In addition, most large companies are starting to build worldwide dimensional databases to store and evaluate the data gathered by CMMs. Furthermore, potential software upgrades on the estimated 82,000 CMMs worldwide open up a large market for new and dynamic software systems.

   In addition, manufacturers are demanding more precise, capable and flexible metrology systems as their products become smaller, more complex and/or must meet more stringent quality and safety standards. Their exacting product specifications often require measurement to an accuracy of less than one micron (one millionth of a meter or approximately 1/100th of the thickness of a human hair) or, in some special cases, measurement of nanometers (one billionth of a meter or the unit of measurement for the wavelength of light). Increasingly, metrology systems must incorporate a mix of traditional contact and newer non-contact technologies because of reduced part sizes and the great diversity of new materials used in manufactured products. Metrology systems are purchased by customers regardless of their need for additional production capacity because of ever-increasing quality requirements and the need to reduce product costs.

   Metrology products serve a broad range of measurement requirements. The simplest metrology products include devices such as calipers, dial gauges, micrometers, surface plates, and height gauges. These are generally inexpensive hand-held tools that measure in one dimension to within an accuracy of between two (80 millionths of an inch) and 25 microns (1/100th of an inch). Fixed gauges are often more expensive devices that inspect and verify in one to three dimensions to within an accuracy of between one and 25 microns and are typically used where manufacturers need to measure a single, uniform product at a high rate of speed. Fixed gauges tend to make simple, comparative measurements of products in a manufacturing process. CMMs are more sophisticated, complex machines that use a variety of technologies to measure in three dimensions to an accuracy of between 0.5 and 100 microns. These technologies range from advanced probes that physically "contact" the product being measured to highly sophisticated non-contact vision, optical, laser and scanning probes that collect precise data without touching the product being measured. While some CMMs are manually operated, most are now automatically controlled by software systems that not only compare the product to a manufacturer's CAD models, but when no CAD model exists, also provide manufacturers with dimensions of the product to reverse engineer the product and create a CAD model. CMMs are highly flexible machines that can measure different products for a manufacturer without re-tooling or other significant changes as opposed to fixed gages that are designed solely for a single feature of a single product and also requires expensive and time-consuming retooling when the product design changes. The price points of metrology products range from $100 for a caliper to over $1.5 million for a sophisticated CMM such as those used to measure car and truck bodies.

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 Markets

   Participants in the metrology industry generally compete in one or more of six broad product areas: (i) simple and relatively inexpensive tools that measure in one dimension, such as calipers, dial gauges, micrometers, surface plates, and transfer gauges; (ii) digital electronic height gauges of varying accuracies and sizes; (iii) sophisticated special purpose metrology systems including fixed gauges; (iv) general purpose and application-specific CMMs; (v) alternative technologies such as vision tunnels or surface finish and geometry measurement; and (vi) customized metrology solutions to specific metrology problems. The Company competes in all of the foregoing product areas other than fixed gauges and most of the alternative technologies.

   Sales of simple metrology products and less sophisticated height gauges are driven by price, brand, product innovation, ease of purchase, and effectiveness of distribution. Products in this category are generally hand-held or relatively small devices that permit a manufacturer to make measurements in one or occasionally two dimensions. These products are generally inexpensive, providing a cost-effective solution to simple metrology problems where the industrial customer does not need the increased capabilities of fixed gauges, CMMs or certain other sophisticated metrology systems. However, simple metrology products are generally limited in terms of accuracy, flexibility and/or their ability to collect data. Further, they are dependent upon skilled operators. The market for simple metrology products is fragmented, with many regional suppliers. End user markets for these products include most basic industries, including the automotive, construction, industrial machinery, appliance, and farm equipment industries.

   Sales of fixed gauges have traditionally been driven by manufacturers' needs for one, two, or three dimensional metrology on the factory floor. Products in this category, typically more expensive than simple metrology products, compete directly with CMMs regarding inspection and verification of manufactured parts. Fixed gauge systems are frequently a more expensive investment than comparable CMM systems, but for the specific purpose intended, may be less expensive over the long run. Fixed gauges can range from simple one dimensional tools to semi- and fully-automatic three dimensional factory floor systems that quickly compare production parts to "master parts." However, because these gauge systems are "fixed," they are inherently inflexible. The fixed gauge must be reworked or a new gauge designed and built every time manufacturers make dimensional changes in the part being measured. The trend of the industry is away from fixed gauges and toward flexible gauges because of the need to make costly changes to fixed gauges when the part they measure changes.

   Sales of CMMs and more sophisticated height gauges are driven by manufacturers' needs for high accuracy, flexibility, speed, and information. Products in this category, while typically more expensive than simple metrology products and some fixed gauges, are generally more versatile machines that can measure, digitize, inspect, and verify diverse manufactured parts. The accelerating use of more sophisticated software has played an important role in the evolution of CMMs in response to the marketplace. Improved software and linkage to CAD/CAM and network technologies enable CMMs both to compensate automatically for the position of the piece to be measured, eliminating the need for the time consuming manual positioning necessary with less advanced metrology products, such as surface plate gauges, and also to relay information to the manufacturer's CAD/CAM model to facilitate production process adjustments. Although CMM-type software can be added to on-machine gauging and a small percentage of fixed gauges, CMMs are easier to use, more flexible, and generally provide more analytical information than most products using competing technologies. Presently, CMMs are installed at sites ranging from highly controlled laboratory sites to hostile, factory floor industrial settings, and can measure objects ranging in size from a semiconductor chip to an aircraft exterior, and can provide accuracies with tolerances of 0.5 to 100 microns. CMMs can achieve this through contact or non-contact probing methods, depending upon the manufacturer's needs. The market for CMMs is dominated by five competitors, including the Company.

   Aftermarket sales are critical to manufacturers, as they are needed to insure the continued operation of the CMM equipment after it has been installed. Furthermore, aftermarket services can also be provided to competitors machines, which offers additional growth potential and the ability to gain a competitive advantage over its major competitors, all of whom do not currently offer such services.

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   The Company believes that non-contact sensor technology will continue to play a critical role in the future of the metrology industry. As manufacturers from traditional industrial manufacturers to leading high-tech companies continue to be driven by customers to produce smarter, faster, smaller and higher performance products, the need for more sophisticated measuring devices to enable production will increase. Sensor development, through the Company's R&D efforts and joint ventures will play an important role in sales growth, profitability, and retaining the Company's leadership in metrology.

 MS Division

   The MS Division, the largest of the Company's three units, accounted for approximately 74% of the Company's sales in 2000. The MS Division is headquartered in North Kingstown, Rhode Island and manufactures and markets CMMs. MS Division products sold under the Brown & Sharpe name are manufactured at the Company's North Kingstown Facility, Wetzlar, Germany, Turin, Italy facilities and also in its Telford, United Kingdom facilities. The primary end user markets for the Company's CMM products include the automotive (including automotive suppliers), heavy transport, aerospace, electronics, computer, industrial machinery, and medical industries.

   MS Division products range from small, manually operated CMMs to large, high speed, high precision automatic CMMs. In addition to these standard and custom-configured CMMs, the Company also produces and sells high-speed process control systems. The smallest machines can measure in a volume up to 400 x 350 x 300 mm and are priced at approximately $10 thousand, while the larger, high speed, high accuracy CMMs with integrated software systems can cost over $1.5 million. The MS Division also provides laser scanning and optically based measuring machinery from microscopes to vision systems.

   The Company believes that its "user-friendly" CMM application software gives it a competitive advantage in the marketplace for CMMs. These proprietary software products provide the MS Division's customers with an understandable, icon-based inspection analysis capability, graphical user interfaces and outputs, and the capability to network with manufacturing systems. The MS Division also provides its customers with special software and systems that integrate the MS Division's products with the customer's host information and communications network. In addition to sales of CMMs, the MS Division provides aftermarket sales and service, including calibration and rebuilding of CMMs, software upgrades and parts sales, for Brown & Sharpe CMMs and competing CMMs. The Company's sales attributable to aftermarket sales and services in 2000 were estimated to be approximately 32% of the MS Division's sales for the same period.

   The MS Division now produces non-contact "Profile" machines for the measurement of shafts or round components, and manufactures primary standard calibration instruments, used currently by 26 countries as their standard for measurement.

   See Note 14 to the Consolidated Financial Statements for financial information related to this business segment.

 PMI Division

   The principal products of the Company's PMI Division are precision measuring tools and related instruments such as micrometers, dial indicators, calipers, and electronic height gauges. PMI Division products accounted for approximately 26% of the Company's sales in 2000. The PMI Division's products have broader applications and lower unit list prices (with a range of $100 to approximately $13,000) than the prices of the MS Division's products. These tools and instruments typically measure in one or two dimensions, and are often used in comparative measuring where an unknown part or dimension is compared to a previously measured part or dimension. Some PMI Division products also include systems and application software for measuring and statistical process control. The Company believes that the primary end user markets for the products of the PMI Division are the automotive, aerospace, metal processing, and defense industries, although the PMI Division

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products are used in virtually all types of industrial settings. Brown &
Sharpe's PMI Division is headquartered in Renens, Switzerland, and its products were traditionally manufactured at its plants in Rolle and Renens, Switzerland; Poughkeepsie, New York; Leicester, St. Albans, and Plymouth, England; and Luneville, France. In 1999, the Company closed its Leicester, St. Albans, Torpoint and Luneville plants and consolidated its PMI manufacturing at its Renens site. See Notes 4 and 14 to the Consolidated Financial Statements for financial information related to the restructuring and to the business segment, respectively. The Company also purchases components and products from third parties located in various countries.

 BSIS Division

   BSIS was formed in December 1997. At that time, BSIS's primary mission was to consolidate the several independent software development groups of Brown & Sharpe into a single global software development organization which would provide next generation metrology software applications for the various Metrology Business units. As its secondary mission, BSIS was to establish and execute a software business strategy, which would ultimately lead to the formulation of a software business that could spin-off as an independent business separated from the metrology manufacturing businesses. Accordingly, BSIS is now focused on the commercialization and introductions of its new XactMeasure Measuring Software, in development for approximately three years. Following the completion of the proposed sale to Hexagon, the Company will continue in the business of developing measuring software through its controlled subsidiary, BSIS (in which Hexagon has committed to invest a total of $7 million over the next three year) which will be renamed Xygent after the Closing under the Acquisition Agreement, and BSIS will be the only active operation of the Company following the sale to Hexagon. See "Business Activities Following Proposed Sale and Related Transactions: BSIS, Inc. to Be Renamed Xygent, Inc." and "Risk Factors Relating to BSIS" elsewhere in this Proxy Statement. See Note 14 to the Consolidated Financial Statements for financial information related to this business segment.

Sales and Distribution

   The MS Division distributes its products primarily through a 107-person worldwide sales force directly to U.S. and European customers, and utilizes a network of independent agents and distributors to cover the Pacific Rim, South American, and African markets. The typical MS Division sales process involves lengthy, technical, one-on-one discussions between the salesperson or the distributor/sales agent and customer and is often part of a competitive bid process. As an important part of its marketing and distribution strategy, the Company provides in-depth training to its customers at 25 support and demonstration centers located throughout the United States, Europe, and Asia. The Company's direct sales force also provides the Company with important opportunities to cross-sell the products of its PMI Division.

   In contrast to the MS Division, the PMI Division generally distributes its products through international import companies, regional distributors, and catalog houses throughout the world. As of December 31, 2000, the PMI Division utilized in excess of 80 major distributors located in over 40 countries to market its products. The Company believes that the PMI Division's established distribution network provides it with a competitive advantage and intends to capitalize on this network to increase sales of internally developed and third-party products.

   The Company has no single customer which accounts for 10% or more of its consolidated net sales; however, several well recognized major automotive manufacturers (without regard to their suppliers) account for a significant portion of the Company's net sales. The loss of a few of these major customers would have a substantial effect upon the Company.

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Engineering and Product Development

   The Company's commercial success is dependent upon its ability to develop products, enhancements, and applications that meet changing customer metrology needs and anticipate and respond to technological changes. The Company designs, develops, and refines its products internally through engineering departments within its product groups and divisions. When it is more cost-effective to do so, the Company purchases product designs or portions of product designs from engineering subcontractors or acquires rights to such designs through licensing arrangements. The Company also benefits from research and development efforts which are subsidized by customer funds and, in certain countries, by government research grants. Brown & Sharpe research, development and manufacturing engineering activities are conducted in the United States, Italy, Switzerland, Germany, the United Kingdom, Lithuania, and, until the PMI restructuring which was implemented in January 2000, France.

   The Company's current design and engineering focus is in the development of the CMM "Global" machine, which will provide greater accuracy and speed, software development, and non-contact metrology products. In 2000, the Company invested $15.5 million, or 5.5% of its net sales during that period in product design and manufacturing engineering. In 1998 and 1999, the Company expended $17.8 million and $14.4 million, respectively, for product design, development, refinement, and manufacturing engineering.

Foreign Operations

   The Company manufactures and sells substantial amounts of its metrology products in foreign countries. As of December 31, 2000, approximately 71% (based on book values) of the Company's assets, 59% of the Company's sales (based on customer location) and 68% of its employees were located outside the United States. The Company's manufacturing operations are located in Italy, Switzerland, Germany, England, and, until the PMI restructuring which was implemented in January 2000, France, as well as in the United States. Brown & Sharpe's products are sold in over 60 countries worldwide. See Note 14 to the Consolidated Financial Statements for financial information related to foreign operations.

Raw Materials and Sources of Supply

   Brown & Sharpe purchases raw materials, supplies, and other components from a variety of suppliers, and considers its sources of supply to be adequate. At times, the Company depends upon various sole sources of supply for certain components used by the Company (generally of items designed by the Company), but has not experienced any significant difficulty in meeting delivery obligations because of its reliance on any such single supplier. In addition, the Company currently purchases substantially all of its externally sourced low to medium accuracy electronic touch trigger sensor probes and heads from a publicly held United Kingdom company which is the dominant supplier of such sensor probes to CMM manufacturers.

   No alternative supplier for this class of electronic sensor probes, which are a key component of substantially all of the Company's lower accuracy CMMs, is currently available and developing an alternative source for the probes and heads could take more than a year. The Company continues to explore means of lowering production costs through selective outsourcing in situations where the Company can achieve its high quality standards via subcontractors.

Patents, Licenses, Trademarks, and Proprietary Information

   The Company's business is not significantly affected by or dependent upon the procurement or maintenance of patents covering the Company's products. Nevertheless, the Company pursues, where appropriate, patent protection for inventions, developments and improvements relating to its products both in the United States and abroad. In addition, the Company relies on a combination of copyrights, trade secret law and contracts to protect its proprietary information (principally related to its software and software development). Despite these precautions, it may be possible to copy or otherwise obtain and use the Company's proprietary information without authorization. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

   Brown & Sharpe and its subsidiaries own, or have the right to use, a number of trademarks which they believe are valuable in promoting the sale of certain of their principal products. The Company and its subsidiaries have registered, or have applied to register, the trademarks owned by them in the United States and in some foreign countries. See "Business Activities Following the Proposed Sale and Related Transactions: BSIS, Inc. to Be Renamed Xygent, Inc." for a description of BSIS's intellectual property.

Environmental Matters

   The Company is not significantly affected by compliance with rules and regulations promulgated under environmental laws since its manufacturing processes do not produce, as a by-product, material amounts of waste, water discharges, or air emissions deemed hazardous under such laws. However, the Company is subject from time to time to environmental claims. See Note 17 to the Consolidated Financial Statements for financial information related to contingencies.

Employees

   At December 31, 2000, the Company had 2,106 employees (as compared with 2,216 at December 31, 1999), including approximately 1,422 employees located outside the United States. The Company considers its relations with its employees to be good, although there can be no assurance that the Company's cost-cutting efforts or other factors will not cause a deterioration in these relations.

   Approximately 426 of the Company's employees located at sites in the United States, Italy, Switzerland, England, and France are covered by collective bargaining agreements which expire at various times before June 30, 2002. The Company expects that these collective bargaining agreements will be renegotiated successfully prior to their expiration. However, there can be no assurance that successor collective bargaining agreements will be successfully negotiated, that negotiations will not result in work stoppages, or that a work stoppage would not materially interfere with the Company's ability to produce the products manufactured at the affected location.

   In addition to the collective bargaining agreements that cover workers at certain of the Company's foreign subsidiaries, it is customary for these employees to be represented by various works or shop councils. These councils are governed by applicable labor laws and are comprised of members who are elected or appointed by the work force. Except for the top level of management, these councils represent the entire work force at their location in its dealings with senior management on matters affecting the work force or arising under the relevant labor contracts in effect at the location.

   The following table sets forth the location of the Company's employees as of December 31, 2000:

      Country                                                       Employees(1)
      -------                                                       -----------
      China........................................................      151
      France.......................................................       79
      Germany......................................................      191
      Israel.......................................................       28
      Italy........................................................      372
      Japan........................................................       24
      Spain........................................................       24
      Switzerland..................................................      417
      United Kingdom...............................................      128
      Mexico.......................................................        8
      United States................................................      684
          Total....................................................    2,106

--------
(1) Part-time employees are included on a full-time equivalent basis.

Competition

   The Company's MS Division currently has four principal direct domestic and foreign competitors, some of which are owned by entities that have greater financial and other resources than the Company. The MS Division also faces indirect competition from other types of metrology firms such as manufacturers of fixed gauging systems. The primary industries to which the MS Division sells its products are characterized by a relatively small number of large participants with significant purchasing power. As a result, the Company experiences severe pricing competition in connection with sales by its MS Division which can have an adverse impact on the Company's net sales and margins. During periods when the metrology industry suffers from over capacity, downward pricing pressure experienced by the MS Division is likely to be more intense and the Company's margins may be more severely impacted. In addition, certain of the Company's competitors that have access to greater financial resources may be able to withstand such pricing pressure more effectively than the Company. The MS Division competes with Mitutoyo/MTI Corp., a subsidiary of Mitutoyo Solsakusho Co. Ltd., a Japan-based company, which is the largest supplier of metrology equipment and products worldwide. In addition to Mitutoyo, the MS Division's main competitors are Carl Zeiss, Inc., a subsidiary of Carl Zeiss-Stiftung AG, the Sheffield Measurement Division of Giddings & Lewis, Inc., and LK Tool Co. Ltd.

   The market for the PMI Division's products is fragmented and the PMI Division competes with a large number of competitors, including the market leader in this area, primarily on the basis of the strength of its third party distribution network, price, and product innovation. New competitors from emerging industrialized countries with lower cost products than the Company's represent a significant competitive challenge to the Company. As a result, the PMI Division's continued success and profitability will be dependent on its ability to continue to develop cost-effective and innovative products. The primary competitors of the PMI Division are Mitutoyo, L.S. Starrett Co., and Carl Mahr Holding GmbH.

Backlog

   The Company's backlog of product orders was approximately $132.1 million at year-end 2000 on a SAB 101 basis, compared to approximately $59 million and $72 million at year-end 1999 and 1998, respectively.

   All of the orders included in the Company's year-end 2000 backlog were requested to be filled and completed within one year and are, subject to possible customer cancellation, expected to be completed in 2001.

Significant Customers

   The Company has no single customer which accounts for 10% or more of its consolidated net sales; however, several well recognized major automotive manufacturers (without regard to their suppliers) account for a significant portion of the Company's net sales. The loss of a few of these major customers would have a substantial effect upon the Company.

Working Capital

   A substantial amount of working capital investment in inventory and accounts receivable is required to operate the Company's businesses. Working capital was approximately negative $29.9 million at year-end 2000 compared to approximately positive $9.7 million at year-end 1999. See the discussion of working capital in "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Proxy Statement.

Segment Information

   The Company operates exclusively in the Metrology Business. See "The Business of the Company--General" for a further description of the Company's business. Sales to unaffiliated customers from Europe are defined as sales of products that are primarily assembled in a foreign country. See also "Financial Information by Business Segment and Geographic Area" included in
Note 14 to the Consolidated Financial Statements.

                                  PROPERTIES

   The following table sets forth certain information concerning the Company's major operating facilities:

                    Owned/                                          Approximate
    Location        Leased               Principal Use             Square Footage
    --------        ------               -------------             --------------
 United States
  N. Kingstown,      Owned     Manufacturing, Engineering,            348,000(1)
  Rhode Island                 Sales, and Administration


  Poughkeepsie,      Owned     Manufacturing                           58,000
  New York

  Wixom,            Leased     Sales and Administration                37,600(2)
  Michigan

 Italy
  Grugliasco        Leased     Assembly                               107,000(2)


  Moncalieri        Leased     Manufacturing                           70,000(2)


 Switzerland
  Renens             Owned     Manufacturing, Engineering, Sales      139,000
                               and Administration

  Rolle              Owned     Manufacturing                           51,000


 Germany
  Wetzlar            Owned     Manufacturing, Engineering,            280,000
                               Sales, and Administration

  Ludwigsburg       Leased     Sales                                   15,000(2)


 United Kingdom
  Telford            Owned     Manufacturing, Engineering,             32,000
                               Sales, and Administration

  Torpoint          Leased     Manufacturing, Sales, and                5,000(2)(3)
                               Administration

 France
  Luneville         Leased     Manufacturing, Engineering, and         77,100(2)(3)
                               Sales

  Villebon          Leased     Sales                                   18,000(2)


 Spain
  Barcelona         Leased     Sales                                    9,000(2)


 China
  Qingdao           Leased     Manufacturing, Engineering,             34,000(2)
                               Sales, and Administration

--------
(1) Excludes approximately 412,000 square feet leased to unrelated parties.
(2) The leases in China, Grugliasco, Ludwigsburg, Torpoint, Luneville, Villebon, Barcelona and Wixom expire on December 31, 2001, December 31, 2002, September 30, 2003, August 18, 2001, March 23, 2003, October 20,
    2001, July 31, 2008, and November 30, 2011, respectively.
(3) Included in PMI's restructuring. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Proxy Statement and also Note 4 to the Consolidated Financial Statements.)

   In addition, the Company leases smaller sales offices located in the United States, Europe, and Asia. In the opinion of management, the Company's properties are in good condition and adequate for Brown & Sharpe's business as presently conducted.

                               LEGAL PROCEEDINGS

Other Environmental Matters

   The nature of the Company's current operations are not significantly affected by environmental laws, rules and regulations. However, because the Company and its subsidiaries and predecessors have conducted heavy manufacturing operations in the past, sometimes at facilities which have been divested or sold and often in locations at which or adjacent to which, other industrial operations were conducted, from time to time the Company is subject to environmental claims. As with any such operations that involve the use, generation, and management of hazardous materials, it is possible that practices, including practices that were deemed acceptable by regulatory authorities in the past, may have created conditions which could give rise to liability under current or future environmental laws. Because the law in this area is developing rapidly, including in many European countries, and such environmental laws are subject to amendment and widely varying degrees of enforcement, the Company may be subject to, and cannot predict with any certainty the nature and amount of, potential environmental liability related to these operations or locations that it may face in the future.

Litigation

   See Note 17 "Contingencies" to Consolidated Financial Statements.

                      SELECTED HISTORICAL FINANCIAL DATA

   The following are our selected historical financial data on a consolidated basis for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. You should read this selected historical consolidated financial data with our Financial Statements, and with the Notes to Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Proxy Statement and in our Reports on Form 10-Q for the periods ending March 31, June 30 and September 30, 2000, all as filed with the Securities and Exchange Commission.

                                          Year Ended December 31,
                                -----------------------------------------------
                                  2000      1999      1998     1997      1996
                                --------  --------  -------- --------  --------
                                (in thousands except per share information)
Statement of Operations Data
Sales.........................  $280,007  $321,388  $339,030 $329,760  $342,684
(Loss) income from continuing
 operations before cumulative
 effect of change in
 accounting principle.........   (18,822)  (41,093)   11,929   (9,164)    7,432
Discontinued operations.......   (11,086)   (1,781)      --       --        --
                                --------  --------  -------- --------  --------
(Loss) income before
 cumulative effect on change
 in accounting principles.....   (29,908)  (42,874)   11,929   (9,164)    7,432
Cumulative effect of change in
 accounting principle, net of
 income taxes.................   (27,401)      --        --       --        --
Net (loss) income.............  $(57,309) $(42,874) $ 11,929 $ (9,164) $  7,432
                                ========  ========  ======== ========  ========
Net (loss) income per common
 share, basic from continuing
 operations, before cumulative
 effect of change in
 accounting principle.........     (1.37)    (3.06)     0.89    (0.69)     0.77
  Discontinued operations.....     (0.81)    (0.13)      --       --        --
  Cumulative effect of change
   in accounting principle....     (2.00)      --        --       --        --
                                --------  --------  -------- --------  --------
Net (loss) income per common
 share, basic.................  $  (4.18) $  (3.19) $   0.89 $  (0.69) $   0.77
Net (loss) income per common
 share, diluted from
 continuing operations, before
 cumulative effect of change
 in accounting principle......     (1.37)    (3.06)     0.88    (0.69)     0.75
  Discontinued operations.....     (0.81)    (0.13)      --       --        --
  Cumulative effect of change
   in accounting principle....     (2.00)      --        --       --        --
                                --------  --------  -------- --------  --------
Net (loss) income per common
 share, diluted...............  $  (4.18) $  (3.19) $   0.88 $  (0.69) $   0.75
Average shares outstanding
 (thousands)..................    13,723    13,456    13,387   13,257     9,670
Balance Sheet Data
  Total Assets................  $250,645  $302,177  $317,778 $296,593  $309,229
  Long-term debt, including
   current maturity...........    65,176    69,030    74,705   76,062    68,497

--------
(1) The 2000 net loss includes a change in accounting principle as the Company adopted SEC Staff Accounting Bulletin No. 101 ("SAB 101"). The effect of applying this change in accounting principle was a charge for the cumulative effect of the change amounting to $27,401 (net of an income tax benefit of $600) or $2.00 per share and a $4.4 million decrease in the 2000 results from continuing operations (See Note 2 of the Consolidated Financial Statements).
(2) During 2000, the Company decided to discontinue its Electronics Division ("ED"). As a result, the Company had a loss from operations of $4.8 million ($.35 per share) and loss on disposal of the Division of $6.2 million ($.46 per share) (See Note 5 of the Consolidated Financial Statements).
(3) In the third quarter of 2000, management decided to discontinue the development of non-contact sensor technology. As a result, the Company incurred a charge of $5.8 million ($.43 per share) (See Note 5 of the Consolidated Financial Statements).

(4) The 1999 and 1997 operating losses include a $38,268 and $16,220 restructuring charge, respectively. See Note 4 to the Consolidated Financial Statements for additional information. In addition to the restructuring charge, the 1997 net loss includes a $1,346 loss arising from the sale of the Company's wholly-owned subsidiary, Technicomp, Inc., and a $1,224 gain resulting from an exchange of shares of common stock, which were held for investment.
(5) Pro forma Amounts Assuming the Accounting Change is Accounted for
    Retroactively:

   Net (Loss) Income............. $ (29,908) $ (45,677) $7,923 $ (12,280) $4,905
   Per Common Share:
    Net (Loss) Income
     Basic.......................     (2.18)     (3.40)   0.59     (0.93)   0.51
     Diluted.....................     (2.18)     (3.40)   0.58     (0.93)   0.50

                        PRO FORMA FINANCIAL INFORMATION

   The following describes the pro forma effect of the sale of substantially all of the Company's business and assets to Hexagon under the Acquisition Agreement and the sale of its North Kingstown Facility on (i) the audited consolidated balance sheet information as of December 31, 2000 and (ii) the audited consolidated statement of operations information for the year ended December 31, 2000. The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the Company would actually have been had the sale in fact occurred at the date indicated. The unaudited pro forma consolidated balance sheet and consolidated statement of operations information illustrate the estimated effects of the sale as if the transactions had occurred at the end of the period presented for the consolidated balance sheet and at the beginning of the period for the consolidated statement of operations.

                Unaudited Pro Forma Consolidated Balance Sheet
                            As of December 31, 2000
                 (Dollars in thousands, Except per Share Data)

                                               (2)
                                           Proceeds and
                                           Adjustments         (3)
                          Historical   Resulting from Sale   Use of      Pro Forma
                         Balance as of      of Certain        Sale     Balance as of
                         Dec. 31, 2000 Assets & Liabilities  Proceeds  Dec. 31, 2000
                         ------------- -------------------- ---------  -------------
Assets
Current Assets:
  Cash and cash
   equivalents..........   $ 27,213          $151,227(1)    $(86,958)     $91,482(5)
  Accounts receivable...     35,094           (34,881)                        213
  Inventories...........     94,394           (94,394)                        --
  Assets held for sale
   or disposition.......      5,943            (3,630)                      2,313
  Prepaid expenses and
   other current
   assets...............      9,235            (8,949)                        286
                           --------          --------       --------      -------
    Total current
     assets.............    171,879             9,373        (86,958)      94,294
Property, plant and
 equipment, net              38,131           (37,300)                        831
Goodwill, net...........      8,488            (8,488)
  Other assets..........     32,147           (28,021)                      4,126
                           --------          --------       --------      -------
                           $250,645          $(64,436)      $(86,958)     $99,251
                           ========          ========       ========      =======
Liabilities and
 Shareowners' Equity
Current Liabilities:
  Notes payable to
   banks, including in
   2000, $27,400 in
   default..............   $ 38,956          $(11,556)      $(27,400)     $   --
  Accounts payable......     45,431           (45,431)                          0
  Accrued expenses and
   income taxes.........     63,008           (45,952)        (5,358)      11,698
  Notes payable and
   current installments
   of long-term debt....     54,405            (3,522)       (50,883)         --
                           --------          --------       --------      -------
    Total current
     liabilities........    201,800          (106,461)       (83,641)      11,698
Long-term debt..........     10,772            (7,455)        (3,317)          -
Long-term liabilities...     26,930           (15,586)                     11,344
Total shareowners'
 equity(6)..............     11,143            65,066                      76,209(4)(5)
                           --------          --------       --------      -------
                           $250,645          $(64,436)      $(86,958)     $99,251
                           ========          ========       ========      =======

--------
(1) Represents proceeds amounting to $162.5 million, net of $3.7 million of cash for fees paid for the transaction and $22.6 million of cash transferred to Hexagon, for sale of the Metrology Business and an investment by Hexagon for a 16.7% interest in BSIS Inc. on the Closing Date, which is described in this Proxy Statement, and $15.5 million, net of $.5 million of cash for commissions and closing costs for the sale of the North

   Kingstown Facility. The Acquisition Agreement also provides for a possible additional payment in amounts not to exceed an additional $20 million, depending upon certain levels of defined operating profits for the Metrology Business in 2000 and provides for an additional adjustment depending on the net cash (as defined) transferred to Hexagon at the Closing. The pro forma Balance Sheet does not reflect the effect of this contingent payment and assumes no net cash adjustment after the Closing.
(2) The adjustments represent the transfer of assets and assumption of liabilities upon the closing of the sale to Hexagon as contemplated in the Acquisition Agreement and realized gain on the transaction, net of $9.9 million of costs relating to accelerated obligations under a defined benefit plan and several change in control contract costs that become effective on the date of the Closing of the transaction with Hexagon and a $.8 million write-off of debt acquisition costs relating to the revolving credit agreement and private placement senior notes discussed below. Shareowners' equity also includes the $2.5 million investment for BSIS Inc. discussed above. In addition, there is a $3.6 million adjustment to property, plant and equipment to reflect the elimination of the net book value of the North Kingstown Facility described in Note 1.
(3) Represents disbursements for principal and interest for the $27.4 million revolving line of credit with certain banks and a $50 million private placement of senior notes, which will be paid as part of the Closing on the Closing Date under the Acquisition Agreement, and a payment of $4.1 million for the outstanding mortgage on the North Kingstown Facility. The payments also reflect a payment for costs and fees relating to the early payment of the private placement loans amounting to $4 million, accrued interest amounting to $1.4 million and gain from the transaction amounting to $52 million. The $4 million for prepayment costs have been netted against the adjustment of accrued expenses.
(4) Includes $2.5 million investment by Hexagon to acquire 16.7% interest in BSIS Inc. on the Closing date but does not include the additional $4.5 million in investments by Hexagon in BSIS Inc., which will be made in three equal installments of $1.5 million on the first three anniversaries of the Closing of the metrology acquisition.

(5) Reconciliation of historical shareowners' equity to pro forma shareowners' equity:

   Historical Balance, December 31, 2000.....................          $ 11,143
   Adjustments:
     Write off debt acquisition costs........................ $  (744)
     Recognition of change in control contracts and
      defined benefit obligation.............................  (9,922)
     Recognition of debt prepayment fees.....................  (4,000)  (14,666)
                                                              -------  --------
                                                                         (3,523)
     Gain on transaction.....................................  67,410
     Investment in BSIS......................................   2,500
     Less: minority interest in BSIS.........................  (1,060)
                                                              -------
      Proportionate share of equity raised...................   1,440
                                                              -------
                                                               68,850
     Gain on sale of North Kingstown Facility................  10,882    79,732
                                                              -------  --------
   Pro forma Balance, December 31, 2000......................          $ 76,209
                                                                       ========

   The proportionate share of the equity raised by BSIS will be accounted for as an equity transaction in consolidation.

(6) Does not include the effect of the exercise of stock options for 880,700 shares of the Company's Class A Common Stock, which would increase pro forma cash and shareowners' equity $2 million. Although it is likely that some or all of the stock options will be exercised by the plan participants, the exercise of these options is not directly attributable to the sale of the Metrology Business.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
           (Dollars and shares in thousands, except per share data)

                                   Historical                    Pro Forma
                                  Balance Year                 Balance Year
                                      Ended         (1)            Ended
                                  Dec. 31, 2000 Adjustments    Dec. 31, 2000
                                  ------------- -----------    -------------
Net Sales........................   $280,007     $(280,007)      $     --
Cost of Sales....................    191,079      (191,079)            --
Research and Development.........     11,657        (6,945)          4,712
Selling, General, Administrative
 expenses........................     79,447       (70,682)          8,765 (2)
Provision for impaired assets of
 Electronics Division............        --            --              --
Refinancing Fees.................      3,615        (3,615)(3)         --
Restructuring (Benefits)
 Charges.........................     (4,001)        4,001 (5)         --
Impairment of partially-owned
 affiliate.......................      5,845           --            5,845
                                    --------     ---------       ---------
Operating Loss...................     (7,635)      (11,687)        (19,322)
Interest Expense.................      9,029        (9,029)(3)         --
Other (Income), net..............       (642)          --             (642)
                                    --------     ---------       ---------
Loss from continuing operations
 before income taxes and
 cumulative effect of change in
 accounting principle............    (16,022)       (2,658)        (18,680)
Income Tax Provision.............      2,800        (2,800)(4)         --
                                    --------     ---------       ---------
Net Loss from continuing
 operations before cumulative
 effect of change in accounting
 principle.......................   $(18,822)    $     142       $ (18,680)(6)
                                    ========     =========       =========
Net Loss per common share:
  Basic and diluted..............   $  (1.37)                    $   (1.36)
  Weighted average shares
   outstanding...................     13,723                        13,723

--------
(1) Represents the elimination of sales and other costs associated with the Metrology Business, which will be sold to Hexagon and rental income and building costs associated with the North Kingstown Facility.
(2) Pro forma selling, general and administrative expenses do not include a $9.9 million charge for accelerated costs of a defined benefit plan and change in control contracts; a $.8 million charge resulting from the write-off of deferred debt costs related to the revolving line of credit and private placement described above; or $4 million for costs and fees relating to the early payments of the private loans; because they have no continuing impact on the Company.
(3) Represents costs related to capital restructuring activities. Interest expense was adjusted because $5 million of interest costs are related to the debt restructuring resulting from the transaction and $.3 million relate to the mortgage on the North Kingstown Facility.
(4) Represents taxes applicable to foreign jurisdictions that apply to the Metrology Business.
(5) Applies to restructuring activities associated with the Metrology
    Business.
(6) The $65.7 million gain resulting from the sale of the Metrology Business and $10.9 million gain on the sale of the North Kingstown Facility are not included in the loss before discontinued operations and cumulative effect of accounting change but are included in the pro forma shareholders' equity at December 31, 2000. See Note 5 of the Unaudited Pro Forma Consolidated Balance Sheet.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   The Company currently operates entirely in the metrology industry through three business segments: the MS Division ("MSD"), which manufactures and markets manual and computer-controlled, high precision coordinated measuring machines ("CMMs") and designs and engineers specialty metrology products, which accounted for approximately 74% of the Company's sales in 2000; the PMI Division ("PMI"), which manufactures and distributes mechanical and electronic measuring and inspection tools, accounted for all of the remaining 26% of the Company's sales in 2000; and Brown & Sharpe Information Systems ("BSIS"), which develops measuring software. Approximately 59% of the Company's sales in 2000 were located outside the United States (based upon the location of customers who are situated within the market areas assigned to subsidiaries located outside of the United States).

   During 1999 the Company breached certain financial covenants relating to the debt to EBITDA ratio, debt to net worth and interest coverage ratios under its $30 million line of credit with four banks and a $50 million private placement of senior notes, which caused this debt to become due upon demand. During 2000 the Company pursued various financial alternatives to resolve the Company's liquidity problems and unfavorable financial situation. After conducting discussions with various potential investors and acquirors, on November 16, 2000, the Company entered into an Acquisition Agreement with Hexagon A.B. ("Hexagon") of Stockholm, Sweden, in which Hexagon will purchase substantially all of Brown & Sharpe's worldwide Metrology Business for $160 million in cash, plus an additional cash payment of $10 million, based on the Company's year 2000 defined Business Operating Profit agreed upon by the Company and Hexagon, and further adjusted up or down (a downward adjustment is expected) for the difference between cash at the closing date at its foreign subsidiaries and these subsidiaries' short-term and long-term borrowings. The Metrology Business is essentially composed of the MS Division (which includes the former Custom Metrology Division) and the PMI Division. Hexagon will also acquire an interest in BSIS Inc., the Company's software development business.

   In 2000 due to the Company's extremely tight cash position and unfavorable operating results of certain of its investments, the Company took steps to conserve its cash in order to meet the needs of its core business. Certain of these steps included the curtailment of the activities of its Electronics Division, which designed and manufactured surface inspection systems, and discontinuance of the development of non-contact sensor technology. The decision to curtail the activities of the Electronics Division resulted in a loss in 2000 amounting to $11.1 million, including a $6.2 million charge for impaired assets, and was reported as a discontinued operation. On February 13, 2001 the Company entered into an Asset Purchase Agreement to sell the Electronics Division for $2 million. The termination of the development of the non-contact technology resulted in a loss in 2000 amounting to $5.8 million, which consisted of a write-off of certain assets dedicated to the development of the non-contact technology amounting to $1.2 million and a $4.6 million write-off as a worthless investment of its joint venture interest in Metroptic Technologies Ltd., which was a corporation dedicated to the development of the non-contact technology.

   Effective January 1, 2000 the Company adopted SEC "Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 clarifies generally accepted accounting principles regarding the timing of revenue recognition. Prior to the adoption of SAB 101, the Company recognized revenue on the sale of its machines when the machine was shipped to the customer and the title had passed to the customer, although the Company often had a further obligation to install the machine, and the customers had not yet finally accepted the performance of the machine. Since the Company had a long record of success in installing its machines and obtaining customer acceptance of the machines, revenue was recognized prior to the final customer acceptance but after the passage of title. Based upon the new guidelines of SAB 101, the Company changed its revenue recognition method and now recognizes revenue upon the final acceptance by the customer, rather than upon the passage of title to the customer. The effect of adopting SAB 101 was to decrease 2000 sales $8.5 million and increase the 2000 net loss $4.4 million ($.32 per share). In addition, the results of the operations for the year-ended December 31, 2000 includes a charge, net of a $.6 million tax benefit, of $27.4 million for the cumulative effect of an accounting change to reflect the adoption of SAB 101.

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Forward Looking Statements

   See "Cautionary Statement Regarding Forward Looking Statements" elsewhere in this Proxy Statement. In addition, this "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.

Results of Operations

Sales

   Sales for 2000 were $280 million compared with sales in 1999 of $321.4 million, which is 12.9% below the 1999 level. The 2000 sales would have been $15.3 million higher than reported, if foreign denominated sales had been translated at 1999 foreign exchange rates. The reduced U.S. dollar value of 2000 foreign sales is due to the continued strength of the U.S. dollar. As discussed above, the Company recorded in 2000 a reduction in sales of $8.5 million due to the implementation of SAB 101, all of which applies to the more fully configured CMMs manufactured and distributed by MSD. When the 2000 sales are translated at 1999 exchange rates and adjusting for the effect of SAB 101, 2000 sales amount to $303.8 million or a $17.6 million decrease from 1999 levels. The $17.6 million sales decrease in 2000 sales was caused by an $18.2 million decrease in the MS Division, offset by a $.6 million increase for PMI, which occurred due to increased activity in its Asian market.

   The $18.2 million decrease in MSD sales was due to a $17 million decrease in aftermarket revenue and a net decrease in machine sales made up of approximately an $8.1 million increase in the sales of certain of the smaller CMMs offset by a $9.3 million decrease in the sales of more fully configured CMMs. Approximately $4 million of the increase in smaller machines in 2000 was due to the inclusion of a full year of shipments of products manufactured and distributed by Brown & Sharpe-Qianshao, a 60% owned subsidiary, located in the People's Republic of China, which was acquired in August 1999, and included in the 1999 results beginning on September 1, 1999. Another $1.5 million of the increase in shipments of smaller machines in 2000 was due to increased shipments in Europe using existing software that gained greater market acceptance in 2000. Sales of more fully configured machines were down in 2000, due to decreased shipments of sheet metal products to the automobile industry. Sales for the aftermarket business in 2000 were lower than 1999, primarily due to a decrease in sales of upgrades and software, which were higher in 1999 when customers appeared to focus on Y2K problems.

   Sales for 1999 were $321.4 million compared with sales in 1998 of $339 million, which is 5.2% below the 1998 level. The 1999 sales would have been $5.1 million higher than reported in 1998, if foreign denominated sales had been translated at 1998 foreign exchange rages. The reduced U.S. dollar value of 1999 foreign sales, which results from translating the 1999 foreign denominated sales at the lower 1999 exchange rates, is due to the continued strength of the U.S. dollar. When the 1999 sales are translated at 1998 exchange rates, the 1999 sales amount to $326.5 million, a $12.5 million decrease from 1998 levels. The $12.5 million sales decrease in 1999 sales was caused by a $3.1 million and $9.4 million decrease, respectively, in the MS and PMI Divisions.

   The $3.1 million decrease in MSD sales was primarily due to an approximate $15.3 million decrease in the sales of certain of the smaller CMMs and $3 million decrease in the sales of more fully configured CMMs, offset by an increase of approximately $15.2 million in aftermarket revenue, due to increased sales of upgrades and software.

   Sales for PMI were down $9.4 million due to decreased sales volume in the United States caused by stock reduction and consolidation of U.S. catalog distributors, reduced sales in the United Kingdom due to restructuring, and a slowdown in the Asian and South American markets.

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Net Loss

   The Company incurred a net loss in 2000 amounting to $57.3 million. The 2000 results include the following one-time charges:

                                                        In Millions of Dollars
                                                        ----------------------
Cumulative Effect of SAB 101 Accounting Change.........         $28.0
Discontinued Operations of Electronics Division........          11.1
Write-off of the Non-Contact Sensor Technology.........           5.8
Fees Relating to Consideration of Refinancing the
 Company's Capital Structure...........................           3.6
Restructuring Benefit..................................          (4.0)
                                                                -----
                                                                $44.5
                                                                =====

   The adoption of SAB 101, discontinued operations and non-contact sensor technology write-off were previously discussed above in the Overview Section. The $3.6 million charge for costs incurred for services relate to activity in 2000 in connection with attempts to refinance the overall capital structure of the Company. The $4 million restructuring benefit relates to a $1.7 million gain on the sale of a factory that had been previously used by the PMI operation located in the United Kingdom that was restructured in 1999. The $2.3 million balance of the $4 million restructuring benefit results from a decision that was made, subsequent to the implementation of the MSD restructuring plan, not to vacate a facility located in Italy, due to a substantial reduction in the lease payments offered by the lessor of the real estate in which the future lease payments had been reserved as part of the restructuring ($.6 million), and a write-down of leasehold improvements for this location ($.5 million); a sublease of another rental property ($.5 million); and adjustments for severance arrangements in three countries arising from actual severance payments varying from amounts estimated on the dates of the implementation of the restructuring plans ($.7 million). The restructuring benefit was recognized in 2000 because the events occurred during 2000 and were not known in the year of the restructuring.

   The 1997 restructuring plan is completed, and the 1999 plan is completed at all locations except for a small number of employees in Italy who will be leaving in the first half of 2001. At December 31, 2000, the Company was obligated to make $2.8 million in severance payments to certain employees who have already been terminated under the plans. $2.1 million of the severance payments will be paid in 2001, and the remaining $.7 million of severance payments will be paid in almost equal amounts in 2002 and 2003. In addition, the Company is obligated at December 31, 2000 to pay $1.5 million for leases and other costs related to the 1999 restructuring plan, nearly all of which will be paid in 2001. See Note 4 of the Consolidated Financial Statements for further information.

   After adjusting for the $44.5 million in one-time charges, the 2000 net loss amounted to $12.8 million. $4.4 million of the $12.8 million loss is caused by the reversal of profit attributable to the $8.5 million in sales that were not recognized in 2000 due to the adoption of SAB 101. The resulting adjusted 2000 loss of $8.4 million compares with a $6.1 million loss in 1999, excluding the effect of $36.8 million, net of tax benefits, of restructuring charges incurred in 1999. The following discussion will compare the 2000 operating results, excluding the impact of SAB 101 and the other one-time charges discussed above, with the 1999 operating results, excluding the effect of the 1999 restructuring charges.

   The Company incurred a $2.2 million operating loss in 2000, which compared with a 1999 operating profit of $6.4 million. The 2000 gross margin was $93.5 million, which is 33.4% of sales, and compares with a 1999 margin of $100.2 million, which is 31.2% of sales. After adjusting the 2000 gross margin to reflect 1999 foreign exchange rates, the 2000 gross margin was $102.7 million (35.6% of 2000 sales). The $2.5 million improvement in 2000 gross margin is a result of a $5 million improvement in PMI's gross margin offset by a $2.5 million decrease in MSD's gross margin. MSD's reduced margin is due to the reduced sales of the higher margin aftermarket services product offering, arising from reduced upgrades and software sales that were partially offset by improved margins in the former Custom Metrology ("CM") Division, which was combined with MSD's operations in 2000. The former CM Division's improved profitability in 2000 results from the 1999 restructuring

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

effort in which the CM Division operation essentially now produces one product after the restructuring, resulting in greater efficiencies and improved profitability. The gross margins of the remaining MSD product offerings were comparable to prior year amounts. PMI's 2000 increase in gross margin was achieved despite flat sales volume, after giving effect to the 1999 foreign exchange rates. The improved margins are a result of the restructuring program implemented during 1999 and early 2000 and reflects the benefits of concentration of production facilities, reducing the breakeven point, and successful outsourcing of product offerings.

   Selling, general, and administrative expenses ("SG&A") were 28.4% of sales as compared to 26.4% in 1999. SG&A expenses for 2000 are $5.6 million lower than 1999. If 1999 foreign exchange rates had been used to translate SG&A expenses for 2000, 2000 SG&A expenses would have been $2.2 million lower than the same period for 1999. 2000 includes a full year of expenses incurred by Brown & Sharpe-Qianshao, which was acquired in 1999 and not included in the entire 1999 results, which increased SG&A in 2000 approximately $2.4 million. Adjusting for the effect of foreign translation and the previously mentioned acquisition, 2000 SG&A expenses decreased approximately $4.6 million. The decrease for 2000 results from various offsetting events. Pension expense in 2000 decreased approximately $5 million due to a provision in 1999 that was not required in 2000 for certain key executives who were participants in the Company's Senior Executive Supplemental Umbrella Pension Plan, who became fully vested in 1999 and eligible to receive these benefits at that time. Salaries and related costs were $2.3 million lower than 1999 reflecting the savings from the 1999 restructurings. Offsetting the savings noted above were additional SG&A costs in 2000 amounting to $2.9 million for foreign exchange losses and $1.6 million for increased sales commissions.

   Research and development increased from $8.8 million in 1999 to $11.7 million in 2000. $2.3 million of the $2.9 million increase is attributable to the termination of the capitalization of software development expenses of the Company's software development subsidiary, BSIS Inc. When BSIS's development activities reached the technological feasibility stage, it began to capitalize its software production costs incurred to code and test its software product. Due to the extended testing period, the Company ceased capitalizing BSIS software development costs in 2000 because of the uncertainty of the recoverability of the additional costs incurred in 2000. Management also evaluated the net realizable value of the $3.4 million of capitalized software development costs at December 31, 2000 and concluded that the carrying value at December 31, 2000 was recoverable based upon expected revenues that would result from the sales of the software product.

   Interest expense in 2000 was $1.6 million higher than in 1999 due to increased average borrowing and higher interest rates in 2000 resulting from the Company's adverse financial position.

   Results in 2000 included a $2.8 million tax provision as compared to $2.4 million in 1999. The higher tax provision in 2000 results from higher taxable income in certain jurisdictions that could not be offset by tax benefits in other jurisdictions.

   The Company's net loss for 1999 was $42.9 million. The loss included, as discussed above, $36.8 million of restructuring charges, net of taxes. Excluding the effect of the restructuring charges, 1999 would have incurred a $6.1 million net loss, which compared with $11.9 million net income for the same period in 1998.

   The Company had an operating loss of $31.9 million in 1999, which included $38.3 million of restructuring charges. Excluding the effect of the restructuring charge, 1999 operating profit would have been $6.4 million, which is $14.1 million lower than 1998. The gross margin for 1999 was $87.8 million, which included $12.4 million of the $38.3 million restructuring charges. When the $12.4 million restructuring adjustment is excluded from cost of goods sold, the 1999 gross margin amounts to $100.2 million, which is 31.2% of 1999 sales. This compares with a 1998 gross margin of $115.0 million, which is 33.9% of 1998 sales. The $14.8 million decrease in gross margin was due to lower margins of $10 million and $4.8 million for the MS and PMI Divisions, respectively. MSD gross profit is down due to lower margins for CMMs due to reduced absorption arising from reduced sales of the smaller, less configured machines, and the incurrence of certain costs, such as training, that were necessary to grow the aftermarket business. PMI's gross margin was down due to lower absorption arising from lower sales volume.

   Selling, general, and administrative expenses ("SG&A") in 1999 and 1998 were approximately the same. If 1999 SG&A expenses were translated at 1998 exchange rates, the 1999 SG&A expenses would be $4.7 million

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

higher than 1998. $.5 million of this increase is due to the recording of expenses of the new companies acquired during the year. The remainder of the $4.2 million is due to various reasons, including costs to complete the installation of a new management information system to support MSD sales activity and increased pension costs, that were partially offset by reduced agents' commissions, as well as certain other costs.

   Research and development expenses decreased by $1.7 million in 1999, because costs for the next generation software achieved the technological feasibility stage of development which required the capitalization of $3 million of these development costs and, therefore, were not recorded as development expense as in the prior year.

   Results in 1999 included a $2.4 million tax provision as compared to $3.4 million in 1998. The $2.4 million tax provision is net of a $3.8 million provision for the pretax operating loss offset by a $1.4 million benefit relating to the restructuring charge. The 1999 tax provision results from local taxes in Italy that cannot be offset by net operating loss benefits and an increase in the valuation allowance for deferred tax assets that was partially offset by the $1.4 million tax benefit noted above. Most of the tax benefit from the $40.5 million pretax loss was not recognized, due to the uncertainty of the ultimate realization of the tax benefits.

Liquidity and Capital Resources

   The Company is obligated under a $50 million private placement of senior notes with principal payments due from November 2001 to November 2007 and because of the non-payment default discussed below, a $1.1 million mortgage note on property located in the United Kingdom, which are classified as current liabilities, as well as other long-term debt amounting to $10.8 million. The Company also has a $30 million three-year syndicated multi-currency revolving Credit Agreement with four banks, which had a maturity and termination date of November 10, 2000 and was amended as of February 7, 2001 to extend the maturity date to April 30, 2001, or at an earlier date if the Acquisition Agreement between the Company and Hexagon AB is terminated. At the date of this Proxy Statement, only $27.4 million is available of the $30 million under the line of credit. 65% of the shares of certain of the Company's foreign subsidiaries were pledged as security for the lenders under the $50 million private placement and the $30 million line of credit (collectively the "Senior Lenders"). In addition to the $30 million revolving Credit Agreement, the Company has $17.8 million in lines of credit with various banks located outside of the United States. At December 31, 2000, the Company had borrowed $27.4 million and $11.6 million under the revolving Credit Agreement and foreign lines of credit, respectively. During 1999, the Company breached certain financial covenants relating to the debt to EBITDA ratio, debt to net worth and the interest coverage ratios. The Company's Senior Lenders granted waivers curing the financial covenant defaults incurred under the Company's note and revolving credit agreements through the end of 1999. In addition, in November 1999, borrowing rates under these senior lending agreements with its Senior Lenders were increased, and these lending agreements were amended to add covenants requiring the Company to grant the Senior Lenders a security interest in its U.S. assets (with a carrying value amounting to $50.4 million at December 31, 1999) and to complete a refinancing acceptable to the lenders by January 31, 2000. As of the date of this Proxy Statement, this refinancing had not occurred.

   Thus, as previously reported, since the summer of 1999, there has been an Event of Default under its revolving Credit Agreement with its banks, and the Company has not been permitted to borrow any additional amount under the revolving Credit Agreement since that date. Also as previously reported, since the summer of 1999, there has been an Event of Default under its privately placed senior note agreements. As has been the case since the summer of 1999 with the prior and continuing Event of Default under the note agreements, the noteholders may at any time declare the notes to be immediately due and payable and may resort to collateral securing the Company's obligations to the noteholders under the note agreements and related collateral agreements.

   In June 2000, the Company engaged Chase Securities Inc. to pursue various strategic alternatives, including a possible sale or merger of the Company. This decision described in a June 2000 press release was made by the Board of Directors following the termination of the due diligence process that the Company had recently been

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

engaged in with private equity investors that had been considering making a substantial equity investment in the Company. In addition, the Company had considered internal restructuring on its own, including the sale of one or more units or selling a minority (or majority) interest in certain non-core units that would increase the Company's cash position and improve liquidity. However, there was no guarantee that a strategic transaction would be completed or that any of the other transactions described above would be completed and would be sufficient to meet the Company's financial needs or that the Senior Lenders would not declare the bank obligations and/or the notes to be immediately due and payable and have resort to the collateral securing the Company's obligations, in which event bankruptcy reorganization may be one of the possible consequences.

   At February 1, 2001, the Company had $20.8 million of cash on hand and has been meeting its normal cash needs. Included in the $20.8 million of cash at February 1, 2001, is $3.7 million of its 60% owned subsidiary, Qingdao Brown & Sharpe Qianshao Technology Company Limited, PRC, and 75% owned subsidiary, Qingdao Brown & Sharpe Qianshao Trading Company Limited, PRC, which are located in the People's Republic of China. Cash balances in China are subject to currency exchange controls which limit the China subsidiaries' ability to make loans and advances to the Company. In addition, three of the Company's wholly-owned European subsidiaries with cash balances amounting to $11.9 million at February 1, 2001, have borrowing with local banks which restrict payments of loans or advances to the Company by the subsidiaries. In addition, as a practical matter, the business realities of the Company's operations through subsidiaries in foreign countries, with credit lines of such subsidiaries from foreign banks, restrict the ability of the Company to make long-term transfers of cash in foreign countries into the United States. The Company is, as a result of 1999 amendments to its agreements with the Senior Lenders, prohibited from further borrowing. Until the financial covenants have been reset and the defaults cured or waived, the Company has classified the $50 million Senior Note obligation, as well as its $1.1 million mortgage in the United Kingdom, as a current liability. During this period of discussion with its lenders, the Company is instituting additional cash management procedures. If the transaction with Hexagon is not completed, the Company must seek other strategic alternatives, including sale or merger of the Company, in order to satisfy its Senior Lenders because the Company is unable to pay its loans if they are called and bankruptcy reorganization may be one of the possible consequences.

   If the sale of the Metrology Business, as described elsewhere in this Proxy Statement, occurs in 2001, the Company will pay all of its obligations due under the $50 million private placement of senior notes and the $27.4 million Revolving Credit Agreement with four banks, as well as have Hexagon assume the remaining $11.6 million of foreign bank debt. The metrology sale is expected to leave the Company debt free, except for liabilities associated with a defined benefit plan and several change in control contracts amounting to $18 million and certain other liabilities related to the assets retained by the Company. In addition, the Company expects to realize approximately $1.5 million, after a $.5 million payment to a minority shareholder, from the sale of its Electronics Business. The Company expects that it would have approximately $52 million in cash that would be available for distribution to its shareholders.

   Although the Company's allowance for doubtful accounts increased from 5.4% of accounts receivable at December 31, 1999 to 12.7% at December 31, 2000, the Company's credit policies and business practices did not change significantly from the prior year. The adoption of SAB 101, as discussed above, required the Company to recognize revenue at a later date than was required by the Company"s revenue recognition policy in 1999. $8.8 million of 2000 shipments that were not recognized as revenue in 2000, due to the Company's newly adopted revenue recognition policy, were deferred and will be recognized as revenue in a later period. If the Company had not changed its revenue recognition policy, accounts receivable at December 31, 2000 would have been $77.9 million, and the allowance for uncollectable accounts would have been 5.7% of accounts receivable.

Cash Flow

   Net cash used in operations in 2000 was $.3 million compared with net cash provided by operations in 1999 of $15.3 million. For the year ended December 31, 2000, the net loss of $57.3 million was decreased by depreciation and amortization amounting to $11.6 million and other non-cash items, including $27.4 million for SAB 101; $12.0 million for impaired assets; restructuring benefits of $2.3 million; and other non-cash items

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

amounting to $4.7 million. Cash flows from working capital in 2000 increased $3.6 million after adjusting for the effect of SAB 101. For the year ended December 31, 1999, the net loss of $42.9 million was decreased by depreciation and other non-cash items of $54.9 million, including restructuring charges of $30.5 million, depreciation and amortization of $13 million, pension charges of $5.5 million, and other non-cash items amounting to $5.9 million. Working capital in 1999 decreased $3.2 million.

   Net cash used in investment transactions in 2000 and 1999 was $2.3 million and $24.0 million, respectively. Capital expenditures in 2000 and 1999 amounted to $6.1 million and $9.1 million, respectively, as the Company curtailed spending and investment transactions in 2000. During 2000, the Company sold real estate in the United Kingdom previously used by its restructured PMI Division for cash amounting to $3.8 million. In 1999, the Company invested in acquisitions amounting to $9.2 million. In 1999, it also provided an additional $1.9 million to its equity investor Metroptic Technologies Ltd., invested $.7 million in marketable securities to fund a defined benefit plan, and invested $3.0 million in internally developed software costs.

   Cash used in financing transactions was $4.8 million during 2000 compared with cash provided by financing transactions of $37.7 million in the same period in 1999. Financing transactions during 2000 consisted of principal payments of long-term debt and short-term debt. Financing transactions during the same period in 1999 consisted of an increase of $41.8 million in short-term borrowings offset by $4.1 million of principal payments of long-term debt.

Working Capital

   Working capital decreased from $9.7 million at December 31, 1999 to a negative working capital of $29.9 million at December 31, 2000. When December 31, 1999 foreign exchange rates are used to translate the December 31, 2000 balance sheet, working capital decreased to a negative $29.7 million. After using the December 31, 1999 foreign exchange rates to translate the December 31, 2000 balance sheet, cash and accounts receivable decreased $8.5 million and $49.9 million, respectively, and inventory increased $28.4 million. Accounts payable and accrued expenses increased $17.8 million. The adoption of SAB 101 in 2000 with the associated reversal of approximately $67.5 million of sales caused accounts receivable to decrease $42.8 million and inventories to increase $34.7 million, while accrued expenses increased $22.7 million for cash advances received for the $67.5 million of sales. After adjusting for the effect of the adoption of SAB 101 and using 1999 foreign exchange rates, 2000 working capital decreased $12.4 million. The $12.4 million decrease results from a $7.1 million and $6.9 million decrease for accounts receivable and inventory, respectively, and a $4.9 million decrease in accounts payable and accrued expenses. Offsetting these decreases was a $2.7 million increase in prepaid expenses and other current assets, which included $2 million for a refund of federal income taxes. Current assets also increased $5.9 million due to the reclassification of $2 million of assets of the Electronics Division and $3.9 million for the net book value of the North Kingstown Facility, which are being sold. The decreases in accounts receivable and inventory in 2000 was a result of intensified efforts to convert the investment in these assets to cash in response to the Company's cash requirements, particularly in the United States, due to the Company's financial problems discussed above. Although management emphasized cash management throughout 2000, the Company used $9.4 million of the $36.6 million of cash on hand at December 31, 1999. In addition $2.5 million of inventory at December 31, 1999, that was acquired as a result of the purchase of the Electronics Division, was adjusted to reflect the fair value of the inventory at the acquisition date and contributed to the change in inventory from 1999 to 2000.

Product Design and Manufacturing Engineering

   The Company invested $15.5 million, or 5.5% of sales; $14.4 million, or 4.5% of sales; and $17.8 million, or 5.3%, in 2000, 1999, and 1998, respectively, for product design and manufacturing engineering.

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            RISK FACTORS PRIOR TO SALE OF SUBSTANTIALLY ALL ASSETS

   Following the completion of the proposed sale to Hexagon, the Company will continue in the business of developing measuring software through its controlled subsidiary, BSIS, which will be renamed Xygent after the Closing under the Acquisition Agreement, and BSIS will be the only active operation of the Company. The operations of the Company following the proposed sale to Hexagon will be subject to a variety risks and special considerations. See "Risk Factors Relating to BSIS" elsewhere in this Proxy Statement concerning these risks and special considerations. The Risk Factors set forth below assume no sale to Hexagon.

Indebtedness and Liquidity

   As set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," during 1999 and continuing in 2000, the Company breached certain financial ratio covenants. The Company received waivers curing the defaults through the end of 1999. In addition, the lending agreements were amended to add covenants to require the Company to grant the lenders a security interest in certain of its United States assets with a carrying value amounting to $50.4 million at December 31, 1999 and to complete a subordinated debt financing acceptable to the lenders by January 31, 2000. The Company was unable to complete a subordinated debt financing acceptable to the lenders by January 31, 2000. On February 7, 2001, the Company's lenders granted waivers curing the requirements that the Company complete a subordinated debt financing and amended the maturity date of the revolving credit facility to be the earlier of the completion of the sale to Hexagon or April 30, 2001. However, the Company continues to be in violation of financial ratio covenants in its note and loan agreements with its senior lenders and is also in default on its payment of its $27.4 million line of credit under its Revolving Credit Agreement. As a result, the Company has not been permitted to borrow any additional amount under the Revolving Credit Agreement. In addition, the Company's senior lenders may at any time declare the Company's loans and notes due and payable and may have to resort to the collateral securing those obligations, in which even bankruptcy reorganization may be one of the possible consequences.

   The Company proposes to sell substantially all of its assets, including the sale of substantially all of its metrology assets to Hexagon pursuant to the Acquisition Agreement between the Company and Hexagon and the sale to Precision Park Partners of the North Kingstown Facility under the North Kingstown Sales Agreement, which are described under "Proposal 1: To Approve the Sale of Substantially All of the Assets, Including (A) the Acquisition Agreement between the Company and Hexagon and the Related Transactions,
(B) the North Kingstown Sales Agreement, and (C) the Cash Distribution to Stockholders in Amounts to Be Determined By the Board of Directors" elsewhere in this Proxy Statement. There can be no assurance that the Company will complete these transactions. In the event that these transactions are not completed, there can be no assurance the Company will be able to complete a financing transaction which will remedy the present default situation, extend the maturity of its obligations under the revolving credit, and remedy the Company's existing indebtedness and liquidity problem, acceptable to the senior lenders or will be able to negotiate amendments on satisfactory terms to the Note Agreement with its private placement lenders and to the Revolving Credit Agreement (and an extension thereof) with its revolving credit lenders. In such an event, the Company expects that the terms of any such financing transaction will call for issuance of equity securities in a private placement (more likely) or possibly subordinated debt with warrants to purchase shares of common stock of the Company. If the Company is unable to complete such a financing transaction in a satisfactory amount (and the Company was unable to do so from December 1999 through June 2000 and no such financing transaction is now under consideration) and if its parallel negotiations with both sets of its present senior lenders are not successful in resolving these issues under the Note Agreement and the Revolving Credit Agreement (and they have not been successful prior hereto), the Company must seek some form of strategic transaction alternative, including a sale or merger of the Company. Indeed, in the event that the Company is unable to complete the sale to Hexagon, the Company plans to seek other strategic alternatives, including another sale or merger, in order to satisfy its senior secured lenders who, at any time, may resort to collateral, consisting of substantially all the Company's assets and the substantial pledges of stock of its subsidiaries, to remedy the Company's inability to pay its loans to the senior lenders, in which event bankruptcy reorganization may be one of the possible consequences. However, it is also not possible to predict whether any such strategic alternative arrangements could be negotiated on satisfactory terms sufficient to resolve the Company's defaults under the agreements with its senior lenders and its present indebtedness and liquidity problem. For additional details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", elsewhere in this Proxy Statement, and Note 3 of the Consolidated Financial Statements and "Risk Factors--Recent History of Losses".

Recent History of Losses

   The Company reported a 12.9% decrease in revenue for fiscal 2000 as compared to fiscal 1999. Net losses for fiscal 2000 and 1999, respectively, were $57.3 million and $42.9 million. Continued negative operating results could adversely impact the Company's relationships with customers, vendors and employees, as well as its liquidity, its ability to return to compliance with respect to the financial ratio covenants in its Note Agreement and Revolving Credit Agreement. Such results would adversely impact its extension of the Revolving Credit Agreement and its ability to return to compliance with respect to the financial ratio covenants in its Note Agreement and Revolving Credit Agreement (neither of which is likely) as well as its continued listing of the Class A Stock on the New York Stock Exchange. (See "Risk Factors-- Possible Delisting on the New York Stock Exchange".) The Company received a report from its independent auditors for the year ended December 31, 2000 (as it had for the year ended December 31, 1999) containing an explanatory paragraph stating that the Company's operating loss and noncompliance with certain covenants of loan agreements (see "Risk Factors--Indebtedness and Liquidity") raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to continue as a going concern relies heavily on its ability to raise additional equity financing, or alternatively, on its ability to complete the proposed sale under the Acquisition Agreement to Hexagon and to sell its North Kingstown Facility under the North Kingstown Sale Agreement (with retention of some of the net proceeds of such sales for the operations of the Company and of its controlled subsidiary BSIS). (See "Proposal 1: To Approve the Sale of Substantially All of the Assets, Including
(A) the Acquisition Agreement between the Company and Hexagon and the Related Transactions, (B) the North Kingstown Sales Agreement, and (C) the Cash Distributions to Stockholders in the Amounts to Be Determined By the Board of Directors" elsewhere in this Proxy Statement.) However, there can be no guarantee that such sales and other matters will be satisfactorily concluded.

Competition

   The Company's MS Division currently has four principal direct domestic and foreign competitors, some of which are owned by entities that have greater financial and other resources than the Company. The MS Division also faces indirect competition from other types of metrology firms such as manufactures of fixed gauging systems. The primary industries to which the MS Division sells its products are characterized by a relatively small number of large participants with significant purchasing power. The Company experiences significant pricing competition in connection with sales by its MS Division, which can have an adverse impact on the Company's sales and margins. During periods when the metrology industry suffers from over capacity, downward pricing pressure experienced by the MS Division is likely to be more intense and the Company's margins may be more severely impacted. In addition, certain of the Company's competitors have access to greater financial resources and may be able to withstand such pricing pressure more effectively than the Company. Competitive pressures on pricing have intensified and the competition for orders has increased, which is in part responsible for the recent lack of growth in orders and shipments of the MS Division. Accordingly, there can be no assurance that the MS Division will be able to continue to compete effectively against existing competitors or new competitors, especially during periods of over capacity.

   The market for the PMI Division's products is fragmented, and the PMI Division competes with a large number of competitors, including the market leader in this area, primarily on the basis of the strength of its third-party distribution network, price and product innovation. New competitors from emerging industrialized countries with lower production costs than the Company's represent a significant competitive challenge to the Company. As a result, the PMI Division's continued success and profitability will be dependent on its ability to continue to develop cost-effective sourcing and innovative products.

Cyclicality of End User Markets

   The primary end user markets for the Company's products, which include the aerospace, heavy transport and automotive (including automotive suppliers) industries, experience cyclicality in connection with recessionary periods affecting these industries in the various geographic areas. As a consequence, the prices of and margins for the Company's products have been and are likely to continue to be adversely impacted by decreases in capital spending by such end user markets during recessionary periods. In addition, because the PMI Division sells primarily through distributors, the PMI Division is likely to experience significant declines in sales volumes during recessionary periods because catalog houses and distributors typically reduce purchases of the Company's products at the onset of such recessionary periods even more than the decline in their end user markets' demands would dictate, in order to reduce their inventories. There can be no assurance that the Company will be able to operate profitably, especially during any recessionary downturn.

Foreign Operations

   As of December 31, 2000, approximately 71% (based on book values) of the Company's assets, 59% of the Company's sales (based on customer location) and 68% of its employees were located outside the United States. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of the Company, including taxes on distributions or deemed distributions to the Company or any U.S. subsidiary, currency exchange rate fluctuations, inflation, maintenance of minimum capital requirements, import and export controls, exchange controls and other business factors in foreign countries that may restrict the Company's ability to transfer cash from one foreign country to another of the United States and social (labor) programs.

   In addition, the wide-spread geographic locations of the Company's facilities and operations make it more difficult for the Company to coordinate its financial and operating reporting and oversee its operations and employees. While the Company believes it has satisfactory financial and operational reporting and oversight for its present business, additional system revisions may be needed if the Company should experience a further increase in the number of foreign facilities.

Dependence on Key Supplier

   The Company currently purchases the vast majority of its externally sourced low to medium accuracy electronic touch trigger sensor probes and heads from a publicly held United Kingdom company (the "Supplier"), which is the dominant supplier of such sensor probes to CMM manufactures. No alternative supplier for this class of electronic sensor probes, which are a key component of substantially all of the Company's lower accuracy CMMs, is currently available and developing an alternative source for the probes and heads could take more than a year. Although adequate supplies of such probes and heads for at least several months is potentially available from current inventories of the Company and its customers, any reductions or interruptions in supply or material increases in the price of electronic sensor probes purchased from the Supplier could cause the Company to suffer disruptions in the operation of its business or incur higher than expected costs, which could have a material adverse effect on the Company.

Technology

   As the size of some components measured by metrology products decreases and the required speed and precision of such measurements increases, the Company's products may become obsolete unless the Company develops more sophisticated software and metrology systems. Although the Company's strategy is to focus research and development in the area of software development, there can be no assurance that the Company will be successful in competing against new technologies or competitors, some of whom may not now participate in the metrology industry.

Dependence on Limited Number of Key Personnel

   On April 28, 2000, Kenneth Kermes, then a newly-elected Director, became President and CEO, replacing Frank Curtin, who retired. The success of the Company is dependent to a significant extent upon the continuing services of a limited number of key executives of the senior management team. Loss of the services of one or more of these senior executives could have a material adverse effect on the Company's operations and its financial condition.

Implementation of Company Operating Strategy

   The 1999 restructuring initiatives focus on two areas: (i) closing high cost or duplicate PMI factories and outsourcing manufacturing where appropriate, and (ii) creating focused factories and eliminating overlapping products in the MS Division. Key elements of the Company's business strategy for 2000 included the start of realization of the planned benefit of the 1999 restructuring and focusing, through the Company's subsidiary, BSIS, on software development to have a single metrology operating platform which will be utilized on Brown & Sharpe equipment and on equipment of other metrology manufacturers. There can be no assurances that the Company will be able to achieve its planned objectives from the 1999 restructuring or the new software products under development. However, the Company's 2001 strategy is to focus on completing the sale of substantially all its assets and making the cash distributions contemplated by Proposal 1 described elsewhere in this Proxy Statement to its stockholders.

Possible Delisting on the New York Stock Exchange

   The Company's Class A Stock is currently traded on the New York Stock Exchange. There are a number of qualitative and quantative requirements for maintenance of listing on the New York Stock Exchange. While the New York Stock Exchange has not formally indicated that the Company has triggered any of the quantative tests, the Company did receive a letter from the New York Stock Exchange indicating that, based on a review of the Company's stock, the Company was close to triggering one of the quantative factors. No assurance can be made whether the Company can continue to maintain its current listing. In the event that the Company's Class A Stock is delisted by the New York Stock Exchange, the Company may not be able to have its shares listed on another stock exchange.

Qualitative and Quantitative Disclosure About Market Risk

   The Company has no derivative financial instruments or derivative commodity instruments but does have outstanding long-term debt. Substantially all of its long-term debt is fixed rate obligations. An increase in interest rates would not significantly increase interest expense or cash flows due to the fixed nature of the debt obligations, and a 10% change in interest rates would not result in a material change in the fair value of its debt obligations.

   A portion of the Company's consolidated long-term debt consists of obligations of certain of its foreign subsidiaries, which are denominated in the currencies of the countries in which these subsidiaries are located. The Company does not hedge these foreign denominated debt obligations, since all of the foreign debt is payable in the functional currencies of these foreign subsidiaries. Since there is no foreign currency exchange risk related to the debt obligations of these foreign subsidiaries, net (loss) income and net cash flows are not affected by changes in the foreign exchange rates of these obligations, and a 10% increase in the foreign exchange rates of these debt obligations would not have a material effect on the Company's financial position.

European Monetary Union

   Effective January 1, 1999, eleven of fifteen member countries of the European Union ("EU") established fixed conversion rates between their existing sovereign currencies and a common currency, the "Euro". During a transition period from January 1, 1999 to June 30, 2002, non-cash transactions may be denominated in either Euros or the existing currencies of the EU participants from January 1, 1999 to January 1, 2002. After January 1,

2002, all non-cash transactions must be denominated in Euro. Euro currency will not be issued until January 1, 2002, and on June 30, 2002, all national currencies of the EU participating countries will become obsolete.

   The Company has significant operations in several of the EU countries that will convert, or that may convert, to the Euro. The introduction of the Euro may present substantial risks to the Company for its operations located in the EU participating countries. These risks include competitive implications of conversion resulting from harmonization of pricing policies and practices in our European operations; possible increased costs associated with the conversion; and the ability to modify existing information systems on a timely basis, if at all, as well as the ability to absorb the costs associated with the systems' modifications, if required.

   The Company has established various policies to be implemented during the transition period. The Company has taken a position on pricing policy. Essentially, Euro pricing will be provided if requested by customers; otherwise, pricing will continue in legacy currencies. This pricing policy will apply to both Euro and non-Euro countries. For accounting purposes, the Company will treat the Euro as any other currency while maintaining its accounts records in legacy currency. All affected locations have been contacted about their ability to manage the required triangulation when converting from one legacy currency to another. Although the present accounting systems do not handle triangulation, the calculation is being done using commercial software. All of the Company's banks are providing dual statements and can accept and make payments in both legacy currency and Euro.

   Some of the Company's current business operating software is not Euro compliant. One of the operating companies has installed a software patch which will make the software Euro compliant. The installation is currently being tested for compliance. Another operation has purchased operating software which is Euro compliant. The Company believes it will be completely Euro compliant by the mandatory conversion date.

                             NO DISSENTERS' RIGHTS

   Any of our stockholders who do not approve of the proposed sale of substantially all assets of the Company and related matters are not entitled to appraisal or dissenter's rights with respect to the proposed sale of substantially all assets of the Company and related matters under Delaware law or our Certificate of Incorporation.

                             ACCOUNTING TREATMENT

   The proposed sale to Hexagon will be accounted for as a sale of certain assets, including the stock of certain subsidiary corporations and assumption of certain liabilities. Upon consummation of the proposed sale to Hexagon, the Company will recognize financial reporting gain equal to the net proceeds (the sum of the purchase price received less the expenses relating to the proposed sale) less the closing net book value of the assets sold and liabilities assumed. The sale of authorized but unissued shares of BSIS to Hexagon will be accounted for as a minority interest by Hexagon in BSIS.

   The proposed sale of the North Kingstown Facility to Precision Park Partners LLC will be accounted for as a sale of certain assets. Upon consummation of the proposed sale to Precision Park Partners LLC, the Company will recognize financial reporting gain equal to the net proceeds (the sum of the purchase price less the expenses relating to the proposed sale) less the net closing book value of the assets sold and liabilities assumed.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the principal United States federal income tax considerations relating to the sale to Hexagon, sale of our North Kingstown Facility and the distributions to stockholders. This summary does not purport to be a complete analysis of tax considerations. The considerations pertaining to shareholders relate only to shareholders that hold their shares as a capital asset and are either citizens or residents of the United States, entities taxable as corporations organized under the laws of the United States, and estates or trusts that are treated as United States persons pursuant to the Internal Revenue Code. The summary does not consider the effect of any applicable foreign, state local or other tax laws nor does it address tax considerations applicable to investors that may be subject to special federal income tax rules.

   The federal, state or foreign tax consequences of the distributions to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the contemplated distributions to you.

   Corporate Tax Considerations. From a federal income tax perspective the proposed transactions with Hexagon and Precision Park Partners, LLC will predominantly be treated as a sale of corporate assets, including the stock of certain subsidiary corporations, in exchange for cash and the assumption of certain liabilities. As a consequence of the anticipated tax loss that will be incurred in connection with the transactions and other losses previously incurred by the Company, the proposed transactions should not have any material federal income tax consequences to the Company.

   Shareholder Tax Considerations. The Company has estimated that it will have neither current earnings and profits nor accumulated earnings and profits at either the time of distribution in 2001 or for the year (2001) in which the initial distribution is expected to be made, in which case the contemplated distribution would not be treated as a dividend for federal income tax purposes. Instead, the distribution would first be treated as non-taxable return of each shareholder's adjusted basis in the stock of the Company to the extent of such basis . Any distribution in excess of a shareholder's basis will be treated as capital gain from the exchange of the respective shares. Distributions to shareholders that are corporations will not qualify for the dividend received deduction. In the event that the Heathrow, United Kingdom real estate is sold after December 31, 2001, it is possible that the Company may have sufficient earnings and profits for 2002 such that the cash distribution following such sale could be taxable as a dividend.

           INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION AGREEMENT
                    AND THE NORTH KINGSTOWN SALES AGREEMENT

   In the past, we have granted stock options to our directors, executive officers and approximately 80 other employees, some of which are currently exercisable. Because the exercise price of these options has generally been greater than the trading price of the Common Stock, these options generally remained unexercised. All options under the 1989 Equity Incentive Plan have exercise prices greater than the current market price as of March 22, 2001. However, options for an aggregate of 880,700 shares of the Company's Class A Stock are outstanding under the 1999 Equity Incentive Plan that are exercisable at option prices from $1.875 to $2.375 per share. It is expected that all options which are not currently exercisable will become exercisable, pursuant to the terms of the 1999 plan, at or shortly before the closing date under the Acquisition Agreement. If the Acquisition Agreement is approved, it is anticipated that the amounts ultimately distributed with respect to each share of Common Stock may be greater than the exercise price of many of the stock options. In that event, it is likely that some or all of those stock options would be exercised. A detail of the holders of such options is provided in the table below. Additional information regarding our stock options is set forth in Note 8 to the Consolidated Financial Statements for the year ended December 31, 2000 included elsewhere in this Proxy Statement.

Options under 1999 Equity Incentive Plan

Principal Executive Officers
----------------------------
A. Aparicio                                 35,000
E. DiLuigi                                  25,000
A. Genor                                    65,000
P. James                                    50,000
K. Kermes                                  150,000
Other Executive Officers                    75,000
Non-Employee Directors
----------------------
Russell A. Boss                              4,000
Howard K. Fuguet                             4,000
Rob Held                                     4,000
Roger Levien                                 4,000
John M. Nelson                              54,000
Henry D. Sharpe III                          4,000
All Other Employees                        406,700
                                           -------
Total Options Outstanding under 1999 Plan  880,700

Information regarding our stock options is set forth in Note 8 to the Consolidated Financial Statements for the year ended December 31, 2000.

BUSINESS ACTIVITIES FOLLOWING THE PROPOSED SALE AND RELATED TRANSACTIONS: BSIS
                        INC. TO BE RENAMED XYGENT, INC.

General

   We are presently engaged in the Metrology Business in the design, manufacture, and sale of precision measuring tools and instruments and manual and computer controlled measuring machines. After the sale of our Metrology Business to Hexagon, we will no longer manufacture and sell precision measuring tools and instruments or measuring machines but will retain ownership of our early stage software development subsidiary, BSIS Inc. ("BSIS"), a "measuring software" business, which has no sales history. As a result of the developmental nature of the business and lack of sales revenue, BSIS has had no revenues and operating losses since its inception in 1997, with a use of cash run rate averaging $450,000 per month.

   BSIS was formed in December 1997 to consolidate the several software development groups dispersed within Brown & Sharpe into a single global software development organization, which would provide next generation metrology software applications for the various Metrology Business units. As its secondary mission, BSIS was to establish and execute a "measuring software" business strategy, which would ultimately lead to the formulation of a software business that could spin off as an independent business separate from the metrology equipment manufacturing businesses. Accordingly, BSIS is now focused on the commercialization of its new XactMeasure measuring software, which has been in development for approximately three years and is nearing introduction to the marketplace as detailed below.

Background

   "Metrology" is defined as "the science of measuring physical attributes" such as the physical dimensions, like part size and feature position of manufactured component parts, but also extends into the measurement of color, weight, surface finish or any other physical attributes that are defined by a design standard and can be inspected and compared to the designer's intended specification. The metrology machine or instrument hardware, together with metrology or measuring software, forms a complete metrology system, which is used by manufacturers of mechanical and electrical components for the purposes of inspecting and verifying that the physical dimensions of the manufactured components meet their required "dimensional design specifications".

   Market Definition

   BSIS has defined three major measuring software market segments by inspection device type: CMMs (Coordinate Measuring Machines), which include any device that collects three dimensional coordinate data points from a component part; Vision Systems, which collect a video camera image of a manufactured part or feature into a frame grabbing sub-system; and CNC (Computer Numerically Controlled) machine tools, which cover CNC metal cutting or forming machine tools equipped with measuring probes.

   Customer Profile

   BSIS's potential end user customers can be categorized as Large Original Equipment Manufacturers ("OEMs"), such as automotive, aerospace, and heavy equipment manufacturers, typically with production facilities located around the world; Medium (sized) production equipment manufacturers and assembly subsystem suppliers to the Large OEMs, such as engine or transmission transfer lines or vehicle subassemblies; and Small component part specialized tooling and fixture job shop manufacturers which supply to both the Medium and Large OEM manufacturers.

The BSIS/XYGENT Strategy and Products in Development

   BSIS's product strategy is to become the leading provider of metrology software applications. BSIS currently has three software applications products, two in development stages and one, XactMeasure, which has been completed and is scheduled to have a formal marketing launch on April 24, 2001. All BSIS products operate with BSIS's Common Object Model, known as XactCOM, developed by BSIS, and each BSIS product, together with XactCom, operates with native Microsoft Windows NT and Microsoft Windows 2000 operating systems.

 Market Trends

   A significant trend in the measuring software market is the desire of large sized users of metrology equipment to standardize on one measuring system software product throughout such organizations. Such standardization will enable the users to more easily transfer skilled operators within the enterprise and facilitate movement of inspection and measuring programs between various user production sites. Further there has been an emerging trend in the measuring machine retrofit and upgrade market for users to de-couple vendor provided software from the vendor that provided measuring and inspection machine hardware, including machine controllers, in a desire to obtain the best available independent pluggable measuring system components.

   Another significant trend is the penetration of PC platforms, Microsoft Windows NT and CE and the Internet/Intranet technologies out onto the manufacturing shop floor. These advanced technologies permit the transmission of data, including design engineering and production data, throughout the manufacturing enterprise and its supply network. The combination of these technologies with the open architecture and other application features of BSIS measuring software products will enable operators of measuring systems and machine tools located at diverse manufacturing sites to share manufacturing data to improve productivity.

 Products

   The XactCOM operating environment is designed to allow any measuring inspection device to be operated with:

  . A common intelligent "User Interface," that will automatically reconfigure itself to expose only those measurement capabilities that a specific device can accomplish, thus minimizing the options and streamlining the programming and operating task.

  . A common and error free access to Computer Aided Design ("CAD") specifications which allows high quality CAD data to be made available to any inspection device.

  . A common analysis and reporting capability of all measurements taken from a part and automatic comparison to the design specifications defined in the Geometric Dimension and Tolerance Standard.

  . A common WEB enabled HTML reporting and data storage method, which allows for easy electronic delivery of the resulting inspection analysis anywhere in the world.

  . The ability to move between the CAD offline programming environment, the physical part online programming environment and the blue print, user data entry, environment.

  . An accurate 3D rendering of both the CAD part and the Inspection device mechanical motion within a single 3D virtual space. This offers the advantage of having several CAD designs or fixture designs co-mingled within a single 3D working space.

  . An open and extensible architecture which allows for any inspection device manufacturer, contracting firm, or customer to easily create custom functionality to BSIS's products using the fully integrated Microsoft Visual Basic for Applications (VBA) Developers Environment
     (IDE).

   The following table identifies BSIS's measuring software products currently under development which will utilize the XactCOM operating environment and their development status:

Product                       Description                   Development Status
-------                       -----------                   ------------------
XactMeasure                   A metrology software          Completed, orders expected.
                              application which is used to  Marketing launch scheduled
                              drive a CMM to collect and    for April 24, 2001.
                              analyze measured data.

XactVision                    A metrology software          Prototype, proof of concept
                              application which is          application developed.
                              expected to drive a non-      Commercial application under
                              contact vision system to      development. Commerical
                              collect and analyze measured  release expected in third
                              data.                         quarter 2001.

XactCNC                       A metrology software          Product development
                              application which is          underway. Commercial release
                              expected to drive a CNC       expected in third quarter
                              machine tool to collect and   2001.
                              analyze measured data as
                              part of a manufacturing in-
                              process inspection system.

XactMeasure

   XactMeasure is a metrology software system designed to be used with both Computer Controlled and Manual CMMs. Features include full CAD support, Kinematic display of part and CMM, ASME compliant Geometric Dimensioning and Tolerancing and HTML result reporting. XactMeasure is scheduled to make its major US market debut at Quality Expo International in Chicago on April 24, 2001. This debut will include the first independent appearance by the BSIS/Xygent Company and its products within their own trade show booth. It is also anticipated that this debut will include selected product demonstrations that highlight the capabilities of our current commercial product XactMeasure plus will feature advanced technology demonstrations of both XactVision and XactCNC.

XactVision

   XactVision is slated to be the next member of the Xact Technology family projected to be released in the third quarter of 2001. XactVision is based on the same component core as XactMeasure but substitutes functions designed to support non-contact vision systems that use image analysis as the primary means of part data acquisition.

XactCNC

   XactCNC is also projected for a third quarter 2001 release. XactCNC supports in-process inspection on board machine tools utilizing touch probes. The Xact Technology component core is augmented by functions to support tuning of CNC machining processes as well as the conversion of these machines into fully functional CMMs. Prototype testing is expected to begin in June 2001 with refinements taking place in July. Final quality assurance testing and then commercial release is expected in August and September 2001, respectively.

   There can be no assurance that the market launch of XactMeasure will be successful or that the release dates will be met for XactVision or XactCNC.

Strategic Alliances and Beta Site Testing

   Prior to commencement and during the development cycle of its three measuring software products, BSIS engaged thirteen global, industrial companies to participate in the definition, prototype review, beta testing and subsequent production implementation of the BSIS's products. These strategic partners helped BSIS define the specifications and features of the products.

Sales, Marketing and Distribution Strategy

   Initially BSIS intends to target sales of its XactMeasure software products to OEM end-users and others located in the United States, Europe, and Far East using established Metrology Business distribution channels. For sales of XactMeasure into the installed base of Brown & Sharpe machines, BSIS intends to establish a resellers (OEM) agreement with the Metrology Business distribution organizations in the Americas, Europe and within Asia. However, there can be no assurance that BSIS will be able to establish such agreements. The BSIS Stockholders' Agreement includes license and royalty arrangements between BSIS and Hexagon, which provide that, for a period of five years from the date of the Closing under the Acquisition Agreement, Hexagon may purchase XactMeasure licenses from BSIS for $1,500 per unit. This per license price should make BSIS products attractive to the Hexagon sales and distribution organizations (including those of the Metrology Business). However, because there are no purchase commitments from Hexagon, there is no assurance Hexagon will purchase such licenses from BSIS.

   In addition, BSIS plans to implement a strategy of selling its software through third party independent retrofit dealers and new machine OEM channels to ensure, to the extent possible, that BSIS's products will be represented and supported to the highest level by distribution channels with a proven track record by independent dealers and machine OEM companies who can also offer the greatest entree into the large customer installed bases. There can be no assurance that this strategy will be successful. BSIS will pay Hexagon a royalty of $5,000 per unit for any XactMeasure licenses for CMM applications sold by BSIS through a distribution channel other than Hexagon. The royalty and preferential pricing in favor of Hexagon which is applicable only to software products used only in CMM applications may limit the profitability of BSIS, depending significantly on the extent to which BSIS is successful in introducing and selling software products which are used in applications other than CMM applications--namely Vision applications and CNC applications. The preferential pricing and royalty provision in favor of Hexagon are applicable only to software products for use in CMM applications.

   With regard to its XactVision product, BSIS is having discussions and expects to conclude an agreement with a leading vision system OEM for distribution of such product. Currently there are no agreements in effect with such independent organizations to market and sell BSIS's software, and there can be no assurance that we will finalize any such agreements; however, BSIS has commenced discussions with a number of organizations. BSIS has been in joint development of a prototype version of XactVision integrated with this OEM's frames and cameras and expects an announcement of this relationship near the time of the first commercial release. However, there can be no assurance that this relationship will be successful. BSIS will not pay Hexagon a royalty fee for any XactVision licenses sold by BSIS through its independent distribution channels.

   With regard to its XactCNC product, BSIS is having discussions and expects to conclude an agreement with a leading retrofit CNC dealer for distribution of such product, but there can be no assurance this agreement will be finalized. BSIS has been in joint development of a prototype version of XactCNC and expects an announcement of this relationship near the time of the first commercial release. BSIS will not pay Hexagon a royalty fee for any XactCNC licenses sold by BSIS through its independent distribution channels.

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

Product Support Functions

   Software users in manufacturing industries require service and support as a major criteria in their purchasing decision. BSIS will have hot-line service support made available to BSIS's distribution partners, and BSIS expects to have the authorized distribution partners provide 24 hours-a-day, seven-days-a-week support to the actual end-user customer.

   BSIS plans to support the distribution partner's direct sales force to allow them to perform efficiently as a sales force. BSIS intends to treat the distribution partner's direct sales force as an extension of BSIS's direct sales force, and they will be given the same support as the BSIS direct sales staff. There can be no assurance that these service capabilities will be sucessfully established by BSIS.

   Technical backup to OEM and dealer support groups will be provided by BSIS's internal experts. The OEM and dealer support staffs will respond to the needs of their customers directly. When the OEMs and dealers encounter a support issue that requires more information, they may contact BSIS directly to obtain the necessary information.

Research and Development

   BSIS's product development activities take place in facilities located in the United States, United Kingdom, France, Germany and Italy. BSIS has connected the software development tools and infrastructures of each of these facilities in order to make a global software development organization. As of February 1, 2001, BSIS's product development staff had 25 employees, most of whom hold degrees and have industry experience in engineering, mathematics, computer science or related disciplines.

   The American National Standards Institute (ANSI), American Society of Mechanical Engineers (ASME), and the International Standards Organization
(ISO) all influence the evolution of standards directly related to BSIS's end users and their businesses. BSIS actively participates in the creation of standards in order to assure that BSIS's product evolution tracks the evolution of relevant standards and to project an image of technical leadership in key disciplines governed by these standards. BSIS participates in the GD&T standard, known as ANSI/ASME Y14.5.1; the NIST/ISO STEP AP219, which will define exchange of metrology and feature/tolerance information between software systems; and the B89 standard, which propagates best measurement practices throughout the industry.

Software Production

   All of BSIS's products include a commercial "soft key" licensing mechanism whereby a unique code locks the product to a specific computer and enables the purchased options to be executed by the customer. The generation of these soft keys has been WEB Enabled by BSIS to allow any authorized distributor, anywhere in the world, to distribute and activate BSIS's products.

   BSIS plans to create master CDs that contain a standard Microsoft Installation Procedure (e.g. RUN: SETUP). The normal setup procedure is followed by the user and the product installs itself on the selected hard drive. Following installation the user enters the supplied soft key license and the correct options are enabled. Master CDs will be distributed to authorized high-volume OEMs along with suitable artwork for packaging with our permission to copy as needed. BSIS plans and has the resources to initially produce commercial copies of its software products, but may outsource the production function as the business grows.

Patents and Intellectual Property Rights

   As of March 20, 2001, BSIS has filed three patent applications, two in the United States and one foreign application, covering methods and apparatus embodied in its measuring software products (i) for simulating the measurement of a part without using a physical measurement system and (ii) for interacting with measuring devices by allowing users to extend the capabilities of software for controlling measuring devices. These patent applications are pending, and there can be no assurance that any pending patents will be issued, or that any pending applications will not be challenged, invalidated or circumvented in the future. Further, there can be no assurance that competitors, many of whom have substantially more resources than BSIS, will not seek to apply for and obtain patents that will prevent, limit or interfere with BSIS's ability to make, use or sell its products in the United States or internationally. BSIS has obtained rights to XactMeasure(R) as a registered trademark. Also, BSIS owns the domain name for XactMeasure.com

Competition

   The markets in which we will sell our products includes established competitors that fit into one of two classes: (1) those that produce software only, selling through one or more OEMs or retrofitters, of which there are five principal competitors; and (2) CMM or vision OEMs that produce both hardware and software, of which there are eight CMM competitors and six vision systems competitors. To attain a competitive position, BSIS is in the process of establishing similar relationships with appropriate distribution channels for each of its products.

   The CMM Inspection software market is shared by two classes of participants: (1) those that produce measurement system hardware and software including Zeiss, Mitutoyo, MS-Hexagon (formerly MS-Brown Sharpe) prior to the Closing, LK, Sheffield, Starrett, IMS and Wentzel; and (2) those that produce software only including Metrologic, Wilcox and Associates, Inc., AAT, Tecnomatix, Silma and Dassault (Deneb).

   The Vision Inspection software market consists primarily of participants that produce measurement system hardware and customized software to run their hardware. Each of the major OEMs; OGP & View Engineering (both now held by QVII), Sony, Nikon, MicroVu, and J-mar, all produce their own non-contact systems including software. In addition, Metronics markets Quandra-Check(R) both as OEM and retrofit software in the lower end of the Vision software segment. The principal competition in the CNC Inprocess Inspection software market is Renishaw, which produces an inspection probe, controller card and software macros to run an inspection cycle from within an NC-Gcode program.

Orders and Backlog

   BSIS intends to ship its software products upon receipt of customer orders. BSIS expects to accept orders for XactMeasure in late March/April 2001, but as of March 20, 2001, it has not accepted any orders and, therefore, has no sales or order backlog.

Funding of BSIS Operations

   The operating capital for BSIS will initially be provided by the Company and by Hexagon's investments under the Acquisition Agreement. Hexagon has agreed to invest $2.5 million at the Closing of the Acquisition Agreement for a 16.7% ownership stake and will invest an additional $1.5 million on each of the next three anniversaries of the Closing, so long as on the applicable anniversary date of the Closing BSIS will not be insolvent after giving effect to the issuance and sale to Hexagon of equity in BSIS and so long as BSIS has not ceased operations, raising Hexagon's ultimate stake up to as much as 46.7% of the equity of BSIS. (The sale of BSIS common stock to Hexagon on these terms was negotiated between the parties at arm's length.) It is a closing condition of the Acquisition Agreement that the Company and Hexagon enter into a Stock Purchase Agreement that includes such terms. In addition, the Company will retain $7.5 million (including the $2.5 million invested in BSIS by Hexagon at the Closing) to fund the operations of BSIS and BNS Co. and the Company may decide to reduce or eliminate the third cash distribution to stockholders contemplated after the sale of the Heathrow, United Kingdom real estate in the event that the Board determines at such time that additional funds are required by the on-going operations of BSIS. We expect BSIS will begin to generate revenue such that said aggregate funding will be sufficient; however, there can be no assurance that said aggregate funding will be sufficient to fund the contemplated operations of BSIS or that, if needed and determined appropriate by BNS Co. and Hexagon, the two stockholders of BSIS, additional funding could be raised through the issuance and sale of shares which would futher dilute current stockholders, or through any other method of financing. Moreover, BNS

Co. may entertain offers for the purchase of BSIS as an alternative to the proposed execution of the BSIS business plan described above. There will be no change in the number of outstanding shares (except for exercise of options and the one to five reverse stock split), and the Company will remain a public company and will continue to have public reporting obligations, creating expenses to be funded, including a need for funding expenses prior to any period when its controlled subsidiary, BSIS, may generate sufficient income to carry these expenses.

Employees and Management

   As of February 1, 2001, BSIS had thirty-three (33) employees, fifteen (15) of whom reside in the United States, eight (8) of whom reside in Germany, six
(6) of whom reside in Italy, three (3) of whom reside in the United Kingdom and one (1) of whom resides in France. These include eighteen (18) software development professionals, four (4) software quality assurance professionals, eight (8) sales and marketing professionals, and three (3) administrative and information technology professionals. None of BSIS's employees are covered by a collective bargaining agreement and management believes that its relationship with its employees is good. BSIS is expected to grow its staff in 2001 to about forty (40) people, most in sales and marketing roles.

Facilities

   Currently BSIS operations worldwide (except in the United Kingdom and France) share facilities with Metrology Business production factories. Soon after the date of the Closing of the sale to Hexagon, BSIS headquarters is expected to move to an independent facility somewhere in or near Rhode Island. Additionally, BSIS is in the process of establishing legal entities within Germany, Italy and the United Kingdom. Upon completion, BSIS headquarters and all global organizations will operate at independent facilities relatively near each of the Metrology Business factories.

Legal Proceedings

   BSIS is not currently a party to any legal proceedings.

Stockholders' Agreement Between BSIS, the Company and Hexagon

   In connection with Hexagon's investment in BSIS, it is a condition to Closing under the Acquisition Agreement that the Company and BSIS enter into the BSIS Stockholders' Agreement with Hexagon. The form of such BSIS Stockholders' Agreement gives Hexagon the right to designate two of the five candidates for the Board of Directors of BSIS, gives BSIS a right of first refusal on any transfer of BSIS shares by Hexagon, at the same terms as the proposed transfer by Hexagon, gives Hexagon a right of first refusal on any transfer of BSIS shares by the Company, at the same terms as the proposed transfer by the Company, gives Hexagon registration rights and requires that Hexagon consent to certain matters including any amendment to BSIS's certificate of incorporation or by-laws (except as required by additional investors or for increases in authorized stock) and the sale of more than 51% of BSIS's assets or a merger or consolidation. We expect all such terms will be included in the final BSIS Stockholders Agreement.

   BNS Co. will continue as a publicly-owned corporation after the Closing and the contemplated distributions to stockholders. However, the size and composition of the Board of Directors may change.

                         RISK FACTORS RELATING TO BSIS

   The business of BSIS is subject to a variety of risks and special considerations. As a result, stockholders of the Company should carefully consider the risks described below and the other information in the Proxy Statement before voting at the Special Meeting.

   As noted, this Proxy Statement contains certain forward-looking statements that involve risks and uncertainties. See "Cautionary Statement Regarding Forward Looking Statements". The Company's actual results after the Closing under the Acquisition Agreement could differ materially from those discussed in this Proxy Statement. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Proxy Statement.

   1. BSIS software product is still in development; if we fail to develop our software product or our product fails to obtain market acceptance, we will not generate sufficient revenue to be successful. BSIS was formed in December, 1997. BSIS has not yet completed or sold a software product. There can be no assurance that BSIS will be able to complete its development of a software product that is accepted by consumers on a basis which is profitable to BSIS. Market acceptance of the new software products is dependent in part on our ability to demonstrate the cost effectiveness, ease of use and technological advantages of our products over competing products.

   2. We have not had any sales and may not have any sales in the future. Since BSIS has not yet completed development of a product for sale to customers, BSIS has had no revenues, and hence its operating results to date (losses) do not form any basis for conclusion that BSIS will become profitable.

   3. We may not have adequate resources for funding the operations of BSIS. We will have substantially more limited financial and other resources than all, or most, of our software competitors and potential software competitors and we may be unable to compete significantly against them. Hexagon has committed to invest an aggregate of $7 million over the next three years. The Company will have limited funds available for investment in BSIS after the payment of the contemplated distributions to stockholders following the Closing, and there can be no assurance that BSIS, or the Company, will be able to raise additional funds for funding. There can be no assurance that Hexagon, which is expected to own up to as much as 47% of BSIS once it completes its four investments and which may view BSIS as a competitor, would want to, or be able to raise, additional funds for BSIS.

   4. Our industry is very competitive and we may not be successful if we fail to compete effectively. In addition to the significant competition for software products, with many offerings in the marketplace, the software products to be developed by BSIS are expected at the outset to compete with software used by the Metrology Business sold to Hexagon, and may be competitive with software developed in the future by the Metrology Business being purchased by Hexagon. In addition, BSIS must, as a practical matter, concentrate initially on selling to businesses, including automotive and airplane manufacturers, who are customers of the Metrology Business sold to Hexagon; and in its marketing efforts BSIS will not be able to use the "Brown & Sharpe" name or the aftermarket sales force of the Metrology Business, unless an agreement is reached with Hexagon (and Hexagon has no obligation to enrter into such an agreement), as an entree to prospective customers, thus making competing more difficult. Increased competition may result in lower prices for our products and reduced opportunities for growth and profitability.

   5. Royalty and other obligations of BSIS to the Metrology Business sold to Hexagon may prevent BSIS from achieving profitability. For five years after the Closing of the sale to Hexagon, BSIS is required to sell its XactMeasure software products to Hexagon, on a non-exclusive basis, for use in CMM applications at a price per unit of $1,500, which is expected to be substantially below the price charged by BSIS to other customers for CMM applications. In addition, BSIS is required for the five year period to pay a significant royalty to Hexagon of $5,000 per unit of software sold to persons other than Hexagon for CMM market applications. The effect of these provisions is necessarily adverse to the business of BSIS. Royalty and other obligations of BSIS to the Metrology Business sold to Hexagon may limit the profitability of BSIS, depending significantly on the extent to which BSIS is successful in introducing and selling software products which are used in applications other than CMM applications--namely Vision applications and CNC applications. The preferential pricing and royalty provisions in favor of Hexagon are applicable only to software products for use in CMM applications.

   6. The relationship between BSIS and Wilcox Associates, Inc. ends with the Closing under the acquisition agreement. Our Metrology Business has been significantly dependent on a software license from Wilcox Associates, Inc. and the service of William Wilcox, its president, and we have owned 30% of the stock of Wilcox Associates, Inc. A number of software products used by the Metrology Business sold to Hexagon were based on PCDIMIS, a software product developed by Wilcox Associates, Inc. Our license rights from Wilcox Associates, Inc. and its relationship with William Wilcox are being acquired by Hexagon. While BSIS believes that its software products under development are and will be completely independent of PCDIMIS, the ending of this relationship may adversely affect BSIS because PCDIMIS is the leading software for CMMs. BSIS and PCDIMIS will be competitive substitutes for one another.

   7. BSIS management has limited experience managing a software company and may fail to manage effectively, limiting BSIS's potential. The Company has historically been a manufacturing Company, after the sale to Hexagon, it will be a software company. While BSIS has significant software business experience, there is no assurance the Company and BSIS will be able successfully to manage a "software company" and the possible loss of the services of any member of the management team may be materially adverse to the business of BSIS. BSIS management may not have the skills to introduce and market BSIS's software product, to manage future growth or obtain funds to fund growth and/or operations and their inexperience in these areas may detract from BSIS's business.

   8. If BSIS fails to develop software products other than CMM applications, BSIS may fail to achieve profitability. The BSIS business plan contemplates the development of additional software products for markets other than CMM applications, including primarily Vision (non-contract) and CNC applications. There can be no assurance such additional software products will be developed, or, if developed, will be of interest to customers in fields beyond those in which the Metrology Business has been engaged in. Failure to develop and successfully market such products may prevent BSIS from achieving profitability.

   9. BSIS may not succeed if it is unable to attract and retain key personnel and skilled employees. In order to grow our business, we will have to hire additional employees. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management, marketing and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Competition for qualified personnel throughout the software industry is intense. The inability to hire additional qualified employees or the loss of the services of some of the foreign technical employees that are currently doing work for BSIS could have a material adverse effect on the business of BSIS.

   10. BSIS may be unable to form the strategic alliances that are key to its strategy. The BSIS business plan calls for BSIS to establish marketing, development and distribution relationships through strategic alliances, and plans to enter into various agreements with other companies to achieve its marketing, development and distribution goals. There can be no assurance that BSIS will be able to establish any such agreements and, accordingly, there can be no assurance that BSIS will be able to achieve its planned objectives for the year 2001 or establish a software business that will grow and be profitable. In addition, BSIS is required for a five year period after the Closing to pay royalties to Hexagon for any unit of software for CMM market applications sold to persons other than Hexagon and is required to sell its XactMeasure software products to Hexagon for CMM applications at a price per unit substantially below the price charged by BSIS to other customers, with Hexagon making no purchase commitment.

   11. BSIS software may be subject to intellectual property infringement claims, which could limit BSIS's sales. If we become subject to intellectual property infringement claims, or if we are unable to protect important intellectual property, we could incur significant expenses and be prevented from offering specific products, and we may lose prospective sales to competitors.

   The success of BSIS may depend, in part, on its ability to obtain and maintain patent protection for its computer software products, to protect and preserve its proprietary information and trade secrets and to operate and sell its products without infringing the proprietary rights of others. It has been BSIS's policy to seek, where appropriate, to protect its proprietary positions by, among other methods, maintaining its product information as a trade secret and filing United States and corresponding foreign patent applications covering its technology, inventions and improvement that are important to the development of its business. As of March 20, 2001, BSIS has filed three patent applications, two in the United States and one foreign application, covering methods and apparatus (i) for simulating the measurement of a part without using a physical measurement system and (ii) for interacting with measuring devices by allowing users to extend the capabilities of software for controlling measuring devices. These patent applications are pending and there can be no assurance that any pending patents will be issued, or that any pending applications will not be challenged, invalidated or circumvented in the future. Further, there can be no assurance that competitors, many of whom have substantially more resources than BSIS will not seek to apply for and obtain patents that will prevent, limit or interfere with BSIS's ability to make, use or sell its products in the United States or internationally.

   BSIS, like many software companies, also relies upon trade secrets, technical know-how and skill of its employees and continuing technical creativity and innovation to develop and maintain its products and its anticipated position in the software business market. It requires its employees, consultants and advisors to execute confidentiality and disclosure agreements and assignment of invention agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that BSIS will have or be able to obtain and adequate remedy for any breach. Further no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and technologies or otherwise gain access to BSIS's proprietary technology, or that BSIS can meaningfully protect its rights in unpatented proprietary technology. The failure or inability of BSIS to adequately protect its intellectual property rights could have a material adverse effect on its business, financial condition, and future prospects and business plans.

   12. Risks particular to BSIS's international operations and potential international sales could adversely affect its results. Our financial condition and results of operations may be adversely affected by international business risks, including currency exchange rate fluctuation, inflation, import and export controls, exchange controls and other business factors in foreign countries that may complicate BSIS operations, including the fact that the protection of copyrights and other intellectual property is difficult to achieve under the laws of certain foreign countries.

   13. Sales of Company stock in the market before and after the Closing may adversely impact this market. The market price of our Common Stock could decline as a result of sales of shares by the Company's existing stockholders, including option holders who become shareholders, before or after the Closing under the Acquisition Agreement, including sales by trustees under the Company's Employee Stock Ownership Plan ("ESOP") (which will be terminated in connection with the Closing), and sales by trustees of the Company's other employee benefit plans (or of employees benefit plans of Hexagon which receive shares of stock of the Company previously held in accounts under the Company's other employee benefit plans), or sales by Metrology Business employees or other former employees of the Company having accounts under these other plans, could further adversely affect the market price for the Company's stock. Approximately 969,031 shares of Common Stock were held under the ESOP and approximately 675,378 shares were held under the Company's other employee benefit plans at February 15, 2001.

   14. Possible delisting of Company stock by New York Stock Exchange may prevent the Company from sustaining an active trading market. Although we expect the Company's Class A Stock will continue to be listed on the New York Stock Exchange, it is possible that future results of the Company (which will be engaged only in the software business conducted by BSIS) or future discussions with the New York Stock Exchange, may lead to delisting of the Company's Class A Stock by the New York Stock Exchange, in which event the Company may not be able to have its shares quoted on another stock exchange. Consequently, an active trading market for the Company's shares may not be sustained following the Closing under the Acquisition Agreement. There is no assurance that the one-for-five reverse stock split of the Company's Class A Stock and Class B Stock, if approved by the stockholders and effectuated, will assist the Company in meeting the qualitative and quantitative requirements of the New York Stock Exchange to maintain its listing. See Proposal 5--Amendment to Certificate of Incorporation to Effect a One-for-Five Reverse Stock Split of the Class A Stock and Class B Stock for the reasons for the reverse stock split.

   15. Possible change in capital structure after the closing may negatively impact the market price of the Company's Common Stock. Other than the reduction in par value per, and the cash amounts distributed in the contemplated distributions to stockholders, and the issuance of additional shares for cash upon exercise of outstanding options and the effects of the investment by Hexagon in BSIS, there will not be any change in the stockholders' equity of the Company from the transaction with Hexagon. The proposed sale to Hexagon and related transactions and the related distributions to stockholders will not affect the number of outstanding shares of Common Stock of the Company. The proposed reverse stock split will affect the number of and price for the outstanding shares of Class A and Class B Stock but, except for cash settlement of fractional shares, it should not affect the stockholders' equity of the Company. It is possible that the Board may, after the Closing, depending on developments with BSIS and other factors, decide to recommend some further change in the capital structure, which may require stockholder approval in the future. However, there is no present intention to take any such action. In addition, the Company cannot predict the effect the sale of Hexagon, related transactions, sale of the North Kingstown Facility, and related cash distributions will have on the market price of the Company's Common Stock.

                             REGULATORY APPROVALS

   We are not aware of any governmental or regulatory approvals required in connection with the proposed sale other than compliance with applicable securities laws, and expiration or early termination of the applicable thirty day waiting period under Hart-Scott-Rodino Act of 1976, as amended and compliance with the Act Against Restraints of Competition of the Federal Republic of Germany. On January 29, 2001, Brown & Sharpe and Hexagon made the required filings under the Hart-Scott-Rodino Act and the waiting period commenced. Early termination under the Hart-Scott-Rodino Act was granted on February 13, 2001. Further, in January, 2001, the German Bundeskartellamt approved the terms of the transaction.

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

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I. Security Ownership of Certain Beneficial Owners

   Set forth below, as of February 15, 2001 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company's voting securities.

                             Amount and Nature
                          of Beneficial Ownership
                         -------------------------                    Percent of
   Name and Address      Title of Class                     Percent    Combined
  of Beneficial Owner    of Common Stock  Direct   Indirect of Class Voting Power
  -------------------    --------------- --------- -------- -------- ------------
Fiduciary Trust Company      Class A       168,196    --       1.2        9.4
International(1)             Class B       158,910    --      31.6
Two World Trade Center
New York, NY 10048-0074

Henry D. Sharpe, Jr.(2)      Class A       476,766  7,200      3.5       11.1
Pojac Point, RFD No. 2       Class B       158,920  2,400     32.0
North Kingstown, RI
02852

Edward D. DiLuigi(3)         Class A       910,648    --       6.6       13.9
c/o Brown & Sharpe           Class B       168,538    --      33.6
Manufacturing Company
Precision Park
200 Frenchtown Road
N. Kingstown, RI 02852-
1700

Andrew C. Genor(3)           Class A       892,968    --       6.4       13.6
c/o Brown & Sharpe           Class B       166,063    --      32.9
Manufacturing Company
Precision Park
200 Frenchtown Road
N. Kingstown, RI 02852-
1700

Putnam Fiduciary Trust       Class A       622,634    --       4.6        6.2
Company(4)                   Class B        52,744    --      10.4
859 Williard Street
Quincy, MA 02169

Merrill Lynch & Co.,         Class A     1,266,200    --       9.4        6.9
Inc.(5)                      Class B           --     --       --
On behalf of Merrill
Lynch Asset
Management Group
World Financial Center
North Tower
250 Vesey Street
New York, NY 10381

Merrill Lynch Special        Class A       846,900    --       6.2        5.1
Value Fund, Inc.(5)          Class B           --     --       --
800 Scudders Mill Road
Plainsboro, NJ 08536

Dimensional Fund             Class A     1,030,674    --       8.0        5.5
Advisors Inc.(6)             Class B           --     --       --
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

                              Amount and Nature
                           of Beneficial Ownership
                          -------------------------                    Percent of
    Name and Address      Title of Class                     Percent    Combined
  of Beneficial Owner     of Common Stock  Direct   Indirect of Class Voting Power
  -------------------     --------------- --------- -------- -------- ------------
Ironwood Capital              Class A     1,479,640   --       10.7       7.9
Management LLC (7)            Class B           --    --        --        --
21 Custom House Street
Suite 240
Boston, MA 02109

Gabelli Asset Management      Class A       766,200   --        5.6       4.2
Inc. (8)                      Class B           --    --        --        --
One Corporate Center
Rye, NY 10580-1434

Benson Associates LLC         Class A       705,644   --        5.1       3.8
(9)                           Class B           --    --        --        --
111 S.W. Fifth Avenue
Suite 2130
Portland, OR 97204

--------
(1) Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, including Henry D. Sharpe, III, a Director, holds the shares of Class A and Class B Stock in the Table. See Footnote (2) below.
(2) Various members of the family of Henry D. Sharpe, Jr. (father of Henry D. Sharpe III) beneficially own an aggregate of 635,686 shares of common stock of the Company comprised of 476,766 shares of Class A Stock and 158,920 shares of Class B Stock of the Company. These holdings amount to 3.6% and 32.0%, respectively, of each class of stock and represent 11.4% of the combined voting power of the Class A Stock and Class B Stock. The table includes (a) an aggregate of 168,076 shares of Class A Stock and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s wife and children, including Henry D. Sharpe, III, a Director of the Company, and by trusts, of which they are beneficiaries under agreements with Fiduciary Trust Company International and under which they each have sole voting and dispositive power with respect to their shares and with respect to which Mr. Sharpe, Jr. disclaims beneficial ownership; (b) 120 shares of Class A Stock and 40 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, held by Fiduciary Trust Company International with whom Mr. Sharpe, Jr. shares voting power and with respect to which beneficial ownership is disclaimed; (c) 7,200 shares of Class A Stock and 2,400 shares of Class B Stock as to which Henry D. Sharpe, Jr. has neither voting nor dispositive power but as to which he is a beneficiary under a trust established under the will of Henry D. Sharpe, Sr.; and (d) 308,570 shares of Class A Stock and 102,856 shares of Class B Stock held by Fiduciary Trust Company International as to which Henry D. Sharpe, Jr. has sole voting and dispositive power.
(3) Messrs. DiLuigi and Genor are Executive Officers of the Company and serve as co-Trustees of the Brown & Sharpe Employee Stock Ownership and Profit Participation Plan (the "ESOP"). The Table includes (i) 802,968 shares of Class A Stock and 166,063 shares of Class B Stock held by the ESOP, which are deemed to be beneficially owned by each of the foregoing persons, but as to all of which ESOP shares, except, with respect to their own vested shares of Class A Stock and Class B Stock in such plan, they disclaim beneficial ownership; and (ii) shares of Class A Stock issuable upon exercise of stock options held by such Executive Officers. (See II. Security Ownership of Management Footnote (3) and Aggregated Options Table.)
(4) Putnam Fiduciary Trust Company acts as Trustee of the Brown & Sharpe Savings and Retirement Plan and the Brown & Sharpe Savings and Retirement Plan for Management Employees (together referred to as the "SARP"), substantially similar tax qualified 401-K savings plans covering the Company's U.S. employees, and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock with and subject to direction from participants in the SARP as to all of which shares Putnam disclaims beneficial ownership.
(5) Merrill Lynch & Co. Inc. is a parent holding company and Merrill Lynch Special Value Fund, Inc. is a subsidiary of such company, and such companies, as registered investment advisors, share voting and dispositive control over such shares with certain clients.

(6) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has sole voting and dispositive control over such shares and is deemed to have beneficial ownership of the reported shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(7) Ironwood Capital Management, LLC, a registered investment advisor, has shared voting control over 862,840 shares and shared dispositive control over 1,479,640 shares.
(8) Gabelli Asset Management, Inc. ("Gabelli"), has sole voting and dispositive control over such shares and is deemed to have beneficial ownership of the reported shares, all of which are held in portfolios of Gabelli Funds, LLC, a registered investment advisor, or in GAMCO Investors, Inc., a registered investment advisor, or in Gabelli Associates Limited, a British Virgin Islands corporation, or in Gabelli Associates Fund, a New York limited partnership, or in Gabelli Fund LDC, a British Virgin Islands Company. Gabelli disclaims beneficial ownership of all such shares.
(9) Benson Associates LLC, a registered investment advisor, has sole voting and dispositive control over such shares and is deemed to have beneficial ownership of the reported shares. Benson disclaims beneficial ownership of all such shares.

II. Security Ownership of Management

   The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company's Class A Stock and Class B Stock as of February 15, 2001 by the Directors, the top five Executive Officers and all Directors and Executive Officers as a group.

                                              Amount and
                                                Nature
                                            of Beneficial
                                              Ownership               Percent of
    Name and Address     Title of Class of ---------------- Percent    Combined
  of Beneficial Owner      Common Stock    Direct  Indirect of Class Voting Power
  -------------------    ----------------- ------- -------- -------- ------------

Henry D. Sharpe, III
 (1)....................      Class A       59,145  2,400       *        1.3
                              Class B       18,381    800     3.6

John M. Nelson..........      Class A       60,553
                              Class B          151    --        *          *

Howard K. Fuguet........      Class A        5,000    --        *
                              Class B          --     --      --           *

Russell A. Boss.........      Class A       12,000    --        *
                              Class B          --     --      --           *

J. Robert Held..........      Class A        9,000    --                   *
                              Class B          --     --      --*

Roger E. Levien.........      Class A        6,000    --        *
                              Class B          --     --      --           *

Richard A. Donnelly.....      Class A          --     --      --         --
                              Class B          --     --      --         --

Kenneth N. Kermes.......      Class A      150,000    --      1.1          *
                              Class B          --     --      --         --

Philip James............      Class A      187,763            1.4
                              Class B          827    --      --         1.1


                                            Amount and Nature
                                              of Beneficial
                                                Ownership                Percent of
    Name and Address      Title of Class of ------------------ Percent    Combined
  of Beneficial Owner       Common Stock     Direct   Indirect of Class Voting Power
  -------------------     ----------------- --------- -------- -------- ------------
Antonio Aparicio........       Class A        138,700    --       1.0
                               Class B            --     --       --           *

Andrew C. Genor (2).....       Class A        892,968    --       6.4
                               Class B        166,063    --      32.9       13.6

Edward D. DiLuigi (2)...       Class A        910,648    --       6.6
                               Class B        168,538    --      33.6       13.9

All Directors, Nominees
 and Executive Officers
 as a Group 17 persons)
 (3)....................       Class A      2,305,704  2,400     16.7
                               Class B        328,957    800     65.3       29.9

*  Less than one percent
 (1%)

--------
(1) See Footnote (2) I. Security Ownership of Certain Beneficial Owners.
(2) See Footnote (3) I. Security Ownership of Certain Beneficial Owners.
(3) With respect to Executive Officers who are not Directors, includes (i) 46,200 shares of Class A Stock directly owned by two of the Executive Officers and as to which they have sole voting and investment power; (ii) 41,412 vested shares of Class A Stock and 4,593 vested shares of Class B Stock in the aggregate as to which certain Executive Officers have shared voting power as participants in the SARP and ESOP; and (iii) for Messrs. Sharpe, Nelson, Fuguet, Boss, Held, Kermes, James, Aparicio, Genor and DiLuigi includes 4,000, 54,000, 4,000, 4,000, 4,000, 150,000, 150,000,
    123,000, 90,000 and 80,000 shares, respectively, of Class A Stock and 180,000 shares of Class A stock for three other Executive Officers, which are subject to stock options presently exercisable or exercisable within sixty (60) days of the expected date of mailing of this Proxy Statement, granted to such Executive Officers pursuant to the Company's 1989 Equity Incentive Plan and 1999 Equity Incentive Plan.

                                  PROPOSAL 2

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                       TO CHANGE THE COMPANY'S NAME FROM
                BROWN & SHARPE MANUFACTURING COMPANY TO BNS Co.

   General. On January 30, 2001, the Board of Directors unanimously approved an Amendment to the Certificate of Incorporation to change the name of Brown & Sharpe to "BNS Co." or such other name as the Board may decide, and recommended that the amendment be submitted to stockholders for approval, so that we can fulfill our obligation under the Acquisition Agreement to sell and assign the name "Brown & Sharpe Manufacturing Company" to Hexagon.

   Vote Required. A majority vote of the entitled votes of the shares of the Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 2.

   Recommendation. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the proposed amendment to the Certificate of Incorporation under this Proposal 1, changing the name of the Company.

                                  PROPOSAL 3

                 AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                  REDUCE PAR VALUE PER SHARE OF CLASS A STOCK

   General. On January 30, 2001, the Board of Directors unanimously voted to approve amendments to the Company's Certificate of Incorporation to reduce the par value per share of its Class A Stock and its Class B Stock from $1.00 to $0.01 per share, and to submit such amendments to the Company's shareholders with the Board's recommendation that they be approved. The proposed amendments are attached as Annex C. Approval of the amendments will permit the Company to reduce the amount required to be allocated to capital when it issues any shares of Class A Stock or Class B Stock, as the case may be, in the future and will also permit the Board of Directors, following the effectiveness of such amendments, to review the Company's liabilities and financial position and vote at that time to transfer from stated capital to additional paid-in capital an amount equal to the difference between $1.00 and $0.01 times the number of previously issued shares of Class A Stock and Class B Stock.

   Under the present provisions of the Delaware General Corporation Law, the par value of shares determines the amount of a corporation's stated capital, but, as a general matter, stated capital has little practical significance. However, Section 170 of the Delaware General Corporation Law provides, in relevant part, that the directors may pay dividends out of surplus as defined and not out of capital. A reduction in par value per share and a later decision by the Board to make such transfers from capital to capital surplus (the additional paid in capital account on the balance sheet) will increase the amount of surplus by the amount of $0.99 times the number of issued shares of Common Stock. (Once the stated capital (par value) has been reduced, Delaware General Corporation Law allows the Board to transfer the amount of the reduction from stated capital to surplus for previously issued shares.) Such transfers will be appropriate, depending on the determination of the amount of the contemplated distributions in order to reduce the likelihood that the amount of the distributions to stockholders contemplated by Proposal 1 would have to be cut back as a result of the limitations of Section 170 of the Delaware General Corporation Law. It is not anticipated upon approval and effectiveness of Proposals 3 and 4, that the limitation of Delaware General Corporation Law on the payment of dividends will reduce the amounts of cash distributions to stockholders.

   The proposed amendments reducing the par value per share of the Company's Common Stock will have no effect on the value of such stock or the number of authorized, issued or outstanding shares of stock. However, if the one-for-five reverse stock split under Proposal 5 is approved, the number of issued and outstanding shares of Class A Stock and Class B Stock and the value of such shares will be affected when such reverse stock split is effected.

   The sale to Hexagon and related transactions, the sale of the North Kingstown Facility and the related cash distributions to stockholders under Proposal 1 is not contingent on the approval of the proposed Amendments reducing the par value per share of the Company's Common Stock (Proposals 3 and 4). However, if Proposal 3 and/or Proposal 4 are not approved, the amount of the cash distributions made to stockholders under Proposal 1 (if approved) will be reduced because the amount of surplus available under the Delaware General Corporate Law to permit the Board's declaration of such distributions will be reduced if these Proposals are not approved by the stockholders.

   Vote Required. A majority vote of the entitled votes of the Class A Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 3: the reduction in the par value per share of the Class A Stock.

   Recommendation. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the proposed amendment to the Certificate of Incorporation under this Proposal 3, reducing the par value per share of the Company's Class A Stock.

                                  PROPOSAL 4

         AMENDMENT TO CERTIFICATE OF INCORPORATION TO REDUCE PAR VALUE
                          PER SHARE OF CLASS B STOCK

   General. See "General" above under Proposal 3 which discusses the reduction in the par value per share of the Class A Stock and the Class B Stock.

   Vote Required. A majority vote of the entitled votes of the Class B Stock outstanding on the record date and a majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 4: the reduction in the par value per share of the Class B Stock.

   Recommendation. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the proposed amendment to the Certificate of Incorporation under this Proposal 4, reducing the par value per share of the Company's Class B Stock.

                                  PROPOSAL 5

  AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE
                STOCK SPLIT OF CLASS A STOCK AND CLASS B STOCK

   General. On March 14, 2001, the Board of Directors, after reviewing a presentation by management on communications between the Company and the New York Stock Exchange ("NYSE") with respect to issues to be addressed in the continued listing of the Company's Class A Stock on the NYSE, unanimously voted to approve an amendment to the Company's Certificate of Incorporation to effectuate a one-for-five reverse stock split of the outstanding shares of the Company's Class A Stock and Class B Stock and to submit such amendment to the Company's stockholders with the Board's recommendation that it be approved. The proposed amendment is attached as Annex E (the "Reverse Stock Split Amendment" and the reverse stock split, the "Reverse Stock Split"). If the proposed Reverse Stock Split Amendment is approved, each holder of five shares of Class A Stock and each holder of five shares of the Class B Stock immediately prior to the effectiveness of the Reverse Stock Split would, respectively, become the holder of one share of Class A Stock and one share Class B Stock after the effectiveness of the Reverse Stock Split. No fractional shares will be issued and stockholders will be paid cash for fractional shares resulting from the Reverse Stock Spilt.

   Except as otherwise indicated, all share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split.

   The Company is currently authorized to issue 30,000,000 shares of Class A Stock and 2,000,000 shares of Class B Stock. In connection with the Reverse Stock Split, it is not proposed to amend the Company's Certificate of Incorporation to reduce the authorized number of shares of Class A Stock or Class B Stock.

   Reasons for the Reverse Stock Split. The Company's Class A Stock is currently traded under the symbol "BNS" on the NYSE. The primary purpose of the Reverse Stock Split is to assist to the Company's efforts to maintain the continued listing of the Class A Stock on the NYSE and reposition the Company in light of the sale to Hexagon and related transactions. The Reverse Stock Split of the Class A Stock will assist in (but will not guarantee) maintenance of the listing of the Class A Stock on the NYSE when it is to be expected that, after the Board's declaration of one or more cash distributions to stockholders after the Closing with Hexagon pursuant to Proposal 1, the market price per share of Class A Stock on the NYSE will decline. There are a number of qualitative and quantitative requirements for maintenance of listing on the NYSE. These requirements include, but are not limited to, having a total market capitalization of not less than $50 million and stockholder's equity of not less than $50 million, having a total market capitalization of not less than $15 million over a 30 trading-day period, and a minimum stock price maintenance requirement of an average closing price of $1.00 per share over a 30 day period. Other factors which may lead to the delisting of the Company's stock on the NYSE include, among other things, unsatisfactory financial conditions and/or operating results, inability to meet current debt obligations or to adequately finance operations, and a reduction in operating assets and/or scope of operations, including ceasing to be an operating company or discontinuing a substantial part of operations or business. If the Company falls below any of the NYSE's criteria for continued listing, the NYSE will determine the suitability for continued listing and give consideration to any definitive action plans that the Company would propose that would bring it above continued listing standards within specific timelines.

   The proposed sale of the Metrology Business to Hexagon will result in a very significant reduction in the Company's operating assets and scope of business, triggering certain of the continued listing standards. The contemplated cash distributions to the stockholders pursuant to Proposal 1 would cause the Company to fall significantly below the minimum stockholder's equity standard. For example, if the Company makes a cash distribution of $3.00 per share, the stockholder's equity of the Company would be less than half of the NYSE's $50 million minimum stockholder's equity standard. The Company will need to satisfy the NYSE as to the on-going viability and potential for BSIS, its remaining development stage measuring software business unit, in relation to the NYSE minimum standards, in order to maintain the Company's NYSE listing for the Class A Stock.


   The Class B Stock is not listed on the NYSE. However, sales of Class B Stock generally result under the Company's Certificate of Incorporation in conversion of the Class B Stock into Class A Stock. Moreover, because each share of Class B Stock is convertible into one share of Class A Stock under the Certificate of Incorporation, the two classes of stock must be treated the same in terms of any stock split. Accordingly, the Board has unanimously approved a one-for-five reverse stock split of the outstanding shares of Class B Stock.

   The Board has determined that it is in the best interests of the Company's stockholders to endeavor to maintain the continued listing of the Class A Stock on the NYSE. In addition, the Company believes that a higher stock price may increase investor interest and reduce resistance of brokerage firms to maintain active analysis and potentially recommend the purchase of the Class A Stock. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. Further, a variety of brokerage house policies and practices tend to discourage brokers within those firms from dealing in low-priced stocks. Moreover, the Board believes that the perception of the investment community may be negative toward common stock that sells at an abnormally low price and that the Reverse Stock Split may improve the perception of the Class A Stock as an on-going investment.

   While the Company believes that the Reverse Stock Split will cause the trading price of the Class A Stock to rise and meet the NYSE minimum stock price requirements, there can be no assurance that the market price of the Class A Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the Company will be able to maintain its listing on the NYSE.

   Potential Effects of the Reverse Stock Split. Although the Reverse Stock Split will not, by itself, impact the Company's assets or properties, the Reverse Stock Split could over time result in a decrease in the aggregate market value of the Company's equity capital. The Board believes that this risk is outweighed by the likelihood that the trading price of the Class A Stock will stabilize at the post-split price level and that this will assist in maintaining (but will not guarantee) the continued listing of the Class A Stock on the NYSE. In addition, if approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Class A Stock or Class B Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

   Shares of Class A and Class B Stock Issued and Outstanding; Options; Stockholder Rights Plan. The Company is currently authorized to issue a maximum of 30,000,000 shares of Class A Stock and 2,000,000 shares of Class B Stock under its Certificate of Incorporation. As of the record date, there were 13,286,745 shares of Class A Stock issued and outstanding and 501,140 shares of Class B Stock issued and outstanding. Although the number of authorized shares of Class A Stock and Class B Stock will not change as a result of the Reverse Stock Split, the number of shares of Class A Stock and the number of shares of Class B Stock issued and outstanding will each be reduced to a number that will be approximately equal to the number of shares of Class A Stock and the number of shares of Class B Stock, respectively, issued and outstanding immediately prior to the effectiveness of the Reverse Common Stock Split, divided by five (the reverse split ratio). The number of issued but not outstanding shares in the treasury of the Company will not be changed.

   With the exception of the decrease in the number of shares of Class A Stock and Class B Stock issued and outstanding from the Reverse Stock Split and other than an adjustment (reduction in the aggregate numbers) which may occur due to cash settlement of fractional shares, the rights of the shares of the Class A Stock and the Class B Stock prior and subsequent to the Reverse Stock Split will remain the same. Each share of Class B Stock will continue to be convertible into one share of Class A Stock under the terms of the Certificate of Incorporation. In addition, the par value of the Class A Stock and Class B Stock prior and subsequent to the Reverse Stock Split, will remain the same. (Proposals 3 and 4 relate to the change in the par value of Class A Stock and Class B Stock, respectively, and this Proposal 5 is not contingent on either of those two proposals.) Stockholders' equity will remain unchanged due to the reverse split except for the effects of any cash payments for fractional shares, described below.

   The number of shares of Class A Stock and Class B Stock reserved for issuance upon exercise of the outstanding options and the exercise price of such options will be appropriately adjusted pursuant to the authorization in the Company's option plans to give effect to the Reverse Stock Split upon its effectiveness. In addition, the appropriate adjustments under the terms of the Company's Shareholder Rights Plan, dated as of February 13, 1998, will be made to the number of shares which may be purchased under the Shareholder Rights Plan to give effect to the Reverse Stock Split upon its effectiveness.

   Increase of Shares of Common Stock for Future Issuance. As a result of the Reverse Stock Split, there will be a decrease in the number of shares of Class A Stock and Class B Stock issued and outstanding, and an associated increase in the number of authorized shares that are unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Common Shares"). The Board could issue the Increased Available Common Shares for any proper corporate purpose, including, among others, future financing transactions, without stockholder approval. The Board has no present plans to issue any shares.

   Because the Reverse Stock Split will create the Increased Available Common Shares, the Reverse Stock Split may be construed as having an anti-takeover effect. Although neither the Board nor the management of the Company views the Reverse Stock Split as an anti-takeover measure, the Company could use the Increased Available Common Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

   Effective Time of the Reverse Stock Split. The Reverse Stock Split, if approved by the Company's stockholders, would become effective upon the filing with the Secretary of State of the State of Delaware of the Reverse Stock Split Amendment (the "Effective Time"). It is expected that such filing will take place shortly after the date of the first or the first two of the contemplated cash distributions to stockholders after the Closing of the sale of assets to Hexagon (if Proposal 1 is approved by the stockholders). However, the exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board, after consultation with and the approval of the NYSE, based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board reserves the right to cause the filing to be made earlier after the date of stockholder approval or delay the filing for up to twelve months following stockholder approval thereof. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split Amendment if, at any time prior to filing the Reverse Stock Split Amendment, the Board, in its sole discretion, determines, after consultation with the NYSE, that it is no longer in the best interests of the Company and its stockholders.

   Exchange of Share Certificates; No Fractional Shares. A holder of Class A Stock or Class B Stock will be entitled to receive a whole number of the same class of shares plus a fraction of a share if the number of shares of Class A Stock or Class B Stock held by the holder prior to the Reverse Stock Split is not evenly divisible by five. However, no certificate or scrip representing fractional shares of Class A Stock or Class B Stock will be issued. Fractional share interests in Class A Stock and Class B Stock resulting from the Reverse Stock Spilt will be terminated at the Effective Time and such fractional share interests will have no right to share in the assets, cash distributions or future growth of the Company. Stockholders entitled to receive a fractional share of Class A Stock or Class B Stock will, instead, receive a cash payment (the "Fractional Share Payment") in U.S. dollars equal to the product of: (a) the fractional share times the average of the daily average of the high and low price per share of Class A Stock on the NYSE for the five trading days immediately preceding the Effective Time; and (b) five (the fractional share value is multiplied by the reverse split ratio to adjust the value to a post-split basis). Those persons will be entitled to receive their Fractional Share Payment upon surrender of their stock certificates as described below.

   The Company will notify holders of Class A Stock and Class B Stock of the Effective Time and will furnish the holders of record of shares of Class A Stock and Class B Stock, as the case may be, at the close of business on such effective date with a letter of transmittal for use in exchanging certificates. The holders of Class A Stock and Class B Stock will be required to promptly mail their certificates representing shares of Class A Stock or Class B Stock, as the case may be, to the Transfer Agent, in order that new certificates giving effect to the Reverse Stock Split may be issued and Fractional Share Payments. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.

   Commencing with the Effective Time, subject to the treatment of fractional interests as described above, previously outstanding certificates representing shares of Class A Stock and Class B Stock will be deemed for all purposes to represent a fraction of the number of shares previously represented thereby equal to the product of the number of shares held prior to the Effective Time after the Reverse Stock Split divided by the five (the reverse split ratio), except that the holder of such unexchanged certificates will not be entitled to receive any distributions payable by the Company (including any cash distributions which may become payable if Proposal 1 is approved) after the Effective Time, until the old certificates have been surrendered. Such distributions, if any, will be accumulated and, at the time of surrender of the old certificates, all such unpaid distributions will be paid without interest.

   No service charge will be payable by stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company.

   In the event that the reduction in par value per share of Class A Stock or Class B Stock under Proposal 3 and/or Proposal 4 are approved, the par value of the Class A Stock and/or Class B Stock, as applicable, before and after giving effect to the Reverse Stock Amendment will be the par value of the Class A Stock and/or Class B Stock after giving effect to those amendments.

   No Dissenter's Rights. Any of our stockholders who do not approve the Reverse Stock Split Amendment (including the payment of any Fractional Share Payment) are not entitled to appraisal or dissenter's rights with respect to such matters under Delaware law or the Company's Certificate of Incorporation.

   Federal Income Tax Consequences. A summary of the federal income tax consequences of the Reverse Stock Split as contemplated in this Proposal is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. Income tax consequences to stockholders may vary from the federal tax consequences described generally below. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE STOCK SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

   The proposed Reverse Stock Split will reconstitute a "recapitalization" to the Company and its stockholders to the extent that issued shares of Class A Stock and Class B Stock are exchanged for a reduced number of shares of Class A Stock or Class B Stock, as applicable. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except that a stockholder who receives cash in lieu of receiving fractional shares of Class A Stock or Class B Stock, as applicable, will be treated as selling such fractional shares and will recognize a capital gain or loss equal to the difference between the cash received and the basis of such fractional shares.

   The shares of Class A Stock or Class B Stock, as applicable, to be issued to each stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such stockholder immediately prior to the Effective Time reduced by the basis, if any, allocated to fractional shares that are treated as sold. A stockholder's holding period for the shares of Class A Stock or Class B Stock, as applicable, to be issued will include the holding period for such shares held immediately prior to the Effective Time if the shares of such stock were held by the stockholder as capital assets on the Effective Time of the Reverse Stock Split.

   Vote Required. A majority vote of the entitled votes of the shares of the Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve this Proposal 5. As part of this proposal, the Board has the authority, consistent with Delaware law, to abandon the Reverse Stock Split at any time prior to its effectiveness if it determines that the Reverse Stock Split is not in the best interests of the Company or its stockholders. Stockholders are urged to read in its entirety the Reverse Stock Split Amendment attached as Annex E to the Proxy Statement.

   Recommendation. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the proposed amendment to the Certificate of Incorporation under this Proposal 5, providing for a one-for-five reverse stock split of the outstanding shares of the Company's Class A Stock and Class B Stock.

                                 OTHER MATTERS

   If sufficient votes in favor of Proposals 1, 2, 3, 4 and/or 5 are not received by the time scheduled for the Brown & Sharpe Special Meeting, the persons named as proxies may propose one or more adjournments of the Brown & Sharpe Special Meeting for a period of not more than 30 days to permit further solicitation of proxies relating to Proposal 1, 2, 3, 4 and/or 5 as the case may be. The persons named as proxies will vote in favor of such adjournment (relating to Proposal 1, 2, 3, 4 and/or 5 as the case may be) those proxies which authorize them to vote in favor of Proposal 1, 2, 3, 4 and/or 5 as the case may be. They will vote against any such adjournment (relating to Proposal 1, 2, 3, 4 and/or 5 as the case may be) those proxies which direct them to vote against Proposal 1, 2, 3, 4 and/or 5 as the case may be. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the questions in person or by proxy at the session of the Brown & Sharpe Special Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by Brown & Sharpe.

   It is not expected that any matters other than those described in this Proxy Statement will be brought before the Brown & Sharpe Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Brown & Sharpe proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                             INDEPENDENT AUDITORS

   The consolidated financial statements of the Company at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and request copies of our reports, proxy statements and other information filed by us at the public reference facilities at the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the SEC's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain a copy of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005 or be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                      BROWN & SHARPE MANUFACTURING COMPANY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Brown & Sharpe Manufacturing Company:

Report of Independent Auditors...........................................  F-2

Consolidated Statements of Operation for the Years Ended December 31,
 2000, 1999 and 1998.....................................................  F-3

Consolidated Balance Sheets as of December 31, 2000 and 1999.............  F-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
 2000, 1999 and 1998.....................................................  F-5

Consolidated Statements of Shareowners' Equity for the Years Ended
 December 31, 2000, 1999 and 1998........................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

Metrology Business:

Statements of Operations for the Years Ended December 31, 2000, 1999 and
 1998 (unaudited)........................................................ F-28

Balance Sheets as of December 31, 2000 and 1999 (unaudited).............. F-29

Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and
 1998 (unaudited)........................................................ F-30

Notes to the financial statements........................................ F-31

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors
 of Brown & Sharpe Manufacturing Company

   We have audited the accompanying consolidated balance sheets of Brown & Sharpe Manufacturing Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brown & Sharpe Manufacturing Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   The accompanying financial statements have been prepared assuming that Brown & Sharpe Manufacturing Company will continue as a going concern. As more fully described in Note 3, the Company has an operating loss and has not complied with certain covenants of loan agreements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

   As discussed in Note 2 to the financial statements, in 2000 the Company changed its method of accounting for revenue recognition.

                                          /s/ ERNST & YOUNG LLP

Providence, Rhode Island
February 15, 2001

                      BROWN & SHARPE MANUFACTURING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             For the Years Ended December 31, 2000, 1999, and 1998
                 (dollars in thousands, except per share data)

                                                    2000      1999      1998
                                                  --------  --------  --------
                                                      (Restated Note 5)
Sales...........................................  $280,007  $321,388  $339,030
Cost of goods sold (Note 4).....................   191,079   233,622   223,999
Research and development expense................    11,657     8,783    10,523
Selling, general and administrative expense.....    79,447    84,999    84,895
Refinancing fees................................     3,615       --        --
Impairment of partially-owned affiliate (Note
 5).............................................     5,845       --        --
Restructuring charge (benefit) (Note 4).........    (4,001)   25,858     ( 896)
                                                  --------  --------  --------
  Operating (loss) profit.......................    (7,635)  (31,874)   20,509
Interest expense................................     9,029     7,384     6,164
Other income, net...............................       642       515       949
                                                  --------  --------  --------
  (Loss) income from continuing operations
   before income taxes and cumulative effect of
   change in accounting principle...............   (16,022)  (38,743)   15,294
Income tax provision............................     2,800     2,350     3,365
                                                  --------  --------  --------
  (Loss) income from continuing operations
   before cumulative effect of change in
   accounting principle.........................   (18,822)  (41,093)   11,929
Discontinued operations:
  Loss from operations..........................    (4,849)   (1,781)      --
  Loss on disposal..............................    (6,237)      --        --
                                                  --------  --------  --------
                                                   (11,086)   (1,781)      --
                                                  --------  --------  --------
(Loss) income before cumulative effect of change
 in accounting principle........................   (29,908)  (42,874)   11,929
Cumulative effect of change in accounting
 principle, net of income taxes (Note 2)........   (27,401)      --        --
                                                  --------  --------  --------
Net (loss) income...............................  $(57,309) $(42,874) $ 11,929
                                                  ========  ========  ========
Net (loss) income per common share, basic from
 continuing operations, before cumulative effect
 of change in accounting principle (Note 10)....  $  (1.37) $  (3.06) $   0.89
  Discontinued operations.......................      (.81)     (.13)      --
  Cumulative effect of change in accounting
   principle....................................     (2.00)      --        --
                                                  --------  --------  --------
Net (loss) income per common share, basic.......  $  (4.18) $  (3.19) $   0.89
                                                  ========  ========  ========
Net (loss) income per common share, diluted,
 from continuing operations before cumulative
 effect of change in accounting principle (Note
 10)............................................  $  (1.37) $  (3.06) $   0.88
  Discontinued operations.......................      (.81)     (.13)      --
  Cumulative effect of change in accounting
   principle....................................     (2.00)      --        --
                                                  --------  --------  --------
Net (loss) income per common share, diluted.....  $  (4.18) $  (3.19) $   0.88
                                                  ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 2000 and 1999
                 (dollars in thousands, except per share data)

                                                             2000       1999
                                                           ---------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents............................... $  27,213  $ 36,643
  Accounts receivable, net of allowances for doubtful
   accounts of $4,461 and $4,759..........................    35,094    88,300
  Inventories.............................................    94,394    68,310
  Assets held for sale or disposition (Note 5)............     5,943        --
  Prepaid expenses and other current assets...............     9,235     5,553
                                                           ---------  --------
      Total current assets................................   171,879   198,806
Property, plant and equipment:
  Land (Note 5)...........................................     3,772     6,510
  Buildings and improvements..............................    25,670    35,465
  Machinery and equipment.................................    80,792    94,011
                                                           ---------  --------
                                                             110,234   135,986
Less-accumulated depreciation.............................    72,103    88,667
                                                           ---------  --------
                                                              38,131    47,319
Goodwill, net.............................................     8,488    11,145
Other assets (Note 11)....................................    32,147    44,907
                                                           ---------  --------
                                                           $ 250,645  $302,177
                                                           =========  ========

           LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Notes payable to banks.................................. $  38,956  $ 41,110
  Accounts payable........................................    45,431    41,916
  Accrued expenses and income taxes.......................    63,009    52,504
  Current portion of long-term debt.......................    54,404    53,585
                                                           ---------  --------
      Total current liabilities...........................   201,800   189,115
Long-term debt (Note 12)..................................    10,772    15,445
Long-term liabilities (Note 13)...........................    26,930    26,083
Commitments and Contingencies (Notes 9 and 17)............       --        --
Shareowners' Equity:
  Preferred stock, $1 par value; authorized 1,000,000
   shares; none issued....................................       --        --
  Common stock:
    Class A, par value $1; authorized 30,000,000 shares;
     issued shares in 13,328,774 in 2000 and 13,010,623 in
     1999.................................................    13,329    13,011
    Class B, par value $1; authorized 2,000,000 shares;
     issued 501,703 shares in 2000 and 504,414 shares in
     1999.................................................       502       504
  Additional paid-in capital..............................   113,473   113,085
  Retained deficit........................................  (101,543)  (44,234)
  Accumulated other comprehensive loss....................   (14,163)  (10,377)
  Treasury stock; 42,592 shares in 2000 and 1999, at
   cost...................................................      (455)     (455)
                                                           ---------  --------
Total shareowners' equity.................................    11,143    71,534
                                                           ---------  --------
                                                           $ 250,645  $302,177
                                                           =========  ========

    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the Years Ended December 31, 2000, 1999, and 1998
                             (dollars in thousands)

                                                     2000      1999      1998
                                                   --------  --------  --------
Cash Provided By Operations:
Net (Loss) Income................................. $(57,309) $(42,874) $ 11,929
Adjustment for Noncash Items:
  Cumulative effect of change in accounting
   principle......................................   27,401       --        --
  Provision (benefit) for restructuring...........   (2,257)   30,506      (896)
  Depreciation and amortization...................   11,593    13,039    11,132
  Pension charges.................................      543     5,453     2,360
  Deferred income taxes...........................    1,484     3,691     1,035
  Termination indemnities.........................    1,033     1,134       336
  Provision for impaired assets...................   11,960       --        --
  Other noncash items.............................    1,654     1,123       246
Changes in Working Capital:
  Decrease (increase) in accounts receivable......   12,169     7,154    (1,224)
  (Increase) decrease in inventories..............   (4,112)    3,644    (6,051)
  (Increase) decrease in prepaid expenses and
   other current assets...........................   (1,527)    1,064      (181)
  (Decrease) increase in accounts payable and
   accrued expenses...............................   (2,945)   (8,659)   (1,325)
                                                   --------  --------  --------
    Net Cash (Used in) Provided by Operations.....     (313)   15,275    17,361
Investment Transactions:
Acquisitions, net of cash acquired................      --     (9,241)      --
Capital expenditures..............................   (6,105)   (9,144)  (17,160)
Proceeds from sale of fixed assets................    3,816       --        --
Other investing activities........................      --     (5,633)   (4,764)
                                                   --------  --------  --------
    Net Cash Used in Investment Transactions......   (2,289)  (24,018)  (21,924)
Financing Transactions:
(Decrease) in short-term debt.....................   (1,566)      --        --
Increase in short-term debt.......................      --     41,822       --
Proceeds from issuance of long-term debt..........      --        --        591
Principal payments of long-term debt..............   (3,280)   (4,109)   (2,938)
Other financing transactions......................      --        --        278
                                                   --------  --------  --------
    Net Cash (Used in) Provided by Financing
     Transactions.................................   (4,846)   37,713    (2,069)
Effect Of Exchange Rate Changes on Cash...........   (1,982)   (4,617)   (1,536)
                                                   --------  --------  --------
Cash and Cash Equivalents:
(Decrease) increase during the year...............   (9,430)   24,353    (8,168)
Beginning balance.................................   36,643    12,290    20,458
                                                   --------  --------  --------
Ending balance.................................... $ 27,213  $ 36,643  $ 12,290
                                                   ========  ========  ========
Supplementary Cash Flow Information:
Interest paid..................................... $  7,546  $  6,703  $  3,856
                                                   ========  ========  ========
Taxes paid........................................ $  2,300  $  2,386  $  1,975
                                                   ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

             For the Years Ended December 31, 2000, 1999, and 1998
                       (dollars and shares in thousands)

                                                                Accumulated,
                                 Common                             Other
                                 Stock   Additional             Comprehensive
                                 $1 Par   Paid-In    Retained      Income     Treasury  Total
                         Shares  Value    Capital    Deficit        (Loss)     Stock    Equity
                         ------ -------- ---------- ----------  ------------- -------- --------
Balance December 31,
 1997................... 13,335 $ 13,335 $ 111,772  $  (13,289)   $   2,603    $ (455) $113,966
Net Income..............    --       --        --       11,929          --        --     11,929
Foreign Currency
 Translation
 Adjustment.............    --       --        --          --         2,925       --      2,925
                                                                                       --------
Comprehensive Income....                                                                 14,854
                                                                                       --------
ESOP Contribution.......     52       52       458         --           --        --        510
Stock Options
 Exercised..............     47       47       278         --           --        --        325
                         ------ -------- ---------  ----------    ---------    ------  --------
Balance December 31,
 1998................... 13,434   13,434   112,508      (1,360)       5,528      (455)  129,655
                         ------ -------- ---------  ----------    ---------    ------  --------
Net Loss................    --       --        --      (42,874)         --        --    (42,874)
Foreign Currency
 Translation
 Adjustment.............    --       --        --          --       (15,905)      --    (15,905)
                                                                                       --------
Comprehensive Loss......                                                                (58,779)
                                                                                       --------
ESOP Contribution.......     81       81       577         --           --        --        658
                         ------ -------- ---------  ----------    ---------    ------  --------
Balance December 31,
 1999................... 13,515   13,515   113,085     (44,234)     (10,377)     (455)   71,534
                         ------ -------- ---------  ----------    ---------    ------  --------
Net Loss................    --       --        --      (57,309)         --        --    (57,309)
Foreign Currency
 Translation
 Adjustment.............    --       --        --          --        (3,786)      --     (3,786)
                                                                                       --------
Comprehensive Loss......                                                                (61,095)
                                                                                       --------
ESOP Contribution.......    316      316       388         --           --        --        704
                         ------ -------- ---------  ----------    ---------    ------  --------
Balance December 31,
 2000................... 13,831 $ 13,831 $ 113,473  $ (101,543)   $ (14,163)   $ (455) $ 11,143
                         ====== ======== =========  ==========    =========    ======  ========


    The accompanying notes are an integral part of the financial statements.

                     BROWN & SHARPE MANUFACTURING COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)

1. SIGNIFICANT ACCOUNTING POLICIES

 Business

   Brown & Sharpe Manufacturing Company is a multinational manufacturer of metrology products, which include manual and computer-controlled high precision machines, mechanical and electronic measuring and inspection tools, and until its discontinuance in 2000 (see Note 5), surface inspection systems. The principal markets for its products are North America, Europe, Asia, South America, and the Middle East. The primary end user markets for its products are the automotive, aerospace, industrial machinery, electronics, and computer industries.

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and all subsidiaries. Intercompany transactions have been eliminated from the consolidated financial statements. Investments in 20% to 50% partially-owned affiliates are accounted for on the equity method.

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Certain account balances for prior years have been reclassified to conform with the 2000 presentation.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined principally on a last-in, first-out (LIFO) basis for all domestic inventories and principally on a first-in, first-out (FIFO) basis for inventories outside the United States. Provision is made to reduce slow-moving and obsolete inventories to net realizable values. Current FIFO cost exceeds the LIFO value of inventories by approximately $15,380 and $12,532 at December 31, 2000 and 1999, respectively. Year-end inventories valued under the LIFO method were $32,779 in 2000 and $17,991 in 1999.

   The composition of inventory at year end was as follows:

                                                                2000     1999
                                                              -------- --------
   Parts, raw materials and supplies......................... $ 31,563 $ 29,591
   Work in progress..........................................   14,731   14,274
   Finished goods............................................   48,100   24,445
                                                              -------- --------
                                                              $ 94,394 $ 68,310
                                                              ======== ========

 Property, Plant and Equipment

   Property, plant and equipment is carried at cost and is being depreciated principally on a straight-line basis over the estimated useful lives of the assets which generally range from 20 to 40 years for buildings and improvements and from 3 to 12 years for machinery and equipment. Depreciation expense was $7,511, $9,468 and $7,624 in 2000, 1999, and 1998, respectively.
Repair and maintenance costs are charged against income while renewals and betterments are capitalized as additions to the related assets. Retirements, sales, and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in income. At December 31, 2000, land and buildings with a net book value of $13,777 were pledged as collateral for mortgage loans of $11,509.

                     BROWN & SHARPE MANUFACTURING COMPANY

 Goodwill and Other Assets

   Goodwill, which is net of accumulated amortization of $5,374 in 2000 and $4,700 in 1999, is being amortized on a straight-line basis over periods ranging from 7 to 20 years. In 1999, the Company reduced goodwill $250 to reflect a reduction of a deferred tax liability recorded as part of a purchase price adjustment for a business combination occurring in prior years. Amortization expense amounted to $674 in 2000 and $670 in 1999, and $583 in 1998.

   Other assets includes software and software development costs, along with certain intangible assets, which are being amortized on a straight-line basis over periods ranging from 3 to 10 years. Amortization expense for these assets was $2,543, $2,901, and $2,925, in 2000, 1999, and 1998, respectively.
Accumulated amortization for these assets was $16,445 in 2000 and $13,902 in 1999.

 Foreign Currency

   Assets and liabilities of those subsidiaries located outside the United States whose cash flows are primarily in local currencies are translated at year-end exchange rates, and income and expense items are translated at average monthly rates. Translation gains and losses are accounted for in a separate shareowners' equity account "accumulated other comprehensive loss."

   There were no forward exchange contracts outstanding at December 31, 2000 and 1999. A transaction gain of $47 was recorded in 1999 while transaction losses of $2,786 and $508 were recorded in 2000 and 1998, respectively.

 Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and countries worldwide. At December 31, 2000 and 1999, the Company had no significant concentrations of credit risk.

 Stock Incentive Plans

   The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees" (see Footnote 8 for further details).

 Income Taxes

   The Company provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

   Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets which are not likely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries since it has been the practice and is the intention of the Company to continue to reinvest these earnings in the business outside the United States.

                     BROWN & SHARPE MANUFACTURING COMPANY

 Cash and Cash Equivalents

   Cash and cash equivalents are comprised of cash on hand and deposits in banks with a maturity of three months or less. The carrying amount of cash and cash equivalents approximates fair value.

 Advertising Cost

   The Company expenses advertising costs as incurred. Advertising expense for the three years ended December 31, 2000 was approximately $3,800, $4,100, and $4,300, respectively.

2. ACCOUNTING CHANGE

   In 2000, the Company adopted SEC Staff Accounting Bulletin No. 101 ("SAB 101"). As a result of adopting SAB 101, the Company changed the way it recognizes revenue for machines sold to customers. Prior to the adoption of SAB 101, the Company recognized revenue when the machines were shipped and title passed to the customer. Effective as of January 1, 2000, the Company recognizes revenue for machines sold to customers once the performance of machines is accepted by the customers. The effect of applying this change in accounting principle was to decrease 2000 sales $8,500 and increase the 2000 net loss by $4,400 ($0.32 per share). In addition, the results of operations for the year ended December 31, 2000 includes a charge of $27,401 (net of an income tax benefit of $600), or $2.00 per share.

   Adopting this new method of revenue recognition for 2000, 1999 and 1998, would have produced the following pro forma results:

                                                     2000      1999     1998
                                                   --------  --------  -------
As reported, before the cumulative effect of the
 accounting change
  Net (loss) income............................... $(29,908) $(42,874) $11,929
  Net (loss) income per common share, basic....... $  (2.18) $  (3.19) $  0.89
  Net (loss) income per common share, diluted..... $  (2.18) $  (3.19) $  0.88
Pro forma, assuming the accounting change is
 applied retroactively:
  Net (loss) income............................... $(29,908) $(45,677) $ 7,923
  Net (loss) income per common share, basic....... $  (2.18) $  (3.40) $  0.59
  Net (loss) income per common share, diluted..... $  (2.18) $  (3.40) $  0.58

3. GOING CONCERN

   In 2000, the Company incurred a net loss amounting to $57,309, which included the cumulative effect of a change in accounting principle amounting to $27,401 (see Note 2). In addition to the operating loss, the Company also incurred a loss amounting to $3,786 arising from the translation of the balance sheets of its foreign subsidiaries, which are denominated in foreign currencies. This loss was recorded as Other Comprehensive Loss and classified in shareowners' equity. The aggregate effect of the 2000 net loss and the loss arising from foreign translation reduced the Company's net worth at December 31, 2000 by $61,095.

   The 1999 operating results caused the Company to violate certain of its loan covenants with several banks who had provided the Company with a $30,000, three-year syndicated, multi-currency revolving credit facility, which had a $27,400 balance outstanding at December 31, 2000, and with its private placement lenders who had provided $50,000 of long-term financing in 1997 (see
Note 12). The 1999 operating loss caused the Company to violate the debt to EBITDA ratio and debt to net worth ratio covenants, as well as certain other covenants. In November 1999, the Company's lenders granted waivers curing the financial covenant defaults incurred under its loan agreements through the end of 1999. The lending agreements were also amended at that time to add

                     BROWN & SHARPE MANUFACTURING COMPANY
certain other covenants, including a requirement that the Company complete a subordinated debt financing acceptable to the lenders by January 31, 2000. The Company was unable to complete a refinancing by January 31, 2000. On February 7, 2001, the Company's lenders granted waivers curing the requirements that the Company complete a subordinated debt financing and amended the maturity date of the revolving credit facility to be the earlier of the completion of the sale to Hexagon or April 30, 2001.

   On November 16, 2000, the Company entered into an Acquisition Agreement with Hexagon, A.B. of Stockholm, Sweden, in which Hexagon will purchase substantially all of the Company's world-wide Metrology Business. The Company will retain ownership of its software development business, BSIS, which is focused on the commercialization of new metrology software, and certain real estate in the United States and the United Kingdom. The purchase price for the Metrology Business is $160,000 in cash plus an additional contingent cash payment of up to $20,000, based on the operating profit of its Metrology Business (as defined) for the year ended December 31, 2000, subject to an adjustment up or down depending on the net cash position (net of indebtedness) of the subsidiaries being transferred to Hexagon at the closing. Hexagon will also pay $2,500 at closing and an additional $4,500 over three years after the closing to acquire a minority interest in BSIS.

   The Company intends to pay off at the closing all of the Company's outstanding debt to its banks and private placement lenders. The Company will also retain various liabilities which it will settle shortly after the closing. The Company expects to use a substantial amount of the net proceeds to fund a distribution to its shareowners.

   The transaction is subject to shareowner approval and a meeting to vote on the transaction is expected to be held in March or April 2001. If the shareowners do not approve the transaction, the Company must seek other strategic alternatives, including sale or merger of the Company in order to satisfy its senior lenders because the Company is unable to pay its loans if they are called and bankruptcy reorganization could be one of the possible consequences.

   The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4. RESTRUCTURING CHARGE

   During 1999, the Company implemented a plan in which it reorganized each of its significant operating divisions. A portion of the plan provided for the reorganization of the manufacturing and administrative operations of its Precision Measuring Instruments Division ("PMI") by consolidating all of PMI's European manufacturing sites into one location in Renens, Switzerland and was designed to provide for greater production and administrative efficiencies. The PMI reorganization eliminated four factories in Europe. The total charge related to the PMI Division amounted to approximately $17,200 during 1999. The 1999 reorganization plan also included a strategy for the Measuring Systems Division ("MSD") in which a focus factory mission would be implemented, where each factory would function as a center of excellence with a goal of taking advantage of product strengths in each of the manufacturing sites. The MSD plan also provided for cost improvements in the R&D, selling, and service areas. MSD's portion of the total restructuring charge was approximately $10,700. Finally, the Company also reorganized the Custom Metrology Division ("CMD") located in Telford, England by exiting certain non-core products and eliminating operating cost that was related to those products. The restructuring charge applicable to CMD amounted to approximately $7,900. Total charges for Corporate were approximately $2,500.

                     BROWN & SHARPE MANUFACTURING COMPANY

   As a result of the 1999 Corporate-wide restructuring, the Company recorded restructuring charges totaling $36,798 net of a $1,470 tax benefit ($2.73 per share). The 1999 restructuring charge, as well as the 1997 charge discussed below, included costs associated with involuntary employee termination benefits for employees (415 in 1999 and 160 in 1997), writedowns of inventory to net realizable value, writedowns of impaired fixed assets and certain intangible assets to fair value, and other restructuring costs.

   In 1997, the Company also implemented a reorganization plan in which it restructured certain of its European operations, along with other less significant changes in other parts of the world. As a result of the restructuring, the Company recognized a charge in 1997 amounting to $16,220 ($1.22 per share).

   During 2000, the Company realized a net gain of approximately $1,800 arising from the sale of real estate located in the United Kingdom that was closed as a result of the 1999 restructuring of the PMI division.

   The 1997 restructuring plan is completed and the 1999 plan is completed at all locations except for a small number of employees in Italy will be leaving in the first half of 2001.

   The following is an analysis of the restructuring charges and reserves for each plan:

 1997 Restructuring

                          Employee               Fixed Asset
                         Termination                 and
                         Benefits(2)   Inventory Intangible   Other    Total
                         -----------   --------- ----------- -------  -------
Balance December 31,
 1997...................   $7,550       $ 5,373    $ 1,647   $ 1,650  $16,220
  Utilized..............   (4,029)       (1,663)    (1,647)   (1,432)  (8,771)
  Other.................     (882)(1)       --         --        --      (882)
                           ------       -------    -------   -------  -------
Balance at December 31,
 1998...................    2,639         3,710        --        218    6,567
  Utilized..............     (992)         (297)       --       (218)  (1,507)
                           ------       -------    -------   -------  -------
Balance at December 31,
 1999...................    1,647 (3)     3,413        --        --     5,060
  Utilized..............     (543)         (610)       --        --    (1,153)
  Other.................     (137)(5)       --         --        --      (137)
                           ------       -------    -------   -------  -------
Balance at December 31,
 2000...................   $  967 (3)   $ 2,803    $   --    $   --   $ 3,770
                           ======       =======    =======   =======  =======

 1999 Restructuring

                          Employee               Fixed Asset
                         Termination                 and
                         Benefits(2)   Inventory Intangible     Other       Total
                         -----------   --------- -----------   -------     --------
Balance at January 1,
 1999...................   $   --       $   --     $   --      $   --      $    --
  1999 Charges..........    11,420       12,409      8,767       5,672       38,268
  Utilized..............    (6,307)      (6,275)    (6,485)       (580)     (19,647)
                           -------      -------    -------     -------     --------
Balance December 31,
 1999...................     5,113        6,134      2,282       5,092       18,621
  Utilized..............    (2,699)      (3,940)    (1,799)     (2,544)     (10,982)
  Benefit...............      (600)(6)      --        (483)(7)  (1,037)(7)   (2,120)
                           -------      -------    -------     -------     --------
Balance at December 31,
 2000...................   $ 1,814 (4)  $ 2,194    $   --      $ 1,511 (4) $  5,519
                           =======      =======    =======     =======     ========

--------
(1) Includes an $896 reversal for employee termination benefits arising from changes in final settlement allowances with certain employees due to conditions arising in 1998. The remainder of the adjustment is due to foreign exchange.
(2) Personnel reductions amounted to 121 in 2000, 257 in 1999 and 159 in 1998.

                     BROWN & SHARPE MANUFACTURING COMPANY

(3) Future cash payments relating to employee termination benefits amount to $364 in 2001, $238 in 2002 and $365 thereafter.
(4) Future cash payments relating to employee termination benefits, leases, and other restructuring costs amount to $3,140 in 2001, $134 in 2002 and $51 thereafter.
(5) Includes a $137 reversal for employee termination benefits arising from changes in final settlement allowances with certain employees that were different from the amounts expected to be paid at the accrual date.
(6) Includes a $600 reversal for employee termination benefits due to the resignation of certain employees before the Company became obligated to pay these individuals.
(7) Represents a reversal of $483, $565, and $472 for leasehold improvements, lease commitments and the sublease of rental property, respectively, as a result of a decision in 2000 to not vacate a plant that was included in the 1999 restructuring plan.

5. BUSINESS COMBINATION AND DISCONTINUANCE

   During 1999, management entered into two separate transactions that were intended to extend the Company's core methodology expertise into new markets. In June, the Company incorporated Brown & Sharpe's Surface Inspection Systems ("SIS") to acquire substantially all of the assets and assume certain liabilities of Display Inspection Systems, Inc. and Digital Data Inspection Systems, Ltd. for cash amounting to $5,400. This acquisition was entered into to expand the Company's presence in the electronics market (see below). In August 1999, the Company acquired a 60% interest in QI Tech (subsequently named Brown & Sharpe/Qianshao ("BSQ") located in the People's Republic of China for cash amounting to $3,800. The BSQ investment was entered into in order to expand the Company's presence in the Asian market. Both of these transactions were accounted for using the purchase method of accounting with the operating results of these companies included in the Company's consolidated results of operations beginning on the date of acquisition. The excess of cost over the estimated value of net assets acquired in these acquisitions was allocated to goodwill, which amounted to $3,000, and will be amortized on a straight-line basis over 20 years.

   The unaudited pro forma consolidated results of operations, assuming the above acquisitions had been made at January 1, 1998, is as follows:

                                                                December 31
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
   Sales.................................................... $325,357  $342,829
   Net (loss) income........................................  (42,452)    9,768
   Net (loss) income per common share:
     Basic.................................................. $  (3.15) $   0.73
     Diluted................................................ $  (3.15) $   0.72

   In the second quarter of 2000, the Board of Directors approved a plan to discontinue the Electronics Division (ED). As a result of a study to determine the future of ED, management concluded that the carrying value of ED exceeded the fair value of these assets and recorded a $7,600 charge to adjust the carrying value of the impaired assets to fair value. A charge amounting to $1,100 was recorded in operating results to record inventory at net realizable value. In February 2001, the Company entered into an agreement to sell ED. Under the terms of the agreement, the Company is expecting to receive cash consideration of approximately $2,000, subject to post-closing adjustments.

                     BROWN & SHARPE MANUFACTURING COMPANY

   The results of operations of ED have been classified as discontinued operations and prior periods have been restated. The results of discontinued operations do not reflect any interest expense or management fees allocated by the Company. Selected results for ED are as follows:

                                                           2000     1999    1998
                                                         --------  -------  ----
   Revenues............................................. $    385  $ 1,912  $--
   Loss from operations.................................   (4,849)  (1,781)  --
   Loss on disposal.....................................   (6,237)     --    --
                                                         --------  -------  ----
                                                         $(11,086) $(1,781) $--
                                                         ========  =======  ====

   Assets and liabilities, excluding intercompany amounts of ED included in the consolidated statements of financial position, are as follows:

                                                                    2000   1999
                                                                   ------ ------
   Current assets................................................. $2,313 $2,863
   Total assets...................................................  2,313  8,334
   Current liabilities............................................  1,120  1,242
   Total liabilities..............................................  1,120  1,242

   In the third quarter of 2000, management decided to discontinue the development of noncontact sensor technology. As a result of this decision, the Company wrote-off its investment in its joint venture, Metroptic Technology, Ltd. and certain other costs that were dedicated to the development of the noncontact technology and incurred a charge amounting to $5,800. This investment was part of the MS segment.

   Assets held for sale or disposition at December 31, 2000 are comprised of land and building in North Kingstown, RI of $3,630 and current assets of ED of $2,313. In addition, real estate with a net book value of $414, which is available for sale, is classified in property, plant and equipment.

6. INCOME TAXES

   (Loss) income from continuing operations before income taxes and the cumulative effect of a change in accounting principle consisted of the following:

                                                      2000      1999     1998
                                                    --------  --------  -------
   Domestic.......................................  $(23,865) $(16,325) $(4,418)
   Foreign........................................     7,843   (22,418)  19,712
                                                    --------  --------  -------
     (Loss) income from continuing operations
      before income taxes and cumulative effect of
      change in accounting principle..............  $(16,022) $(38,743) $15,294
                                                    ========  ========  =======

   The following table reconciles the income tax provision (benefit) at the U.S. statutory rate to that in the financial statements:

                                                     2000      1999     1998
                                                    -------  --------  ------
Taxes computed at 34%.............................. $(5,448) $(13,173) $5,200
Goodwill amortization..............................      92       106     106
Local foreign tax..................................     776     1,474   1,267
Additional tax on foreign income...................     --        --      789
State taxes (net)..................................      67        73      99
Net operating losses and other losses..............   7,583       365  (4,389)
Restructuring charge...............................     --     10,513     --
Valuation allowance recorded for deferred tax
 asset.............................................     --      3,106     --
Other (net)........................................    (270)     (114)    293
                                                    -------  --------  ------
  Income tax provision............................. $ 2,800  $  2,350  $3,365
                                                    =======  ========  ======

                     BROWN & SHARPE MANUFACTURING COMPANY

   The income tax provision (benefit) from continuing operations before the cumulative effect of the change in accounting principle consisted of the following:

                                                         2000   1999     1998
                                                        ------ -------  -------
Current:
  Federal.............................................. $  --  $(2,482) $ 1,355
  State................................................    101     110      150
  Foreign..............................................  1,215   1,031      825
                                                        ------ -------  -------
                                                         1,316  (1,341)   2,330
Deferred:
  Federal..............................................    --    2,933   (1,663)
  Foreign..............................................  1,484     758    2,698
                                                        ------ -------  -------
                                                         1,484   3,691    1,035
                                                        ------ -------  -------
Income tax provision................................... $2,800 $ 2,350  $ 3,365
                                                        ====== =======  =======

   Provision has not been made for U.S. taxes on $59,635 of cumulative undistributed earnings of foreign subsidiaries as those earnings are intended to be permanently reinvested.

   The components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                                 2000    1999
                                                                ------- -------
Deferred tax assets:
  Inventory reserves........................................... $ 5,794 $ 5,457
  Warranty expense.............................................     697     800
  Allowance for doubtful accounts..............................     797     708
  Depreciation.................................................   1,407   1,350
  Tax credit and loss carryforwards............................  42,408  34,911
  SAB 101......................................................  10,864     --
  Restructuring reserves.......................................   5,676   8,527
  Other........................................................   9,153   3,542
                                                                ------- -------
    Gross deferred assets......................................  76,796  55,295
Less valuation allowance.......................................  68,331  51,676
                                                                ------- -------
    Deferred tax asset......................................... $ 8,465 $ 3,619
                                                                ======= =======
Deferred tax liabilities:
  Pension expense.............................................. $ 1,913 $ 2,167
  Inventory reserves...........................................   2,885   1,720
  Depreciation.................................................   1,785   1,600
  Other........................................................   6,353   1,671
                                                                ------- -------
    Deferred tax liability..................................... $12,936 $ 7,158
                                                                ======= =======

   A valuation allowance has been established due to the uncertainty of realizing certain tax credit and loss carryforwards and a portion of the other deferred tax assets. The Company recorded a $16,655 increase in the valuation allowance to reflect management's uncertainty regarding the realization of previously recognized tax loss carryforwards in another tax jurisdiction and certain other deferred tax assets. The recognition of any future tax benefits resulting from the reduction of $5,827 of the valuation allowance will reduce any goodwill related to the DEA acquisition remaining at the time of such reduction.

                     BROWN & SHARPE MANUFACTURING COMPANY

   For income tax purposes, the Company has operating loss and capital loss carryforwards of $6,400 and $100, respectively, in the U.K., operating loss and capital loss carryforwards of $25,800 and $3,700, respectively, in the U.S. and net operating loss carryforwards of $32,000, $8,800, $5,100, and $5,500, respectively, in Germany, France, Japan, and Italy. The French, Japanese, and Italian carryforwards expire between 2001 and 2006. The U.S. capital loss carryforward expires in 2002 and 2003 and the U.S. net operating loss carryforward expires in 2018 and 2020. There is no time limit for the U.K. and German carryforwards.

   The Internal Revenue Service is currently examining the U.S. income tax returns through 1998. The Company believes it has adequately provided for any additional tax assessment.

7. OTHER INCOME AND EXPENSE

   Other income (expense), net from continuing operations includes:

                                                         2000   1999    1998
                                                        ------  -----  ------
   Interest income..................................... $1,192  $ 901  $1,106
   Equity interest in net loss of less than 50% owned
    investments........................................   (710)  (865)   (566)
   Gain (loss) on sale of fixed assets.................    (57)    27      18
   Other income........................................    217    452     391
                                                        ------  -----  ------
                                                        $  642  $ 515  $  949
                                                        ======  =====  ======

8. INCENTIVE AND RETIREMENT PLANS

   The Company has for many years utilized stock options and other stock-based awards as part of its overall management incentive compensation programs. The 1989 Equity Incentive Plan ("the '89 Plan") as amended, expired February 24, 1999. On February 12, 1999, the Company adopted the 1999 Equity Incentive Plan ("the '99 Plan").

 Stock Incentive Plans

   Under the provisions of the Company's 1999 Equity Incentive Plan ("the '99 Plan") and the 1989 Equity Incentive Plan ("the '89 Plan"), which has expired and under which no further awards may be granted, a variety of stock and stock based incentive awards, including stock options are available to be granted to eligible key employees of the Company and its subsidiaries. The Plans permit the granting of stock options which qualify as incentive stock options under the Internal Revenue Code and non-statutory options which do not so qualify. Options were granted in 2000 under the '99 Plan to purchase a total of 236,000 shares for a seven-year term, of Class A Common Stock granted at exercise prices between $1.875 and $2.375 per share. A total of 221,000 of options granted in 2000 become fully exercisable after April 28, 2007; the remaining 15,000 of options granted in 2000 become fully exercisable after July 31, 2007 (the "Vesting Date") except, however, that options for up to one-third of the shares shall become exercisable and vest on and after each of the dates that the Company's thirty-day average closing share price reaches $10.00, $15.00 and $20.00, respectively, at any time prior to the Vesting Date. The exercise price for Shares covered by options awarded under the '99 Plan were 100% of the market value on the date such options are granted. The aggregate amount of shares of Class A or Class B Common Stock, including options, which may be awarded under the '99 Plan are 1,800,000. Including forfeiture, 919,300 shares of Class A Common Stock remain available at December 31, 1999 for issuance under the '99 Plan in connection with future awards.

   All options granted under the '99 Plan and the '89 Plan become vested upon a stockholder vote to sell substantially all assets of the Company.

                     BROWN & SHARPE MANUFACTURING COMPANY

   Option activity during the past three years is summarized as follows:

                                   2000                     1999                     1998
                         ------------------------ ------------------------ ------------------------
                         Options Weighted-Average Options Weighted-Average Options Weighted-Average
                          (000)   Exercise Price   (000)   Exercise Price   (000)   Exercise Price
                         ------- ---------------- ------- ---------------- ------- ----------------
Outstanding--beginning
 of year................  2,008       $7.16        1,244       $10.05         904       $ 9.69
Granted.................    236        1.91          803         2.51         464        10.12
Exercised...............    --          --           --           --          (47)        6.84
Forfeited or canceled...   (355)       7.85          (39)       12.04         (77)       10.73
                          -----       -----        -----       ------       -----       ------
Outstanding--end of
 year...................  1,889        5.83        2,008       $ 7.16       1,244       $10.05
                          =====                    =====                    =====
Exercisable at end of
 year...................    955        9.77          760       $ 9.57         367       $ 9.54
Weighted-average fair
 value of options
 granted during the
 year...................              $1.65                    $ 1.10                   $ 3.73

   Exercise prices for options outstanding as of December 31, 2000 ranged from $1.875 to $14.125. The weighted-average remaining contractual life of those options is 6.10 years.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 5.0%, 5.9%, and 5.4%, volatility factors of the expected market price of the Company's common stock of 128%, 45%, and 35%, and a weighted-average expected life of the option of 4.25 years. No dividend yield was utilized due to the fact that the Company does not anticipate that it will pay dividends in the foreseeable future.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                      2000      1999     1998
                                                    --------  --------  -------
   Pro forma net (loss) income..................... $(57,765) $(43,934) $10,884
   Pro forma (loss) earnings per share:
     Basic and diluted............................. $  (4.21) $  (3.26) $  0.81

                     BROWN & SHARPE MANUFACTURING COMPANY

 Profit Incentive Plan

   Under the provisions of the Company's Amended Profit Incentive Plan as originally approved in 1979, awards of cash could be made as bonuses to certain management employees. Plan awards provisions under the Plan in the amounts of $1,659, $1,152, and $2,194, were made in 2000, 1999, and 1998, respectively, based on performance objectives for the respective year.

 Long-Term Deferred Cash Incentive Plan

   The Brown & Sharpe Key Employee's Long-Term Deferred Cash Incentive Plan (the "LTDCIP") provides long-term deferred incentive compensation to key executive employees of the Company with award credits being established, subject to certain vesting requirements, in unfunded LTDCIP accounts for each LTDCIP participant. For 1997 an award pool calculated at 6% of adjusted annual pre-tax income (as defined in the LTDCIP) was shared by LTDCIP participants, pro rata based on annual participant salaries. The LTDCIP was amended in 1998 to provide that beginning in 1998 participant award opportunities are individually determined by the Compensation and Nominating Committee of the Board of Directors administering the LTDCIP as a percentage of adjusted annual pre-tax profit. The 2000, 1999, and 1998, consolidated financial statements contain provisions resulting from awards made under this Plan of $(149), $231, and $222, respectively.

 Savings Plans

   The Company has 401(k) stock bonus and thrift savings plans for U.S. employees, which include retirement income features consisting of employer contributions and employee tax deferred contributions. Contributions under all plans are invested in professionally managed portfolios and Company stock. The savings plans' expense for the three years ended December 31, 2000 was $2,052, $1,994, and $1,858, respectively.

 Stock Ownership Plan

   Under the provisions of the Company's Employee Stock Ownership Plan (ESOP), the Company may make contributions of common stock or cash to purchase common stock from the Company or otherwise, to be held in trust for employees meeting certain eligibility requirements until the employees reach retirement age. The ESOP may also borrow funds to purchase common shares, in which event the Company would contribute amounts as necessary to pay down the indebtedness. ESOP expense was $0 in 2000, $704 in 1999, and $657 in 1998. In lieu of a contribution to the ESOP, the Board of Directors approved an additional 2% contribution to each participant of the Savings Plan during 2000. At December 31, 2000, there were no unallocated shares of Class A Common Stock and Class B Common Stock held in the ESOP as all shares were allocated to participants' accounts.

 Retirement Plans

   The Company has a defined contribution retirement plan covering employees in its Swiss subsidiary and defined benefit retirement plans covering substantially all employees in its U.K. and German subsidiaries, as well as, beginning in 1998, a Senior Executive Supplemental Umbrella Pension Plan covering certain key employees of the parent company in the United States. The Defined Contribution Plan expense for the three years ended December 31, 2000 was $1,089, $1,148, and $1,249, respectively.

   The defined benefit plans provide benefits based on years of service and employee compensation. Retirement costs under the plans are compiled based on the projected unit credit actuarial method.

   The following is an analysis of the change in benefit obligation, change in plan assets, weighted-average assumptions, and components of net periodic benefit cost for the three years ended December 31, 2000.

                      BROWN & SHARPE MANUFACTURING COMPANY

                                                        Pension Benefits
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Change in benefit obligation
Benefit obligation at beginning of year............. $34,405  $33,344  $23,940
Prior service cost..................................     --       --     2,871
Service cost........................................     707    2,580    2,329
Interest cost.......................................   1,970    2,058    2,070
Plan participants' contributions....................      90      357      392
Amendments..........................................     --       189      --
Foreign exchange gain (loss)........................  (1,992)  (1,459)     463
Actuarial gain (loss)...............................    (375)  (1,273)   2,916
Benefits paid.......................................  (2,261)  (1,391)  (1,637)
                                                     -------  -------  -------
Benefit obligation at end of year................... $32,544  $34,405  $33,344
                                                     =======  =======  =======
                                                        Pension Benefits
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Change in plan assets
Fair value of plan assets at beginning of year......  31,347   29,624   26,505
Actual return on plan assets........................     417    3,412    4,616
Employer contributions..............................     932      --       --
Foreign exchange (loss) gain........................  (2,283)    (789)     140
Benefits paid.......................................  (2,261)    (900)  (1,637)
                                                     -------  -------  -------
Fair value of plan assets at end of year............  28,152   31,347   29,624
                                                     -------  -------  -------
Unfunded status.....................................  (4,392)  (3,058)  (3,720)
Unrecognized net actuarial loss.....................  (3,232)  (4,941)  (1,934)
Unrecognized prior service cost.....................     269      324    3,237
                                                     -------  -------  -------
Accrued benefit cost................................ $(7,355) $(7,675) $(2,417)
                                                     =======  =======  =======
                                                        Pension Benefits
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Components of net periodic benefit cost
Service cost........................................ $   707  $ 2,580  $ 2,329
Interest cost.......................................   1,970    2,058    2,070
Expected return on plan assets......................  (1,742)  (3,418)  (4,078)
Amortization of prior service cost..................      38    4,694    2,509
Recognized net actuarial loss.......................    (430)    (461)    (470)
                                                     -------  -------  -------
Net periodic benefit cost........................... $   543  $ 5,453  $ 2,360
                                                     =======  =======  =======
                                                        Pension Benefits
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Weighted-average assumptions as of December 31
Discount rate.......................................     6.8%     7.0%    6.83%
Expected return on plan assets......................     6.6%     7.0%    6.50%
Rate of compensation increase.......................     4.4%     4.5%    4.50%

                     BROWN & SHARPE MANUFACTURING COMPANY

   The amortization of prior service cost increased in 1999 due to a change in estimate of years of service expected to be rendered in the future by certain participants in the United States plan.

9. RENTAL EXPENSE AND LEASE COMMITMENTS

   At December 31, 2000, the Company was obligated under operating leases expiring on various dates. Rental expense for the three years ended December 31, 2000 was $4,707, $6,093, and $6,222, respectively. Annual rental commitments under noncancelable leases pertaining principally to buildings and equipment at December 31, 2000 are $4,521, $3,261, $2,316, $1,319, and $678
for the years 2001 through 2005, and aggregate to $3,573 for all years subsequent to 2005.

10. NET INCOME (LOSS) PER SHARE

   The following table sets forth the computation of basic and diluted (loss) earnings per share:

                                                     2000      1999     1998
                                                   --------  --------  -------
Numerator:
  (Loss) Income from Continuing Operations before
   Cumulative Effect of Change in Accounting
   Principle...................................... $(18,822) $(41,093) $11,929
  Loss from Discontinued Operations...............  (11,086)   (1,781)     --
                                                   --------  --------  -------
  (Loss) Income Before Cumulative Effect of Change
   in Accounting Principle........................  (29,908)  (42,874)  11,929
Cumulative Effect of Change in Accounting
 Principle........................................  (27,401)      --       --
                                                   --------  --------  -------
Net (Loss) Income................................. $(57,309) $(42,874) $11,929
                                                   ========  ========  =======
Denominator for Basic Earnings Per Share:
  Weighted-Average Shares.........................   13,723    13,456   13,387
Effect of Dilutive Securities:
  Employee Stock Options..........................      --        --       138
                                                   --------  --------  -------
Denominator for Diluted Earnings Per Share:
  Weighted-Average Shares and Assumed
   Conversions....................................   13,723    13,456   13,525
                                                   ========  ========  =======
Basic (Loss) Earnings Per Share from Continuing
 Operations Before Cumulative Effect of Change in
 Accounting Principle............................. $  (1.37) $  (3.06) $  0.89
Discontinued Operations...........................     (.81)     (.13)     --
Cumulative Effect of Change in Accounting
 Principle........................................    (2.00)      --       --
                                                   --------  --------  -------
Basic (Loss) Earnings Per Share................... $  (4.18) $  (3.19) $  0.89
                                                   ========  ========  =======
Diluted (Loss) Earnings Per Share from Continuing
 Operations Before Cumulative Effect of Change in
 Accounting Principle............................. $  (1.37) $  (3.06) $  0.89
Discontinued Operations...........................     (.81)     (.13)     --
Cumulative Effect of Change in Accounting
 Principle........................................    (2.00)      --       --
                                                   --------  --------  -------
Diluted (Loss) Earnings Per Share................. $  (4.18) $  (3.19) $  0.89
                                                   ========  ========  =======

   Diluted loss per share is the same as basic loss per share in 2000 and 1999 because the computation of diluted earnings per share would have an antidilutive effect on loss per share.

                     BROWN & SHARPE MANUFACTURING COMPANY

11. OTHER ASSETS

                                                                 2000    1999
                                                                ------- -------
   Enterprise resource planning................................ $ 3,722 $ 3,914
   Other internal use software costs...........................   3.098   3,763
   Demonstration equipment.....................................   8,824  10,138
   Developed software..........................................   3,425   3,562
   Prepaid pension.............................................   5,612   5,897
   Equity investments..........................................   2,305   6,527
   Patents.....................................................     --    3,500
   Capitalized acquisition cost................................   2,700   3,300
   Other.......................................................   2,461   4,306
                                                                ------- -------
                                                                $32,147 $44,907
                                                                ======= =======

   During 2000, other includes the following: Capitalized leases--$800, deferred pension assets--$700; capitalized debt cost--$800 and miscellaneous-- $200.

   During 1999, other includes the following: Capitalized leases--$1,600, deferred pension assets--$1,400, capitalized debt cost--$900 and miscellaneous--$400.

12. SHORT-TERM AND LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                                2000    1999
                                                               ------- -------
   8.79% term loan............................................ $50,000 $50,000
   Mortgages at rates ranging from 4.25% to 8.98%.............  11,509  14,491
   Notes payable, due various dates with interest rates
    ranging from 2.96% to 8.22%...............................   3,667   4,539
                                                               ------- -------
                                                                65,176  69,030
   Less: current installments.................................  54,404  53,585
                                                               ------- -------
   Total long-term debt....................................... $10,772 $15,445
                                                               ======= =======

   The $50,000 term loan is a private placement of senior notes with principal payments due from November 2001 to November 2007. During 1999, the Company breached certain financial covenants, including the debt to EBITDA ratio, which is the most restrictive covenant in its senior note agreement and its revolving credit agreement. The Company's lenders granted waivers curing the financial covenants defaults incurred under these agreements through the end of 1999. In addition, borrowing rates under the Company's lending agreement were increased for the private placement, and the lending agreements were amended to add covenants to require the Company to grant the lenders a security interest in certain of its United States assets with a carrying value amounting to $50,400 at December 31, 1999 and to complete a subordinated debt financing acceptable to the lenders by January 31, 2000. The Company was unable to complete a subordinated financing acceptable to the lenders by January 31, 2000. On February 7, 2001, the Company's lenders granted waivers curing the requirements that the Company complete a subordinated debt financing and amended the maturity date of the revolving credit facility to be the earlier of the completion of the sale to Hexagon or April 30, 2001.

   On November 16, 2000, the Company entered into an Acquisition Agreement with Hexagon, A.B. (see Note 3). Upon the consummation of that transaction, the Company intends to pay off all outstanding debt to

                     BROWN & SHARPE MANUFACTURING COMPANY
its banks and private placement lenders. The transaction is subject to shareowner approval and a meeting to vote on the transaction is expected to be held in March or April, 2001. If the shareowners do not approve the transaction, it is not possible to predict whether any alternative arrangement could be implemented or what action, if any, the Company's banks and private placement lenders may take.

   Annual maturities of long-term debt are as follows: 2001--$54,404; 2002-- $5,900; 2003--$1,411; 2003--$1,498; 2005--$458; and $1,505 thereafter.
Interest rates on long-term debt averaged approximately 7.93% in 2000 and 7.7% in 1999.

   The revolving credit facility and the 8.79% senior notes require the Company to comply with certain covenants, the most restrictive of which is debt to EBITDA ratio. The Company presently is in violation of this covenant. The carrying amount of long-term debt approximates fair value.

   Short-Term Debt Consists of the Following:

                                                                 2000    1999
                                                                ------- -------
   United States Reveloving Credit
   Facility Interest Rate of LIBOR plus 2%                      $27,400 $27,400
   Debt of Foreign Subsidiaries at Interest Rates Ranging from
    2% to 8%                                                     11,556  13,710
                                                                ------- -------
                                                                $38,956 $41,110
                                                                ======= =======

   The United States short-term debt is payable on demand and, as discussed above, is in violation of certain loan covenants. The short-term debt of the foreign subsidiaries all represent overdraft borrowings and are due upon demand. The Company's foreign subsidiaries made payments on certain of their short-term debt in 2000 amounting to $1.6 million. The remaining $.6 million decrease in short-term borrowings of foreign subsidiaries is due to the use of lower foreign exchange rates used to translate 2000 foreign short-term debt than the comparable rates used in 1999.

13. LONG-TERM LIABILITIES

   Long-term liabilities consisted of the following:

                                                                 2000    1999
                                                                ------- -------
   Unfunded accrued pension cost............................... $11,794 $13,152
   Termination indemnities.....................................   6,746   7,167
   Deferred income taxes.......................................   5,118   3,280
   Other long-term liabilities.................................   3,272   2,484
                                                                ------- -------
                                                                $26,930 $26,083
                                                                ======= =======

14. FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

 Segment Information

   The Company operates exclusively in the Metrology Business and has historically conducted its business through the Measuring Systems Group ("MS"), Precision Measuring Instruments Division ("PMI"), Custom Metrology Division ("CM"), Brown & Sharpe Information Systems ("BSIS") and Electronics Division ("ED"). During 2000, the Company discontinued the Electronics Division (see Note 5 for further details) and began evaluating operating decisions based on the MS and CM segments on a combined basis. Accordingly, all prior

                     BROWN & SHARPE MANUFACTURING COMPANY
periods presented have been restated to reflect the revised MS segment and discontinuance of the ED segment. See Note 1 for a further description of the Company's business.

                                                   2000
                                         --------------------------
                                            MS       PMI     BSIS     TOTALS
                                         --------  -------  -------  --------
Revenues from external customers........ $207,600  $72,407  $   --   $280,007
Intersegment revenues...................      208       55    6,000     6,263
Interest expense (income)...............    5,773    1,594    1,419     8,786
Depreciation and amortization...........    7,395    2,844      524    10,763
Restructuring charge (benefit)..........   (1,857)  (2,144)     --     (4,001)
Segment profit (loss)...................    2,491    7,688  (11,505)   (1,326)
Pension and defined contribution
 charges................................     (118)   1,089      --        971
Termination indemnity...................    1,033      --       --      1,033
Segment assets..........................  162,335   56,490   15,299   234,124
Expenditures for segment assets.........    3,465    1,824      305     5,594

                                                   1999
                                          -------------------------
                                             MS       PMI     BSIS    TOTALS
                                          --------  -------  ------  --------
Revenues from external customers......... $245,626  $75,762  $  --   $321,388
Intersegment revenues....................      166      293     --        459
Interest expense (income)................    1,585    1,562   1,745     4,892
Depreciation and amortization............    4,322    3,348      77     7,747
Equity in net (income) of investees
 accounted for by the equity method......     (279)     --      --       (279)
Restructuring charge.....................   18,554   17,180     --     35,734
Segment profit (loss)....................   (8,724) (16,033) (5,123)  (29,880)
Pension and defined contribution
 charges.................................      333    1,148     --      1,481
Termination indemnity....................    1,133      --      --      1,133
Segment assets...........................  166,633   58,799   3,828   229,260
Investment in equity method investees....    1,763      --      --      1,763
Expenditures for segment assets..........    4,211    3,596      77     7,884

                                                    1998
                                           ------------------------
                                              MS       PMI    BSIS    TOTALS
                                           --------  ------- ------  --------
Revenues from external customers.......... $252,515  $86,515 $  --   $339,030
Intersegment revenues.....................    2,458      650    --      3,108
Interest expense..........................    4,937    2,036    --      6,973
Depreciation and amortization.............    7,083    3,742     59    10,884
Equity in net (income) of investees
 accounted for by the equity method.......      (75)     --     --        (75)
Restructuring benefit.....................      896      --     --        896
Segment profit (loss).....................   13,922    5,216 (5,154)   13,984
Pension and defined contribution charges
 (benefit)................................      187    1,249    --      1,436
Termination indemnity.....................    1,037      --     --      1,037
Segment assets............................  205,975   73,660  1,465   281,100
Investment in equity method investees.....    1,384    ----   ----      1,384
Expenditures for segment assets...........    3,857    3,936    283     8,076

                      BROWN & SHARPE MANUFACTURING COMPANY

                        RECONCILIATION OF SELECTED ITEMS

                                                  2000       1999       1998
                                                ---------  ---------  ---------
                                                          (Restated
                                                           Note 5)
PROFIT OR LOSS
  Total (loss) profit for reportable segments.. $  (1,326) $ (29,880) $  13,984
  Unallocated amounts:
    Impairment of partially-owned affiliate....    (5,845)       --         --
    Refinancing fees...........................    (3,615)       --         --
    Restructuring charge.......................       --      (2,534)       --
    Interest expense...........................      (466)    (2,594)       --
    Interest income............................     1,192        901      1,106
    Other income (expense).....................    (5,962)    (4,636)       204
                                                ---------  ---------  ---------
      Profit (Loss) From Continuing Operations
       Before Income Taxes and Cumulative
       Effect of Change in Accounting
       Principle............................... $ (16,022) $ (38,743) $  15,294
                                                =========  =========  =========
ASSETS
  Total assets for reportable segments......... $ 234,124  $ 229,260  $ 281,100
  Other assets.................................    16,521     72,917     36,678
                                                ---------  ---------  ---------
      Consolidated Totals...................... $ 250,645  $ 302,177  $ 317,778
                                                =========  =========  =========
DEPRECIATION AND AMORTIZATION
  Total depreciation and amortization for
   reportable segments......................... $  10,763  $   7,747  $  10,884
  Corporate charges............................       830      5,292        248
                                                ---------  ---------  ---------
                                                 $ 11,593  $  13,039  $  11,132
                                                =========  =========  =========
EXPENDITURES FOR SEGMENT ASSETS
  Total expenditures for segment assets for
   reportable segments......................... $   5,594  $   7,884  $   8,076
  Corporate expenditures.......................       511      1,260      9,084
                                                ---------  ---------  ---------
                                                  $ 6,105  $   9,144  $  17,160
                                                =========  =========  =========

                     BROWN & SHARPE MANUFACTURING COMPANY

 Geographic Area

   The following is a summary by geographic area of revenues from customers and long-lived assets.

                                                     2000      1999      1998
                                                   --------- --------- ---------
                                                         (Restated Note 5)
REVENUES
  United States................................... $ 112,731 $ 138,136 $ 141,305
  Italy...........................................    30,989    22,502    22,630
  Germany.........................................    32,262    41,460    41,575
  France..........................................     8,259    20,619    25,397
  United Kingdom..................................    17,331    21,272    22,675
  Switzerland.....................................     7,677     8,051     8,896
  Other...........................................    70,758    69,348    76,552
                                                   --------- --------- ---------
                                                   $ 280,007 $ 321,388 $ 339,030
                                                   ========= ========= =========
LONG-LIVED ASSETS
  United States................................... $  39,434 $  47,208 $  41,150
  Italy...........................................     8,273     9,529    11,538
  Germany.........................................    10,073    11,151    15,214
  France..........................................     2,038     2,297     3,981
  United Kingdom..................................     6,109    16,320    18,146
  Switzerland.....................................    12,888    13,094    14,560
  Other...........................................     3,581     3,772     1,871
                                                   --------- --------- ---------
                                                    $ 82,396 $ 103,371 $ 106,460
                                                   ========= ========= =========

   Revenues are attributed to countries based upon the location of customers who are situated within the market areas assigned to subsidiaries located in the respective countries.

   The Company has no single customer which accounts for 10% or more of its consolidated net sales; however several well recognized major automotive manufacturers account for a significant portion of the Company's net sales.

15. COMMON STOCK

   Both classes of common stock have equal rights upon liquidation. Class A Common Stock may not receive less cash dividends per share than Class B Common Stock, nor may such dividends be less frequent. The Class A Common Stock has one vote per share. Except as otherwise provided by the Certificate of Incorporation and by law, the Class B Common Stock has ten votes per share, and the Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis, and can be transferred in Class B form only to specified transferees, generally members of a shareowner's family and certain others affiliated with a shareowner. During 2000 and 1999, 2,711 and 3,395 shares, respectively, were converted from Class B Common Stock to Class A Common Stock.

   The Company has reserved a total of 919,300 shares of Class A Common Stock for future issuance under certain benefit and stock incentive plans.

                     BROWN & SHARPE MANUFACTURING COMPANY

16. PREFERRED STOCK PURCHASE RIGHTS

   On February 13, 1998, the Board approved a new Rights Plan and declared a dividend purchase right (a "Right") for every outstanding share of the Company's Class A Common Stock and Class B Common Stock to be distributed on March 9, 1998 to stockholders of record as of the close of business on that date. The Rights expire on February 13, 2008 or upon the earlier redemption of the Rights, and they are not exercisable until a distribution date on the occurrence of certain specified events. This Plan replaces a substantially similar Rights Plan and Rights distributed in connection with such Plan adopted by the Company on March 23, 1988, which by its terms expired in March of 1998.

   Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series B Participating Preferred Stock, $1.00 par value per share, at a price of $40.00 per one one-hundredth of a share, subject to adjustment. The Rights will, on the distribution date, separate from the Common Stock and become exercisable ten days after a person has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company or commencement of a tender or exchange offer that would result in any person owning 20% or more of the Company's outstanding Common Stock.

   Each holder of a Right will in such event have the right to receive shares of the Company's Class A Common Stock having a market value of two times the exercise price of the Right, which has been set at $40.00; and in the event that the Company is acquired in a merger or other business combination, or if more than 25% of its assets or earning power is sold, each holder of a Right would have the right to receive common stock of the acquiring company with a market value of two times the exercise price of the Right. Following the occurrence of any of these events, any Rights that are beneficially owned by any acquiring person will immediately become null and void. The Company, by a majority vote of the Board, may redeem the Rights at a redemption price of $.01 per Right.

17. COMMITMENTS AND CONTINGENCIES

   The Company is a defendant in a variety of legal claims that arise in the normal course of business. Based upon the information presently available to management, the Company believes that any liability for these claims would not have a material effect on the Company's results of operations or financial condition.

   In connection with the transaction entered into with Hexagon, A.B. of Stockholm, Sweden on November 16, 2000, the Company must settle, shortly after the transaction is consummated, liabilities which were not accruable at December 31, 2000 of approximately $9,900 relating to accelerated obligations under a defined benefit plan and several change in control contracts with management employees.

18. ALLOWANCE FOR DOUBTFUL ACCOUNTS

   The activity in the Company's allowance for doubtful accounts is as follows:

                                                              (1)
                       Balance at   Charged                 Foreign    Balance
                       Beginning  to Costs and    (2)      Currency   at End of
                       of Period    Expenses   Deductions Translation  Period
                       ---------- ------------ ---------- ----------- ---------
2000..................   $4,759      $1,088      $1,072      $(314)    $4,461
1999..................    3,657       1,826         394       (330)     4,759
1998..................    3,456       1,639       1,673        235      3,657

--------
(1) Adjustment resulting from translating allowance for doubtful accounts of foreign subsidiaries at year-end exchange rates.
(2) Write-offs of uncollectible accounts.

                     BROWN & SHARPE MANUFACTURING COMPANY

19. QUARTERLY DATA (UNAUDITED)

                                                                        (2)
                          Previously           Previously            Previously      (2)
                           Reported  Restated   Reported  Restated    Reported     Restated
                           March 31  March 31   June 30   June 30   September 30 September 30 December 31
                          ---------- --------  ---------- --------  ------------ ------------ -----------
2000
Sales...................   $ 72,473  $ 73,124   $ 70,632  $ 76,150    $ 64,266     $ 60,264    $ 70,469
Gross profit............     23,152    24,125     21,930    24,574      20,973       18,096      22,133
Income (loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................        (72)     (237)   (15,295)  (12,996)     (9,531)     (10,680)      5,091
Income (loss) from
 discontinued operations
 (3)....................        --     (1,042)       --     (9,541)        --          (918)        415
Cumulative effect of
 accounting change, net
 of tax: (1)............        --    (27,401)       --        --          --           --          --
                           --------  --------   --------  --------    --------     --------    --------
Net income (loss).......        (72)  (28,680)   (15,295)  (22,537)     (9,531)     (11,598)      5,506
Per common share:
  Income (loss) from
   continuing operations
   before cumulative
   effect of accounting
   change
    Basic...............       (.01)     (.02)     (1.11)     (.94)       (.69)        (.77)        .37
    Diluted.............       (.01)     (.02)     (1.11)     (.94)       (.69)        (.77)        .36
  Income (loss) from
   discontinued
   operations (3)
    Basic and diluted...        --       (.08)       --       (.69)        --          (.07)        .03
  Cumulative effect of
   change in accounting
   principle............        --      (2.02)       --        --          --           --          --
  Net income (loss):
    Basic...............       (.01)    (2.12)     (1.11)    (1.63)       (.69)        (.84)        .40
    Diluted.............       (.01)    (2.12)     (1.11)    (1.63)       (.69)        (.84)        .39

--------
(1) During the fourth quarter of 2000, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Pursuant to Financial Accounting Standards Board Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, effective January 1, 2000, the Company recorded the cumulative effect of the accounting change and accordingly, the quarterly information for the first three quarters of 2000, which had been previously reported, has been restated. No restatement of 1999 information was necessary.
(2) In the third quarter of 2000, management decided to discontinue the development of noncontact sensor technology. As a result of this decision, the Company wrote-off its investment in its joint venture, Metroptic, Ltd. and certain other costs that were dedicated to the development of the noncontact technology and incurred a charge of $5,800.
(3) Relates to the pending sale of the Company's Electronics Division. See
    Note 5 for further details.

                      BROWN & SHARPE MANUFACTURING COMPANY

                          Previously             Previously            Previously               Previously
                           Reported   Restated    Reported  Restated    Reported     Restated    Reported    Restated
                           March 31   March 31    June 30   June 30   September 30 September 30 December 31 December 31
                          ----------  ---------  ---------- --------  ------------ ------------ ----------- -----------
1999
Sales...................  $  82,414   $  82,414   $ 81,652  $ 81,652    $ 72,712     $ 71,733    $  86,522   $  85,589
Gross profit............     21,171      21,171     24,712    24,712      21,834       21,196       20,708      20,687
Loss from continuing
 operations.............    (15,047)    (15,047)    (8,554)   (8,554)     (2,511)      (2,072)     (16,762)    (15,420)
Loss from discontinued
 operations.............        --          --         --        --          --          (439)         --       (1,342)
                          ---------   ---------   --------  --------    --------     --------    ---------   ---------
Net loss................  $ (15,047)  $ (15,047)  $ (8,554) $ (8,554)   $ (2,511)    $ (2,511)   $ (16,762)  $ (16,762)
Per common share:
 Loss from continuing
  operations:
 Basic and diluted......  $   (1.12)  $   (1.12)  $   (.63) $   (.63)   $   (.19)    $   (.16)   $   (1.24)  $   (1.14)
 Loss from discontinued
  operations:
 Basic and diluted......        --          --         --        --          --          (.03)         --         (.10)
 Net loss:
 Basic and diluted......  $   (1.12)  $   (1.12)  $   (.63) $   (.63)   $   (.19)    $   (.19)   $   (1.24)  $   (1.24)

                               METROLOGY BUSINESS

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

             For the Years Ended December 31, 2000, 1999, and 1998
                             (dollars in thousands)

                                                    2000      1999      1998
                                                  --------  --------  --------
Sales............................................ $280,007  $321,388  $339,030
Cost of goods sold (Note 3)......................  191,079   233,622   223,999
Research and development expense.................    6,945     6,408     7,370
Selling, general and administrative expense......   73,349    73,884    81,487
Restructuring (benefit) charge (Note 3)..........   (4,001)   25,858      (896)
                                                  --------  --------  --------
  Operating profit (loss)........................   12,635   (18,384)   27,070
Interest expense.................................    1,554     1,599     1,906
Other (expense) income, net......................      (85)     (245)      178
                                                  --------  --------  --------
  Income (loss) before income taxes and
   cumulative effect of change in accounting
   principle.....................................   10,996   (20,228)   25,342
Income tax provision.............................    2,837     2,922     4,764
                                                  --------  --------  --------
  Income (loss) before cumulative effect of
   change in accounting principle................    8,159   (23,150)   20,578
Cumulative effect of change in accounting
 principle, net of income taxes (Note 2).........  (21,746)      --        --
                                                  --------  --------  --------
Net (loss) income................................ $(13,587) $(23,150) $ 20,578
                                                  ========  ========  ========



    The accompanying notes are an integral part of the financial statements.

                               METROLOGY BUSINESS

                                 BALANCE SHEETS
                                  (Unaudited)

                           December 31, 2000 and 1999
                             (dollars in thousands)

                                                                2000     1999
                                                              -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 22,532 $ 27,746
  Accounts receivable, net of allowances for doubtful
   accounts of $4,340 and $4,637.............................   34,812   88,017
  Inventories................................................   94,394   65,557
  Prepaid expenses and other current assets..................   20,111    9,444
                                                              -------- --------
    Total current assets.....................................  171,849  190,764
Property, plant and equipment:
  Land.......................................................    3,357    5,843
  Buildings and improvements.................................   25,670   28,049
  Machinery and equipment....................................   80,048   82,407
                                                              -------- --------
                                                               109,075  116,299
Less-accumulated depreciation................................   71,848   74,273
                                                              -------- --------
                                                                37,227   42,026
Goodwill, net................................................    8,488    9,640
Other assets (Note 9)........................................   27,277   31,574
                                                              -------- --------
                                                              $244,841 $274,004
                                                              ======== ========

                   LIABILITIES AND EQUITY
Current liabilities:
  Notes payable to banks..................................... $ 11,556 $ 13,670
  Accounts payable...........................................   45,152   40,856
  Accrued expenses and income taxes..........................   64,062   53,500
  Current portion of long-term debt..........................    3,521    2,901
                                                              -------- --------
    Total current liabilities................................  124,291  110,927
Long-term debt (Note 10).....................................    7,454   11,175
Long-term liabilities (Note 11)..............................   18,741   17,504
Commitments and Contingencies (Notes 8 and 13)...............      --       --
Equity.......................................................   94,355  134,398
                                                              -------- --------
                                                              $244,841 $274,004
                                                              ======== ========

    The accompanying notes are an integral part of the financial statements.

                               METROLOGY BUSINESS

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

             For the Years Ended December 31, 2000, 1999, and 1998
                             (dollars in thousands)

                                                    2000      1999      1998
                                                  --------  --------  --------
Cash Provided By Operations:
Net (Loss) Income................................ $(13,587) $(23,150) $ 20,578
Cumulative effect of change in accounting
 principle.......................................   21,746       --        --
                                                  --------  --------  --------
                                                     8,159   (23,150)   20,578
Adjustment for Noncash Items:
  (Benefit) provision for restructuring..........   (2,257)   28,006      (896)
  Depreciation and amortization..................   10,239    12,655    10,825
  Pension charges................................     (117)      712       360
  Deferred income taxes..........................       26      (552)      347
  Termination indemnities........................    1,033     1,134       336
  Other noncash items............................    1,654     1,123       246
Changes in Working Capital:
  Decrease (increase) in accounts receivable.....   12,169     7,189    (1,936)
  (Increase) decrease in inventories.............   (6,864)    6,396    (6,051)
  Decrease (increase) in prepaid expenses and
   other current assets..........................    3,744      (998)   (1,955)
  (Decrease) increase in accounts payable and
   accrued expenses..............................   (1,506)   (5,137)   (1,188)
                                                  --------  --------  --------
    Net Cash Provided by Operations..............   26,280    27,378    20,666
Investment Transactions:
Acquisitions, net of cash acquired...............      --     (3,841)      --
Capital expenditures.............................   (5,289)   (7,807)   (7,793)
Proceeds from sale of fixed assets...............    3,816       --        --
Other investing activities.......................      --      3,092        24
                                                  --------  --------  --------
    Net Cash Used in Investment Transactions.....   (1,473)   (8,556)   (7,769)
Financing Transactions:
(Decrease) increase in short-term debt...........   (1,726)   19,459    (5,021)
Proceeds from issuance of long-term debt.........      --        --      2,080
Net cash contributed to the Company..............  (23,795)  (16,554)  (12,194)
Principal payments of long-term debt.............   (2,327)   (4,109)   (2,938)
Other financing transactions.....................     (191)       71       533
                                                  --------  --------  --------
    Net Cash (Used in) Provided by Financing
     Transactions................................  (28,039)   (1,133)  (17,540)
Effect of Exchange Rate Changes on Cash..........   (1,982)   (4,617)   (1,536)
                                                  --------  --------  --------
Cash and Cash Equivalents:
(Decrease) increase during the year..............   (5,214)   13,072    (6,179)
Beginning balance................................   27,746    14,674    20,853
                                                  --------  --------  --------
Ending balance................................... $ 22,532  $ 27,746  $ 14,674
                                                  ========  ========  ========
Supplementary Cash Flow Information:
  Interest paid.................................. $  1,600  $  1,600  $  1,900
                                                  ========  ========  ========
  Taxes paid..................................... $  2,300  $  2,400  $  2,000
                                                  ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                              METROLOGY BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                            (dollars in thousands)

1. SIGNIFICANT ACCOUNTING POLICIES

 Business

   The Metrology Business includes the manufacturing and distribution of manual and computer-controlled high precision machines, mechanical and electronic measuring and inspection tools. The principal markets for its products are North America, Europe, Asia, South America, and the Middle East. The primary end user markets for its products are the automotive, aerospace, industrial machinery, electronics, and computer industries.

 Basis of Presentation

   On November 16, 2000, Brown and Sharpe Manufacturing Company (the Company) entered into an Acquisition Agreement with Hexagon, A.B. of Stockholm, Sweden, in which Hexagon will purchase substantially all of the Company's world-wide Metrology Business. These financial statements represent the assets and liabilities and results of operations of the business being sold. Pursuant to the Acquisition Agreement, the Company will sell the shares of stock in the following subsidiaries:

     Brown & Sharpe International Capital Corporation

     Brown & Sharpe DEA S.p.A.

     BSP, Inc.

     Brown & Sharpe Foreign Sales Corp.

     Brown & Sharpe Finance Company

     Borel & Dunner, Inc.

     Qingdao Brown & Sharpe Qianshao Trading Company Limited

     Qingdao Brown & Sharpe Qianshao Technology Company Limited

     Brown & Sharpe Aftermarket Services, Inc.

   The Company is also indirectly transferring to Hexagon the 30% interest in Wilcox Associates, Inc. held by Brown & Sharpe Aftermarket Services, Inc.

   In addition to the stock and assets of the subsidiaries, the Company is transferring, to Hexagon, substantially all of its assets, properties and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent or otherwise, other than the stock of the subsidiaries that it is retaining (and the assets of such subsidiaries), and the excluded assets and liabilities described below.

   The principal assets not being sold include:

     Stock in BSIS, Inc.

     Stock in Brown & Sharpe Surface Inspection Systems, Inc.

     Real estate owned in North Kingstown, RI

     Heathrow Airport property (gravel pit) owned by a subsidiary of the Company

     Various other assets and liabilities of the Company agreed by the parties.

                              METROLOGY BUSINESS

   Additionally, certain liabilities of the Company are being retained by the Company and, therefore, have been excluded from the Metrology Business balance sheets. The following are the principal liabilities not being assumed and include:

     The revolving credit facility with a balance of $27,400 at December 31, 2000 and 1999 and the $50,000 term loan to private placement lenders.

     Liabilities associated with the retained subsidiaries to the extent that they relate to excluded assets.

     Contingent liabilities in respect of all litigation pending at the date of the sale, except for two specific matters being assumed by Hexagon.

     Liabilities under the Umbrella Supplemental Executive Retirement Plan to persons who do not accept employment with Hexagon, liabilities under the Long-term Deferred Cash Incentive Plan and liabilities to participants in the regular Supplemental Executive Retirement Plans.

     Liabilities for fees and expenses associated with the transaction, including liabilities under employee change in control contracts.

   These financial statements reflect only the results of operations of the Metrology Business ("the Business"). Furthermore, the direct expenses of certain Company executives who have not provided specific services to the Metrology Business being sold and certain corporate overhead charges have been excluded from the statements of operations.

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Equity

   Equity includes intercompany payables, components of accumulated other comprehensive income, principally representing translation adjustments and the retained earnings (losses) associated with the Metrology Business.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined principally on a last-in, first-out (LIFO) basis for all domestic inventories and principally on a first-in, first-out (FIFO) basis for inventories outside the United States. Provision is made to reduce slow-moving and obsolete inventories to net realizable values. Current FIFO cost exceeds the LIFO value of inventories by approximately $15,380 and $12,532 at December 31, 2000 and 1999, respectively. Year-end inventories valued under the LIFO method were $32,779 in 2000 and $17,991 in 1999.

   The composition of inventory at year end was as follows:

                                                                 2000    1999
                                                                ------- -------
   Parts, raw materials and supplies........................... $31,563 $29,105
   Work in progress............................................  14,731  13,106
   Finished goods..............................................  48,100  23,346
                                                                ------- -------
                                                                $94,394 $65,557
                                                                ======= =======

                              METROLOGY BUSINESS

 Property, Plant and Equipment

   Property, plant and equipment is carried at cost and is being depreciated principally on a straight-line basis over the estimated useful lives of the assets which generally range from 20 to 40 years for buildings and improvements and from 3 to 12 years for machinery and equipment. Depreciation expense was $7,163, $9,122 and $7,253 in 2000, 1999, and 1998, respectively.
Repair and maintenance costs are charged against income while renewals and betterments are capitalized as additions to the related assets. Retirements, sales, and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in income. At December 31, 2000, land and buildings with a net book value of $12,387 were pledged as collateral for mortgage loans of $7,308.

 Goodwill and Other Assets

   Goodwill, which is net of accumulated amortization of $5,336 in 2000 and $4,662 in 1999, is being amortized on a straight-line basis over periods ranging from 7 to 20 years. In 1999, the Company reduced goodwill $250 to reflect a reduction of a deferred tax liability recorded as part of a purchase price adjustment for a business combination occurring in prior years. Amortization expense amounted to $636 in 2000, $632 in 1999, and $583 in 1998.

   Other assets includes certain intangible assets, which are being amortized on a straight-line basis over periods ranging from 3 to 10 years. Amortization expense for these assets was $2,440, $2,901, and $2,989, in 2000, 1999, and 1998, respectively. Accumulated amortization for these assets was $16,016 in 2000 and $13,902 in 1999.

 Foreign Currency

   Assets and liabilities of those subsidiaries located outside the United States whose cash flows are primarily in local currencies are translated at year-end exchange rates, and income and expense items are translated at average monthly rates. Translation gains and losses are accounted for in equity.

   There were no forward exchange contracts outstanding at December 31, 2000 and 1999. A transaction gain of $47 was recorded in 1999 while transaction losses of $2,786 and $508 were recorded in 2000 and 1998, respectively.

 Credit Risk

   Financial instruments which potentially subject the Business to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Business places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Business' large number of customers and their dispersion across many different industries and countries worldwide. At December 31, 2000 and 1999, the Business had no significant concentrations of credit risk.

 Income Taxes

   The Business provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

   The U.S. Metrology Business is included in the consolidated tax return of the Company. The income taxes have been computed as if the U.S. Metrology Business was a stand alone company for income tax purposes.

                              METROLOGY BUSINESS

   Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets which are not likely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries since it has been the practice and is the intention of the Business to continue to reinvest these earnings in the business outside the United States.

 Cash and Cash Equivalents

   Cash and cash equivalents are comprised of cash on hand and deposits in banks with a maturity of three months or less. The carrying amount of cash and cash equivalents approximates fair value.

 Advertising Cost

   The Business expenses advertising costs as incurred. Advertising expense for the three years ended December 31, 2000 was approximately $3,800, $4,100, and $4,300, respectively.

2. ACCOUNTING CHANGE

   In 2000, the Business adopted SEC Staff Accounting Bulletin No. 101 ("SAB 101"). As a result of adopting SAB 101, the Business changed the way it recognizes revenue for machines sold to customers. Prior to the adoption of SAB 101, the Business recognized revenue when the machines were shipped and titled passed to the customer. Effective as of January 1, 2000, the Business recognizes revenue for machines sold to customers once the machines are accepted by the customers. The effect of applying this change in accounting principle was to decrease 2000 sales $8,500 and increase the 2000 net loss by $4,400. In addition, the results of operations for the year ended December 31, 2000, includes a charge of $21,746 (net of an income tax benefit of $6,210).

   Adopting this new method of revenue recognition for 2000, 1999 and 1998, would have produced the following pro forma results:

                                                       2000    1999     1998
                                                      ------ --------  -------
As reported, before the cumulative effect of the
 accounting change
  Net income (loss).................................. $8,159 $(23,150) $20,578
Pro forma, assuming the accounting change is applied
 retroactively:
  Net income (loss).................................. $8,159 $(25,953) $16,572

3. RESTRUCTURING CHARGE

   During 1999, the Business implemented a plan in which it reorganized each of its significant operating divisions. A portion of the plan provided for the reorganization of the manufacturing and administrative operations of its Precision Measuring Instruments Division ("PMI") by consolidating all of PMI's European manufacturing sites into one location in Renens, Switzerland and was designed to provide for greater production and administrative efficiencies. The PMI reorganization eliminated four factories in Europe. The total charge related to the PMI Division amounted to approximately $17,200 during 1999. The 1999 reorganization plan also included a strategy for the Measuring Systems Division ("MSD") in which a focus factory mission would be implemented, where each factory would function as a center of excellence with a goal of taking advantage of product strengths in each of the manufacturing sites. The MSD plan also provided for cost improvements in the R&D, selling, and service areas. MSD's portion of the total restructuring charge was approximately $10,700. Finally, the Business also reorganized the Custom Metrology Division ("CMD") located in Telford, England by exiting certain non-core products and eliminating operating cost that was related to those products. The restructuring charge applicable to CM amounted to approximately $7,900.

                              METROLOGY BUSINESS

   As a result of the 1999 Business-wide restructuring, the Business recorded restructuring charges totaling $36,798. The 1999 restructuring charge, as well as the 1997 charge discussed below, included costs associated with involuntary employee termination benefits for employees (415 in 1999 and 160 in 1997), writedowns of inventory to net realizable value, writedowns of impaired fixed assets and certain intangible assets to fair value, and other restructuring costs.

   In 1997, the Business also implemented a reorganization plan in which it restructured certain of its European operations, along with other less significant changes in other parts of the world. As a result of the restructuring, the Business recognized a charge in 1997 amounting to $16,220.

   During 2000, the Business realized a net gain of approximately $1,800 arising from the sale of real estate located in the United Kingdom that was closed as a result of the 1999 restructuring of the PMI division.

   The 1997 restructuring plan is completed and the 1999 plan is completed at all locations except for a small number of employees in Italy will be leaving in the first half of 2001.

   The following is an analysis of the restructuring charges and reserves for each plan:

 1997 Restructuring

                          Employee               Fixed Asset
                         Termination                 and
                         Benefits(2)   Inventory Intangible   Other    Total
                         -----------   --------- ----------- -------  -------
Balance December 31,
 1997...................   $ 7,550      $ 5,373    $ 1,647   $ 1,650  $16,220
  Utilized..............    (4,029)      (1,663)    (1,647)   (1,432)  (8,771)
  Other.................      (882)(1)      --         --        --      (882)
                           -------      -------    -------   -------  -------
Balance at December 31,
 1998...................     2,639        3,710        --        218    6,567
  Utilized..............      (992)        (297)       --       (218)  (1,507)
                           -------      -------    -------   -------  -------
Balance at December 31,
 1999...................     1,647 (3)    3,413        --        --     5,060
  Utilized..............      (543)        (610)       --        --    (1,153)
  Other.................      (137)(5)      --         --        --      (137)
                           -------      -------    -------   -------  -------
Balance at December 31,
 2000...................   $   967 (3)  $ 2,803    $   --    $   --   $ 3,770
                           =======      =======    =======   =======  =======

 1999 Restructuring

                          Employee               Fixed Asset
                         Termination                 and
                         Benefits(2)   Inventory Intangible     Other       Total
                         -----------   --------- -----------   -------     --------
Balance at January 1,
 1999...................   $   --       $   --     $   --      $   --      $    --
  1999 Charges..........    11,420       12,409      8,767       5,672       38,268
  Utilized..............    (6,307)      (6,275)    (6,485)       (580)     (19,647)
                           -------      -------    -------     -------     --------
Balance December 31,
 1999...................     5,113        6,134      2,282       5,092       18,621
  Utilized..............    (2,699)      (3,940)    (1,799)     (2,544)     (10,982)
  Benefit...............      (600)(6)      --        (483)(7)  (1,037)(7)   (2,120)
                           -------      -------    -------     -------     --------
Balance at December 31,
 2000...................   $ 1,814 (4)  $ 2,194    $   --      $ 1,511 (4) $  5,519
                           =======      =======    =======     =======     ========

--------
(1) Includes an $896 reversal for employee termination benefits arising from changes in final settlement allowances with certain employees due to conditions arising in 1998. The remainder of the adjustment is due to foreign exchange.
(2) Personnel reductions amounted to 121 in 2000, 257 in 1999 and 159 in 1998.

                              METROLOGY BUSINESS

(3) Future cash payments relating to employee termination benefits amount to $364 in 2001, $238 in 2002 and $365 thereafter.
(4) Future cash payments relating to employee termination benefits, leases, and other restructuring costs amount to $3,140 in 2001, $134 in 2002 and $51 thereafter.
(5) Includes a $137 reversal for employee termination benefits arising from changes in final settlement allowances with certain employees that were different than the amounts expected to be paid at the accrual date.
(6) Includes a $600 reversal for employee termination benefits due to the resignation of certain employees before the Business became obligated to pay these individuals.
(7) Represents a reversal of $483, $565, and $472 for leasehold improvements, lease commitments and the sublease of rental property, respectively, as a result of a decision in 2000 to not vacate a plant that was included in the 1999 restructuring plan.

4. BUSINESS COMBINATION AND DISCONTINUANCE

   During 1999, management entered into a transaction that was intended to extend the Business' core methodology expertise into new markets. In August 1999, the Business acquired a 60% interest in QI Tech (subsequently named Brown & Sharpe/Qianshao ("BSQ") located in the People's Republic of China for cash amounting to $3,800. The BSQ investment was entered into in order to expand the Business' presence in the Asian market. The transaction was accounted for using the purchase method of accounting with the operating results of the company included in the Business' consolidated results of operations beginning on the date of acquisition. The excess of cost over the estimated value of net assets acquired in this acquisition was allocated to goodwill, which amounted to $1,463, and will be amortized on a straight-line basis over 20 years.

   The unaudited pro forma consolidated results of operations, assuming the above acquisition had been made at January 1, 1998, is as follows:

                                                                 December 31
                                                              ------------------
                                                                1999      1998
                                                              --------  --------
   Sales..................................................... $325,357  $342,829
   Net (loss) income.........................................  (22,728)   18,417

5. INCOME TAXES

   Income (loss) before income taxes and the cumulative effect of a change in accounting principle consisted of the following:

                                                        2000     1999     1998
                                                       ------- --------  -------
   Domestic..........................................  $ 3,153 $  2,190  $ 5,629
   Foreign...........................................    7,843  (22,418)  19,713
                                                       ------- --------  -------
     Income (loss) before income taxes and cumulative
      effect of change in accounting principle.......  $10,996 $(20,228) $25,342
                                                       ======= ========  =======

                              METROLOGY BUSINESS

   The following table reconciles the income tax provision (benefit) at the U.S. statutory rate to that in the financial statements:

                                                       2000     1999     1998
                                                      -------  -------  -------
   Taxes computed at 34%............................. $ 3,739  $(6,877) $ 8,616
   Goodwill amortization.............................      92      106      106
   Local foreign tax.................................     776    1,474    1,267
   Additional tax on foreign income                       --       --       789
   State taxes (net).................................     106      196      212
   Net operating losses and other losses.............  (1,606)  (2,401)  (6,499)
   Restructuring charge..............................     --    10,513      --
   Other (net).......................................    (270)     (89)     273
                                                      -------  -------  -------
     Income tax provision............................ $ 2,837  $ 2,922  $ 4,764
                                                      =======  =======  =======

   The income tax provision (benefit) before the cumulative effect of the change in accounting principle consisted of the following:

                                                       2000     1999     1998
                                                      -------  -------  -------
Current:
  Federal............................................ $ 1,435  $ 2,146  $ 3,272
  State..............................................     161      297      321
  Foreign............................................   1,215    1,031      825
                                                      -------  -------  -------
                                                        2,811    3,474    4,417
Deferred:
  Federal............................................  (1,458)  (1,310)  (2,351)
  Foreign............................................   1,484      758    2,698
                                                      -------  -------  -------
                                                           26     (552)     347
                                                      -------  -------  -------
Income tax provision................................. $ 2,837  $ 2,922  $ 4,764
                                                      =======  =======  =======

   Provision has not been made for U.S. taxes on $59,635 of cumulative undistributed earnings of foreign subsidiaries as those earnings are intended to be permanently reinvested.

   The components of the Business' deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                                 2000    1999
                                                                ------- -------
  Deferred tax assets:
    Inventory reserves......................................... $ 5,794 $ 5,457
    Warranty expense...........................................     697     800
    Allowance for doubtful accounts............................     797     708
    Depreciation...............................................   1,407   1,350
    Tax credit and loss carryforwards..........................  33,611  31,581
    SAB101.....................................................  10,864     --
    Restructuring reserves.....................................   3,941   8,527
    Other......................................................   7,656   3,542
                                                                ------- -------
      Gross deferred assets....................................  64,767  51,965
  Less valuation allowance.....................................  46,521  38,311
                                                                ------- -------
      Deferred tax asset....................................... $18,246 $13,654
                                                                ======= =======

                              METROLOGY BUSINESS

                                                                  2000    1999
                                                                 ------- -------
  Deferred tax liabilities:
    Pension expense............................................. $ 1,913 $ 2,167
    Inventory reserves..........................................   2,885   1,720
    Depreciation................................................   1,785   1,600
    Other.......................................................   5,167   7,853
                                                                 ------- -------
      Deferred tax liability.................................... $11,750 $13,340
                                                                 ======= =======

   The U.S. portion of the Metrology Business is included in the Company's U.S. consolidated tax return. This tax provision has been computed for the Metrology Business as a stand-alone entity. On a stand-alone basis, the U.S. portion of the Metrology Business recorded a current Federal and State tax provision in each year presented greater than the amount recorded on the Company's consolidated statements. The excess current Federal and State tax provision amounted to $1,495, $4,815 and $2,087 in 2000, 1999 and 1998,
respectively. These increases to the current tax provision have been included in accrued expenses and income taxes payable on the balance sheet. Additionally, the U.S. portion of the Metrology Business recorded a deferred Federal benefit in each year presented in excess of the amount recorded on the Company's consolidated statements. This increased deferred Federal tax benefit amounted to $1,458, $4,243 and $688 in 2000, 1999 and 1998, respectively. This increased deferred Federal tax benefit over the amount recorded in the Company's consolidated statements has been included as an increase to the prepaid expenses and other current assets account in the amounts of $5,121 and $3,947 in 2000 and 1999, respectively, and a decrease to the Business' long-term liabilities in the amounts of $1,268 and $984 in 2000 and 1999, respectively. In addition to the above, the Metrology Business has recorded a deferred Federal tax benefit on the cumulative change in accounting method in excess of the benefit provided in the Company's consolidated statements. This excess is related to the U.S. Metrology Business and amounted to $5,655. This increase in the Federal deferred tax benefit has been included in prepaid expenses and other current assets.

   A valuation allowance has been established due to the uncertainty of realizing certain tax credit and loss carryforwards and a portion of the other deferred tax assets. The Business recorded a $8,901 increase in the valuation allowance to reflect management's uncertainty regarding the realization of previously recognized tax loss carryforwards in another tax jurisdiction and certain other deferred tax assets. The recognition of any future tax benefits resulting from the reduction of $5,827 of the valuation allowance will reduce any goodwill related to the DEA acquisition remaining at the time of such reduction.

   For income tax purposes, the Business has operating loss and capital loss carryforwards of $6,400 and $100, respectively, in the U.K., and net operating loss carryforwards of $32,000, $8,800, $5,100, and $5,500, respectively, in Germany, France, Japan, and Italy. The French, Japanese, and Italian carryforwards expire between 2001 and 2006. There is no time limit for the U.K. and German carryforwards.

   The Internal Revenue Service is currently examining the U.S. income tax returns through 1998. The Business believes it has adequately provided for any additional tax assessment.

                              METROLOGY BUSINESS

6. OTHER INCOME AND EXPENSE

   Other income (expense), net includes:

                                                          2000   1999    1998
                                                         ------  -----  ------
  1998 Interest income.................................. $1,192  $ 901  $1,106
  Equity interest in net loss of less than 50% owned
   investments..........................................   (710)  (865)   (566)
  Gain (loss) on sale of fixed assets...................    (57)    27      18
  Other (expense) income................................   (510)  (308)   (380)
                                                         ------  -----  ------
                                                         $  (85) $(245) $  178
                                                         ======  =====  ======

7. INCENTIVE AND RETIREMENT PLANS

 Profit Incentive Plan

   Under the provisions of the Business' United States Amended Profit Incentive Plan as originally approved in 1979, awards of cash could be made as bonuses to certain management employees. Plan awards provisions under the Plan in the amounts of $1,199, $865, and $1,708, were made in 2000, 1999, and 1998, respectively, based on performance objectives for the respective year.

 Savings Plans

   The Business has 401(k) stock bonus and thrift savings plans for U.S. employees, which include retirement income features consisting of employer contributions and employee tax deferred contributions. Contributions under all plans are invested in professionally managed portfolios and Brown & Sharpe stock. The savings plans' expense for the three years ended December 31, 2000 was $2,052, $1,994, and $1,858, respectively.

 Retirement Plans

   The Business has a defined contribution retirement plan covering employees in its Swiss subsidiary and defined benefit retirement plans covering substantially all employees in its U.K. and German subsidiaries. The Defined Contribution Plan expense for the three years ended December 31, 2000 was $1,309, $1,148, and $1,249, respectively.

   The defined benefit plans provide benefits based on years of service and employee compensation. Retirement costs under the plans are compiled based on the projected unit credit actuarial method.

                              METROLOGY BUSINESS

   The following is an analysis of the change in benefit obligation, change in plan assets, weighted-average assumptions, and components of net periodic benefit cost for the three years ended December 31, 2000.

                                                         Pension Benefits
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
Change in benefit obligation
Benefit obligation at beginning of year.............. $26,820  $28,300  $18,940
Prior service cost...................................     --       --     2,871
Service cost.........................................     499    1,129    2,329
Interest cost........................................   1,544    1,571    2,070
Plan participants' contributions.....................      90      357      392
Amendments...........................................     --       --       --
Foreign exchange gain (loss).........................  (1,992)  (1,459)     463
Actuarial gain (loss)................................    (401)  (1,687)   2,916
Benefits paid........................................  (1,461)  (1,391)  (1,637)
                                                      -------  -------  -------
Benefit obligation at end of year.................... $25,099  $26,820  $28,344
                                                      =======  =======  =======

                                                        Pension Benefits
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Change in plan assets
Fair value of plan assets at beginning of year...... $31,347  $29,624  $26,505
Actual return on plan assets........................     417    3,412    4,616
Employer contributions..............................     132      --       --
Foreign exchange (loss) gain........................  (2,283)    (789)     140
Benefits paid.......................................  (1,461)    (900)  (1,637)
                                                     -------  -------  -------
Fair value of plan assets at end of year............  28,152   31,347   29,624
                                                     -------  -------  -------
Unfunded status.....................................   3,053    4,527    1,280
Unrecognized net actuarial loss.....................  (3,232)  (4,941)  (1,934)
Unrecognized prior service cost.....................     269      324      631
                                                     -------  -------  -------
Prepaid (accrued) benefit cost...................... $    90  $   (90) $   (23)
                                                     =======  =======  =======

                                                         Pension Benefits
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
Components of net periodic benefit cost
Service cost......................................... $   499  $ 1,129  $ 1,329
Interest cost........................................   1,544    1,571    2,070
Expected return on plan assets.......................  (1,742)  (3,418)  (4,078)
Amortization of prior service cost...................      12    1,891    1,509
Recognized net actuarial loss........................    (430)    (461)    (470)
                                                      -------  -------  -------
Net periodic benefit cost............................ $  (117) $   712  $   360
                                                      =======  =======  =======

                              METROLOGY BUSINESS

                                                                     Pension
                                                                    Benefits
                                                                 ---------------
                                                                 2000 1999 1998
                                                                 ---- ---- -----
Weighted-average assumptions as of December 31
Discount rate................................................... 6.8% 7.0% 6.83%
Expected return on plan assets.................................. 6.6% 7.0% 6.50%
Rate of compensation increase................................... 4.4% 4.5% 4.50%

8. RENTAL EXPENSE AND LEASE COMMITMENTS

   At December 31, 2000, the Business was obligated under operating leases expiring on various dates. Rental expense for the three years ended December 31, 2000 was $4,568, $5,949, and $6,222, respectively. Annual rental commitments under noncancelable leases pertaining principally to buildings and equipment at December 31, 2000 are $4,165, $3,020, $2,154, $1,149, and $635
for the years 2001 through 2005, and aggregate to $3,573 for all years subsequent to 2005.

9. OTHER ASSETS

                                                                 2000    1999
                                                                ------- -------
  Enterprise resource planning................................. $ 3,722 $ 3,914
  Other internal use software costs............................   3,098   3,763
  Demonstration equipment......................................   8,824  10,138
  Prepaid pension..............................................   5,612   5,897
  Equity investments...........................................   2,305   1,896
  Capitalized acquisition cost.................................   2,700   3,274
  Other........................................................   1,016   2,692
                                                                ------- -------
                                                                $27,277 $31,574
                                                                ======= =======

   During 2000, other includes the following: Capitalized leases--$800 and miscellaneous--$200.

   During 1999, other includes the following: Capitalized leases--$1,600, deferred pension assets--$700, and miscellaneous--$400.

10. LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                                 2000    1999
                                                                ------- -------
  Mortgages at rates ranging from 4.25% to 8.98%............... $ 7,308 $ 9,537
  Notes payable, due various dates with interest rates ranging
   from 2.96% to 8.22%.........................................   3,667   4,539
                                                                ------- -------
                                                                 10,975  14,076
  Less: current installments...................................   3,521   2,901
                                                                ------- -------
    Total long-term debt....................................... $ 7,454 $11,175
                                                                ======= =======

   Annual maturities of long-term debt are as follows: 2001--$3,521; 2002-- $4,943; 2003--$373; 2004--$372; 2005--$261; and $1,505 thereafter. Interest rates on long-term debt averaged approximately 7.9% in 2000 and 7.7% in 1999.

                              METROLOGY BUSINESS

11. LONG-TERM LIABILITIES

   Long-term liabilities consisted of the following:

                                                                 2000    1999
                                                                ------- -------
  Unfunded accrued pension cost................................ $ 5,523 $ 5,567
  Termination indemnities......................................   6,746   7,167
  Deferred income taxes........................................   3,850   2,296
  Other long-term liabilities..................................   2,622   2,474
                                                                ------- -------
                                                                $18,741 $17,504
                                                                ======= =======

12. FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

 Segment Information

   The Business operates exclusively in the Metrology Business and has historically conducted its business through the Measuring Systems Group ("MS"), the Precision Measuring Instruments Division ("PMI"), and Custom Metrology Division ("CM"). During 2000, the Business began evaluating operating decisions based on the MS and CM segments on a combined basis. Accordingly, all prior periods presented have been restated to reflect the revised MS segment. See Note 1 for a further description of the Business. The Metrology Business financial statements do not include a provision for a corporate function; accordingly, certain corporate assets of the Company have been allocated to the segments below.

                                                              2000
                                                    ---------------------------
                                                       MS       PMI     TOTALS
                                                    --------  -------  --------
Revenues from external customers................... $207,600  $72,407  $280,007
Depreciation and amortization......................    7,395    2,844    10,239
Segment operating profit...........................   15,389   10,180    25,569
Pension and defined contribution charges...........     (118)   1,089       971
Restructuring benefit..............................   (1,857)  (2,144)   (4,001)
Termination indemnity..............................    1,033      --      1,033
Segment assets.....................................  181,635   63,206   244,841
Expenditures for segment assets....................    3,465    1,824     5,289

                                                                1999
                                                      -------------------------
                                                         MS      PMI    TOTALS
                                                      -------- ------- --------
Revenues from external customers..................... $245,626 $75,762 $321,388
Depreciation and amortization........................    9,307   3,348   12,655
Segment operating profit.............................   21,985   7,134   29,119
Restructuring charge.................................   18,554  17,180   35,734
Pension and defined contribution charges.............      333   1,148    1,481
Termination indemnity................................    1,133     --     1,133
Segment assets.......................................  202,536  71,468  274,004
Investment in equity method investees................    1,763     --     1,763
Expenditures for segment assets......................    4,211   3,596    7,807

                               METROLOGY BUSINESS

                                                                1998
                                                      -------------------------
                                                         MS      PMI    TOTALS
                                                      -------- ------- --------
Revenues from external customers..................... $252,515 $86,515 $339,030
Depreciation and amortization........................    7,083   3,742   10,825
Restructuring benefit................................      896     --       896
Segment operating profit.............................   25,614  10,188   35,802
Pension and defined contribution charges.............      187   1,249    1,436
Termination indemnity................................    1,037     --     1,037
Segment assets.......................................  205,975  73,660  279,635
Investment in equity method investees................    1,384     --     1,384
Expenditures for segment assets......................    3,857   3,936    7,793

                        RECONCILIATION OF SELECTED ITEMS

                                                     2000      1999     1998
                                                   --------  --------  -------
PROFIT OR LOSS
  Total operating profit for reportable segments.. $ 25,569  $ 29,119  $35,802
  Unallocated amounts:
    Restructuring benefit (charge)................    4,001   (35,734)     896
    Foreign exchange..............................   (2,786)       47     (508)
    Interest expense..............................   (1,554)   (1,599)  (1,906)
    Other income (expense)/corporate charges......  (14,234)  (12,061)  (8,942)
                                                   --------  --------  -------
      Profit (Loss) Before Income Taxes and
       Cumulative Effect of Change in Accounting
       Principle.................................. $ 10,996  $(20,228) $25,342
                                                   ========  ========  =======

Geographic Area

   The following is a summary by geographic area of revenues from customers and long-lived assets.

                                                        2000     1999     1998
                                                      -------- -------- --------
REVENUES
  United States...................................... $112,731 $138,136 $141,305
  Italy..............................................   30,989   22,502   22,630
  Germany............................................   32,262   41,460   41,575
  France.............................................    8,259   20,619   25,397
  United Kingdom.....................................   17,331   21,272   22,675
  Switzerland........................................    7,677    8,051    8,896
  Other..............................................   70,758   69,348   76,552
                                                      -------- -------- --------
                                                      $280,007 $321,388 $339,030
                                                      ======== ======== ========

                               METROLOGY BUSINESS

                                                        2000     1999     1998
                                                       ------- -------- --------
LONG-LIVED ASSETS
  United States....................................... $39,434 $ 47,208 $ 41,150
  Italy...............................................   8,273    9,529   11,538
  Germany.............................................  10,073   11,151   15,214
  France..............................................   2,038    2,297    3,981
  United Kingdom......................................   6,109   16,320   18,146
  Switzerland.........................................  12,888   13,094   14,560
  Other...............................................   3,581    3,772    1,871
                                                       ------- -------- --------
                                                       $82,396 $103,371 $106,460
                                                       ======= ======== ========

   Revenues are attributed to countries based upon the location of customers who are situated within the market areas assigned to subsidiaries located in the respective countries.

   The Company has no single customer which accounts for 10% or more of its consolidated net sales; however several well recognized major automotive manufacturers account for a significant portion of the Company's net sales.

13. COMMITMENTS AND CONTINGENCIES

   The Business is a defendant in a variety of legal claims that arise in the normal course of business. Based upon the information presently available to management, the Business believes that any liability for these claims would not have a material effect on Metrology Business' results of operations or financial condition.

                                                                         Annex A

                             ACQUISITION AGREEMENT

                                    BETWEEN

                                   HEXAGON AB

                                      AND

                      BROWN & SHARPE MANUFACTURING COMPANY

                               November 16, 2000

                             ACQUISITION AGREEMENT

   This Acquisition Agreement (the "Agreement") is made as of November 16, 2000, by and between HEXAGON AB, a limited liability company existing under the laws of Sweden ("Buyer"), on behalf of itself and any of its Affiliates to which it assigns its rights and obligations hereunder pursuant to Section 10.4, and BROWN & SHARPE MANUFACTURING COMPANY, a Delaware, U.S.A. corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

   This Agreement contemplates a transaction in which Buyer will, in consideration of the Purchase Price (as hereinafter defined), acquire the Metrology Stock and the Metrology Assets (each as hereinafter defined) and will assume the Metrology Liabilities (as hereinafter defined).

   Now, therefore, in consideration of these premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1 Definitions.

   "1999 Year End Balance Sheet" has the meaning set forth in Section 3.9(a).

   "Acquisition Proposal" has the meaning set forth in Section 5.8.

   "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

   "Aftermarket Services" means Brown & Sharpe Aftermarket Services, Inc., a Delaware corporation that owns 30% of the outstanding capital stock of WAI.

   "Agreement" has the meaning set forth in the preamble.

   "Alternative Transaction" has the meaning set forth in Section 9.1(d).

   "Auditor" has the meaning set forth in Section 2.4(b).

   "Bank and Insurance Company Debt" means all Indebtedness (including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses relating thereto) of Seller and the Transferred Companies under that certain Credit Agreement dated as of November 10, 1997 between Seller, certain lenders and The Chase Manhattan Bank, as amended, and that certain Note Agreement dated November 10, 1997 between Seller and certain lenders, as amended.

   "BSICC" means Brown & Sharpe International Capital Corporation, a Delaware corporation and wholly-owned subsidiary of Seller.

   "BSIS" means BSIS, Inc., a Delaware corporation.

   "BSIS Stock Purchase Agreement" has the meaning set forth in Section 5.16.

   "BSIS Stockholders' Agreement" has the meaning set forth in Section 5.16.

   "Buyer" has the meaning set forth in the preamble.

   "Buyer Affiliate" means any Affiliate of Buyer now or hereafter formed, the obligations of which are guaranteed (by a guarantee of payment and performance) by Buyer in form and substance satisfactory to Seller.

   "Buyer Employee" has the meaning set forth in Section 5.5(a).

   "Buyer Indemnitees" has the meaning set forth in Section 8.2.

   "Buyer Lease" has the meaning set forth in Section 7.1.

   "Buyer Required Approvals" has the meaning set forth in Section 4.6.

   "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Metrology Unaudited Financial Statements.

   "Cash Amount" has the meaning set forth in Section 2.4(b).

   "Closing" has the meaning set forth in Section 2.6.

   "Closing Date" has the meaning set forth in Section 2.6.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Comparable Benefit Plan" has the meaning set forth in Section 5.5(c).

   "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

   "Consolidated Audited Financial Statements" has the meaning set forth in
Section 3.9(a).

   "Consolidated Unaudited Balance Sheet" has the meaning set forth in Section 3.9(b).

   "Consolidated Unaudited Financial Statements" has the meaning set forth in
Section 3.9(b).

   "Copyrights" means all copyrights and registrations thereof, including but not limited to computer software and related documentation, product brochures and training materials.

   "Dispute" means any opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree and any other dispute, disagreement or claim involving the Metrology Intellectual Property.

   "Employee Benefit Plan" means any (a) nonqualified deferred compensation plan or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan as defined in ERISA Section 3(37)); or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

   "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

   "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

   "Environmental Law" means any Law relating to pollution, or protection or cleanup of the environment and to human health and safety, including, without limitation, any Law relating to Releases or threatened Releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" means any person who is in the same controlled group of corporations or who is under common control with Seller (within the meaning of Section 414 of the Code).

   "Estimated Cash Amount" has the meaning set forth in Section 2.4(a).

   "Excluded Assets" means (a) the outstanding capital stock and all assets of the Retained Subsidiaries (other than the XactMeasure legacy derivatives (e.g. XactQuindos, Chorus X, MM4X, Tutor X) of BSIS, which shall be transferred by BSIS to Seller prior to Closing, shall constitute Metrology Assets and shall thereafter be subject to the provisions of the BSIS Stockholders' Agreement);
(b) the real property owned by Seller that is located in North Kingstown, Rhode Island, U.S.A. known as Precision Park; (c) subject to the provisions of
Section 5.12 of this Agreement, the real estate owned by Brown & Sharpe Group Ltd. that is located at Heathrow Airport, London, England and operated as a gravel pit; and (d) the assets set forth on Schedule 1-A hereto and the WAI Stock (if the WAI Stockholders exercise the "Right of First Refusal" described in Section 5.16 and purchase the WAI stock).

   "Excluded Liabilities" means (a) Liabilities of the Retained Entities to the extent relating to the Excluded Assets; (b) Liabilities set forth on
Schedule 1-B; and (c) Liabilities for any Taxes payable by or attributable to any Retained Entity.

   "Fee" has the meaning set forth in Section 9.2(b).

   "GAAP" means United States generally accepted accounting principles as in effect at the time of the preparation of the Consolidated Audited Financial Statements, Consolidated Unaudited Financial Statements or Metrology Unaudited Financial Statements, as applicable.

   "Governmental Approval" means any Consent of, with or to any Governmental Entity.

   "Governmental Entity" means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any State of the United States or any foreign country, or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

   "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "Hazardous Substance" means any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials; (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Entity or Environmental Law.

   "Heathrow Property" has the meaning set forth in Section 5.12.

   "Income Tax" means any income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits Tax or other similar Tax, including any interest, penalties or additions attributable thereto.

   "Income Tax Returns" means Tax Returns in respect of Income Tax.

   "Indebtedness" means (a) any indebtedness for borrowed money; (b) any obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (d) notes payable and drafts accepted representing extensions of credit; and (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligations of the type described in the foregoing clauses
(a) through (d) to the extent secured by any Lien on any property or asset owned or held by any of the Transferred Companies or on any Metrology Assets.

   "Indemnified Losses" has the meaning set forth in Section 8.6.

   "Indemnified Party" has the meanings set forth in Sections 8.5 and 8.6.

   "Indemnifying Party" has the meanings set forth in Sections 8.5 and 8.6.

   "Intellectual Property" means Patents, Copyrights, Trademarks, trade secrets, Internet domain names, proprietary technology, product specifications, confidential business information, processes, inventions, works of authorship, databases, semiconductor chip/mask work rights, designs, slogans, packaged designs, product designs, other design (model) rights, formulae and know-how, intellectual property rights similar to any of the foregoing, copies and tangible embodiments thereof in any form or media (including electronic media) and licenses of any of the foregoing.

   "June 30 Metrology Unaudited Balance Sheet" means the balance sheet contained within the Metrology Unaudited Financial Statements.

   "Knowledge of Seller" means the best knowledge of any officer of Seller after due inquiry, where applicable, of the chief officer in charge of, respectively, the Metrology Business in the United Kingdom, Germany, Italy, Switzerland and the United States.

   "Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Entity, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity.

   "Leases" has the meaning set forth in Section 3.12.

   "Liability" means any liability, commitment or obligation (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due).

   "Lien" means any mortgage, pledge, lien, security interest, charge, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease) or other adverse claim of any kind.

   "Litigation" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory or otherwise, in law or in equity, by or before any Governmental Entity.

   "Losses" has the meaning set forth in Section 8.2.

   "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), assets, liabilities or operating profit of the Metrology Business, taken as a whole. For purposes of this definition, the parties acknowledge that the Metrology Business typically does less well in terms of operating profit/loss in any interim portion of a quarter than in such quarter as a whole and that the results of the Metrology Business in terms of operating profit/loss are significantly strongest in the fourth quarter.

   "Metrology Assets" means all assets, properties and rights of Seller of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired as the same may exist on the Closing Date, other than the Metrology Stock and the Excluded Assets.

   "Metrology Business" means the Measuring Systems, Precision Measuring Instruments and Custom Metrology businesses as conducted by the Transferred Companies and Seller using the Metrology Assets, and does not include the Excluded Assets or the Excluded Liabilities.

   "Metrology Intellectual Property" means the entire right, title and interest in and to all Intellectual Property rights of every kind and nature and owned, held for use or under development by Seller or the Transferred Companies, all applications therefor and registrations thereof, all goodwill associated therewith, and any licenses or agreements granting rights related thereto or to a third party's Intellectual Property, including, without limitation, all Intellectual Property identified on Schedule 3.13, provided, however, that Metrology Intellectual Property shall exclude Seller Retained Intellectual Property.

   "Metrology Liabilities" means all Liabilities of Seller and the Transferred Companies, other than the Excluded Liabilities.

   "Metrology Stock" means the number and percentage of shares of outstanding capital stock set forth on Schedule 1-C of BSICC, Brown & Sharpe DEA S.p.A., BSP, Inc., Brown & Sharpe Foreign Sales Corp., Brown & Sharpe Finance Company, Borel & Dunner, Inc., Qingdao Brown & Sharpe Qianshao Trading Company Limited, Qingdao Brown & Sharpe Qianshao Technology Company Limited and Aftermarket Services (subject to Section 5.16).

   "Metrology Unaudited Financial Statements" has the meaning set forth in
Section 3.9(c).

   "Party" has the meaning set forth in the preamble.

   "Patents" means any patents, patent applications and patent disclosures awaiting filing determination (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof).

   "Permitted Lien" means (a) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the June 30 Metrology Unaudited Balance Sheet; (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially adversely impair the use of such property in the Metrology Business as currently conducted; (c) statutory or common law liens to secure landlords, lessors or rents under leases or rental agreements to the extent such liens are confined to the premises rented and to the extent that no payment or performance under any such lease or rental agreement is in arrears; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations;
(f) statutory or common law liens incurred in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due; (g) liens for judgments being appealed in good faith or not exceeding $500,000 in the aggregate; and (h) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, a Governmental Entity or other entity.

   "Purchased Assets" means, collectively, the Metrology Assets and the assets, properties and rights of the Transferred Companies as the same exist on the Closing Date.

   "Purchase Price" has the meaning set forth in Section 2.3.

   "Real Property" has the meaning set forth in Section 3.12.

   "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

   "Replacement Welfare Plans" has the meaning set forth in Section 5.5(c).

   "Retained Entities" means Seller and the Retained Subsidiaries.

   "Retained Subsidiaries" means BSIS and Brown & Sharpe Surface Inspection Systems Inc., a Delaware corporation (and its subsidiaries).

   "Right of First Refusal" has the meaning set forth in Section 5.16.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Seller" has the meaning set forth in the preamble.

   "Seller Indemnitees" has the meaning set forth in Section 8.4.

   "Seller Required Approvals" has the meaning set forth in Section 3.19.

   "Seller Retained Intellectual Property" means the entire right, title and interest of the Retained Subsidiaries in and to all Intellectual Property rights of every kind and nature, all applications therefore and registrations thereof, all goodwill associated therewith, and any licenses or agreements related to the foregoing or to a third party's Intellectual Property, and all Intellectual Property of Seller that constitutes an Excluded Asset.

   "Subsidiary" means any corporation with respect to which a specified Person directly or indirectly owns a majority of the common stock, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or otherwise controls the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, value added, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

   "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

   "Third Party" has the meaning set forth in Section 9.1(d).

   "Third Party Claim" has the meaning set forth in Section 8.5

   "Trademarks" means any trademarks, service marks, trade dress, trade names, business and product names and logos, and registrations and applications for registration thereof together with all translations, adaptations, and combinations thereof.

   "Transferred Companies" means the companies designated as such on Schedule 3.8, which exclude Seller and the Retained Subsidiaries.

   "WAI" means Wilcox Associates Inc., a Delaware corporation.

   "WAI Purchase Price" has the meaning set forth in Section 5.16.

   "WAI Stockholders" means William Wilcox and Mark Cluff.

   "WARN Act" has the meaning set forth in Section 5.5(e).

2 Acquisition of Metrology Stock and Metrology Assets by Buyer Affiliates.

   2.1 Purchase and Sale. Seller agrees to sell and transfer to Buyer or the applicable Buyer Affiliate, and Buyer agrees to acquire, and to cause the Buyer Affiliates to acquire, from Seller at the Closing, subject to and upon the terms and conditions contained herein, (a) the Metrology Stock free and clear of any Lien and (b) the Metrology Assets free and clear of any Liens other than Permitted Liens.

   2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer or the applicable Buyer Affiliate will assume and satisfy or perform when due the Metrology Liabilities, and Seller will assume and satisfy or perform when due the Excluded Liabilities.

   2.3 Purchase Price. In consideration of the sale and transfer of the Metrology Stock and the Metrology Assets by Seller to Buyer, at the Closing Buyer agrees to pay, or cause Buyer Affiliates to pay, an aggregate amount (the "Purchase Price") equal to $160,000,000 plus or minus the Estimated Cash Amount plus any supplemental amount which may be payable for the Heathrow Property pursuant to Section 5.12 plus the Metrology Business Operating Profit Contingent Payment (to the extent it has been determined as of the Closing
Date) minus the WAI Purchase Price, if any, paid by the WAI Stockholders upon exercise of the Right of First Refusal described in Section 5.16. The Purchase Price shall be payable at the Closing (i) by wire transfer of immediately available funds, to such accounts as the holders of the Bank and Insurance Company Debt may specify to Buyer at least three business days prior to the Closing, of payment in full of the outstanding Bank and Insurance Company Debt and (ii) by wire transfer of immediately available funds, to such account or accounts as Seller may specify to Buyer at least three business days prior to the Closing, of the balance of the Purchase Price.

2.4 Determination of Cash Amount.

     (a) Estimated Cash Amount. Seller will deliver to Buyer, on or prior to the third business day preceding the scheduled Closing Date, an estimate of the Cash Amount to be calculated pursuant to Section 2.4(b) below. The amount of such estimate is referred to in this Agreement as the "Estimated Cash Amount".

     (b) Determination of Cash Amount. As promptly as practicable, and in any event within 30 days of the Closing, Buyer and Seller shall jointly prepare or cause to be prepared a written statement calculating the amount of Cash held by the Transferred Companies as of the Closing calculated in a manner reasonably satisfactory to Buyer minus the amount of Indebtedness of the Transferred Companies as of the Closing (giving effect to the payment of the Bank and Insurance Company Debt pursuant to Section 2.3) (the "Cash Amount"). If Buyer and Seller cannot agree on the calculation of the Cash Amount within 30 days after the Closing, either Party may submit the dispute to a "Big Five" accounting firm selected upon mutual agreement of the Parties (the "Auditor"), for resolution within 30 days or as soon thereafter as reasonably practicable. The Auditor shall determine the amount of the Cash Amount, and the decision by the Auditor shall be final and binding on the Parties. The costs and expenses of the Auditor shall be paid equally by

  Buyer and Seller. Buyer and Seller shall make available to the Auditor all relevant books and records relating to the determination of the Cash Amount, and all other information reasonably requested by the Auditor.

     (c) Adjustment to Purchase Price. Upon final determination of the Cash Amount, either by agreement between Buyer and Seller or determination in accordance with Section 2.4(b): (i) if the Cash Amount exceeds the Estimated Cash Amount, the Purchase Price shall be increased by the amount of such excess; and (ii) if the Cash Amount is less than the Estimated Cash Amount, the Purchase Price shall be decreased by the amount of such shortfall. Within ten business days after the final determination of the Cash Amount, Buyer (in the case of any increase in the Purchase Price) or Seller (in the case of any decrease in the Purchase Price) shall pay to the other an amount equal to the amount of such increase or decrease.

2.5 Metrology Business Operating Profit Contingent Payment.

     (a) As soon as reasonably practicable following the receipt of its audited financial statements for the year ended December 31, 2000, Seller shall cause to be prepared and delivered to Buyer a draft statement of the Business Operating Profit of the Metrology Business for the year ended December 31, 2000, adjusted as follows (the "Metrology Adjusted Business Operating Profit Statement"): (i) all effects of Staff Accounting Bulletin No. 101 shall be disregarded; (ii) all income or gains and expenses or losses attributable to the Excluded Assets or the Excluded Liabilities shall be excluded; (iii) all accruals for royalty payments made or to be made by Seller or any of its Affiliates to WAI shall be included; and (iv) the sum of $8.5 million shall be deducted as the agreed amount of corporate expenses not allocable to the Metrology Business. All calculations to be made pursuant to the preceding sentence shall be done in accordance with GAAP consistent with Seller's past practice in connection with the preparation of the Metrology Business Operating Profit as set out on the Metrology Business Operating Profit Statement for the six months ended June 30, 2000, a form of which is attached as Exhibit A (collectively the "Existing Company Practice"). For avoidance of doubt it is agreed that changes in the restructuring reserves during the period are not included in the calculation of Metrology Business Operating Profit.

   If Buyer shall have any objections to the draft Metrology Adjusted Business Operating Profit Statement, it will deliver a written notice describing in detail its objections to Seller within 15 days after receiving the draft Metrology Adjusted Business Operating Profit Statement. The sole permissible grounds for objection shall be inconsistency with the terms of this Agreement or Existing Company Practice, or computational errors.

   Buyer and Seller will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within 15 days after Seller has received the notice of such objections, the Auditor will resolve any remaining such objections. The Auditor shall, upon a review of the draft Metrology Adjusted Business Operating Profit Statement and consideration of Buyer's objections thereto, resolve any such objections that have not been resolved by Buyer and Seller and revise the draft Metrology Adjusted Business Operating Profit Statement (which, as so revised shall constitute the Final Metrology Adjusted Business Operating Profit Statement (the "Final Adjusted Metrology Business Operating Profit Statement")), determine the Metrology Adjusted Business Operating Profit Contingent Payment, and communicate the foregoing to Buyer and Seller in writing, not later than 15 days following the date of its receipt of such dispute. Buyer and Seller shall share equally in the payment of all fees of the Auditor incurred in the resolution of such objections.

     (b) If Buyer and Seller resolve all such objections, if any, without resort to the Auditor, Seller will, within five days of such resolution, cause the draft Metrology Adjusted Business Operating Profit Statement to be revised as appropriate to reflect such resolution (as agreed upon by the parties) and deliver it to Buyer. Such revised Adjusted Metrology Business Operating Profit Statement (or the draft Metrology Adjusted Business Operating Profit Statement prepared by Seller, if Buyer does not object thereto in accordance with Section 2.5(a)) shall constitute the Final Adjusted Metrology Business Operating Profit Statement. The Final Adjusted Metrology Business Operating Profit Statement as determined under Sections 2.5(a) or (b) shall be conclusive and binding upon the parties hereto.

     (c) If the Adjusted Metrology Business Operating Profit shown on the Final Adjusted Metrology Business Operating Profit Statement (the "Final Adjusted Metrology Business Operating Profit") is equal to or less than $15 million, there shall be no adjustment to the Purchase Price pursuant to this Section 2.5. If the Final Adjusted Metrology Business Operating Profit is equal to or greater than $17 million and equal to or less than $20 million, the Purchase Price shall be increased by $10 million. If the Final Adjusted Metrology Business Operating Profit is equal to or greater than $22 million, the Purchase Price shall be increased by $20 million. If the Final Adjusted Metrology Business Operating Profit is greater than $15 million but less than $17 million, the Purchase Price shall be increased by an amount equal to the product of (i) five multiplied by (ii) the difference between the Final Adjusted Metrology Business Operating Profit and $15 million. If the Final Adjusted Metrology Business Operating Profit is greater than $20 million but less than $22 million, the Purchase Price shall be increased by an amount equal to $10 million plus the product of
  (x) five multiplied by (y) the difference between the Final Adjusted Metrology Business Operating Profit and $20 million. Any increase in the Purchase Price pursuant to this Section 2.5(c) is referred to herein as the "Metrology Business Operating Profit Contingent Payment." The Metrology Business Operating Profit Contingent Payment, if any, shall be paid in cash, on the later of (A) the Closing Date or (B) within five days of the delivery of the Final Adjusted Metrology Business Operating Profit Statement.

   2.6 The Closing. Upon the terms and subject to the satisfaction of the conditions contained in Section 7 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 A.M. (local time) on such date as the Parties may agree, which date shall be as soon as practicable but no later than five Business Days following the date on which all of the closing conditions set forth in Section 7 have been satisfied or waived; or at such other place or time as the Parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

   2.7 Deliveries at the Closing. At the Closing, (a) Seller will deliver or cause to be delivered to Buyer the various certificates, instruments, and documents referred to in Section 7.1, including without limitation the Buyer Lease, the BSIS Stock Purchase Agreement and the BSIS Stockholders' Agreement;
(b) Seller will execute and deliver to Buyer or the appropriate Buyer
Affiliate: (i) stock certificates duly endorsed (or such other instrument of transfer as may be necessary or appropriate under Law) for transfer of the Metrology Stock (including in accordance with Section 5.16 with respect to the WAI Stock); (ii) bulk bills of sale (or such other instrument of transfer as may be necessary or appropriate under Law) for the Metrology Assets which constitute personal property; (iii) general assignments of the Metrology Intellectual Property owned by Seller; (iv) a Foreign Investment in Real Property Tax Act Certification and Affidavit with respect to the sale of Metrology Assets which constitute U.S. real property; and (v) all such other instruments of assignment or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer or the appropriate Buyer Affiliate the Metrology Stock and the Metrology Assets in accordance with this Agreement; (c) Buyer and/or the appropriate Buyer Affiliates will execute, acknowledge and deliver (i) an assumption agreement of the Metrology Liabilities; and (ii) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Metrology Liabilities in accordance with this Agreement; (d) Buyer will deliver or cause to be delivered to Seller the various certificates, instruments and documents referred to in Section 7.2, including without limitation the Buyer Lease, the BSIS Stock Purchase Agreement and the BSIS Stockholders' Agreement; and (e) Buyer will deliver to Seller and the designated entities the consideration specified in Section 2.3. At any time and from time to time after the Closing, at the request of Buyer and at Seller's expense, Seller will execute and deliver or cause to be executed and delivered, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer or the appropriate Buyer Affiliate the Metrology Stock and the Metrology Assets, all such instruments and action to be in form and substance reasonably acceptable to Seller. At any time and from time to time after the Closing, at the request of Seller and at Buyer's expense, Buyer will execute and deliver or cause to be executed and delivered, such other instruments of assumption and confirmation and take such action as Buyer may reasonably determine is necessary to assume the Metrology Liabilities, all such instruments and action to be in form and substance reasonably acceptable to Buyer. At the Closing, Buyer or a Buyer Affiliate shall also invest $2.5 million cash for the purchase of stock of BSIS.

3 Representations and Warranties of Seller.

   Seller represents and warrants to Buyer as follows:

   3.1 Organization of Seller and the Transferred Companies. Each of Seller and the Transferred Companies is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation. Copies of the charter and bylaws (or equivalent documents) of each of the Transferred Companies, in each case as in effect on the date hereof, have been made available to Buyer. Seller and each Transferred Company is qualified to do business as a foreign corporation in every jurisdiction in the United States in which it is required to be so qualified with respect to the Metrology Business except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect. Each of Seller and the Transferred Companies has full corporate power and authority and all material Consents necessary to carry on the Metrology Business in which it is engaged and to own and use the properties owned and used by it.

   3.2 Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Other than the approval by the holders of a majority of the issued and outstanding shares of capital stock of Seller of the transactions contemplated by this Agreement, all corporate and other actions or proceedings to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered or caused to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Subject only to receiving the aforementioned approval by Seller's shareholders, Seller has taken (and has caused BSICC to take) all corporate action necessary to authorize the transfer of the Metrology Assets and the Metrology Stock.

   3.3 Noncontravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (with or without the giving of notice or the lapse of time or both) (a) violate any provision of the charter, by-laws or other organizational document of any of Seller or the Transferred Companies; (b) violate any Law to which any of Seller or the Transferred Companies is subject; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or modify, or require any notice under any agreement, contract, lease, license, instrument, indenture, note, mortgage or other arrangement to which any of Seller or the Transferred Companies is a party or by which any is bound or to which any of the assets of any such Person is subject if, in the case of clauses (b) and (c), such violation, conflict, breach, default, acceleration or other right could reasonably be expected to have a Material Adverse Effect or to impair materially Seller's ability to consummate the transactions contemplated by this Agreement. None of Seller or the Transferred Companies is required to give any notice to, make any filing with, or obtain any Consent in order for any of them to consummate the transactions contemplated by this Agreement (including the assignments referred to in Section 2) except for the filings and Consents set forth on
Schedule 3.19 and except for such filings and Consents which, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

   3.4 Brokers' Fees, etc. Except as set forth on Schedule 3.4, none of Seller or any Transferred Company has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby will not give rise to any valid claim against Buyer, any Buyer Affiliate or any Transferred Company for any brokerage or finder's commission, fee or similar compensation.

   3.5 Assets. Except as set forth on Schedule 3.5, each of Seller and the Transferred Companies has good title to, or a valid leasehold interest in, or legal right to use, the properties and assets used by it in the Metrology

Business and shown on the June 30 Metrology Unaudited Balance Sheet, or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), other than properties and assets disposed of in the ordinary course of business since the date of the June 30 Metrology Unaudited Balance Sheet.

   3.6 Business Conveyed. Except as set forth on Schedule 3.6, the Purchased Assets include all of the assets reflected in the June 30 Metrology Unaudited Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the June 30 Metrology Unaudited Balance Sheet) and constitute all of the assets used by Seller and the Transferred Companies in the Metrology Business.

   3.7 Title to Shares. Except as set forth in Schedule 3.7, Seller owns directly or indirectly all of the outstanding shares of each Transferred Company, free and clear of any restrictions on transfer, Liens, options, equities, claims, and demands.

   3.8 Capitalization of Transferred Companies. Schedule 3.8 sets forth for each of the Transferred Companies (a) its name and jurisdiction of incorporation; (b) the number of shares of authorized capital stock of each class of its capital stock; (c) the number of issued and outstanding shares of each class of its capital stock, and the names of the holders thereof. All of the issued and outstanding shares of capital stock of each Transferred Company have been duly authorized and are validly issued, fully paid, and nonassessable. There are no preemptive or similar rights on the part of any holders of any class of securities of any Transferred Company. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any Transferred Company contingently or otherwise, to issue or sell, or caused to be issued or sold, any shares of capital stock of any class of any Transferred Company or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any Transferred Company.

   3.9 Financial Statements. (a) Seller has furnished Buyer with the following audited financial statements (collectively, the "Consolidated Audited Financial Statements"): (i) an audited consolidated balance sheet for Seller and its Subsidiaries as of December 31, 1999 (the "1999 Year End Balance Sheet"); and (ii) an audited consolidated statement of operating income for Seller and its Subsidiaries for the year ended December 31, 1999. The Consolidated Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, the balance sheet included in the Consolidated Audited Financial Statements presents fairly in all material respects the financial condition of Seller and its Subsidiaries as of the date thereof, and the statement of operating income included in the Consolidated Audited Financial Statements presents fairly in all material respects the results of operations of the Seller and its Subsidiaries for the period thereof. There is no material Liability that was required to be reflected in the 1999 Year End Balance Sheet in accordance with GAAP and that was not reserved against or reflected in such balance sheet.

   (b) Seller has furnished Buyer with the following unaudited financial statements (collectively, the "Consolidated Unaudited Financial Statements"):
(i) an unaudited consolidated balance sheet for Seller and its Subsidiaries as of June 30, 2000; and (ii) an unaudited consolidated statement of operating income Seller and its Subsidiaries for the six months ended June 30, 2000 (the "Consolidated Unaudited Balance Sheet"). The Consolidated Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, the balance sheet included in the Consolidated Unaudited Financial Statements present fairly in all material respects the financial condition of Seller and its Subsidiaries as of the date thereof, and the statement of operating income included in the Consolidated Unaudited Financial Statements presents fairly in all material respects the results of operations of Seller and its Subsidiaries for the period thereof, subject to normal and recurring year end adjustments and the absence of notes. There is no material Liability that was required to be reflected in the Consolidated Unaudited Balance Sheet in accordance with GAAP and that was not reserved against or reflected in such balance sheet.

   (c) Seller has furnished Buyer with the following unaudited financial statements (collectively, the "Metrology Unaudited Financial Statements"): (i) an unaudited consolidated balance sheet for the Metrology

Business as of June 30, 2000 (the "June 30 Metrology Unaudited Balance Sheet"); and (ii) an unaudited consolidated statement of operating income for the Metrology Business for the six months ended June 30, 2000. The Metrology Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, the balance sheet included in the Metrology Unaudited Financial Statements presents fairly in all material respects the financial condition of the Metrology Business as of the dates thereof, and the statement of operating income included in the Metrology Unaudited Financial Statements presents fairly in all material respects the results of operations of the Metrology Business for the period thereof, subject to normal and recurring year end adjustments and the absence of notes. There is no material Liability that was required to be reflected in the June 30 Metrology Unaudited Balance Sheet in accordance with GAAP and that was not reserved against or reflected in such balance sheet.

   3.10 Absence of Changes. Since September 30, 2000, there has not been any Material Adverse Effect, except as disclosed in this Agreement or the schedules attached hereto. Except as set forth on Schedule 3.10, since June 30, 2000 the Metrology Business has been carried on only in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as disclosed on Schedule 3.10, since June 30, 2000:

     (a) Seller has not sold, leased, transferred or assigned any assets (individually or in the aggregate), tangible or intangible, in excess of $1,000,000, other than inventory in the ordinary course of business consistent with past practice;

     (b) Seller has not entered into any contract, whether oral or written, which involves obligations in excess of $1,000,000 in the aggregate, other than purchase obligations in the ordinary course of business consistent with past practice;

     (c) No Person, including Seller, has accelerated, terminated, made material modifications to, or canceled any contract to which Seller is a party or by which it is bound, except where the acceleration, modification or cancellation would not have a Material Adverse Effect;

     (d) No Person, including Seller, has imposed any Lien (other than Permitted Liens) upon any of Seller's assets, tangible or intangible, except pursuant to existing agreements;

     (e) Seller has not made any capital expenditures or commitments in excess of $9,000,000 in the aggregate;

     (f) Seller has not made any investment in, or any loan to, any other Person, other than its existing Subsidiaries;

     (g) Seller has not incurred any Indebtedness (other than borrowings from or prepayments to any of its Affiliates) except in the ordinary course of business consistent with past practice;

     (h) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, except where such grants (individually or in the aggregate) would not have a Material Adverse
  Effect:

     (i) There has been no change made or authorized in the Certificate of Incorporation or in the by-laws or other organizational documents of Seller or of any of the Transferred Companies;

     (j) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets in excess of $1,000,000;

     (k) Seller has not entered into any employment, severance, change in control or similar contract or any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     (l) Seller has not lost the employment services of any employee whose annual salary exceeds $200,000;

     (m) Seller has not granted any increase in the base compensation of any of its directors, officers, employee or group of employees, other than in the ordinary course of business consistent with past practice;

     (n) Except as contemplated by the provisions of this Agreement, Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, change in control or other plan, contract or commitment for the benefit of any of its directors, officers, employee or group of employees (or taken any such action with respect to any other employee benefit plan, contract or arrangement);

     (o) Seller has kept in full force and effect insurance comparable in amount and scope to coverage maintained by it as of December 31, 1999 and required pursuant to any material agreement, instrument or document to which it is a party;

     (p) Seller has not settled, released or forgiven any claim or Litigation or waived any right, except where such settlement, release, forgiveness or waiver would not have a Material Adverse Effect; and

     (q) The Seller has not committed to do any of the foregoing.

   3.11 Taxes. Except as set forth on Schedule 3.11:

     (a) All Income Tax Returns required to be filed by Seller and the Transferred Companies have been filed and were correct and complete in all material respects. All Taxes shown to be due on such Income Tax Returns have been paid. All other Tax Returns required to be filed by Seller and the Transferred Companies have been filed, other than those Tax Returns as to which the failure to file would not reasonably be expected to have a Material Adverse Effect, and all material Taxes shown as due thereon have been paid.

     (b) There are no outstanding liens for Taxes (other than Permitted Liens) upon the assets of any of the Transferred Companies or on the Metrology Assets which would reasonably be expected to have a Material Adverse Effect.

     (c) There is no outstanding dispute or claim concerning any Tax for which a Transferred Company could be liable which would reasonably be expected to have a Material Adverse Effect.

     (d) None of any Transferred Company, Seller or, with respect to the conduct of the Metrology Business or the ownership of the Metrology Assets, any member of any group of which any of the foregoing was a member (i) has received any written notice of deficiency or assessment from any taxing or other governmental authority with respect to Income Taxes or any written notice of material deficiency or assessment from any taxing or other governmental authority with respect to any other Taxes, (ii) is currently under, or has received notice of commencement of, any audit by any taxing or other governmental authority concerning any Income Taxes or any material audit by any taxing or other governmental authority concerning any other Taxes or (iii) has executed any waiver of the statute of limitations with respect to the taxable period.

     (e) No Transferred Company is a party to any Tax sharing agreement, Tax indemnification agreement or similar arrangement that will remain in effect subsequent to the Closing.

     (f) The unpaid Taxes of the Transferred Companies do not exceed by any material amount the provision for such Taxes determined in accordance with GAAP set forth in the Metrology Unaudited Financial Statements as said provision is adjusted for operations and transactions through the Closing Date in accordance with past customs and practices of Seller and its Subsidiaries. For the avoidance of doubt, it is acknowledged that the term "unpaid Taxes" shall not include deferred taxes.

     (g) No Transferred Company has filed a consent under Code Section 341(f) relating to collapsible corporations. None of the Transferred Companies has made any material payments, is obligated to make any material payment, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code
  Section 280G.

   3.12 Real Property, Plant and Equipment.

     (a) Schedule 3.12 hereto sets forth a complete and correct list of all real property owned by Seller or any of the Transferred Companies, and each agreement (including all amendments) under which any real property is leased by Seller or any of the Transferred Companies (the "Leases", and together with the real property owned by Seller or any of the Transferred Companies, the "Real Property"). Seller and each

  Transferred Company has good and valid title to all the real property listed in Schedule 3.12 as owned by it, and valid leasehold interests in all real property listed in Schedule 3.12 as leased by it, free and clear of all Liens other than Permitted Liens. Each of Seller and the Transferred Companies enjoys peaceful and undisturbed possession under all Leases under which it operates. Neither Seller nor any Transferred Company has received written notice that, and Seller has no Knowledge that, the ownership or lease of the Real Property by Seller or a Transferred Company or the use thereof, as presently used by Seller or a Transferred Company, violates any local zoning or similar land use laws or governmental regulations. Neither Seller nor any Transferred Company has received written notice of, and Seller has no Knowledge of, any presently existing, violation of or noncompliance with any covenant, condition, restriction, order or easement affecting the Real Property. Neither Seller nor any Transferred Company has received written notice of, and Seller has no Knowledge of, any presently pending or threatened, condemnation affecting the Real Property. Seller has made available to the Buyer complete and correct copies of the Leases referred to in Schedule 3.12. To the Knowledge of Seller, there are no material defects in any buildings, structures and appurtenances thereto located on the Real Property. Seller affirms that on the date hereof no material breach or default under any material Lease has occurred and that the Leases and the terms, conditions, covenants, agreements and provisions contained therein are in full force and effect in all material respects.

     (b) The tangible personal property included in the Purchased Assets, taken as a whole, is in all material respects adequate for the purpose for which it is currently used or held for use, has been maintained in accordance with normal industry practice and is in satisfactory repair and operating condition (subject to normal wear and tear).

   3.13 Intellectual Property. Schedule 3.13 sets forth a list of all registered Patents and Trademarks owned by Seller and the Transferred Companies, and such Patents and Trademarks, together with all other Metrology Intellectual Property, represent all such rights related to the Metrology Business. Except as set forth in such Schedule 3.13, with respect to each such item of Metrology Intellectual Property:

     (a) to the Knowledge of Seller, Seller and the Transferred Companies have sole, exclusive, valid and unencumbered title to such Metrology Intellectual Property, and have not granted any Liens, licenses or other agreements thereon or thereto;

     (b) Seller and the Transferred Companies have not undertaken or omitted to undertake any acts, and Seller knows of no circumstances or grounds that would render unenforceable, invalidate, reduce or eliminate, in whole or in part, such Metrology Intellectual Property or Seller's title thereto;

     (c) to the Knowledge of Seller, no Dispute exists which challenges the legality, validity, enforceability or uses of such Metrology Intellectual Property, and Seller knows of no circumstances or grounds that exist that would give rise to such Disputes;

     (d) Seller knows of no third party that has infringed such Metrology Intellectual Property, except where such infringement of such item, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect;

     (e) such Metrology Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of Dispute, and Seller has fully complied with, paid and otherwise satisfied all such obligations, if any; and

     (f) to the Knowledge of Seller, Seller and the Transferred Companies have full right, power and authority to grant all of the rights, title and interests with respect to such Metrology Intellectual Property granted in this Agreement.

   3.14 Contracts. Schedule 3.14 lists the following contracts, agreements, commitments or obligations (whether written or oral) to which any Transferred Company or, with respect to the Metrology Business, Seller is a party:

     (a) any agreement under which it has created, incurred, assumed, or guaranteed any Indebtedness or under which a Lien has been imposed on any of its assets, tangible or intangible with a value in excess of

  $200,000 in the case of any agreement in Italy, Germany, Switzerland or the United States or with a value in excess of $1,000,000 in the case of other agreements;

     (b) any distribution or selling agreement under which revenues exceeded $1,000,000 in 1999;

     (c) any agreement or commitment for capital expenditures in excess of $1,000,000 for any single project;

     (d) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per year in the case of any agreement in Italy, Germany, Switzerland or the United States or providing for lease payments in excess of $1,000,000 in the case of other agreements;

     (e) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and which involves or is reasonably expected to involve consideration in excess of $1,000,000;

     (f) any agreement containing a material noncompetition provision;

     (g) any collective bargaining or similar labor agreement;

     (h) any employment agreement providing for consideration in excess of $150,000 per annum or providing severance compensation and benefits having an aggregate value in excess of $150,000 in the case of any agreement in Italy, Germany, Switzerland or the United States or providing for consideration in excess of $1,000,000 per annum or providing severance compensation and benefits having an aggregate value in excess of $1,000,000 in the case of any other agreement and any consultant agreement providing for consideration in excess of $200,000 per annum in the case of agreements in Italy, Germany, Switzerland or the United States or providing for consideration in excess of $1,000,000 per annum in the case of all other agreements;

     (i) any brokerage or finder's agreement which involves or is reasonably expected to involve consideration in excess of $200,000;

     (j) any joint venture, partnership or similar agreement involving sharing of profits or expenses (including joint research and development and joint marketing contracts) which is material to the Metrology Business;

     (k) any material operating lease (as lessor, lessee, sublessor or sublessee) of any real property (other than Excluded Assets);

     (l) any license (as licensor, licensee, sublicensor or sublicensee) of any Intellectual Property which involves or is reasonably expected to involve consideration in excess of $100,000 in any one year in the case of agreements in Italy, Germany, Switzerland or the United States or in excess of $1,000,000 in any one year in the case of all other agreements; and

     (m) any other agreement which is material to the Metrology Business and which involves or is reasonably expected to involve consideration in excess of $500,000 in the case of agreements in Italy, Germany, Switzerland or the United States or in excess of $1,000,000 in the case of all other agreements.

Seller has made available to Buyer a copy of each such written agreement and a written summary setting forth the terms and conditions of each such oral agreement. Except as disclosed in Schedule 3.14, with respect to each such agreement: (A) the agreement is in full force and effect and (B) the Transferred Company or Seller, as applicable, which is a party to such agreement and, to the Knowledge of Seller, each other party thereto, is not in breach or default thereof, except for breaches or defaults that would not reasonably be expected to have a Material Adverse Effect. No Consent of any third party is required under any such agreement as a result or in connection with the execution of or the consummation of the transactions contemplated by this Agreement except for Consents set forth on Schedule 3.19 or Consents which, if not obtained, would not have a Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated hereby or thereby.

   3.15 Powers of Attorney. Schedule 3.15 sets forth a list of outstanding powers of attorney executed on behalf of the Transferred Companies or by which any Purchased Asset is bound.

   3.16 Litigation. Except as set forth in Schedule 3.16, and other than Excluded Liabilities, Seller is not a party to any suit, claim, action, proceeding or, to Seller's Knowledge, investigation before any Governmental Entity or before any arbitrator, and to the Knowledge of Seller, no material suit, claim, action, proceeding or investigation has been threatened, and to Seller's Knowledge, there is no reasonable basis for any such material suit, claim, action, proceeding or investigation. Except as set forth on Schedule 3.16, Seller is adequately insured against any matter listed on Schedule 3.16. Seller is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, could have a Material Adverse Effect on the Metrology Business or the Purchased Assets or that could prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

   3.17 Compliance with Law; Environmental Matters. (a) Except as set forth on
Schedule 3.17, each of Seller and its Subsidiaries is not, and has not been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any Law applicable to it or any of its properties, assets, operations or business, except for any such conflict, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or to impair materially the ability of Seller to consummate the transactions contemplated hereby. Without limiting the foregoing, to the Knowledge of Seller, the Transferred Companies and, with respect to the Metrology Business, Seller are in compliance with all applicable Laws regarding employment practices, terms and conditions of employment, wages and hours and have not been and are not engaged in any unfair labor practice, except where a failure to comply or engaging in such practice would not reasonably be expected to have a Material Adverse Effect.

   (b) Except as set forth on Schedule 3.17, to the Knowledge of Seller, the Transferred Companies and, with respect to the Metrology Business, Seller are in material compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect, and no notice of such non-compliance has been received by Seller or any of its Affiliates.

   3.18 Employee Benefits. (a) Schedule 3.18 lists each Employee Benefit Plan maintained or with respect to which contributions are made by Seller or any of its Affiliates in respect of any employees of the Transferred Companies or, with respect to the Metrology Business, Seller, and any other profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of such employees. Except as set forth in Schedule 3.18, (i) each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws; (ii) all contributions which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice; and (iii) all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. Seller has made available to Buyer copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Internal Revenue Service Form 5500 Annual Report, all related trust agreements, insurance contracts, and other funding agreements which implement or relate to each such Employee Benefit Plan.

   (b) Neither Seller nor any ERISA Affiliate has maintained an Employee Pension Benefit Plan subject to Title IV of ERISA or any such plan maintained by the Seller or any ERISA Affiliate has been terminated on a fully funded basis and termination was approved by both Pension Benefit Guaranty Corporation and the Internal Revenue Service and there is no post termination audit or review by any government agency in progress as of the date of closing.

   (c) There are no liens on the assets of any Employee Pension Benefit Plan.

   (d) There are no withdrawal liabilities of Seller or an ERISA Affiliate for any multiemployer pension plan other than as shown on Schedule 3.18.

   (e) There have been no prohibited transactions (as defined in Section 4975 of the Code) with respect to any Employee Pension Benefit Plan and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except as shown on Schedule 3.18.

   (f) No Employee Benefit Plan contains a provision which will cause forfeitures of account balances of Buyer Employees whose benefits are transferred to a transferee plan of Buyer.

   (g) All Employee Pension Benefit Plans containing assets which will be transferred to a plan maintained by Buyer have been administered and are in compliance in all material respects with ERISA and the Code.

   3.19 Consents. Schedule 3.19 sets forth a list of the material Consents (collectively, the "Seller Required Approvals") required for the consummation by Seller or its Affiliates of the transactions contemplated hereby.

   3.20 Absence of Undisclosed Liabilities. Except for Liabilities (a) incurred since June 30, 2000 in the ordinary course of business and consistent with past practice, (b) otherwise disclosed in Schedule 3.20, or (c) reserved against or reflected in the June 30 Metrology Unaudited Balance Sheet, none of the Transferred Companies or, with respect to the Metrology Business, Seller has any Liabilities (other than Excluded Liabilities) that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect.

   3.21 Affiliate Transactions. Schedule 3.21 sets forth all material agreements, contracts, transactions or commitments therefor by which any of the Transferred Companies on the one hand, and any of the Retained Entities on the other hand, are a party or are otherwise bound which were in effect prior to the Closing and which will continue to be in effect after the Closing Date.

   3.22 No Guarantees. Except as set forth in Schedule 3.22, (a) none of the Liabilities of the Metrology Business or of Seller or any of the Transferred Companies incurred in connection with the operation of the Metrology Business is guaranteed by or subject to a similar contingent obligation of any other Person and (b) none of Seller or any of the Transferred Companies has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person in connection with the operations of the Metrology Business.

   3.23 No Improper Payments. Neither Seller nor any agent of Seller, or any person or entity associated with or acting on behalf of Seller, has directly or indirectly (a) made any material contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for business secured, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Seller and all agents, employees and other parties who have acted on behalf of Seller have acted in full compliance in all material respects with the Prohibited Foreign Trade Practices Act.

   3.24 Insurance. Seller maintains insurance with respect to the Metrology Business, and Seller is in compliance with all material requirements and provisions of their insurance policies. No notice of cancellation has been given to or received by Seller with respect to lapse and no such insurance policy is subject to any retroactive rate or audit adjustment or coinsurance arrangement. Seller will provide to Buyer within 30 days after the date of this Agreement a complete and accurate list of all insurance policies maintained by Seller with respect to the Metrology Business.

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

   3.25 Restrictions on Business Activities. Except as set forth on Schedule 3.25, there is no judgment, injunction, order or decree binding upon Seller or any Transferred Company or, to the Knowledge of Seller, threatened that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller or a Transferred Company (either individually or in the aggregate), any acquisition of property by Seller or a Transferred Company (either individually or in the aggregate), providing of any service by Seller or a Transferred Company or the hiring of employees or the conduct of business by Seller or a Transferred Company (either individually or in the aggregate), as currently conducted, except for such prohibitions or impairments which would not reasonably be expected to have a Material Adverse Effect.

   3.26 Disclosure and Duty of Inquiry. Buyer is not nor will it be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Seller pursuant to this Article 3.

4 Representations and Warranties of Buyer.

   Buyer represents and warrants to Seller as follows:

   4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Sweden. As of the Closing Date, each of the Buyer Affiliates will be an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and a wholly-owned subsidiary of Buyer.

   4.2 Authorization of Transaction. Buyer and each Buyer Affiliate have full corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Buyer or any Buyer Affiliate to authorize and permit the execution and delivery by Buyer and any Buyer Affiliate of this Agreement and the instruments required to be executed and delivered or caused to be executed and delivered by Buyer and the Buyer Affiliates pursuant hereto, the performance by Buyer and the Buyer Affiliates of their obligations hereunder, and the consummation by Buyer and the Buyer Affiliates of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and any applicable Buyer Affiliate and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer and the Buyer Affiliates, enforceable against Buyer and the Buyer Affiliates in accordance with its terms.

   4.3 Noncontravention. Neither the execution and the delivery of this Agreement by Buyer, nor the consummation by Buyer or the Buyer Affiliates of the transactions contemplated hereby will (i) violate any provision of its charter, by-laws or other organizational document, (ii) violate any Law to which Buyer or any Buyer Affiliate is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or any Buyer Affiliate is a party or by which it is bound or to which any of its assets is subject if, in the case of clauses (ii) and (iii), such violation, conflict, breach, default, acceleration or other right could reasonably be expected to impair materially Buyer's or any Buyer Affiliate's ability to consummate the transactions contemplated by this Agreement. None of Buyer or any of the Buyer Affiliates needs to give any notice to, make any filing with, or obtain any Consent in order for it to consummate the transactions contemplated by this Agreement (including the assumptions referred to in Section 2), except for the filings and Consents listed in Schedule 4.6.

   4.4 Purchase for Investment. Buyer (and/or any Buyer Affiliate) is purchasing the shares of the Transferred Companies for its own account for investment and not with a view to the disposition thereof or with any present intention of distribution or selling any of such shares.

   4.5 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or any Retained Subsidiary could become liable or obligated.

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

   4.6 Consents. Schedule 4.6 sets forth a list of the material Consents (collectively, the " Buyer Required Approvals") required for the consummation by Buyer and the Buyer Affiliates of the transactions contemplated hereby, including without limitation all non-United States jurisdictions in which the approval of any antitrust or similar authority is required for consummation of the transactions contemplated by this Agreement.

   4.7 Financing. Buyer has sufficient financial resources available to it so as to enable Buyer to satisfy its obligations under this Agreement.

5 Covenants.

   5.1 General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below and including reasonable best efforts to achieve prompt termination of the waiting period under the Hart-Scott-Rodino Act and other similar laws in other jurisdictions with respect to all transactions contemplated hereby, including sale of the WAI Stock and obtain all consents to transfer to the Buyer the Seller's interests in two Chinese joint ventures listed in the definition of Metrology Stock.

   Buyer will, within ten days after execution and delivery of this Agreement advise the Seller in writing of any such similar laws in jurisdictions outside the United States.

   5.2 Notices and Consents; Stockholder Meeting. Seller and Buyer will use their reasonable best efforts to obtain or make the Seller Required Approvals and the Buyer Required Approvals, as the case may be. Seller shall call and hold a special meeting of stockholders as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Unless otherwise required under the applicable fiduciary duties of the directors of Seller, as determined by such directors in good faith after consultation with and based upon the written advice of their outside legal counsel, Seller shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of Seller and (ii) use all reasonable best efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approval.

   5.3 Operation of Business. Pending the Closing, Seller shall, and shall cause the Transferred Companies to, operate the Metrology Business only in the ordinary course consistent with past practice and to consult with and keep Buyer fully informed as to all changes in policies or practices material to the Metrology Business as a whole. Without limiting the generality of the foregoing, (x) Seller will cause each Transferred Company not to issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangement or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares and (y) each Transferred Company and, with respect to the Metrology Business, Seller (other than with the consent of Buyer) agree:

     (a) not to incur any Indebtedness (other than any borrowings from or prepayments to any of its Affiliates) except in the ordinary course of business consistent with past practice;

     (b) not to pay or commit to pay any bonus, other incentive compensation, change-in-control or similar compensation to any officer, director, employee, sales representative, agent or consultant or grant or commit to grant to any officer, director, employee, sales representative, agent, consultant or Affiliate any other increase in, or additional, compensation in any form, other than those made under existing plans or programs or the increases, bonuses and other items listed on Schedule 5.3;

     (c) not to enter into, institute, adopt or materially amend or commit to enter into, institute, adopt or materially amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement trust, fund or arrangement in respect of or for the benefit of any officer, director, employee, sales representative, agent or consultant or Affiliate (whether or not legally binding), except as contemplated by this Agreement or as listed on Schedule 5.3;

     (d) not to sell, transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets other than inventory in the ordinary course of business consistent with past practice and other than in accordance with existing agreements; provided, however, that this clause shall not prohibit Aftermarket Services from selling its shares of WAI in accordance with the Right of First Refusal described in Section 5.16 or transferring the proceeds from any such sale to Seller;

     (e) not to enter into or assume any contract providing for the payment of an amount in excess of $1,000,000 per year, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice;

     (f) not to cause or permit any amendment, supplement, waiver or modification to or of any of its certificate of incorporation, by-laws or other organizational documents;

     (g) not to merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, other than with respect to Excluded Assets;

     (h) not to agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (g);

     (i) to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried by it as of the date hereof;

     (j) to maintain its books of account and records in the ordinary course of business consistent with past practice;

     (k) to maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

     (l) not to accelerate, terminate, make material modifications to, or cancel any contract to which Seller is a party or by which it is bound, except where such acceleration, modification or cancellation would not have a Material Adverse Effect;

     (m) not to make any capital expenditures or commitments in excess of $9,000,000 in the aggregate;

     (n) not to make any material investment in, or any loan to, any other Person (other than its existing Subsidiaries);

     (o) not to grant any license or sublicense of any rights under or with respect to any Intellectual Property, except where the grants (individually or in the aggregate) would not have a Material Adverse Effect;

     (p) not to settle, release or forgive any claim or litigation or waive any right, except where such settlement, release, forgiveness or waiver would not have a Material Adverse Effect;

     (q) not to make any changes in any method of accounting, or accounting principles, which would increase the Purchase Price or the timing of the payment thereof or which Seller's independent certified public accountant, which is of nationally recognized standing, would consider material, other than changes related to Staff Accounting Bulletin No. 101 which shall be disregarded for all purposes of this Agreement; and

     (r) not to increase in any material respect the average time of payment of its U.S. accounts payable to vendors beyond the level applicable at September 30, 2000, which level the parties acknowledge and agree was 63 days.

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

   5.4 Access. Subject to the Confidentiality Agreement dated August 3, 2000 between Seller and Buyer, Seller will permit representatives of Buyer to have full access at all reasonable times before and after the Closing, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Metrology Business, to all premises, properties, books, records, and documents of or pertaining to the Metrology Business.

   5.5 Employee Matters. (a) Buyer shall, or shall cause a Buyer Affiliate to, offer employment, effective as of the Closing Date, to substantially all individuals employed by Seller in the Metrology Business other than those employees who have change in control or severance agreements with the Seller and Buyer shall be responsible for and indemnify Seller against all severance or termination amounts payable to all individuals employed by Seller in the Metrology Business (whether or not receiving an offer from Buyer), other than such employees who have change in control or severance agreements with the Seller. Each such individual who accepts such offer of employment with Buyer or a Buyer Affiliate pursuant to this Section 5.5(a) and each individual who, as of the Closing Date, is employed by a Transferred Company shall be referred to herein as a "Buyer Employee".

   (b) On the Closing Date, Buyer shall provide all Buyer Employees with employment on substantially the same terms and conditions with, at a minimum, substantially the same compensation and substantially the same or comparable benefits as are provided to such employees by Seller or a Transferred Company immediately prior to the Closing Date.

   (c) In the case of each Employee Benefit Plan listed on Schedule 3.18 that is an Employee Welfare Benefit Plan, as of the Closing Date, all Buyer Employees shall cease to participate in such Employee Benefit Plan and shall commence to participate in welfare benefit plans of Buyer (the "Replacement Welfare Plans"). Buyer shall cause the Replacement Welfare Plans to (i) waive all limitations as to pre-existing condition exclusions and actively at work requirements as to each Buyer Employee except to the extent such exclusions or requirements had not been satisfied with respect to such Buyer Employee's participation under the comparable Employee Benefit Plan in which such Buyer Employee was a participant immediately prior to his commencement of participation in the applicable Replacement Welfare Plan (the "Comparable Benefit Plan"), (ii) recognize the service of each Buyer Employee with the Transferred Companies or Seller completed prior to the Closing Date for purposes of any waiting period or other eligibility requirements under the Replacement Welfare Plans to the extent such service would have been taken into account under the Comparable Benefit Plan and (iii) for purposes of satisfying any deductible or out-of-pocket requirements under each Replacement Welfare Plan for the year in which the Closing Date falls, provide each Buyer Employee with credit for any co-payments and deductibles paid under the terms of the Comparable Benefit Plan during such year and prior to the Closing Date.

   (d) Buyer shall cause the trustee of one or more defined contribution plans of Buyer or Buyer's United States Affiliate that qualify under section 401(a) of the Code (the "transferee plan") to accept rollovers, including "direct rollovers" described in Section 401(a)(31) of the Code, of all or any portion of any "eligible rollover distribution" described in Section 402(c)(4) of the Code or Section 408(d)(3) of the Code with respect to the benefits of a Buyer Employee under any Employee Benefit Plan listed on Schedule 3.18 that is a defined contribution plan qualifying under section 401(a) of the Code (the "transferor plan"). In the case of any such Buyer Employee whose interest in a transferor plan includes one or more outstanding participant loans, Buyer shall cause the applicable transferee plan to accept in kind, as part of a direct rollover described in the preceding sentence, the promissory note(s) representing such loan(s) and to facilitate the continuation of such outstanding loan in accordance with its terms.

   Notwithstanding the foregoing, Buyer shall not accept a rollover of the Seller's ESOP and shall not assume any liabilities under Seller's Umbrella SERP except with respect to employees of Seller or Transferred Companies that Buyer or its Affiliates hire or retain on the Closing Date without giving a termination notice in respect thereto.

   (e) Buyer shall indemnify Seller and its Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under the Worker Adjustment and Restraining Notification Act of 1988 (the "WARN Act"), or any state plant closing or notification law, or similar law in jurisdictions outside the United States, arising out of, or relating to, any actions taken by Buyer or its Affiliates on or after the Closing Date. Seller shall indemnify Buyer and its Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under the WARN Act or any state plant closing or notification law, or similar law in jurisdictions outside the United States, arising out of, or relating to, any actions to close a plant taken by Seller or the Retained Entities prior to, at or after the Closing.

   5.6 Bulk Sales Compliance. Buyer hereby waives compliance by Seller with the provisions of any bulk sales or similar law of any jurisdiction.

   5.7 Notice of Developments. Prior to the Closing Date, Seller or Buyer shall promptly notify the other party in writing of any development causing a breach of any of its own representations and warranties contained in this Agreement.

   5.8 No Solicitation. (a) During the term of this Agreement, Seller shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers, employees, agents and representatives not to (x) solicit, initiate or encourage the initiation of any inquiries or proposals regarding the acquisition by any Person of any of the Metrology Stock, or all or a material portion of the Metrology Business or of the Purchased Assets (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (y) engage in negotiations or discussions concerning, or furnish or permit to be furnished any non-public information concerning the Metrology Business to any Person relating to, any Acquisition Proposal, or (z) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 5.8(a) shall prevent the Board of Directors of Seller from considering, negotiating, discussing, approving and recommending to the stockholders of Seller a bona fide Acquisition Proposal not solicited, initiated or encouraged in violation of this Agreement, provided the Board of Directors of Seller determines in good faith (upon the advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties. Nothing contained in this Section 5.8 shall prohibit the Board of Directors of Seller from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

   (b) Seller shall immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for non-public information relating to the Metrology Business in connection with an Acquisition Proposal or for access to the properties, books or records of Seller or any of its Subsidiaries by any person or entity that informs the Board of Directors of Seller or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate whether Seller is providing or intends to provide the Person making the Acquisition Proposal with access to information concerning Seller as provided in Section 5.8(c).

   (c) If the Board of Directors of Seller receives a request for material non-public information by a Person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors of Seller determines in good faith and upon the advice of outside counsel that it is required to cause Seller to act as provided in this Section 5.8(c) in order to discharge properly the directors' fiduciary duties, then, provided such Person has executed a confidentiality agreement substantially similar to the one then in effect between Seller and Buyer, Seller may provide such Person with access to information regarding the Metrology Business.

   (d) Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing. Seller agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which Seller is a party.

   5.9 Noncompetition; Nonsolicitation. Seller agrees that, in consideration of the purchase of the Metrology Stock and the Metrology Assets by Buyer hereunder, neither it nor BSIS shall, on or prior to the date which is five
(5) years after the Closing Date, directly or indirectly, own, manage, operate, control or invest in any business or venture engaged in whole or in part in the Metrology Business or any portion thereof; provided, however, that this Section 5.9 shall not preclude Seller or BSIS, together with their respective Affiliates, from developing and marketing the XactMeasure or other software products of BSIS (but not the legacy software derivatives referred to in the third paragraph of Section 5.13). The restrictions contained in this
Section 5.9 shall apply to any successors to the business of Seller or BSIS.

   Reference is made to the BSIS Stockholders' Agreement for certain royalty obligations of BSIS to the Buyer and related matters.

   Seller further agrees that, on or prior to the date which is five (5) years after the Closing Date, neither Seller nor BSIS will directly or indirectly without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee or full-time or half-time consultant of Buyer or any of its Affiliates, to leave the employ of Buyer or such Affiliate unless such person has been terminated by Buyer or an Affiliate of Buyer; provided, however, that this provision shall not prohibit Seller or BSIS from employing employees of Buyer or its Affiliates who are not specifically recruited or solicited in any way and who seek employment with Seller or BSIS on their own initiative or in response to general advertising or a recruiting firm not targeted on hiring any particular individual or any employees of Buyer or its Affiliates. The BSIS Stock Purchase Agreement shall contain substantially identical restrictions on the ability of Buyer and its Affiliates to solicit or hire employees of BSIS following the Closing.

   5.10 Real Property. Seller hereby covenants and agrees at all times through the Closing faithfully to abide by, carry out and fully perform in all material respects the terms, covenants, provisions, conditions and agreements contained in the Leases and agrees not to cause, allow or suffer any material breach or default thereof to occur.

   5.11 Change of Name. Immediately following the Closing, Seller shall change its corporate name and the names of any Retained Subsidiaries to eliminate any reference to Brown & Sharpe and to adopt corporate names which would not be reasonably likely to cause confusion with the Brown & Sharpe name.

   5.12 Heathrow Airport Property. By written notice to Seller no less than thirty (30) days prior to the Closing, Buyer shall have the option to have Brown & Sharpe Group Ltd. retain ownership of the Heathrow Airport Property and the related rights more particularly described on Schedule 5.12 (the "Heathrow Property"). In the event that Buyer exercises such option, Buyer shall be obligated to pay Seller an additional $5 million of Purchase Price at Closing. In the event that Buyer does not exercise such option, Seller or its designee shall acquire for no payment the Heathrow Property from Brown & Sharpe Group Ltd. prior to the Closing and shall be responsible for any Taxes arising out of such acquisition.

   5.13 BSIS. At the Closing, Buyer or its designated Affiliate shall purchase and BSIS shall sell shares of its authorized but unissued common stock of BSIS representing 16.7% of the issued and outstanding common stock of BSIS for a BSIS Stock Purchase Price of $2.5 million payable in cash. Such purchase and sale will be made pursuant to a purchase agreement mutually acceptable to Buyer and Seller to be entered into within 15 days after the execution and delivery of this Agreement (the "BSIS Stock Purchase Agreement") and at the Closing Buyer and Seller shall enter into a stockholders' agreement mutually acceptable to Buyer and Seller relating to the shares of BSIS, such agreement (the "BSIS Stockholders' Agreement") to contain investment restrictions necessary for a "private placement" under U.S. securities law, transfer restrictions, voting provisions and a Buyer right of first refusal in connection with offers by a third party to Seller or BSIS for the acquisition of BSIS (by sale of stock, merger or otherwise), the form of which shall be agreed within 15 days after the execution and delivery of this Agreement.

   On each of the first three anniversaries of the Closing, Buyer shall purchase additional shares of BSIS for a purchase price of $1.5 million on each such anniversary. The number of shares sold to the Buyer shall be the lesser of (a) 10% of the outstanding common stock of BSIS or (b) a percentage of the outstanding common stock of BSIS equal to the quotient of $1.5 million divided by the fair market value of BSIS determined as of a date which is 30 days prior to the scheduled additional purchase date (or, if the shares of BSIS are at the time publicly traded, determined by reference to the average of the closing prices of such BSIS shares on the applicable exchange over the thirty-day period ending three (3) days prior to the scheduled purchase date). If Buyer and Seller cannot agree as to the fair market value as of any date, such determination shall be made by the Auditor, whose determination shall be final and binding on the Parties and whose fees shall be shared equally by the Parties. Buyer shall have the right to accelerate the timing of the purchases it is obligated to make pursuant to this Section 5.13.

   The parties acknowledge and agree that (i) the legacy software (e.g. Quindos, Tutor, Chorus, MM4) owned by Seller and/or its Subsidiaries is currently and shall continue to be after the Closing an exclusive asset of the Metrology Business, (ii) the XactMeasure legacy derivatives (e.g. XactQuindos, Chorus X, MM4X, Tutor X) of BSIS shall be transferred by BSIS to the appropriate unit in the Metrology Business the core legacy software prior to the Closing (with BSIS retaining rights to its XactMeasure MR1 and MR2 Technology) and BSIS shall have no right to sell or license the XactMeasure legacy derivatives software (iii) the XactMeasure product is currently and shall continue to be after the Closing an exclusive asset of BSIS, and BSIS's rights to use the legacy software and XactMeasure legacy derivatives in connection with the development of XactMeasure and its progeny (but not the derivatives transferred as part of the Metrology Business above), as embodied in Software Programming Services Agreements between BSIS and the Transferred Companies, will continue in full force and effect following the Closing. The parties agree to make such mutually agreed changes to Section 6.4 of the various Software Programming Services Agreements as may be necessary to protect the proprietary rights of Buyer and the Transferred Companies in the legacy software products.

   The BSIS Stockholders' Agreement shall provide that for a five year period following the Closing, (a) BSIS shall sell XactMeasure licenses to Buyer and its Affiliates for OEM use and for distribution in connection with the Metrology Business at a price of $1,500 per unit for coordinate measuring machine ("CMM") applications and (b) BSIS shall pay to Buyer a royalty of $5,000 per unit for XactMeasure licenses sold by BSIS through distribution channels other than Buyer or its Affiliates for CMM applications.

   5.14 North Kingstown Lease (sometimes referred to as the "Buyer Lease"). At the Closing, Buyer and Seller shall enter into a lease with respect to a portion of Seller's facility at Precision Park. The lease will provide for:
(a) a term of five (5) years; (b) a declining amount of space rented over the term; (c) the tenant bearing no responsibility for structural repairs; (d) a rental rate consisting of a base rent with appropriate charges for taxes, utilities and insurance calculated in a manner consistent with past practice; and (e) such other terms as are mutually acceptable to Buyer and Seller, said lease to be in the form of Exhibit B.

   5.15 Closing Balance Sheet. Following the Closing, Buyer and Seller (to the extent Seller has available staff, computer or other equipment at the time) shall cooperate in the preparation of Buyer's Closing Date balance sheet for the Metrology Business which, at the option of Buyer, may be audited. In furtherance of the foregoing, Buyer shall have the access provided by Section 5.4.

   5.16 WAI. The parties acknowledge that the transfer of the shares of WAI held by Aftermarket Services, whether directly or indirectly through the transfer of the shares of Aftermarket Services, is subject to a right of first refusal (the "Right of First Refusal") contained in the Incorporation Agreement dated as of August 10, 1990 among WAI, Aftermarket Services and the WAI Stockholders. Within a reasonable time after the date of execution and delivery of this Agreement, Buyer shall provide to Seller a written notice setting forth the dollar amount of the Purchase Price that will be allocated to the shares of WAI held by Aftermarket Services. Buyer shall promptly offer to the WAI Stockholders the right to purchase the shares of WAI held by Aftermarket Services in accordance with terms of the Right of First Refusal and a form of Purchase and Sale Agreement acceptable to Buyer and Seller for such shares of WAI. If the Right of First Refusal is exercised in accordance with its terms, the Purchase Price shall be reduced by the amount paid by the WAI Stockholders to Aftermarket Services for the WAI shares (the "WAI Purchase Price"), and any portion of the WAI Purchase Price held by Aftermarket Services at the Closing shall be included in the calculation of the Cash Amount pursuant to Section 2.4. If the Right of First Refusal is not exercised in accordance with its terms by the WAI Stockholders, Aftermarket Services shall continue to hold the shares of WAI through the Closing (at which Closing Buyer shall purchase the shares of Aftermarket Services, and indirectly the shares of WAI) and there shall be no adjustment to the Purchase Price.

   All other provisions of this Agreement shall be interpreted consistently with the results obtained under this Section 5.16 after the date hereof and prior to the Closing hereunder.

   5.17 Deal Structure. The parties agree to discuss in good faith the possibility of altering the structure of the transactions contemplated by this Agreement for tax planning purposes. In no event shall either party be obligated to agree to any change in the terms of the structure of such transactions is such change might reasonably be expected to have an adverse economic impact on such party.

   5.18 Termination of Intercompany Agreements. Effective as of the Closing, Seller and the Retained Entities shall enter into a mutual termination and release with the Transferred Companies providing for the termination of all agreements and receivables and payables between Seller or a Retained Entity, on the one hand, and a Transferred Company, on the other hand, other than the agreements set forth on Schedule 3.21, any agreements entered into in connection with the transactions contemplated by this Agreement and receivables and payables between BSIS and any Transferred Company.

6 Tax Matters

   6.1 Tax Returns. (a) Seller shall be responsible for preparing and filing the Tax Returns of, or which include, Seller or any Retained Subsidiary and shall be responsible for the payment of any Tax due thereon.

   (b) Buyer shall be responsible for preparing and filing the Tax Returns of, or which include, any of the Transferred Companies for all tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date and for all tax periods ending after the Closing Date, and shall be responsible in each case for the payment of all Taxes due thereon, other than Income Tax Returns with respect to which consolidated, combined or unitary Tax Returns of the Seller are required to be filed for periods ending on or before the Closing Date and which include the operations of the Transferred Companies. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

   6.2 Tax Indemnities. Buyer shall indemnify and hold Seller harmless from
(i) all deficiencies in Tax of the Transferred Companies and (ii) all Taxes resulting from any action taken without Seller's written consent by Buyer or any Transferred Company after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). No loss, credit or other item of a Transferred Company may be carried back without Seller's written consent, which Seller may withhold in its sole and absolute discretion, to a taxable period for which Seller or any Subsidiary of Seller filed a consolidated, unitary or combined Tax Return with the Transferred Companies unless such carryback is required by law. Seller shall promptly pay over to Buyer the amount of any refund (including interest) received as a result of such a permitted carryback but may retain any refund (including interest) resulting from a carryback not so permitted. Seller agrees to indemnify Buyer and any Transferred Company for any tax liability any Transferred Company incurs in respect of the liability of Seller and any Retained Entity in a United States consolidated, combined or unitary Tax Return of Seller filed for periods ending on or before the Closing Date.

   6.3 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any Rhode Island and New York State Gains Tax, Sales Tax and any similar tax imposed in other states or subdivisions), shall be paid by Buyer or a Buyer Affiliate when due, and Buyer and the Buyer Affiliates will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

   6.4 Cooperation on Tax Matters. (a) Buyer, the Transferred Companies, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Transferred Companies and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Transferred Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Transferred Companies or Seller, as the case may be, shall allow the other party to take possession of such books and records.

   (b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

   6.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Transferred Companies shall be terminated as of the Closing Date and, after the Closing Date, none of Seller, the Retained Entities or the Transferred Companies shall be bound thereby or have any liability thereunder.

7 Conditions to Obligation to Close.

   7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is, at the option of Buyer, subject to satisfaction of the following conditions:

     (a) Representations and Warranties. The representations and warranties set forth in Section 3 shall be true and correct in all respects as set forth therein at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date, except for such failures to be true and correct as do not, in the aggregate, have a Material Adverse Effect;

     (b) Performance by Seller. Seller shall have performed and complied with all of its covenants and agreements hereunder through the Closing in all material respects;

     (c) Consents. Seller and Buyer shall have made or obtained all Seller Required Approvals and Buyer Required Approvals;

     (d) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any material transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (e) Certificates. Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a) and (b) is satisfied in all respects;

     (f) Lease. Seller shall have executed and delivered to Buyer (or one of its Affiliates) the lease for real property located in Precision Park contemplated by Section 5.14 (the "Buyer Lease");

     (g) Antitrust Matters. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act (and the applicable antitrust laws of jurisdictions other than the United States set forth on
  Schedule 4.6) with respect to all contemplated transactions hereunder, including the sale of the stock of WAI under Section 5.16 shall have expired or otherwise been terminated;

     (h) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Seller;

     (i) Opinion. Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Buyer and dated as of the Closing Date;

     (j) Resignations. Buyer shall have received the resignations, dated as of the Closing Date, of each director of the Transferred Companies;

     (k) Transfer Documents. Seller shall have delivered to Buyer, the appropriate Buyer Affiliate or the relevant Transferred Company at the Closing the documents required by Section 2.7(b);

     (l) BSIS Stockholders' Agreement. Seller and BSIS shall have executed and delivered to Buyer (or one of its Affiliates) the BSIS Stock Purchase Agreement and the BSIS Stockholders' Agreement contemplated by Section 5.13; and

     (m) Material Adverse Effect. Since September 30, 2000, no event shall have occurred and no condition shall have arisen which has had or is reasonably likely to result in a Material Adverse Effect, except as disclosed in the Agreement or the schedules attached hereto.

   7.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is at the option of Seller subject to satisfaction of the following conditions:

     (a) Representations and Warranties. The representations and warranties set forth in Section 4 shall be true and correct in all respects as set forth therein (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date;

     (b) Performance by Buyer. Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing, and shall have paid the Purchase Price in accordance with Section 2.3;

     (c) Consents. Seller and Buyer shall have made or obtained all Seller Required Approvals and Buyer Required Approvals;

     (d) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any material transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (e) Antitrust Matters. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act (and the applicable antitrust laws of jurisdictions other than the United States set forth on
  Schedule 4.6) with respect to all contemplated transactions, hereunder including the sale of stock of WAI, shall have expired or otherwise been terminated;

     (f) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Seller;

     (g) Certificates. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 7.2(a) and (b) is satisfied in all respects;

     (h) Lease. Buyer (or one of its Affiliates) shall have executed and delivered to Seller the Buyer Lease contemplated by Section 5.14;

     (i) Payment of Bank and Insurance Company Debt; Release of
  Guarantees. Buyer shall have paid or made arrangements satisfactory to Seller to permit Seller to pay in full simultaneously with the Closing on the Closing Date all Bank and Insurance Company Debt then outstanding and shall have obtained releases of all guarantees by the Retained Entities set forth on Schedule 3.22;

     (j) Opinion. Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Seller and dated as of the Closing Date;

     (k) Assumption Agreements. Buyer or a Buyer Affiliate shall have delivered to Seller at the Closing the documents required by Section 2.7(c); and

     (l) BSIS Stockholders' Agreement. Buyer (or one of its Affiliates) shall have executed and delivered to Seller and BSIS the BSIS Stock Purchase Agreement, invested $2.5 Million cash for shares of stock of BSIS and executed and delivered the BSIS Stockholders' Agreement contemplated by
  Section 5.13

8 Indemnification.

   8.1 Survival of Representations, Warranties, Agreements and
Covenants. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Closing or upon the earlier termination of this Agreement pursuant to Section 9.1, as the case may be, except that the representations and warranties set forth in Sections 3.2, 3.4, 3.5, 3.7, 4.2,
4.4 and 4.5 and the agreements set forth in Sections 2.2, 2.4, 2.5, 5.4, 5.5, 5.6, 5.9, 5.11, 5.13, 5.15, 6, 8 and 10 shall survive the Closing indefinitely and those set forth in Section 9.2 shall survive such termination indefinitely. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

   8.2 Indemnity by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer, the Transferred Companies, and its and their directors, officers, employees, agents and Affiliates (the "Buyer Indemnitees") against and in respect of, and pay and reimburse the Buyer Indemnitees for, all Liabilities, damages, losses, expenses, and costs (including reasonable attorneys' and accountants' fees and expenses), whether or not resulting from third party claims (collectively, "Losses"), as a result of or arising out of
(a) the inaccuracy of any representation or warranty made by Seller herein that survives the Closing; (b) any breach or nonfulfillment after the Closing of any agreement or covenant of Seller contained herein or in any agreement or instrument required to be entered into in connection herewith that survives the Closing; (c) any lawsuit or claim by any shareholder of Seller in its capacity as a shareholder of Seller relating to or in any way arising out of the transactions contemplated by this Agreement, except to the extent any such lawsuit or claim arises from a breach of this Agreement by Buyer; (d) non-compliance with applicable bulk sales laws of the United States; (e) any Excluded Liability; (f) any Tax liability arising out of a transfer of the Heathrow Property to Seller or its designee pursuant to Section 5.12 or (g) any breach or nonfulfillment of the Seller's indemnity in Section 5.5(e); provided, however, that Seller shall have no Liability under clause (a) of this Section 8.2 in respect of Losses until and then only to the extent that the aggregate of such Losses exceeds $1,000,000, in which case Seller will be liable for the amount of such Losses in excess of $1,000,000.

   8.3 Exclusive Remedy. Except for Tax matters, which shall also be governed by the provisions of Section 6, and the indemnities set forth in Section 5.5, this Section 8 shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Buyer or Seller or their successors and assigns; provided that the foregoing shall not limit the right of the Parties to such equitable remedies as may be available or any Party's remedies in respect of fraud by the other Party in connection herewith.

   8.4 Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and Affiliates (the "Seller Indemnitees") against and in respect of, and pay and reimburse the Seller Indemnitees for, all Losses resulting from or arising out of (a) the inaccuracy of any representation or warranty made by Buyer herein that survives the Closing or (b) any breach or nonfulfillment after the Closing of any agreement or covenant of Buyer, including Buyer's or Buyer Affiliate's agreement to assume the Metrology Liabilities pursuant to Section 2.3, contained herein or in any agreement or instrument required to be entered into in connection herewith that survives the Closing or (c) any breach or nonfulfillment of the Buyer's indemnity in Section 5.5(a) or Section 5.5(e); provided, however, that Buyer shall have no Liability under clause (a) of this
Section 8.4 in respect of Losses until and then only to the extent that the aggregate of such Losses exceeds $1,000,000, in which case Buyer will be liable for the amount of such Losses in excess of $1,000,000.

   8.5 Matters Involving Third Parties. (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that a delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder only to the extent the Indemnifying Party thereby is materially prejudiced.

   (a) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice so long as (i) the Indemnifying Party notifies the Indemnified Party in writing of its election to defend and (ii) the Indemnifying Party conducts the defense of the Third Party Claim diligently. In the event that the Indemnified Party shall in good faith determine that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of a claim subject to indemnification hereunder, the Indemnified Party shall have the right at all times to take over and assume control of the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

   (b) So long as the Indemnifying Party is conducting the defense of the Third Party Claim diligently, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

   (c) In the event that the Indemnifying Party does not diligently conduct the defense, (i) the Indemnified Party may defend against the Third Party Claim and (ii) the Indemnifying Party will remain responsible for any losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Section 8.

   (d) Except with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement if such judgment or settlement provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

   8.6 Insurance Proceeds. If a party entitled to indemnification under
Section 8.2 or 8.4 (an "Indemnified Party") receives, subsequent to its receipt of any indemnification from the party required to provide indemnification under Section 8.2 or 8.4 (an "Indemnifying Party"), an amount in respect of the Losses for which it has received indemnification (the "Indemnified Losses") under insurance coverage, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment made by such Indemnifying Party up to such amount received under such insurance coverage. If any Losses for which an Indemnifying Party is responsible or allegedly responsible pursuant to Section 8.2 or 8.4 are recoverable or potentially recoverable under insurance coverage at the time when payment is due hereunder, following payment by the Indemnifying Party for such Losses, (a) the Indemnified Party shall attempt in good faith to collect any and all such Losses under such insurance coverage or (b) at the request of the Indemnifying Party, the Indemnified Party shall assign any and all rights that it may have to recover such Losses to the Indemnifying Party, or, if such rights are not assignable under applicable law or otherwise, the Indemnified Party shall continue to attempt in good faith to collect any and all such Losses under such insurance coverage for the benefit of, and at the expense and direction of, the Indemnifying Party.

9 Termination.

   9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

   (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

   (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in a manner that has caused or is reasonably likely to result in a Material Adverse Effect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 2001, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

   (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, agreement or covenant contained in this Agreement in a manner that has caused or is reasonably likely to result in a material adverse effect on Buyer's ability to satisfy its obligations under this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before April 30, 2001, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

   (d) Either Seller or Buyer may terminate this Agreement by giving written notice to the other party prior to the Closing if: (i) the Board of Directors of Seller shall have recommended to the stockholders of Seller an Alternative Transaction (as defined below) or resolves to do so; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Seller is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; provided, that Seller shall not be entitled to exercise any termination rights under this Section 9.1(d) unless (x) any action of the Board of Directors of Seller referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties as determined in good faith by the Board of Directors upon the written advice of outside counsel and (y) Seller has complied with its obligations in Section 5.8.

   As used herein, "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Buyer or its Affiliates (a "Third Party") acquires or would acquire more than 15% of the outstanding shares of capital stock of Seller, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Seller or any of its significant Subsidiaries or the Metrology Business by a merger or other business combination (including any so-called "merger of equals" and whether or not Seller or any of its significant Subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller and any entity surviving any merger or business combination including any of them) of Seller or any of its Subsidiaries having a fair market value equal to more than 35% of the fair market value of all the assets of Seller and its Subsidiaries, taken as a whole, immediately prior to such transaction. An Alternative Transaction shall also include a transaction resulting from an Acquisition Proposal under Section 5.8 to the extent that such transaction meets the criteria set forth in this Section 9.1(d).

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

   9.2 Effect of Termination. (a) If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except (i) as set forth in clauses (b), (c) or (d) below and (ii) nothing herein shall relieve any Party from liability for any breach hereof occurring prior to termination.

   (b) Seller shall pay Buyer a fee of $4,000,000 plus Buyer's verifiable expenses relating to the due diligence, negotiation and documentation of the transactions contemplated by this Agreement (including without limitation accounting, legal and investment banking fees and expenses) not to exceed $2,000,000 (the "Fee") upon the termination of this Agreement by Seller or Buyer pursuant to Section 9.1(d).

   (c) Seller shall pay Buyer the Fee if all of the following events have occurred:

     (1) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to Seller at any time on or after the date of this Agreement and on or prior to the date of the meeting of the stockholders of Seller referred to in Section 5.2 hereof (including the last date on which any adjourned session thereof is reconvened);

     (2) either Seller or Buyer terminates this Agreement pursuant to Section 9.1(b)(ii) or 9.1(c)(ii) if, in the case of termination under either such Section, the requisite vote for approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller shall not have been obtained by April 30, 2001; and

     (3) thereafter on or prior to the anniversary of the date of termination, (A) such Alternative Transaction is consummated or (B) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to Seller prior to such termination, that would constitute an Alternative Transaction (provided that for purposes of this clause (3) of Section 9.2(c) the reference to the percentage of outstanding shares of capital stock of Seller in clause (i) of the definition of Alternative Transaction shall be 50% instead of 15%). In no event shall the Fee be payable more than once pursuant to this
  Section 9.2.

   (d) In the event that the shareholders meeting contemplated by Section 5.2 is held and the requisite vote for approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of Seller shall not have been obtained at such meeting or any adjournment thereof other than as a result of Buyer being in material breach of its obligations under this Agreement, Seller shall reimburse Buyer for (i) Buyer's verifiable expenses relating to the due diligence, negotiation and documentation of the transactions contemplated by this Agreement (including without limitation accounting, legal and investment banking fees and expenses) not to exceed $1,000,000 and (ii) expenses related to commitments (not to exceed $1,000,000) made by Buyer to individuals hired specifically to work in the Metrology Business, less mitigation if any such individual obtains other employment.

   (e) The Fee payable pursuant to Section 9.2(b) shall be paid within one business day after the first to occur of any of the events described in
Section 9.2(b). The Fee payable pursuant to Section 9.2(c) shall be paid within one business day following the consummation of any such Alternative Transaction. The expenses payable under Section 9.2(d) shall be payable at such time as the shareholders of Seller vote on this Agreement and the transactions contemplated hereby with the result that the requisite vote in favor is not obtained. Notwithstanding the preceding sentences, in no event shall Seller be required to pay any such Fee or expenses to Buyer if, immediately prior to the termination of this Agreement, Seller had the right to terminate this Agreement under Section 9.1(c)(i). In no event shall Buyer be entitled to payment under both Sections 9.2(b) or 9.2(c) and 9.2(d); provided, however, that if Buyer would otherwise be entitled to fees under more than one of such sections, Buyer shall be entitled to receive the higher of such fees.

10 Miscellaneous.

   10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

   10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, except for the Confidentiality Agreement dated August 3, 2000 which remains in full force and effect.

   10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, provided in each case that Buyer continues to be responsible for and guarantees all of its obligations hereunder.

   10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

       If to Seller:

        Brown & Sharpe Manufacturing Company
        Precision Park
        200 Frenchtown Road
        North Kingstown, RI 02852-1700
        Attn: James W. Hayes, III, Esq.
        Facsimile: 401-886-2214

        with a copy to:

        Ropes & Gray
        One International Place
        Boston, MA 02110
        Attn: Howard K. Fuguet, Esq.
        Facsimile: 617-951-7050

       If to Buyer:

        Hexagon AB
        Kronobryggan, S-261 31
        Landskrona, Sweden
        Attention: Ola Rollen
        Facsimile: +46 418 44 92 08
        with a copy to:

        Jones, Damia, Kaufman, Borofsky & DePaul, LLC
        301 Main Street, P.O. Box 157
        Danbury, CT 06813-0157
        Attn: Sanford D. Kaufman, Esq.
        Facsimile: 203-797-8403

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

   10.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of Seller and Buyer, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause
(a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by personal delivery, expedited courier or messenger service, at its address specified pursuant to Section 10.7 hereof is reasonably calculated to give actual notice. The provisions of this Section 10.8 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal or state courts of the State of New York.

   10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   10.11 Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) and Seller will bear all of the costs and expenses (including legal fees and expenses) of the Transferred Companies in connection with the preparation of this Agreement and the transactions contemplated hereby, except as otherwise expressly provided in
Section 9.

   10.12 Staff Accounting Bulletin. The parties acknowledge and agree that for all purposes under this Agreement, no effect shall be given to Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

                 [Remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                        HEXAGON AB

                                                      /s/ Ola Rollen
                                        By ____________________________________
                                           Name: Ola Rollen
                                           Title: President and Chief
                                            Executive Officer

                                        BROWN & SHARPE MANUFACTURING COMPANY

                                                  /s/ Kenneth N. Kermes
                                        By ____________________________________
                                           Name: Kenneth N. Kermes
                                           Title: President

                   [Signature page to Acquisition Agreement]

                                                                        Annex B

November 16, 2000

To The Board of Directors of Brown & Sharpe Manufacturing Company

Gentlemen:

   We understand that Brown & Sharpe Manufacturing Company ("BNS" or the "Company") has entered into a non-binding agreement with Hexagon A.B., a publicly traded limited liability company existing under the laws of Sweden ("HEX"), whereby HEX will acquire (i) the Worldwide Measuring Systems and Precision Measuring Instrument businesses of the Company, (ii) BNS's 30% interest in Wilcox Associates Inc., (iii) a 46.7% interest in Brown & Sharpe Information Systems, Inc. (for an additional $7.0 million), and (iv) an option to purchase real estate located in London, England operating as a gravel pit for $5.0 million, for an aggregate purchase price of $160.0 million in cash. Additionally, there is a potential earn-out payment of up to $20.0 million based on certain operating profits as of December 31, 2000 (adjusted for agreed upon items). Such transaction and all related transactions are referred to collectively herein as the "Transaction." The Company has requested that Houlihan Lokey render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the Company of the consideration to be received in connection with the Transaction.

   You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. reviewed the annual audited financial statements on Form 10-K for BNS for the fiscal years ended December 31, 1997, 1998 and 1999 and unaudited quarterly financial statements on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  2 reviewed drafts of certain documents to be delivered at the closing of the Transaction;

  3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and spoke with representatives of the Company's investment banker to discuss certain matters;


  4. visited certain facilities and business offices of the Company;

  5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2000 through 2004;

  6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  7. reviewed documents pertaining to Company's businesses and assets which will not be purchased and acquired by HEX;

  8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly announced transactions that we considered similar to the Transaction; and

  9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair to the Company from a financial point of view.

                                          HOULIHAN LOKEY HOWARD & ZUKIN
                                           FINANCIAL ADVISORS, INC.

                                            /s/ Houlihan Lokey Howard & Zukin
                                          _____________________________________
                                                Financial Advisors, Inc.

                                                                        Annex C

  PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF
                     BROWN & SHARPE MANUFACTURING COMPANY:

   Replace the first paragraph of Article FOURTH that currently reads:

     "FOURTH: The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 33,000,000 shares of which 30,000,000 shares shall be Class A Common Stock, $1.00 par value per share, 2,000,000 shares shall be Class B Common Stock, $1.00 par value per share, and 1,000,000 shares shall be Preferred Stock, $1.00 par value per share. The Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to together as the "Common Stock"."

   With the following paragraph:

     "FOURTH: The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 33,000,000 shares of which 30,000,000 shares shall be Class A Common Stock, $0.01 par value per share, 2,000,000 shares shall be Class B Common Stock, $0.01 par value per share, and 1,000,000 shares shall be Preferred Stock, $1.00 par value per share. The Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to together as the "Common Stock"."

   [The remainder of Article FOURTH remains unchanged.]

                                                                         Annex D

                            PURCHASE AND SALE AGREEMENT

                             dated as of March 2, 2001

                                  by and between

                       BROWN & SHARPE MANUFACTURING COMPANY

                                     as Seller

                                        and

                           PRECISION PARK PARTNERS, LLC

                                     as Buyer

           with respect to approximately 169 acres of real property and improvements located on Frenchtown Road in North Kingstown, Rhode Island
          (with a portion thereof located in East Greenwich, Rhode Island

                          PURCHASE AND SALE AGREEMENT

   THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of March, 2001 (the "Effective Date"), by and between BROWN & SHARPE MANUFACTURING COMPANY, a Delaware corporation having an address at 200 Frenchtown Road, North Kingstown, Rhode Island 02852 ("Seller"), and PRECISION PARK PARTNERS, LLC, a Rhode Island limited liability company having an address at 333 Strawberry Field Road, Warwick, Rhode Island 02806 ("Buyer").

                                   ARTICLE I

                                   PROPERTY

   Section 1.01. Property. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, those certain lots or parcels of land (the "Land"), with the buildings, fixtures and improvements thereon (the "Improvements"), located at 200 Frenchtown Road, North Kingstown, Rhode Island, consisting of approximately 169 acres (with a portion thereof located in East Greenwich, Rhode Island), and more particularly described on Exhibit A attached hereto and made a part hereof.

   TOGETHER ALSO with all right, title and interest of Seller, if any, in and to (i) the land in the bed of any public street, road or avenue, open or proposed, in front of or adjoining the Land, to the center line thereof,
(ii) any rights of way, easements, appurtenances, alleys, gores and strips of land adjoining or appurtenant to the Land and used in conjunction therewith,
(iii) any water rights, riparian rights and powers, hereditaments and appurtenances with respect thereto, all right, title and interest of Seller in and to any side or spur railroad tracks and all rights of way appurtenant thereto, (iv) any award made or to be made in lieu of any of the foregoing and any unpaid award for damage to the Land or the Improvements by reason of change of grade of any street, road or avenue; (v) any award made or to be made with respect to the Route 4 Condemnation (as hereinafter defined); (vi) the Existing Leases (hereinafter defined) and the Hexagon Lease (as hereinafter defined); (vii) all rents and profits from the Existing Leases and the Hexagon Lease applicable to any period from and after the Closing Date (hereinafter defined), and any security or tenant deposit made by any tenant to Seller whether or not refundable, together with interest required by law or by the applicable Existing Lease to be paid thereon, and any other documents, records or rights owned by Seller affecting or relating to the Land, the Existing Leases or the Improvements; and (viii) all fixtures and/or personal property listed on Exhibit B attached hereto and made a part hereof (the "Personal Property").

   All of the foregoing items purchased under this Agreement are collectively referred to as the "Property".

                                  ARTICLE II

                                PURCHASE PRICE

   Section 2.01. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Fifteen Million Five Hundred Thousand and 00/100 Dollars ($15,500,000.00). The Purchase Price will be paid by Buyer to Seller at the Closing (as hereinafter defined) and recording of the Deed (as hereinafter defined) in cash or by wire transfer of immediately available funds.

   Section 2.02. Use of Purchase Price. To enable Seller to make conveyance as provided in this Agreement, Seller shall use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, other than the Permitted Encumbrances (as hereinafter defined), provided that all instruments so procured are recorded simultaneously with the delivery of the Deed or that provision for prompt recording thereof satisfactory to the Buyer's attorneys are made on the date of Closing.

   Section 2.03. Deposits. The Buyer shall make deposits against the Purchase Price in the following manner:

     (a) Contemporaneously with the execution of this Agreement, Buyer shall deliver to CB Richard Ellis--N.E. Partners, L.P. (the "Escrow Agent") the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) as earnest money hereunder (the "Initial Deposit");

     (b) On or before the expiration of the Review Period (as defined in Section 3.01) the Buyer shall deliver to the Escrow Agent the sum of Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) (the "Additional Deposit");

   As used herein, the term "Deposit" shall mean both the Initial Deposit and the Additional Deposit, together with all interest earned thereon.

   Any deposit amount required hereunder, may, at the option of Buyer, be in the form of cash or check. The Escrow Agent shall place the Deposit in an interest-bearing account at a bank designated by Buyer, with all interest being paid to Buyer. At the Closing, the Deposit will be applied toward the Purchase Price, but otherwise the Deposit will be held by the Escrow Agent, returned to Buyer, or delivered to Seller, in accordance with the terms of this Agreement.

                                  ARTICLE III

                                 REVIEW PERIOD

   Section 3.01. Review Period. Buyer has from the date of this Agreement until 5:00 p.m., on May 2, 2001, which date is agreed to be sixty (60) days from the date hereof (the "Review Period") to: (a) review and approve, at Buyer's expense, such items (including the Existing Leases) and to conduct such inspections, interviews, tests and audits as Buyer, in its sole discretion, deems appropriate, including, without limitation, environmental (including so-called phase I and II testing), engineering and zoning inspections and investigations and review of those matters disclosed by survey and any matters related to title to the Property; and (b) obtain financing for the purchase of the Property.

   Section 3.02. Inspection. Buyer shall have the right, at all reasonable times during the Review Period and until Closing to conduct on-site inspections of the Property and physical inspections and tests of the Property (including, without limitation, the right to enter and inspect all portions of the Property), provided, however, that any invasive inspection or testing shall require the prior consent of the Seller, which consent shall not be unreasonably withheld, and shall be scheduled only upon prior notice to Seller. Upon the completion of any inspection or test conducted pursuant to the provisions hereof, the Buyer agrees, at its sole cost and expense, to return the Property to the condition as existed prior to the commencement of such inspection or test. Seller hereby agrees to fully cooperate with Buyer in providing access to any and all information with respect to the Property requested by Buyer, including the execution of any consents or applications for information from government or quasi-governmental agencies. Buyer shall indemnify Seller from any physical damage to the Property and personal injury resulting from Buyer's entry on the Property during the Review Period.

   Section 3.03. Buyer's Notice. If for any or no reason Buyer, in its sole and absolute discretion, is not satisfied with the results of such inspections, interviews, tests or any other fact or situation with respect to the Property, then in such event Buyer shall have the right to terminate this Agreement by giving Seller and the Escrow Agent written notice thereof (the "Buyer's Notice") on or before the expiration of the Review Period, and this Agreement shall be immediately terminated upon Buyer's delivery of the Buyer's Notice to Seller. The Seller shall be under no obligation in any event to extend the Review Period. The Buyer's Notice need not set forth the reason for such termination. Buyer's failure to deliver the Buyer's Notice on or before the expiration of the Review Period shall be deemed a waiver of Buyer's right to terminate this Agreement under this Section 3.03 and the terms of this Agreement shall continue to bind the parties.

   Section 3.04. Termination. If Buyer elects to terminate this Agreement by
(i) delivering the Buyer's Notice in accordance with and subject to the terms of this Article III, or (ii) failing to pay the Additional Deposit as provided in Section 2.03 of this Agreement, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder and the Initial Deposit shall be paid to Seller by Escrow Agent in consideration of the agreements of Seller contained herein. Buyer expressly acknowledges and agrees that, if Seller requests Escrow Agent to pay to Seller the Initial Deposit as a result of Buyer's election to terminate this Agreement under the provisions of this
Article III, then the Escrow Agent shall have no obligation to independently determine whether Seller has the right to receive the Initial Deposit, and the Escrow Agent may rely solely upon the written instructions set forth in any written notice delivered by Seller from and after such election, without the joinder, approval or consent of Buyer. If Buyer elects to terminate this Agreement in accordance with and subject to the terms of this Article III, Buyer shall furnish Seller, upon such termination and without charge, a copy of each study, report and any other document prepared by Buyer in connection with Buyer's due diligence for the Property.

                                  ARTICLE IV

                           GOOD AND MARKETABLE TITLE

   Section 4.01. Conveyance. At the Closing, Seller will convey good and marketable record fee simple and insurable (at Buyer's expense) title to the Property to Buyer by a warranty deed (the "Deed") and good and marketable title to the Personal Property by a bill of sale (the "Bill of Sale"), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness, encumbrances, conditions, easements, rights-of-way, assessments and restrictions, except for the following (collectively, the "Permitted Exceptions"):

     (a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

     (b) All easements, restrictions, rights-of-way, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters of record as of the date hereof, affecting all or any portion of the Property to the extent not disapproved by Buyer during the Review Period; Seller shall have no obligation to remove any such matters of record, provided, however, nothing contained herein shall deprive Buyer of its right to terminate this Agreement pursuant to the terms of Section 3.03 hereof.

     (c) The terms and provisions of the Hexagon Lease and of those leases listed on Exhibit C attached hereto and made a part hereof (the "Existing Leases").

   Section 4.02. Extension to Cure. If Seller shall be unable to give title or to make conveyance, or to deliver possession of the Property, all as herein stipulated, or if on the date of Closing the Property does not conform with the provisions hereof, then Seller shall use good faith and reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the Property conform to the provisions hereof, as the case may be, and the Closing shall automatically be extended for a period of sixty (60) days (the "Extended Time"). If at the expiration of the Extended Time Seller shall have failed so to remove any defects in title, deliver possession, or make the Property conform, as the case may be, all as herein agreed, after using good faith and reasonable efforts to do so, then, at Buyer's option, the Deposit shall be forthwith refunded by Escrow Agent to Buyer and all other obligations of all parties hereto shall cease and this Agreement shall be void without recourse to the parties hereto.

   Buyer shall have the election, at either the original date of Closing or the Extended Time, to accept such title as Seller can deliver to the Property in its then condition and to pay therefore the Purchase Price without deduction, in which case Seller shall convey such title.

                                   ARTICLE V

                                    CLOSING

   Section 5.01. Closing. The purchase and sale of the Property will be held at Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island or such other place as may be agreed upon by Seller and Buyer, and will occur, subject to satisfaction of all conditions precedent set forth in Section 9.01 of this Agreement at 10:00 a.m. local time on June 5, 2001 (the "Closing"). If the day on which the Closing is scheduled to occur is a Sunday or holiday then the Closing shall take place on the first business day thereafter.

   Section 5.02. Seller's Obligations. At the Closing, Seller shall execute and deliver to Buyer, and/or cause the execution and delivery by all parties other than Buyer of, the following:

     (a) The Deed (with payment by Seller of the required state and/or local documentary stamps and any other applicable tax transfers, if any, to be affixed thereto).

     (b) An assignment of leases, in the form attached hereto as Exhibit D, pursuant to which all of Seller's right, title and interest in and to the Existing Leases and the Hexagon Lease shall be assigned to Buyer and Buyer shall assume, from and after the Closing, all of Seller's rights and obligations under the Existing Leases and the Hexagon Lease (the "Assignment of Leases").

     (c) The Bill of Sale.

     (d) A FIRPTA affidavit in a form acceptable to Buyer and the title insurance company selected by Buyer (the "Title Company").

     (e) A Rhode Island Residency Affidavit, in a form acceptable to Buyer and the Title Company, sufficient to comply with the provisions of R.I.G.L.
  (S) 44-30-71.3 in order that there shall be no lien on the Property.

     (f) Evidence of Seller's good standing in each of Delaware and Rhode Island issued by the Secretary of State of each of Delaware and Rhode Island.

     (g) A good standing certificate from the Rhode Island Division of Taxation and, if the transaction is a sale of all or substantially all of the assets of Seller, a discharge of lien from the Division of Taxation.

     (h) Original counterparts (to the extent available) or copies of the Existing Leases and the Hexagon Lease (and lease files) and of all operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

     (i) Copies of any permits, licenses and approvals relating to operation of the sewage treatment plant facility located at the Property and an assignment thereof to Buyer.

     (j) An assignment of any and all permits, licenses, approvals and warranties relating to the Property, to the extent assignable.

     (k) To the extent necessary to permit the Title Company to remove any exception in the owner's policy for mechanics' and materialmens' liens and general rights of parties in possession, an affidavit executed by Seller as to the absence of debts and liens and a listing of all parties in possession executed by Seller, made to Buyer and the Title Company and in a form acceptable to the Title Company, along with any other items reasonably required by the Title Company.

     (l) Evidence acceptable to the Title Company of Seller's authority to consummate the transactions contemplated by this Agreement.

     (m) Seller's certification that all representations and warranties made by Seller under this Agreement are true, complete and correct in all material respects as of the Closing.

     (n) A settlement statement with respect to the purchase and sale of the Property (the "Settlement Statement").

     (o) To the extent the same are in Seller's possession, all original certificates of occupancy and licenses, permits, authorizations and approvals issued by the appropriate authorities with respect to the Property.

     (p) Any surveys and architect's plans, specifications and reports pertaining to the Property in Seller's possession and any licenses, permits, authorizations and approvals pertaining to the operation thereof.

     (q) Notice to each tenant advising such tenant of the sale of the Property and instructing such tenant to send all rent to such address as Buyer requests.

     (r) The information necessary to complete form 1099B and such other forms and information required by the Internal Revenue Code and regulations thereunder with respect to the transaction.

     (s) All other instruments and documents to which Buyer may be entitled under any provision of this Agreement.

     (t) Signed tenant estoppel certificates and subordination, non-disturbance and attornment agreements (on forms acceptable to Buyer and Seller) from each of the tenants under the Existing Leases and the Hexagon Lease.

     (u) An assignment of any surviving Service Contracts (as hereinafter defined), in the form attached hereto as Exhibit E.

   Section 5.03. Buyer's Obligations. At the Closing, Buyer shall pay the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following:

     (a) The Assignment of Leases.

     (b) Buyer's certification that all representations and warranties made by Buyer under this Agreement are true, complete and correct in all material respects as of the Closing.

     (c) Appropriate evidence of Buyer's authority to consummate the transactions contemplated by this Agreement.

     (d) The Settlement Statement.

   Section 5.04. Possession. At the Closing, full possession of the Property, subject only to the rights of the tenants under the Existing Leases and the Hexagon Lease, shall be delivered by Seller to Buyer in the same condition as it now is, reasonable wear and tear excepted. Buyer acknowledges that it is purchasing the Property "AS IS".

                                  ARTICLE VI

                              CLOSING ADJUSTMENTS

   Section 6.01. Adjustments and Prorations.

   (a) Real and (if a lien on the Property) personal property taxes, fire district (if any) taxes, water and sewer bills and any other costs or expenses allocable to the parties hereto shall be prorated as of the Closing on the basis of a 365-day year, except that if any amount to be prorated covers a period of less than a year, the proration as to such amount shall be made as of the Closing on the basis of the period so covered. Seller shall, at the Closing, pay a pro rata share of all items so prorated to and including the day of the Closing, and Buyer shall pay or assume the balance thereof. Seller shall pay all utility charges on the Property for the period up to Closing. The net amount of any adjustments shall be added to or subtracted from the Purchase Price, as applicable. Any unpaid betterment or improvement assessments (the "Assessments") constituting a lien against the Premises shall be paid in the following manner: (i) Seller shall pay for all Assessments due and payable prior to the calendar year 2001; (ii) Assessments due and payable during the calendar year 2001 shall be prorated as of the Closing Date; and
(iii) Buyer shall pay for all Assessments due and payable in the calendar years 2002 and beyond.

   (b) Rents under the Existing Leases and the Hexagon Lease shall be prorated as of the Closing based on the applicable period relating to such rents, except that no proration shall be made for rents delinquent as of the Closing (hereinafter called the "Delinquent Rents"). Delinquent Rents shall be any rents that are more than thirty (30) days past due. The balance remaining from any security deposits or prepaid rents which are held by Seller after deductions previously made by Seller in accordance with the Existing Leases and the Hexagon Lease shall be transferred to Buyer, provided, however, that from and after the date hereof Seller will make no further deductions from any security deposit without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall assume all liability and obligations relating to such security deposits and prepaid rents and shall indemnify and hold Seller harmless from all claims, liabilities and obligations relating thereto. Delinquent Rents, if any, shall be similarly prorated as of the Closing, and Seller's share thereof shall be remitted to Seller promptly when, as and if received by Buyer; provided, however, nothing herein contained shall operate to require Buyer to institute any lawsuit or other collection procedures to collect any Delinquent Rents. Amounts collected by Buyer from tenants owing Delinquent Rents shall be applied first to rent for the month in which the Closing occurs, then current rents owed by such tenant and finally to Delinquent Rents owed by such tenant in the inverse order in which the Delinquent Rents arose.

   Section 6.02. Transaction Costs. Each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by a party, and (b) each party's respective legal fees and expenses. Buyer, in addition to its other expenses, shall pay at the Closing
(i) all recording charges incident to the recording of the Deed, and (ii) all premiums for Buyer's title insurance policy. Seller, in addition to its other expenses, shall pay at the Closing the cost of any documentary stamps or other sales or transfer taxes applicable to the sale.

   Section 6.03. Brokerage Commissions. Seller and Buyer acknowledge and agree that neither has dealt with any real estate broker, agent or salesman, except CB Richard Ellis--N.E. Partners, L.P. ("Ellis"). Seller and Buyer acknowledge and agree that Seller shall be solely responsible for payment of any broker's fee or commission due Ellis, and Seller shall indemnify, protect, defend and hold harmless Buyer from any and all claims for any such fees or commissions due Ellis. Seller and Buyer further acknowledge and agree that any other fees or real estate commissions occasioned by the execution and/or consummation of this Agreement shall be the sole responsibility of the party contracting therefor, and such party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such other fees or real estate commissions.

   Sections 6.04. Survival. The terms of this Article VI shall survive the termination of this Agreement on the Closing and delivery of the Deed.

                                  ARTICLE VII

                             DEFAULT AND REMEDIES

   Section 7.01. Buyer's Default. If Buyer fails to close for any reason, except (i) Seller's default or (ii) the permitted termination of this Agreement by Buyer or Seller as herein expressly provided, Seller shall be entitled to terminate this Agreement and to instruct the Escrow Agent to deliver the Deposit to Seller as liquidated damages, which right shall be Seller's sole remedy hereunder.

   Section 7.02. Seller's Default. If Seller is in default under the terms of this Agreement, or if Seller fails to close for any reason, except (i) Buyer's default or (ii) the permitted termination of this Agreement by either Seller or Buyer as herein expressly provided, Buyer shall be entitled to terminate this Agreement upon written notice to Seller and to request the Escrow Agent to return the Deposit to Buyer. In addition to, but not in lieu of, the return of the Deposit, Buyer shall be entitled to exercise any and all available remedies at law, in equity or otherwise, including specific performance of this Agreement.

   Section 7.03. Legal Fees. In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable legal fees from the other party.

                                 ARTICLE VIII

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 8.01. Seller's Representations. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

     (a) Attached hereto as Exhibit C is a schedule of all Existing Leases. Seller covenants that it has previously and/or contemporaneously herewith delivered to Buyer true copies of all Existing Leases, and all amendments and agreements relating thereto. Seller covenants that prior to the Closing it will not enter into any new lease, or amend, modify, extend, assign or terminate any Existing Lease or the Hexagon Lease, or consent to any assignment or subletting under any Existing Lease or the Hexagon Lease, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed. Except for the Existing Leases there are no other leases or occupancy agreements with respect to the Property. The Existing Leases are in full force and effect and there are no material defaults by either landlord or tenant thereunder;

     (b) The rent roll which is attached as Exhibit F hereto (the "Rent Roll") accurately and completely identifies, as of the date of this Agreement, all Existing Leases and the Hexagon Lease, including the terms thereof and any security deposits and prepaid rent held by Seller. All information set forth in the Rent Roll is true and accurate. The Rent Roll shall be mutually satisfactory to the parties and shall list, inter alia, the base rent, additional rent, options to extend, option rent and any rights of first refusal to lease or purchase.

     (c) Except as set forth on the Rent Roll, all rents which are payable by tenants under their respective Existing Leases are presently current.

     (d) Except as set forth on the Rent Roll, no tenant has paid rent for more than one (1) month in advance.

     (e) Seller shall, from and after the date of this Agreement to the Closing Date, perform and discharge its duties and obligations and otherwise comply with every material covenant and agreement of the landlord under the Existing Leases.

     (f) To the best knowledge of Seller, water, gas and electric lines to service the Property are located on or adjacent to the Property directly from a public street; there are no unpaid assessments or charges for the installation of any such utilities or for making connection thereto that have not been fully paid and Seller has no knowledge of any contemplated assessments or charges.

     (g) Each service or similar contract (excluding any applicable Permitted Encumbrances) relating to the ownership, operation or use of the Property, is accurately described on Exhibit G which is attached hereto (collectively, the "Service Contracts"). To the best of Seller's knowledge,
  (i) all of the Service Contracts are in full force and effect, and (ii) neither Seller nor the vendor under each Service Contract is in default of its obligations thereunder.

     (h) Seller has received no written notice alleging that the Property is in violation of any applicable building, environmental or zoning laws, rules, codes or regulations.

     (i) (i) Seller is not a party to any litigation, arbitration or administrative proceeding (1) with any past or present tenant of the Property, (2) with any person or entity having or claiming any interest in or lien on the Property, or (3) which affects or questions Seller's title to the Property or Seller's ability to perform its obligations under this Agreement.

         (ii) Seller knows of no presently pending litigation, arbitration or administrative proceeding and no litigation, arbitration or administrative proceeding has been threatened against Seller or the property, in either case, affecting or questioning Seller's title to, or use of, the Property or any part thereof.

     (j) Seller has received no written or other notice of any condemnation proceeding nor declaration of taking or other similar instrument filed against the Property, but has knowledge that the State of Rhode Island intends to take a portion of the Land for purposes of constructing a connector to Rhode Island State Route 4 (the "Route 4 Condemnation").

     (k) To the best of Seller's knowledge, (i) there are no underground storage tanks on the Property, and (ii) any underground storage tanks previously existing on the Property were removed therefrom in accordance with applicable law and Seller has obtained closure certificates evidencing such removal.

     (l) Seller has not used or knowingly permitted the Property to be used, and to the best of Seller's knowledge, the Property has not been used for, storage, transfer, transportation or disposal of dangerous, toxic or hazardous materials, chemicals, wastes or similar substances or for the discharge of the same into the environment other than in the normal course of the businesses of Seller and Seller's tenants and in accordance with applicable law. Contemporaneously with the execution of this Agreement, Seller shall deliver to Buyer (to the extent in Seller's possession or control) copies of all environmental site assessments, site inspections, agreements and any other environmental due diligence relating to the Property.

     (m) The Seller is a corporation (i) duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) qualified to conduct business in the State of Rhode Island, and (iii) with full power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder and to sell the Property.

     (n) This Agreement and its execution by Seller have been duly authorized and are a valid and binding obligations of Seller; and the transfer of the Property, and the consummation of the transactions contemplated hereby, will not result in any violation or breach of any indenture or agreement to which Seller is a party or by which Seller or the Property is affected or bound.

   The representations and warranties in this Section 8.01 are made by Seller in order to facilitate Buyer's due diligence process and shall not survive the Closing and delivery of the Deed. Notwithstanding the foregoing limitation, the terms of Section 8.01(a)-(e) shall survive the Closing and delivery of the Deed for a period of six (6) months.

   Section 8.02. Buyer's Representations.

     (a) Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, that Buyer has the legal capacity and complete authority to enter into and perform this Agreement, and no consent, approval or other action by any person or entity will be needed thereafter to authorize Buyer's execution and performance of this Agreement.

     (b) Buyer is a limited liability company duly organized and validly existing under the laws of the State of Rhode Island.

   Section 8.03. Operating Covenants. From the date hereof until the date of Closing, the Seller shall not take any of the following actions with respect to the Property:

     (a) make or permit any structural modifications of or additions to the Property without the Buyer's consent, which consent shall not be unreasonably withheld;

     (b) mortgage or otherwise further encumber or to permit liens (whether inchoate or not) upon the Property;

     (c) enter into any agreements relating to the operation or maintenance of the Property the term of which agreements shall extend beyond the date of Closing;

     (d) enter into any lease, license or other agreement with respect to the use or occupancy of the Property or otherwise grant or create any easements, restrictions or other encumbrances on or affecting the Property; or

     (e) amend, alter or modify any of the Existing Leases or the Hexagon
  Lease.

   Section 8.04. Route 4 Condemnation. From and after the date hereof, Seller shall promptly deliver to Buyer copies of any and all notices, correspondence and any other materials received by Seller with respect to the Route 4 Condemnation. Prior to the earlier of termination of this Agreement or Closing, Seller will not enter into any agreement with any governmental entity with respect to the Route 4 Condemnation without the prior written consent of Buyer.

                                  ARTICLE IX

                             CONDITIONS PRECEDENT

   Section 9.01. Mutual Contingency. Seller's obligation to sell the Property and Buyer's obligation to purchase the Property (as set forth in this Agreement) shall be contingent upon Seller entering into a lease, prior to Closing, with Hexagon Holdings, Inc. ("Hexagon") pursuant to which Seller shall lease to Hexagon approximately 333,080 square feet of space in the Improvements (the "Hexagon Lease"). The Hexagon Lease shall be in the form attached hereto as Exhibit H.

   Section 9.02. Discovery. If either Seller or Buyer discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may (but shall not be obligated to), at such party's option, terminate this Agreement and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Buyer is the discovering party, Buyer shall be entitled to the immediate return of the Deposit, together with all accrued interest thereon, and to pursue Buyer's remedies under Article VII of this Agreement, and (b) if Seller is the discovering party, Seller shall be entitled to pursue Seller's remedies under Article VII of this Agreement.

                                   ARTICLE X

                                    NOTICES

   Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and must be: (a) personally delivered with a signed receipt; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Buyer and Seller as listed below. Notices hereunder shall be directed as follows:

     If to Seller:

       Brown & Sharpe Manufacturing Company
       200 Frenchtown Road
       North Kingstown, Rhode Island 02852
       Attention: James W. Hayes, III, Esq.--Secretary and General Counsel
       Facsimile: (401) 886-2214

     With a copy to (which copy shall not constitute notice):

       Edwards & Angell, LLP
       2800 Financial Plaza
       Providence, Rhode Island 02903
       Attention: Charles F. Rogers, Jr., Esq.
       Facsimile: (401) 276-6611

     If to Buyer:

       Precision Park Partners, LLC
       333 Strawberry Field Road
       Warwick, Rhode Island 02806
       Attn: John G. Laramee
       Facsimile:

     With a copy to (which copy shall not constitute notice):

       Holland & Knight LLP
       One Financial Plaza
       Providence, Rhode Island 02903
       Attention: David J. Tracy, Esq.
       Facsimile: (401) 824-5175

     If to Escrow Agent:

       CB Richard Ellis--N.E. Partners, L.P.
       10 Dorrance Street
       Providence, Rhode Island 02903
       Attention: Charles T. Francis
       Facsimile: (401) 831-3903

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article III shall be deemed given on the date and time of posting if transmitted by United States mail, postage prepaid, registered or certified mail, return receipt requested, to the respective addresses set forth above. Buyer's counsel may deliver any notice under Article III on behalf of Buyer.

                                  ARTICLE XI

                                 RISK OF LOSS

   Section 11.01. Insurance. Until Closing, Seller shall at its sole cost and expense keep the Property insured with standard all-risk coverage as provided in Exhibit I attached hereto.

   Section 11.02. Minor Damage. In the event of "minor" loss or damage being defined for the purpose of this Agreement as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Buyer (with any fees, costs or expenses pertaining to such opinion to be borne equally by Buyer and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), neither Seller nor Buyer shall have the right to terminate this Agreement due to such damage but Seller shall reduce the Purchase Price by an amount equal to the cost to repair such damage (unless such damage has been repaired prior to Closing) and the Closing shall take place as provided herein, and in such event Seller shall retain all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property.

   Section 11.03. Major Damage. In the event of a "major" loss or damage (being defined as any loss or damage which is not "minor" as defined hereinabove), Buyer shall have the option of terminating this Agreement by written notice to Seller, in which event Seller and Buyer shall thereupon be released from any and all liability hereunder and the Deposit, together with all accrued interest thereon, shall be immediately returned to Buyer by the Escrow Agent. If Buyer elects not to terminate this Agreement, Buyer and Seller shall proceed with the Closing, provided Seller shall assign all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Buyer, plus any costs to repair any such major damage not covered by insurance provided, however, that any insurance proceeds remaining after Buyer shall have so repaired or restored the Property shall be retained by Buyer.

   Section 11.04. Condemnation. With the exception of the Route 4 Condemnation, if before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the sole discretion of Buyer, such condemnation or eminent domain proceedings would interfere with the current use of the Property, then Buyer may terminate this Agreement upon written notice to Seller and Seller and Buyer shall thereupon be released from any and all further liability hereunder and the Initial Deposit, together with all accrued interest thereon, shall be immediately returned to Buyer by the Escrow Agent. If Buyer does not elect to terminate this Agreement within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the opinion of Buyer, such condemnation or eminent domain proceedings would not interfere with the current use of the Property, the Closing shall take place as provided herein and Seller shall assign to Buyer at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings. Buyer shall have no right to terminate this Agreement with respect to the Route 4 Condemnation.

                                  ARTICLE XII

                                 MISCELLANEOUS

   Section. 12.01. Raw Land. Pursuant to Section 23-19.5-1 of the Rhode Island General Laws of 1956, as amended, the Buyer acknowledges that the Rhode Island Department of Environmental Management has not certified the Property for development as part of a subdivision or approved the Property as being suitable for on-site disposal of sanitary sewage or other liquid waste.

   Section 12.02. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or nominee or assignee other than Buyer.

   Section 12.03. Amendments and Termination. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

   Section 12.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

   Section 12.05. Merger of Prior Agreements. This Agreement supersedes all prior written or oral agreements and understandings between the parties hereto relating to the subject matter hereof.

   Section 12.06. Time of Essence. Time is of the essence to both Seller and Buyer in the performance of this Agreement, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in
Article III of this Agreement. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State of Rhode Island, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

   Section 12.07. Counterparts. This Agreement may be executed in identical counterparts, each of which, when construed together, shall be deemed an original hereof.

                     (The Next Page is the Signature Page)

   IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date and year first above written.

                                          Seller:

                                          Brown & Sharpe Manufacturing
                                           Company,
                                          a Delaware corporation

                                              /s/ Andrew C. Genor
                                          By: _________________________________
                                             Name: Andrew C. Genor
                                             Title: Chief Financial Officer

                                          Buyer:

                                          Precision Park Partners, LLC,
                                          a Rhode Island limited liability
                                           company

                                              /s/ John G. Laramee
                                          By: _________________________________
                                             Name: John G. Laramee
                                             Title: General Partner

Annex E

PROPOSED AMENDMENT TO ARTICLE FOURTH A OF THE CERTIFICATE OF INCORPORATION OF BROWN & SHARPE MANFACTURING COMPANY:

   Upon the approval of Proposal 5, Article Fourth A would be added to the Certificate of Incorporation to read as follows:

   "FOURTH A: Simultaneously with the effective time of this amendment (the "Effective Time"), each issued and outstanding five shares of the Corporation's Class A Common Stock or Class B Common Stock (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to (the "Reverse Stock Split") one share of Class A Common Stock or Class B Common Stock, as the case may be (the "Post-Split Common Stock"). Each holder of a certificate or certificates of Pre-Split Common Stock (the "Pre-Split Certificates," whether one or more) shall be entitled to receive, upon surrender of such Pre-Split Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates of the same class of shares (the "Post-Split Certificates," whether one or more), which will equal the number of Pre-Split Certificates divided by five and rounded down to the nearest whole number. No script or fractional shares certificates will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of shares of Pre-Split Common Stock not evenly divisible by five as of the Effective Time of the Reverse Stock Split will, in lieu of receiving fractional shares, receive a cash payment (the "Fractional Share Payment") in U.S. dollars equal to the product of: (a) the fractional share times the average of the daily average of the high and low price per share of Class A Common Stock on the New York Stock Exchange, or such other stock exchange, or as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other similar system then in use, on which the Class A Common Stock shall be listed at the time, for the five trading days immediately preceding the Effective Time, subject to the treatment of fractional shares as described above, Pre-Split Certificates will be deemed for all purposes to represent the appropriately reduced number of Post-Split Certificates, except that the holder of such unexchanged certificates will not be entitled to receive any distributions payable by the Company after the Effective Time, until the Pre-Split Certificates have been surrendered. Such distributions, if any, will be accumulated and, at the time of surrender of the Pre-Split Certificates, all such unpaid distributions will be paid without interest."

                                                                      0660-PS-01

   There will be a seperate proxy card for Class A stockholders and Class B stockholders. Both proxy cards will be in the following form:

                     BROWN & SHARPE MANUFACTURING COMPANY

                 PROXY CARD FOR SPECIAL MEETING APRIL 27, 2001

   The undersigned hereby appoints Kenneth N. Kermes, John M. Nelson and Howard K. Fuguet or any one of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Brown & Sharpe Manufacturing Company, a Delaware corporation (the "Company"), to be held at the Company's Executive Offices, Precision Park, 200 Frenchtown Road, North Kingstown, RI at 9:30 a.m. local time on April 27, 2001, and at any adjournment or adjournments thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all of the powers the undersigned would possess if personally present at such meeting.

1. To approve the Proposal to sell substantially all assets, including the sale of assets to Hexagon and the related transactions, the sale of our North Kingstown Facility and cash distributions to stockholders.

[_] FOR[_] AGAINST[_] ABSTAIN


2. To approve an amendment to the Certificate of Incorporation to change the name of the Company.

[_] FOR[_] AGAINST[_] ABSTAIN

3. To approve an amendment to Certificate of Incorporation to reduce par value per share of Class A Common Stock.

[_] FOR[_] AGAINST[_] ABSTAIN

4. To approve an amendment to Certificate of Incorporation to reduce par value per share of Class B Common Stock.

[_] FOR[_] AGAINST[_] ABSTAIN

5. To approve an amendment to Certificate of Incorporation to effect a one-for-five reverse stock split of Class A Common Stock and Class B Common Stock.

[_] FOR[_] AGAINST[_] ABSTAIN

6. Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE FOREGOING PROPOSALS.

   This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted for the above Proposals.

Date: ___________________         Signature: _______________________

                                  Signature: _______________________

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.